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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
LIBERATE TECHNOLOGIES
(Name of Registrant as Specified In Its Charter)

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LIBERATE TECHNOLOGIES
2655 Campus Drive, Suite 250
San Mateo, California 94403
June 10, 2005

To Our Stockholders:

        You are cordially invited to attend a special meeting of stockholders of Liberate Technologies to be held at the Hotel Sofitel San Francisco Bay, located at 223 Twin Dolphin Drive, Redwood City, California, on Wednesday, July 6, 2005 at 9:00 a.m., local time.

        At the special meeting, you will be asked to approve and adopt the sale of substantially all of the assets, including technology, patents and other intellectual property, relating to our Non-North America business to SeaChange International, Inc. pursuant to the Asset Purchase Agreement by and among Liberate, Liberate Technologies B.V., our subsidiary, and SeaChange. More information about the asset sale is contained in the accompanying proxy statement, which we strongly encourage you to read in its entirety. A copy of the Asset Purchase Agreement is attached as Annex A to the proxy statement.

        After careful consideration, our board of directors has approved the Asset Purchase Agreement and asset sale and determined that it is expedient and for the best interests of Liberate and its stockholders that Liberate enter into the Asset Purchase Agreement and consummate the asset sale. The asset sale cannot be completed unless, among other things, stockholders holding a majority of the outstanding shares of our common stock approve and adopt the transactions contemplated by the Asset Purchase Agreement. Our board of directors recommends that you vote "FOR" the proposal to approve and adopt the transactions contemplated by the Asset Purchase Agreement.

        Your vote is very important. Whether or not you plan to attend the special meeting, we encourage you to mark, sign and date your proxy and return it promptly in the enclosed, pre-addressed, prepaid envelope to ensure that your shares will be represented and voted at the meeting. If your shares are held in an account at a brokerage firm, bank or other nominee, you should instruct your broker, bank or nominee how to vote in accordance with the voting instruction form furnished by your broker, bank or nominee. If you do not vote or do not instruct your broker, bank or nominee how to vote, it will have the same effect as voting "AGAINST" the approval and adoption of the transactions contemplated by the Asset Purchase Agreement. If you sign, date and send us your proxy but do not indicate how you want to vote, your proxy will be voted "FOR" the approval and adoption of the transactions contemplated by the Asset Purchase Agreement.

Sincerely,

David Lockwood
Chairman and Chief Executive Officer

This proxy statement is first being mailed to stockholders on or about June 14, 2005.

 NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD JULY 6, 2005

        A special meeting of the stockholders of Liberate Technologies will be held at the Hotel Sofitel San Francisco Bay, located at 223 Twin Dolphin Drive, Redwood City, California, on Wednesday, July 6, 2005 at 9:00 a.m., local time, to consider and vote on the following matters:

  1.
  To approve and adopt the sale of substantially all of the assets of our Non-North America business pursuant to the terms of the Asset Purchase Agreement, dated as of April 15, 2005, by and among Liberate, Liberate Technologies B.V. and SeaChange International, Inc.; and

  2.
  To transact any other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

        For more information about the asset sale and the other transactions contemplated by the Asset Purchase Agreement, we strongly encourage you to review the accompanying proxy statement and the Asset Purchase Agreement attached as Annex A to the proxy statement.

        After careful consideration, our board of directors has approved the Asset Purchase Agreement and the asset sale, has determined that the asset sale is expedient and for the best interests of Liberate and its stockholders and recommends that you vote "FOR" the proposal to approve and adopt the transactions contemplated by the Asset Purchase Agreement.

        Only stockholders of record at the close of business on May 23, 2005, the record date for the special meeting, may vote at the special meeting and any adjournments or postponements of the special meeting. A complete list of stockholders of record entitled to vote at the special meeting will be available for review during ordinary business hours for a period of 10 days before the special meeting at our executive offices for any purpose germane to the special meeting.

        Your vote is very important. Whether or not you plan to attend the special meeting, please submit your proxy or voting instructions as soon as possible to make sure that your shares are represented and voted. Whether or not you attend the special meeting, you may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by submitting a duly executed proxy to our corporate secretary with a later date or by appearing at the special meeting and voting in person, regardless of the method used to deliver your previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares are held in an account at a brokerage firm, bank or other nominee, you must contact your broker, bank or nominee to revoke your proxy.

By Order of the Board of Directors,

David Lockwood Chairman and Chief Executive Officer
San Mateo, California June 10, 2005

i

Nature of Our Business After the Asset Sale	31
Interests of Certain Persons in the Asset Sale	31
Tax Consequences of the Asset Sale	32
Unaudited Combined Financial Statements of the Non-North America Business	32
Selected Pro Forma Financial Information	32
No Appraisal Rights	32
Regulatory Approvals	33
THE ASSET PURCHASE AGREEMENT	34
Assets to be Sold	34
Assets to be Retained	34
Liabilities to be Assumed	35
Liabilities to be Retained	35
Consideration for the Assets	36
Purchase Price Adjustments	36
Representations and Warranties	36
Covenants	38
Labor and Employee Benefit Matters	40
Closing Conditions	41
Termination; Expense Reimbursement	42
Amendment; Assignment	43
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF	44
BUSINESS, PROPERTIES AND LEGAL PROCEEDINGS	46
Business of Liberate	46
Properties	49
Legal Proceedings	49
STOCKHOLDER PROPOSALS	53
WHERE YOU CAN FIND MORE INFORMATION	53
OTHER MATTERS	54
INDEX TO UNAUDITED COMBINED FINANCIAL STATEMENTS	F-1
ANNEXES
Annex A Asset Purchase Agreement
Annex B Stockholder Voting Agreement
Annex C Opinion of Allen & Company LLC
Annex D Unaudited Pro Forma Condensed Consolidated Financial Statements
Annex E Summary Historical Financial Data, Fiscal Year Ended May 31, 2004
Annex G Summary Historical Financial Data, Nine Months Ended February 28, 2005

ii

SUMMARY TERM SHEET

        This summary highlights selected information from this proxy statement and the asset purchase agreement and may not contain all of the information about the asset sale that is important to you. To understand the asset sale fully and for a more complete description of the legal terms of the asset sale, you should carefully read this proxy statement, the asset purchase agreement, the stockholder voting agreement, the opinion of Allen & Company LLC, and the other documents to which we refer you in their entirety.

The Companies (page 15)

        The parties to the asset purchase agreement are Liberate Technologies and our subsidiary, Liberate Technologies B.V., as sellers, and SeaChange International, Inc., a Delaware corporation, as purchaser.

Description of the Assets to be Sold (pages 15, 34)

        We have agreed to sell to SeaChange substantially all of the assets relating to our Non-North America business, including:

  •
  our Non-North America Navigator Platforms, which include all software, including source and object code, and associated documentation developed and marketed by Liberate and its subsidiaries under the names "TV Navigator 1.x," "TV Navigator 1.x ME," "TV Navigator 2.x ME" and "TV Navigator 4.x" and all associated intellectual property owned or licensed by us;

  •
  certain contracts relating to our Non-North America business;

  •
  the lease relating to our office in San Mateo, California;

  •
  all tangible personal property, used, held for use or intended to be used to conduct our Non-North America business, subject to certain exceptions;

  •
  transferable permits and governmental authorizations relating to our Non-North America business;

  •
  all causes of action, claims and rights against third parties relating to the assets to be sold or to our Non-North America business generally, subject to certain exceptions; and

  •
  certain other tangible and intangible assets relating to the transferred assets or our Non-North America business.

Description of Liabilities to be Assumed (pages 17, 35)

        SeaChange has agreed to assume certain liabilities relating to our Non-North America business, including:

  •
  certain obligations and liabilities, to the extent they are attributable to the period after closing, relating to the transferred assets;

  •
  pre-closing obligations and liabilities relating to the transferred assets for which SeaChange receives a credit pursuant to the purchase price adjustment mechanism in the asset purchase agreement; and

  •
  certain obligations and liabilities relating to employee benefit matters, if applicable.

Description of the Assets to be Retained by Liberate (pages 16, 34)

        We will retain all assets not sold to SeaChange, including the following:

  •
  all of our cash and cash equivalent items and all equity securities owned by us or our affiliates;

  •
  our rights under all leases other than the San Mateo, California lease;

  •
  rights to or claims for refunds or rebates of taxes and other governmental charges and the benefit of certain tax attributes of Liberate and Liberate Technologies B.V.;

  •
  all causes of action, claims and rights against (i) certain third parties named in the asset purchase agreement (to the extent attributable to the period prior to the closing of the asset sale), (ii) former officers of Liberate and (iii) other third parties to the extent not relating to the transferred assets or our Non-North America business subject to certain exceptions;

  •
  all assets in respect of and insurance policies and rights under any employee benefit plan, unless specifically assigned to or assumed by SeaChange pursuant to the asset purchase agreement;

  •
  all accounts receivable, or portions thereof, attributable to or arising out of our Non-North America business before the closing;

  •
  all assets used specifically in connection with our corporate functions;

  •
  all tangible personal property not used, held for use or intended to be used in our Non-North America business;

  •
  certain proprietary and confidential business information; and

  •
  all assets sold to Double C Technologies, LLC pursuant to the Asset Purchase Agreement, dated as of January 14, 2004, by and among Liberate, Liberate Technologies Canada Ltd. and Double C Technologies, LLC.

Description of Liabilities to be Retained by Liberate (pages 17, 35)

        We will retain all liabilities not assumed by SeaChange, including liabilities relating to:

  •
  all leases other than the San Mateo, California lease;

  •
  all causes of action, claims and rights of (i) certain third parties named in the asset purchase agreement (to the extent attributable to the period prior to the closing of the asset sale), (ii) former officers of Liberate and (iii) other third parties to the extent not relating to the transferred assets or our Non-North America business;

  •
  any contract that is not assigned or asset that is not transferred to SeaChange;

  •
  any employee benefit plans other than obligations and liabilities relating to COBRA coverage assumed by SeaChange, if any; and

  •
  the conduct or operation of our Non-North America business or the ownership of the transferred assets prior to the closing, our North America business, or any other businesses of Liberate and its affiliates.

        In addition to the assets and liabilities transferred pursuant to the asset purchase agreement, at the closing of the asset sale, we will also enter into trademark license agreement with SeaChange pursuant to which we will grant SeaChange a perpetual, nonexclusive and royalty-free license to use our "Liberate" trademark and logo in connection with the Non-North America TV Navigator platforms. We have also agreed to assign to SeaChange our rights in the "Liberate" trademark and logo upon dissolution of our corporate existence to the extent that we have not otherwise conveyed, transferred, assigned or otherwise disposed of such trademark and logo.

Purchase Price (pages 17, 36)

        Upon consummation of the asset sale, Liberate will receive $25.5 million in cash, as adjusted pursuant to the asset purchase agreement to prorate pre- and post-closing expenses, deposits and other liabilities.

Reasons for the Asset Sale (page 20)

        We are proposing to sell our Non-North America business to SeaChange because we believe that the asset sale and the terms of the asset purchase agreement are in the best interests of Liberate and our stockholders. In reaching its determination to approve the asset sale, the asset purchase agreement and related agreements, our board of directors consulted with senior management and our financial and legal advisors and considered a number of factors, including other potential strategic alternatives, the opportunities and challenges facing Liberate, the fairness opinion delivered by our financial advisor and the terms of the asset purchase agreement.

Recommendation of Our Board of Directors (page 22)

        After careful consideration, our board recommends that you vote "FOR" the proposal to approve and adopt the asset sale pursuant to the asset purchase agreement.

Opinion of Our Financial Advisor (page 22)

        Our board of directors retained Allen & Company LLC to act as our financial advisor in connection with a review and analysis of our potential strategic alternatives, including the sale of our Non-North America business. As part of the engagement, Allen & Company was asked to determine whether, in its view, the consideration we are to receive from SeaChange in connection with the asset sale is fair, from a financial point of view, to Liberate. Allen & Company delivered an opinion, attached as Annex C to this proxy statement, to our board of directors to the effect that, as of April 15, 2005, and subject to and based on the considerations referred to in its opinion, the consideration to be provided in connection with the asset sale is fair, from a financial point of view, to Liberate.

Vote Required to Approve the Asset Sale (page 10)

        The asset sale requires approval and adoption by the holders of a majority of the outstanding shares of our common stock entitled to vote on the asset sale. If we fail to obtain the requisite vote for the proposal, we will not be able to consummate the asset sale and either Liberate or SeaChange may terminate the asset purchase agreement.

        As of May 23, 2005, David Lockwood, our Chairman and Chief Executive Officer, and Lockwood Fund LLC (a private investment fund managed by Lockwood Capital Advisors LLC, of which Mr. Lockwood is the Managing Member) together owned of record 13,332,901 shares of our common stock, representing approximately 12.03% of our outstanding common stock and have entered into a stockholder voting agreement, pursuant to which each has appointed SeaChange as such stockholder's proxy and attorney-in-fact to vote the shares of our common stock held by such stockholder as of the record date in favor of the proposal to approve and adopt the asset sale and the asset purchase agreement. A copy of the stockholder voting agreement is attached as Annex B to this proxy statement.

Covenants (page 38)

        Under the asset purchase agreement, we have made a number of covenants, including the following:

  •
  not to in Europe acquire a financial interest in or be a principal, partner, member, officer, director, owner, agent, representative, employee or consultant to, directly or indirectly, any business the same as, similar to or in general competition with the Non-North America business operated by Liberate at or prior to closing, for a period of five years after the closing;

  •
  not to solicit for employment or employ any transferred employees for a period of one year after the closing;

  •
  not to solicit, encourage, initiate or participate in any inquiries, negotiations or discussions, or approve or enter into an agreement with respect to a sale of the assets to be acquired by SeaChange under the asset purchase agreement to any other person, except as otherwise expressly permitted in the asset purchase agreement with respect to an unsolicited alternative proposal, subject to certain conditions; and

  •
  other customary covenants governing the operation of our Non-North America business prior to the closing.

Conditions to Completion of the Asset Sale (pages 29, 41)

        The parties' obligations to consummate the asset sale are subject to satisfaction or waiver of a number of closing conditions, including:

  •
  approval and adoption by Liberate's stockholders of the asset sale pursuant to the asset purchase agreement;

  •
  representations and warranties being true and correct;

  •
  the absence of any material adverse effect (as such term is defined in the asset purchase agreement) on our Non-North America business, the transferred assets or our ability to consummate the asset sale;

  •
  the absence of any legal restraint that would prevent consummation of the asset sale or subject the asset sale to a condition that would reasonably be expected to have a material adverse effect on our Non-North America business or the transferred assets, SeaChange or its affiliates, or on Liberate and its affiliates taken as a whole;

  •
  Liberate's delivery of audited financial statements for the Non-North America business as of May 31, 2004 and May 31, 2005 to SeaChange;

  •
  Liberate's delivery of consent to assignment of certain license agreements with certain customers;

  •
  the absence of any material breach by Liberate of any principal customer agreement that has not been cured after having received written notice of such breach;

  •
  performance or compliance in all material respects with all obligations and covenants; and

  •
  other customary closing conditions.

Termination of the Asset Purchase Agreement; Expense Reimbursement (page 42)

        The asset purchase agreement may be terminated under certain circumstances, including:

  •
  by mutual written consent of Liberate and SeaChange;

  •
  by either Liberate or SeaChange if our stockholders have not approved and adopted the asset sale pursuant to the asset purchase agreement or if the asset sale is not completed by October 15, 2005;

  •
  by either Liberate or SeaChange if the other party materially and uncurably breaches its representations, warranties, covenants or agreements contained in the asset purchase agreement;

  •
  by either Liberate or SeaChange if any order, decree or ruling permanently prohibiting consummation of the contemplated transactions becomes final and non-appealable;

  •
  by SeaChange if Liberate's board of directors (i) fails to recommend the asset sale, (ii) withdraws, modifies or qualifies its recommendation in a manner adverse to SeaChange, (iii) fails to reconfirm its recommendation within five business days after a written request to do so or (iv) recommends that our stockholders approve, accept or tender their shares in response to any alternative proposal;

  •
  by SeaChange if we breach our covenant not to solicit, enter into or take certain other actions with respect to an alternative transaction; or

  •
  by SeaChange if we enter into (or our board of directors authorizes entry into) a letter of intent, agreement in principle, acquisition agreement or other similar undertaking with respect to any alternative proposal;

  •
  by Liberate if (i) we are not in material breach of any terms of the asset purchase agreement, (ii) our board of directors has authorized us to enter into a binding written agreement concerning a transaction that constitutes a superior proposal and we notify SeaChange in writing that we intend to enter into such an agreement, and (iii) SeaChange does not within two business days of receipt of such notice, make an offer that our board of directors determines, in good faith after consultation with its financial advisors, is no less favorable, from a financial point of view, to our stockholders as the superior proposal; or

  •
  by Liberate if (i) we have for a period of at least 30 calendar days after notifying SeaChange of a material breach of a principal customer agreement attempted with reasonable efforts to resolve or cure such material breach in accordance with the terms of such agreement, (ii) we notify SeaChange that such material breach continues to exist at the end of such 30 calendar day period, (iii) we meet, with certain exceptions, all conditions to closing, and (iv) SeaChange does not within in five calendar days after our notice waive the condition that we not be in breach of any principal customer agreement.

        We have agreed if the asset purchase agreement is terminated under certain circumstances to reimburse SeaChange's reasonable costs and expenses, up to a maximum of $400,000.

Agreement Related to the Asset Purchase Agreement

        At the closing of the asset sale, we will also enter into a trademark license agreement with SeaChange pursuant to which we will grant SeaChange a perpetual, nonexclusive and royalty-free license to use our "Liberate" trademark and logo in connection with the Non-North America TV Navigator platforms. We have also agreed to assign to SeaChange our rights in the "Liberate" trademark and logo upon dissolution of our corporate existence to the extent that we have not otherwise conveyed, transferred, assigned or otherwise disposed of such trademark and logo.

Interests of Management, Directors and Significant Stockholders in the Asset Sale (page 31)

        Liberate has entered into retention agreements with certain executive officers under which they may receive payments if their employment is terminated under certain circumstances following the asset sale of approximately $2,250,000 to $3,000,000 in the aggregate. These agreements will not be assigned to SeaChange and will remain obligations of Liberate following the asset sale. Other than these agreements, no director, executive officer, associate of any director or executive officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the asset sale that is not otherwise shared by all other stockholders.

Tax Consequences of the Asset Sale (page 32)

        The sale of assets by Liberate pursuant to the asset purchase agreement will be a taxable transaction for United States federal income tax purposes as discussed in this proxy statement.

No Appraisal Rights (page 32)

        Holders of our common stock are not entitled to appraisal rights in connection with the asset sale under the Delaware General Corporation Law, our Certificate of Incorporation or our Amended and Restated Bylaws.

Regulatory Approvals (page 33)

        The asset sale is not subject to review by the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

QUESTIONS AND ANSWERS ABOUT THE ASSET SALE,
THE ASSET PURCHASE AGREEMENT AND THE SPECIAL MEETING

        Following are some commonly asked questions that may be raised by our stockholders and answers to each of those questions.

1.     WHAT AM I BEING ASKED TO VOTE ON AT THE SPECIAL MEETING?

        Our stockholders will consider and vote upon a proposal to approve and adopt the sale of substantially all of the assets, including technology, patents and other intellectual property, relating to our Non-North America business to SeaChange International, Inc. pursuant to the asset purchase agreement between Liberate, Liberate Technologies B.V. (our subsidiary) and SeaChange, for a purchase price of $25,500,000 in cash (subject to adjustment).

2.     WHAT DOES IT MEAN TO SELL SUBSTANTIALLY ALL OF THE ASSETS RELATING TO OUR "NON-NORTH AMERICA BUSINESS"?

        We are proposing to sell to SeaChange substantially all of the assets related to the business we and our subsidiaries have historically conducted in markets outside of North America, including developing, marketing and selling our products and related services intended to enable cable operators to provide interactive television services outside of the United States, Canada and Mexico. We refer to this as our Non-North America business in this proxy statement.

3.     WHAT WILL HAPPEN IF THE ASSET SALE IS APPROVED AND ADOPTED BY OUR STOCKHOLDERS?

        If the asset sale pursuant to the asset purchase agreement is approved and adopted by our stockholders, we will sell substantially all of the assets relating to our Non-North America business to SeaChange under the terms of the asset purchase agreement, as more fully described in this proxy statement. In connection with the asset sale, we have made certain covenants, as more fully described in this proxy statement. Following the sale of the assets relating to the Non-North America business, we will have no immediate significant operating product or services business. We will continue our efforts to resolve outstanding liabilities and prosecute and defend pending litigation and pursue other claims as appropriate that we may have against third parties. We also intend to evaluate and potentially explore all available alternatives. We will continue to work to maximize stockholder interests with a goal of returning value to our stockholders. Although our board of directors has not yet made any determination, such alternatives may include dissolution and liquidation of Liberate, a going private transaction effected through a reverse stock split or otherwise in order to reduce the costs associated with being a public company, a share repurchase, an extraordinary dividend or other transactions to maximize stockholder value and manage our outstanding liabilities.

4.     WHAT WILL HAPPEN IF THE ASSET SALE IS NOT APPROVED AND ADOPTED BY OUR STOCKHOLDERS?

        If the asset sale is not approved by our stockholders, we will not sell our assets to SeaChange at this time and we will continue to conduct our business in the ordinary course and evaluate all available strategic alternatives. In addition, SeaChange would have the right to terminate the asset purchase agreement, and as the result of any such termination, SeaChange would have rights to expense reimbursement.

5.     WHEN IS THE ASSET SALE EXPECTED TO BE COMPLETED?

        If the asset sale pursuant to the asset purchase agreement is approved and adopted at the special meeting, we expect to complete the asset sale as soon as practicable after all of the conditions in the asset purchase agreement have been satisfied or waived. Liberate and SeaChange are working toward satisfying the conditions to closing and completing the asset sale as soon as reasonably possible. We expect to be able to complete the asset sale in the second half of 2005.

6.     HOW WAS THE PURCHASE PRICE FOR THE ASSETS DETERMINED?

        The purchase price for the assets proposed to be sold to SeaChange was negotiated between representatives of Liberate and representatives of SeaChange. We have received a fairness opinion from Allen & Company LLC concluding that the consideration to be received by us for the assets is fair, from a financial point of view, to Liberate. A copy of the fairness opinion from Allen & Company is included as Annex C to this proxy statement.

7.     AM I ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE ASSET SALE?

        No. Delaware law does not provide for stockholder appraisal rights in connection with the sale of a company's assets.

8.     WHAT WILL HAPPEN TO MY LIBERATE SHARES IF THE ASSET SALE IS APPROVED?

        The asset sale will not alter the rights, privileges or nature of the outstanding shares of Liberate. A stockholder who owns shares of Liberate common stock immediately prior to the closing of the asset sale will continue to hold the same number of shares immediately following the closing.

9.     HOW DOES THE BOARD RECOMMEND THAT I VOTE ON THE PROPOSAL?

        The board of directors recommends that you vote "FOR" the proposal to approve and adopt the asset sale pursuant to the asset purchase agreement.

10.   HOW DO I VOTE?

        Sign and date each proxy card you receive and return it in the enclosed envelope prior to the special meeting.

11.   CAN I CHANGE MY VOTE?

        Yes. You may change your proxy instructions at any time before your proxy is voted at the special meeting. Proxies may be revoked by taking any of the following actions:

  •
  filing a written notice of revocation with our corporate secretary at our principal executive office (2655 Campus Drive, Suite 250, San Mateo, CA 94403);

  •
  filing a properly executed proxy showing a later date with our corporate secretary at our principal executive office; or

  •
  attending the special meeting and voting in person (although attendance at the meeting will not, by itself, revoke a proxy).

12.   WHAT SHARES ARE INCLUDED ON THE PROXY CARD(S)?

        The shares on your proxy card(s) represent ALL of your shares. If you do not return your proxy card(s), your shares will not be voted.

13.   WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD?

        If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Sign and return all proxy cards to ensure that all your shares are voted.

14.   WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETING?

        Only holders of record of our common stock as of the close of business on May 23, 2005 are entitled to notice of and to vote at the special meeting.

15.   HOW MANY SHARES WERE OUTSTANDING ON THE RECORD DATE?

        At the close of business on May 23, 2005 there were 110,869,258 shares of common stock outstanding and entitled to vote. A stockholder may vote (a) shares that are held of record directly in the stockholder's name, and (b) shares held for the stockholder, as the beneficial owner, through a broker, bank or other nominee. At the meeting, each outstanding share of common stock will be entitled to one vote.

16.   WHAT IS A "QUORUM" FOR PURPOSES OF THE SPECIAL MEETING?

        In order to conduct business at the special meeting, a quorum must be present. A "quorum" is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the special meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

17.   WHAT VOTE IS REQUIRED TO APPROVE THE PROPOSAL?

        Once a quorum has been established, for the asset sale to be approved and adopted, a majority of our outstanding shares must vote "FOR" the proposal.

        If your shares are held in street name, your broker will vote your shares for you only if you provide instructions to your broker on how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your broker cannot vote your shares of Liberate common stock without specific instructions from you. Because the affirmative vote of a majority of the outstanding shares of Liberate common stock is required to approve and adopt the asset sale and the asset purchase agreement, a failure to provide your broker with instructions on how to vote your shares will have the effect of a vote against the proposal to approve and adopt the asset sale pursuant to the asset purchase agreement.

18.   WHAT HAPPENS IF I ABSTAIN?

        Proxies marked "abstain" will be counted as shares present for the purpose of determining the presence of a quorum, but for purposes of determining the outcome of a proposal, shares represented by such proxies will be treated as votes against the proposal.

19.   HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

        Although we do not know of any business to be considered at the special meeting other than the asset sale proposal described in this proxy statement, if any other business is properly presented at the special meeting, your signed proxy card gives authority to the proxy holders, Patrick Nguyen and Gregory Wood, to vote on such matters at their discretion.

20.   WHO WILL BEAR THE COST OF THIS SOLICITATION?

        Liberate will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. We will provide copies of these proxy materials to banks, brokerages, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others so that they may forward these proxy materials to the beneficial owners. We may solicit proxies by personal interview, mail, telephone and electronic communications. Liberate has not retained a proxy solicitor to assist with the solicitation of proxies for the special meeting. Our directors, officers, and employees (acting without additional compensation) may assist in soliciting proxies by telephone, email, or direct contact. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to the beneficial owners.

THE SPECIAL MEETING OF LIBERATE STOCKHOLDERS

        We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting.

When and Where the Special Meeting Will be Held

        We will hold the special meeting at the Hotel Sofitel San Francisco Bay, located at 223 Twin Dolphin Drive, Redwood City, California, on July 6, 2005 at 9:00 a.m., local time.

What Will be Voted Upon

        At the special meeting, we are asking holders of record of Liberate common stock to consider and vote on the following proposals:

  •
  The approval and adoption of the sale of substantially all of the assets relating to our Non-North America business to SeaChange pursuant to the asset purchase agreement by and among Liberate, Liberate Technologies B.V., and SeaChange (see "The Asset Sale" beginning on page 15 and "The Asset Purchase Agreement" beginning on page 34); and

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  The transaction of any other business that properly comes before the special meeting or any adjournments or postponements of the special meeting.

Voting Securities; Quorum

        Only holders of record of Liberate common stock at the close of business on May 23, 2005, the record date, are entitled to notice of and to vote at the special meeting. On the record date, 110,869,258 shares of Liberate common stock were issued and outstanding and held by 238 holders of record. Holders of record of Liberate common stock on the record date are entitled to one vote per share at the special meeting on each proposal. A complete list of stockholders of record will be available for review at our executive offices for any purpose germane to the special meeting during ordinary business hours for a period of ten days before the special meeting.

        A quorum is necessary to hold a valid special meeting. A quorum will be present at the special meeting if the holders of a majority of the shares of Liberate common stock outstanding and entitled to vote on the record date are present, in person or by proxy. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned to solicit additional proxies. Shares voting against the asset sale will not be voted in favor of adjournment. Abstentions, discussed below, count as present for establishing a quorum for the transaction of all business.

Votes Required for Approval

        Under Section 271 of the Delaware General Corporation Law and under our Amended and Restated Bylaws, the asset sale requires approval by the holders of a majority of outstanding shares of our common stock entitled to vote at the special meeting. If we fail to obtain the requisite vote for approval and adoption of the asset sale pursuant to the asset purchase agreement, we will not be able to consummate the asset sale and either Liberate or SeaChange may terminate the asset purchase agreement. Stockholders representing 12.03% of our outstanding common stock have executed a voting agreement pursuant to which each has appointed SeaChange as such stockholder's proxy and attorney-in-fact to vote the shares held by such stockholder as of the record date in favor of the proposal to approve and adopt the asset sale pursuant to the asset purchase agreement. A copy of the stockholder voting agreement is attached as Annex B to this proxy statement.

Voting Your Shares and Changing Your Vote

        You may vote by proxy or in person at the special meeting.

Voting in Person

        If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in "street name," which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder (your broker, bank or nominee) of the shares authorizing you to vote at the special meeting.

Voting by Proxy

        All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the stockholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted for the approval and adoption of the asset purchase agreement and the asset sale.

Revocation of Proxy

        Submitting a proxy on the enclosed form does not preclude a stockholder from voting in person at the special meeting. A stockholder of record may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by submitting a duly executed proxy to our corporate secretary with a later date or by appearing at the special meeting and voting in person. A stockholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder's previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares are held in street name, you must contact your broker, bank or nominee to revoke your proxy.

How Proxies are Counted

        Only shares affirmatively voted for the approval and adoption of the asset sale pursuant to the asset purchase agreement, and properly executed proxies that do not contain voting instructions, will be counted as favorable votes for the asset sale proposal. Shares of Liberate common stock held by persons attending the special meeting but not voting, and shares of Liberate common stock for which we received proxies but with respect to which holders of those shares have abstained from voting, will have the same effect as votes against the approval and adoption of the asset sale pursuant to the asset purchase agreement for purposes of determining whether or not a majority of the outstanding shares has voted for the approval and adoption of the asset sale pursuant to the asset purchase agreement.

Cost of Solicitation

        We are soliciting proxies for the special meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by mail, we will request that banks, brokers and other record holders send proxies and proxy materials to the beneficial owners of Liberate common stock held by them and secure their voting instructions if necessary. We will reimburse those record holders for their reasonable expenses in so doing.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Those statements herein that involve expectations or intentions (such as those related to the closing of the transactions contemplated by the asset purchase agreement) are forward-looking statements within the meaning of the U.S. securities laws, involving risks and uncertainties, and are not guarantees of future performance. You are cautioned that these statements are only predictions and that forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, but are not limited to: future decisions by the SEC or other governmental or regulatory bodies; the vote of our stockholders; business disruptions resulting from the announcement of the asset sale; uncertainties related to litigation; economic and political conditions in the U.S. and abroad; and other risks outlined in our filings with the SEC, including the annual report on Form 10-K for the year ended May 31, 2004. All forward-looking statements are effective only as of the date they are made and we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ASSET SALE RISK FACTORS

        You should carefully consider the following risk factors relating to the asset sale before you decide whether to vote for the proposal to approve and adopt the asset sale pursuant to the asset purchase agreement. You should also consider the other information in the proxy statement and the additional information in our other reports on file with the Securities and Exchange Commission.

Our business may be harmed if the asset sale disrupts the operations of our business and prevents us from realizing intended benefits.

        The asset sale may disrupt our business and prevent us from realizing intended benefits as a result of a number of obstacles, such as:

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  loss of key employees or customers;

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  failure to adjust or implement our business model;

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  additional expenditures required to facilitate this divestiture; and

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  the diversion of management's attention from our day-to-day business.

The failure to complete the asset sale may result in a decrease in the market value of our common stock.

        The asset sale is subject to a number of contingencies, including approval by our stockholders and other customary closing conditions. We cannot predict whether we will succeed in obtaining the approval of our stockholders. As a result, we cannot assure you that the asset sale will be completed. If our stockholders fail to approve the proposal at the special meeting or if the asset sale is not completed for any other reason, the market price of our common stock may decline.

If our stockholders do not approve and adopt the asset sale pursuant to the asset purchase agreement, there may not be any other offers from potential acquirors.

        If our stockholders do not approve the asset sale, we may seek another strategic transaction, including the sale of all or part of our business. Although we have had such discussions with various parties in the past, none of these parties may now have an interest in a strategic transaction with Liberate or be willing to offer a reasonable purchase price.

If our stockholders do not approve the asset sale and asset purchase agreement or if we do not complete the asset sale, we will continue to face challenges and uncertainties in our ability to achieve business success.

        We have faced challenges and uncertainties surrounding our ability to successfully execute our business plan, such as our history of operating losses, the failure of our software platform to achieve wide commercial adoption, the uncertainty of successfully licensing our software platform to additional cable customers and the uncertainty of securing license agreements providing for significant license fees and on-going royalties. We have faced other uncertainties such as a lack of prospects for potential licensing transactions in the near future; the technology risks of further developing our TV Navigator software; the uncertainty of having sufficient resources to continue development of new technologies to compete with new offerings from competitors with significantly greater resources; the untested nature of our new subscription royalty model; the potential adoption of technologies by our competitors, such as NDS, OpenTV or an internal development group controlled by one of the large cable companies; the ongoing need to successfully defend against patent infringement actions against us; and the risk of meeting market expectations regarding the pace of signing new licensing agreements for our software platforms.

        If our stockholders do not approve and adopt the asset purchase agreement or if the asset sale is not completed, we will continue to face these challenges and uncertainties.

We will be unable to compete with the Non-North America business for five years from the date of the closing.

        We have agreed for a period of five years from the date of the closing of the asset sale (i) not to solicit or otherwise communicate with any customer of the Non-North America business for the purpose of inducing such customer to refrain from or to discontinue its relationship with SeaChange; and (ii) except with respect to investments held by Liberate as of April 15, 2005 and held through the closing of the asset sale, not to, within Europe, acquire a financial interest in or be a principal, partner, member, officer, director, owner, agent, representative, employee or consultant to any business the same as, similar to or in general competition with the Non-North America business operated by Liberate at or prior to the closing of the asset sale.

THE ASSET SALE

        This section of the proxy statement describes certain aspects of the sale of substantially all of the assets relating to our Non-North America business to SeaChange. However, this description may not be complete or may not provide all the information that may be important to you. We highly recommend that you carefully read the complete asset purchase agreement included as Annex A to this proxy statement for the precise legal terms of the agreement and other information that may be important to you.

The Companies

Liberate Technologies and Liberate Technologies B.V.

        Liberate Technologies is a provider of software for digital cable systems. Based on industry standards, Liberate's software enables cable operators to run multiple services—including interactive programming guides, high-definition television, video on demand, personal video recorders and games—on multiple platforms. Liberate Technologies B.V. is a subsidiary of Liberate. Our principal executive offices are located at 2655 Campus Drive, Suite 250, San Mateo, CA 94403 and the telephone number of our principal executive offices is (650) 645-4000.

SeaChange International, Inc.

        SeaChange is a leading developer, manufacturer and marketer of digital video storage, management and streaming systems, which automate the distribution of video content, such as movies, television programs, games, and advertising. The address of SeaChange's principal executive office is 124 Acton Street, Maynard, Massachusetts 01754 and the telephone number of its principal executive office is (978) 897-0100.

Terms of the Asset Purchase Agreement

        The asset purchase agreement is the primary legal document governing the rights and obligations of Liberate and SeaChange. In the asset purchase agreement, we make certain representations and warranties and agree to perform or to refrain from performing certain actions. Stockholders are urged to carefully read the asset purchase agreement in its entirety, a copy of which is attached as Annex A to this proxy statement.

Description of Assets to be Sold and Retained

Assets to be Sold to SeaChange

        Subject to and upon the terms and conditions set forth in the asset purchase agreement, we are selling to SeaChange substantially all of the assets relating to our Non-North America business, including the following:

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  our Non-North America Navigator Platforms, which include all software, including source and object code, and associated documentation developed and marketed by Liberate and its subsidiaries under the names "TV Navigator 1.x," "TV Navigator 1.x ME," "TV Navigator 2.x ME" and "TV Navigator 4.x";

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  the intellectual property embodied in or associated with the Non-North America Navigator Platforms that is owned by or licensed to Liberate and its subsidiaries and used or held for use in connection with our Non-North America business;

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  certain contracts relating to our Non-North America business;

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  the lease for our San Mateo, California facility;

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  subject to certain scheduled exceptions, all tangible personal property, including all plant, machinery, equipment, supplies, inventory, spare parts, tools, leasehold improvements, furniture, furnishings, software, hardware and vehicles, used, held for use or intended to be used to conduct our Non-North America business;

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  all transferable licenses, permits, orders, approvals and other authorizations by, and any applications for any of the foregoing filed with, any governmental authority used, held for use or intended to be used in our Non-North America business;

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  all books and records (other than tax records and certain other records), relating to our Non-North America business or the transferred assets;

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  all prepaid expenses, credits, deferred charges, prepaid items, advances and deposits, or portions thereof, arising out of or relating to the transferred assets or our Non-North America business;

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  all causes of action, claims and rights against third parties that relate to the transferred assets or our Non-North America business other than litigation that is specifically being retained by Liberate; and

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  all goodwill related to the transferred assets or our Non-North America business and the right to represent to third parties that SeaChange is the successor to our Non-North America business.

Assets to be Retained by Liberate

        We will retain all assets not sold to SeaChange, including the following:

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  all of our cash and cash equivalent items, including uncashed checks, received or accrued by us prior to consummation of the asset sale, and all equity securities owned by Liberate or its affiliates;

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  our rights under all leases other than the San Mateo, California lease;

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  rights to or claims for refunds or rebates of taxes and other governmental charges and the benefit of net operating loss carryforwards, carrybacks, credits or other tax attributes of Liberate and Liberate Technologies B.V.;

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  proprietary or confidential business information, records and policies that relate generally to Liberate and Liberate Technologies B.V. and are not used, held for use, intended to be used in or otherwise necessary to conduct our Non-North America business;

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  all causes of action, claims and rights against (i) certain third parties named in the asset purchase agreement (to the extent attributable to the period prior to the closing of the asset sale), (ii) former officers of Liberate and (iii) other third parties to the extent not relating to the transferred assets or our Non-North America business subject to certain exceptions;

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  all assets in respect of any employee benefit plan, other than those, if any, specifically assigned to SeaChange pursuant to the asset purchase agreement;

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  all tangible personal property not used, held for use or intended to be used in our Non-North America business, wherever located, including all machinery, equipment, furniture, furnishings, software, hardware and vehicles, or all tangible personal property used specifically in connection with Liberate's corporate functions;

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  all other assets used exclusively in connection with Liberate's corporate functions;

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  all insurance policies and rights under any employee benefit plans, other than insurance contracts, if any, assumed by SeaChange pursuant to the asset purchase agreement;

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  all of Liberate's books and records and other documents related to the sale of our Non-North America business and negotiations with other parties; and

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  all accounts receivable, or portions thereof, attributable to or arising out of our Non-North America business billed or accrued with respect to the period prior to the close of business on the date of the consummation of the asset sale.

Description of Liabilities to be Assumed and Retained

Liabilities to be Assumed by SeaChange

        In connection with the purchase of the assets, SeaChange will assume certain liabilities related to our Non-North America business, including:

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  obligations and liabilities of Liberate and Liberate Technologies B.V. under or with respect to the assigned contracts and other transferred assets transferred to SeaChange that are to be paid, discharged and performed after the closing of the asset sale, but only to the extent they are attributable to the period after the closing of the asset sale, except for certain taxes;

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  pre-closing obligations and liabilities relating to the transferred assets in respect of which SeaChange receives a corresponding credit pursuant to the purchase price adjustment mechanism in the asset purchase agreement; and

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  certain obligations and liabilities relating to COBRA coverage and other employee benefit matters, if applicable.

Liabilities to be Retained by Liberate

        We will retain all liabilities not assumed by SeaChange, including liabilities relating to:

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  all leases other than the San Mateo, California lease;

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  all causes of action, claims and rights of (i) certain third parties named in the asset purchase agreement (to the extent attributable to the period prior to the closing of the asset sale), (ii) former officers of Liberate and (iii) other third parties to the extent not relating to the transferred assets or our Non-North America business;

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  any contract that is not assigned to SeaChange;

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  any employee benefit plans other than obligations and liabilities relating to COBRA coverage and insurance contracts assumed by SeaChange, if any;

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  any asset that is not transferred to SeaChange;

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  the conduct or operation of the North America business and any other businesses of Liberate and its affiliates; and

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  the conduct or operation of our Non-North America business or the ownership of the transferred assets during the period prior to the close of business on the date of consummation of the asset sale.

Purchase Price and Adjustments

        SeaChange has agreed to pay Liberate $25.5 million in cash for the assets to be sold, subject to adjustment for the following:

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  The purchase price will be decreased by an amount equal to $651,000 per month for the period from April 15, 2005 to the closing of the asset sale (pro rated for the actual number of days elapsed).

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  The purchase price will be increased or decreased as necessary to assure that we are responsible for all expenses and liabilities relating to our Non-North America business prior to the close of business on the closing date, and that SeaChange is responsible for all such expenses and liabilities after the close of business on the closing date.

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  The purchase price will be decreased by an amount equal to any customer payments or other advance payments or deposits received by us or our affiliates before closing that are attributable to products or services to be provided after closing and the cost of all accrued vacation for Liberate employees who accept offers of employment from SeaChange or one of its subsidiaries.

        At least 10 business days prior to the closing, we will deliver to SeaChange a preliminary determination of the adjustments described above. We will negotiate in good faith with SeaChange to resolve any disputes and to reach an agreement prior to the closing date on the preliminary adjustments to the purchase price paid at closing. Within 90 days after the closing date, SeaChange will deliver to us a final determination of any adjustments which were not calculated as of the closing date and any corrections to our preliminary report. If we determine that there are any discrepancies, we will negotiate in good faith with SeaChange to resolve them. If we cannot resolve the discrepancies we will jointly retain a national independent public accounting firm not regularly engaged by us or by SeaChange to make a final determination.

Background of the Asset Sale

        Beginning in the fall of 2003, we commenced a process for evaluating a potential strategic transaction in response to an inquiry from an industry participant, indicating an interest in exploring a potential acquisition of Liberate. Over the course of more than one year, we and our financial advisor, Allen & Company contacted approximately 20 parties that were considered the most likely to have an interest in pursuing a potential acquisition of all or part of Liberate's business. This process eventually resulted in the sale of our North America business to Double C Technologies, LLC pursuant to the Asset Purchase Agreement dated as of January 14, 2005. The closing of the transaction with Double C occurred on April 7, 2005.

        We first contacted SeaChange in the beginning of the summer of 2004 to explore a potential acquisition by SeaChange of Liberate. We entered into a non-disclosure agreement with SeaChange on July 15, 2004. SeaChange indicated to us that it would be interested in potentially acquiring Liberate's European business but not our entire company. Over the course of months, we engaged in a number of business discussions with SeaChange regarding the framework for a potential sale of our European business.

        After we had entered into the Asset Purchase Agreement with Double C to sell our North America business in January 2005, we and our financial advisor reinitiated contact with SeaChange and approximately 14 other parties to determine their interest in potentially acquiring Liberate's remaining business outside of North America. We also contacted as part of such 14 parties two of our major customers, ntl Communications Services Limited ("ntl") and Telewest Communications Group Limited ("Telewest"), to determine their interest. SeaChange confirmed that it was still highly interested in exploring a potential acquisition of Liberate's remaining business. Two other parties indicated an interest in exploratory discussions. However, all other parties, including ntl and Telewest, indicated that they were not interested in a potential acquisition of our remaining business.

        Over the course of the following weeks, SeaChange and the other two interested parties conducted due diligence, including a thorough review of our business, technology, and intellectual property. We also engaged in a number of business discussions with these three parties to discuss potential terms of a transaction.

        In late February 2005, we began negotiation of principal terms with SeaChange regarding a proposed purchase of the assets of our business outside of North America. SeaChange indicated it was prepared to proceed with completion of its due diligence and negotiation of definitive agreements once the parties reached a preliminary understanding with respect to principal terms. However, SeaChange requested that we enter into an exclusive negotiation commitment as a condition to SeaChange proceeding with further diligence and negotiation of definitive agreements for the proposed transaction. At this time, the other two parties had not submitted any written proposals, and had orally indicated valuations that were below SeaChange's proposal. On February 24, 2005, we reached a preliminary understanding with SeaChange and entered into a letter agreement dated February 24, 2005 pursuant to which we agreed to engage in exclusive negotiations with SeaChange with respect to an asset purchase of our business outside of North America for a period from February 24, 2005 to March 23, 2005.

        We and our legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP, commenced preparing the first draft of an asset purchase agreement. On March 3, 2005, we provided the first draft of an asset purchase agreement to SeaChange and its legal counsel. Over the course of the following weeks, we and SeaChange and our respective legal counsels engaged in numerous negotiations of the terms of the asset purchase agreement, including terms relating to assumed liabilities, price adjustments, employee related obligations, deal protection, indemnity obligations, closing contingencies and other customary terms for this type of transaction. In particular, SeaChange insisted that we obtain all required consents to assign customer agreements with our major cable customers (ntl, Telewest and United Pan-Europe Communications, N.V. ("UPC")) as a condition to the closing of the asset sale.

        Concurrently with our negotiations, SeaChange continued its extensive due diligence review of our technology and business. SeaChange and its legal counsel made frequent and numerous requests for, and were provided with, documents and materials pertaining to our business and technology. SeaChange also made a site visit to our San Mateo location on April 6, 2005 to perform detailed diligence on our technology and engineering organization.

        On April 4, 2005, David Lockwood, our Chairman and Chief Executive Officer, met with the Eric Tveter, President of Telewest, to inform Telewest of our proposed asset sale to SeaChange, and to request their consent to the transaction. Mr. Tveter first expressed that Telewest had reconsidered their interest in potentially acquiring our European business and was prepared to engage in a discussion on such acquisition. He also stated that he had previously communicated with ntl and that ntl was potentially interested in cooperating with Telewest on such transaction. Mr. Tveter indicated the valuation that Telewest and ntl together were prepared to consider; however, such valuation was below the consideration that SeaChange had proposed. Upon being informed of our proposed transaction, Mr. Tveter expressed approval of the transaction with SeaChange. Mr. Tveter agreed to instruct his organization to execute appropriate documentation to provide Telewest's consent and approval of the asset sale to SeaChange and the assignment to SeaChange of our customer agreement with Telewest.

        On April 6, 2005, Mr. Lockwood met with Simon Duffy, CEO of ntl. Mr. Lockwood informed Mr. Duffy of our proposed asset sale to SeaChange. Mr. Duffy expressed his support for the transaction and indicated that ntl would consent to SeaChange's purchase of our remaining business outside of North America.

        On April 14, Phil Vachon, President of Liberate International, contacted Sudhir Ispahani, Chief Technology Officer of UPC, to inform UPC of our proposed asset sale to SeaChange. Mr. Ispahani also expressed approval of the transaction and indicated that UPC would consent to our assignment to SeaChange of our customer agreement with UPC.

        During the period from January 2005 until the execution of the asset purchase agreement with SeaChange, our board of directors held several meetings at which our management, legal counsel and, in some cases, Allen & Company informed the board of the status and progress of our strategic process, including meetings on March 8 and March 25, 2005. Our management provided updates on negotiations with SeaChange and interactions with interested parties, and received guidance from the board of directors.

        We substantially completed our negotiation of the terms of the asset purchase agreement and other transaction documents on April 14, 2005. On April 15, 2005, our board of directors held a meeting to discuss SeaChange's proposed asset purchase transaction. Our management and a representative of Skadden Arps provided an update to the board of directors on the negotiations with SeaChange, and reviewed a detailed summary of the terms of the asset purchase agreement and related transaction documents. A representative of Skadden Arps also advised the board of directors of its legal obligations and fiduciary duties in the context of the proposed asset sale to SeaChange. Allen & Company reviewed for the board of directors the discussions it held with potential strategic partners in the preceding year, the outcome of those discussions to date and the fact that the only definitive proposal resulting from those discussions was from SeaChange. Allen & Company also noted that indications of valuation from the other two interested parties as well as from ntl and Telewest were below the consideration offered by SeaChange. Allen & Company provided an analysis of the transaction with SeaChange and delivered Allen & Company's opinion (later confirmed in writing) that the consideration to be received by Liberate in the proposed transaction was fair, from a financial point of view, to Liberate. A copy of the written opinion of Allen & Company is attached to this proxy statement as Annex C. Following discussion, our board of directors determined that the asset sale pursuant to the asset purchase agreement with SeaChange was expedient and for the best interests of Liberate and its stockholders, approved the asset purchase agreement and the transactions contemplated thereby, and resolved to recommend that our stockholders approve the sale of substantially all of the assets relating to our Non-North America business pursuant to the asset purchase agreement with SeaChange.

        Later on April 15, 2005, Liberate and SeaChange executed and exchanged signature pages to the asset purchase agreement and other transaction documents.

        On the morning of April 18, 2005, prior to the opening of the stock market, SeaChange and Liberate issued a joint press release announcing the purchase by SeaChange of substantially all of the assets relating to Liberate's Non-North America business pursuant to the asset purchase agreement.

Reasons for the Asset Sale

        In reaching its decision to approve and recommend the asset purchase agreement and the asset sale, our board of directors consulted with our management and financial and legal advisors, and considered a variety of factors, including the following:

        Alternatives.    Our board of directors considered the fact that, over a period of approximately 17 months, we solicited indications of interest from a number of parties in potential strategic transactions with Liberate, including the possible sale of all or a portion of Liberate's assets or business. Several potential strategic partners previously identified for Liberate had indicated little interest or had discontinued discussions with us. Only SeaChange made a definitive acquisition proposal of our business outside of North America. The unanimous view of our board of directors was that the final agreement with SeaChange was the best available alternative for Liberate and our stockholders, taking into account the terms of the transaction, including price and type of consideration, assumed liabilities and closing contingencies, and the ability of SeaChange to consummate a transaction in the most expeditious time and manner. In particular, our board of directors considered the indication of interest from two other companies and ntl and Telewest less favorable because their proposed consideration was less than the proposal made by SeaChange and would likely require significant additional negotiations and due diligence.

        The Opportunities and Challenges Facing Liberate and the Uncertainties Surrounding Liberate's Ability to Achieve Business Success.    Our board of directors considered the opportunities and challenges facing us, as well as the uncertainties surrounding our ability to successfully execute our business plan. Specifically, our board of directors considered the opportunities and challenges relating to, among other things, the uncertainty in our remaining business outside of North America to be a sustainable and successful stand-alone business given the costs of being a publicly-traded company, the uncertainty of successfully licensing our software platform to additional cable customers, and the uncertainty of having sufficient resources to continue development of new technologies to compete with new offerings from competitors with significantly greater resources. Our board of directors also considered the challenges and risks we face in preventing our customers from switching to our competitors' technology prior to or upon the expiration of our existing customer agreements. In addition, our board considered that cable companies are increasingly adopting strategies of internal development rather than licensing third party software platforms such as ours. If one or more major cable companies were to develop its own technology, the prospects of Liberate's licensing business would be significantly diminished without a potential licensing transaction with such cable companies. In addition, our board of directors also considered the lack of prospects for potential licensing transactions in the near future; the technology risks and the potential costs of further developing our TV Navigator software for markets outside of North America, the untested nature of our new subscription royalty model; the potential adoption of competitive technologies, such as those from NDS, OpenTV or an internal development group controlled by one of the large cable companies; the ongoing need to successfully defend against patent infringement actions against us; and the risk of meeting market expectations regarding the pace of signing new licensing agreements for our software platforms.

        Fairness Opinion.    Our board of directors considered the oral opinion of Allen & Company delivered at the April 15, 2005 meeting of the board of directors, and subsequently confirmed in writing on the same date, to the effect that, as of such date, and based upon and subject to the matters set forth in its opinion, the $25.5 million in cash, subject to adjustment and the assumption by SeaChange of specified liabilities and obligations of Liberate and Liberate Technologies B.V. relating to the Non-North America business, to be received by Liberate in the asset sale is fair from a financial point of view to Liberate.

        Business Synergies and Customer Approval.    Our board of directors considered the business synergies between Liberate and SeaChange. SeaChange is a provider of video-on-demand technology to many of our customers and has an intimate understanding and appreciation of our non-North America software platforms and our development and engineering organization. Our significant customers, ntl and Telewest, have expressed a preference for SeaChange over a number of other parties as a potential acquirer of our remaining business. Moreover, when informed of the proposed asset sale to SeaChange, executives of these companies expressed approval of the transaction and willingness to provide necessary consent to assignment of our customer agreements to SeaChange. Our board of directors believed that these facts would increase the likelihood of the consummation of the asset sale to SeaChange.

        Terms of the Asset Purchase Agreement.    Our board of directors considered the general terms and conditions of the asset purchase agreement, and, with the assistance of legal counsel, considered in detail specific provisions of the asset purchase agreement, including: (i) the definition of material adverse effect; (ii) the prohibition on our solicitation of other acquisition proposals, but the ability of Liberate to engage in any negotiations concerning, or provide any confidential information or data to and otherwise have any discussion with any person relating to, an alternative proposal if we receive an unsolicited alternative proposal that our board of directors determines is reasonably likely to lead to a superior proposal and certain requirements are met; (iii) the ability of our board of directors to withdraw its recommendation to our stockholders with respect to the asset sale (and terminate the asset purchase agreement) in the exercise of its fiduciary duties and under specified conditions; (iv) the reimbursement of SeaChange's reasonable costs and expenses up to a maximum of $400,000 upon the termination of the asset purchase agreement by SeaChange under certain circumstances; and (v) the fact that there are no indemnification provisions and no escrowed funds under the asset purchase agreement.

        Employment Offers.    Our board of directors also considered that SeaChange would extend offers of employment to all employees who are actively employed in and/or primarily provide services to our Non-North America business.

        Lack of Financing Condition.    Our board of directors considered that the purchase price in the asset purchase agreement is in cash and is not tied to Liberate's ongoing financial performance or operating results and SeaChange's obligation to consummate the asset sale is not subject to any financing contingencies, providing greater certainty for Liberate and our stockholders.

        Taxable Transaction.    Our board of directors considered that although the asset sale will result in a taxable gain to Liberate for United States federal income tax purposes, a substantial portion of the taxable gain is anticipated to be offset by current year losses from operations and available net operating loss carryforwards.

        Expenses.    Our board of directors also considered that Liberate will incur costs and expenses in connection with completing the asset sale which are estimated to be approximately $2,100,000 and there will be substantial management time and effort devoted to closing the asset sale, which could cause disruptions to our business.

        Employment Agreements.    Our board of directors considered that under employment agreements with certain executives, Liberate will be required to make termination payments to these executives if their employment is terminated following the asset sale. The total cost of such payments would be approximately $2,250,000 to $3,000,000 in the aggregate.

        Risk of Not Completing Asset Sale.    While our board of directors expects to complete the asset sale, our board of directors also considered that there is no assurance that all conditions to the parties' obligations to complete the asset sale will be satisfied or waived and, as a result, it is possible that the asset sale may not be completed.

        The foregoing discussion of the information and factors considered by our board of directors is not exhaustive. Our board of directors did not quantify or attach any particular relative or specific weight to the various factors it considered in reaching its determination that the asset sale is fair to and in the best interests of Liberate and its stockholders. Rather, the determination to recommend that our stockholders approve the asset purchase agreement and the asset sale was made after consideration of all of the factors taken as a whole. In addition, individual members of our board of directors may have given different weights to different factors.

Recommendation of Our Board of Directors

        Our board of directors has determined that the asset sale is expedient and for the best interests of Liberate and its stockholders. Our board of directors has approved the asset sale pursuant to the asset purchase agreement and recommends that the stockholders vote in favor of the proposal to approve and adopt the asset sale pursuant to the asset purchase agreement.

Opinion of Our Financial Advisor

        Our board of directors retained Allen & Company to act as Liberate's financial advisor in connection with a review and analysis of our potential strategic alternatives, including the sale of our Non-North America business. As part of the engagement, Allen & Company was requested to consider whether the cash consideration to be received by Liberate in the asset sale was fair, from a financial point of view, to Liberate. At a meeting of the board of directors held on April 15, 2005, Allen & Company delivered its oral opinion, subsequently confirmed in writing, to the effect that, as of April 15, 2005, the consideration to be received by Liberate in the sale of our Non-North America business is fair, from a financial point of view, to Liberate.

        The full text of Allen & Company's written opinion is attached as Annex C to this proxy statement, and describes the assumptions made, matters and factors considered, procedures followed and limits on the review undertaken in rendering the opinion. The summary description of Allen & Company's opinion contained in this document should be reviewed together with the full text of the written opinion, which you are urged to read carefully in its entirety. The summary of the opinion of Allen & Company set forth in this document is qualified in its entirety by reference to the full text of Allen & Company's written opinion.

        Allen & Company's opinion is for the benefit of our board of directors and its opinion was rendered to the board of directors solely in connection with its consideration of the sale of our Non-North America business. Allen & Company's opinion is not intended to, and does not, constitute a recommendation to any holder of Liberate's common stock as to whether such holder should vote to approve any matter related to the sale of our Non-North America business. Allen & Company's opinion does not address the relative merits of the sale of our Non-North America business versus any alternative business transaction that might be available to Liberate, or Liberate's underlying decision to pursue the sale of our Non-North America business.

        In arriving at its opinion, Allen & Company, among other things:

  i.
  reviewed the financial terms and conditions of a draft of the asset purchase agreement, dated April 14, 2005, and certain related documents (which prior to the delivery of Allen & Company's opinion had not been executed by Liberate and SeaChange but were substantially similar to the executed versions of the documents);

  ii.
  participated in certain discussions and negotiations among representatives of Liberate and SeaChange and their respective legal advisors;

  iii.
  reviewed certain publicly available historical financial and operating information filed by Liberate with the Securities and Exchange Commission;

  iv.
  held discussions with members of the senior management of Liberate with respect to the business prospects and financial condition of Liberate and our Non-North America business;

  v.
  reviewed certain information furnished to Allen & Company by Liberate, including financial performance and financial forecasts for fiscal years 2005-2010, relating to the business, earnings, cash flow, assets, liabilities and prospects of Liberate and its affiliates and our Non-North America business;

  vi.
  reviewed the general trends in the interactive television services industry;

  vii.
  analyzed the common stock price and valuation multiples of selected publicly traded companies that Allen & Company deemed to be relevant;

  viii.
  reviewed the financial terms, to the extent publicly available, of certain mergers, acquisitions and asset sale transactions which Allen & Company believed to be generally comparable to the sale of our Non-North America business; and

  ix.
  considered such other factors and performed such other analyses as Allen & Company deemed appropriate.

        In rendering its opinion, Allen & Company assumed and relied upon the accuracy and completeness of the financial and other information that was available to Allen & Company from public sources, that was provided to Allen & Company by Liberate or its representatives, or that was otherwise reviewed by Allen & Company. Allen & Company did not assume any responsibility for, and did not conduct, any independent verification of such information or any independent valuation or appraisal of any of the assets of SeaChange or Liberate, including our Non-North America business, or the solvency of any of their respective affiliates. In addition, Allen & Company assumed no obligation to conduct any physical inspection of the properties or facilities of the Non-North America business. With respect to the financial forecasts referred to above, Allen & Company assumed that they were reasonably prepared on a basis reflecting the best then-currently available estimates and judgments of the management of Liberate as to the future financial performance of Liberate generally and our Non-North America business in particular, and that such financial information was materially complete. Allen & Company assumed no responsibility for, and expressed no view as to, those forecasts or the assumptions on which they were based. Further, Allen & Company's opinion was necessarily based on economic, monetary, market and other conditions as in effect on the date of its opinion, and the information made available to Allen & Company as of the date of its opinion. In rendering its opinion, Allen & Company assumed that the asset sale will be consummated on the terms set forth in the asset purchase agreement, without any waiver or modification by the parties to the asset purchase agreement of any material terms or conditions contained in the asset purchase agreement, and that obtaining the regulatory and other approvals necessary in connection with the sale of our Non-North America business will not have an adverse effect on the ability of Liberate, SeaChange or their respective affiliates to consummate the sale of our Non-North America business on the terms and subject to the conditions set forth in the asset purchase agreement. Allen & Company also assumed that no material changes would be made to the asset purchase agreement or any related documents from the drafts Allen & Company reviewed for purposes of rendering its opinion, and that the representations and warranties of SeaChange and Liberate contained in the asset purchase agreement are true and complete in all respects material to Allen & Company's analysis. Allen & Company also assumed that management of Liberate is not aware of any information or facts that would make the information provided to Allen & Company incomplete or misleading, and that there had been no material change to Liberate's or our affiliates' assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to Allen & Company prior to the date of its opinion. In regard to all legal, financial reporting and accounting matters, Allen & Company relied on (i) the advice of counsel, (ii) public filings made by Liberate and (iii) reports provided by Liberate to Allen & Company. In rendering its opinion, Allen & Company did not attempt to assign any value to any other arrangements entered into by Liberate, SeaChange and their respective affiliates in connection with the asset purchase agreement.

        This summary is not a complete description of Allen & Company's opinion to our board of directors or the financial analyses performed and factors considered by Allen & Company in connection with its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. Allen & Company believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Allen & Company's analyses and opinion.

        In performing its analyses, Allen & Company considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Liberate. No company or business used in the analyses as a comparison is identical to Liberate, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or business segments analyzed. The estimates contained in Allen & Company's analysis and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Allen & Company's analyses and estimates are inherently subject to substantial uncertainty. The type and amount of consideration payable in the sale of our Non-North America business was determined through negotiation among the parties to the transactions, and the decision to enter into the transactions was solely that of our board of directors. Allen & Company's opinion and financial analyses were only two of many factors considered by the board of directors in its evaluation of the transactions and should not be viewed as determinative of the views of the board of directors or Liberate management with respect to the sale of our Non-North America business or the consideration to be paid in connection with the asset sale.

        The following are summaries of the material financial and comparative analyses utilized by Allen & Company in arriving at its opinion. Some of these summaries include information in a tabular format. In order to understand fully the financial analyses used by Allen & Company, the tables must be read together with the text of each summary. The tables do not constitute a complete description of the analyses.

        Discounted Cash Flow Analysis.    Allen & Company performed two discounted cash flow analyses to estimate the present value of the future unlevered, after-tax cash flows of Liberate's Non-North America business. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the "present value" of estimated future cash flows of the asset. "Present value" refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

        The first discounted cash flow analysis was based on financial estimates under the terms of the current contracts (for the fiscal years ending May 31, 2006 and May 31, 2007) provided to Allen & Company by Liberate's management. Using a range of discount rates of 13.0% to 16.0%, based on a weighted average cost of capital analysis performed by Allen & Company and no terminal value, Allen & Company calculated an implied valuation range for Liberate's Non-North America business of between $9.2 million and $9.5 million. Allen & Company noted that the consideration to be paid by SeaChange for the Non-North America business is $25.5 million pursuant to the asset purchase agreement. Allen & Company's assumption of no terminal value for the purpose of this first discounted cash flow analysis was intended to assess the approximate value of the existing contracts under their current terms given the uncertainty around our ability to renew our European contracts.

        The second discounted cash flow analysis Allen & Company performed used a longer-term set of financial projections and a revised cost structure in order to evaluate the effect on valuation of operating the Non-North America business assuming we could competitively secure the renewal of our European contracts. Our management provided Allen & Company financial estimates through May 31, 2010 under a revised cost structure to reflect the additional costs of product updates and customer support. Using a range of discount rates of 13.0% to 16.0%, based on a weighted average cost of capital analysis performed by Allen & Company, and terminal values of 7.5x - 12.5x 2010 EBITDA (based on comparable companies), Allen & Company calculated an implied valuation range for Liberate's Non-North America business of between $8.2 million and $24.1 million. Allen & Company noted that the consideration to be paid by SeaChange for the Non-North America business is $25.5 million pursuant to the asset purchase agreement.

        Comparable Company Analysis.    Allen & Company compared certain financial and operating multiples for Liberate's Non-North America business with the corresponding financial and operating multiples for the following group of selected publicly traded companies that Allen & Company deemed to be generally comparable to Liberate's Non-North America business. The comparable companies, which are listed below, represent selected companies in the interactive television industry:

        Gemstar-TV Guide International, Inc.

        NDS Group plc

        OpenTV Corp.

        SeaChange International, Inc.

        TiVo Inc.

        Allen & Company calculated the "enterprise value" (as defined below) of each of the comparable companies as a multiple of estimated revenues for the calendar years ending 2004, 2005 and 2006, and, where applicable, as a multiple of estimated earnings before interest, taxes and depreciation and amortization, or EBITDA, for the calendar years ending 2004, 2005 and 2006. Enterprise value was calculated as the sum of equity value, debt, preferred stock and minority interests, less cash and any unconsolidated interests. The results of this analysis are summarized below:

Comparable Multiple Range
Metric
	Low	Median	Mean	High
Enterprise Value Multiples
2004E Revenues	1.0x	2.5x	2.4x	3.6x
2005E Revenues	0.9x	1.8x	2.0x	2.9x
2006E Revenues	0.8x	1.5x	1.5x	2.2x
2004E EBITDA	8.7x	15.9x	13.7x	16.5x
2005E EBITDA	7.4x	12.5x	13.4x	20.3x
2006E EBITDA	4.3x	6.6x	7.1x	10.4x

        Allen & Company compared this range of implied multiples to the 2.2x multiple of 2005 estimated calendar-year revenues and 1.9x 2006 estimated calendar-year revenues for Liberate's Non-North America business implied by the $25.5 million price to be paid by SeaChange, which are within the range of 2005 estimated and 2006 estimated multiples of the comparable companies. Since Liberate's Non-North America business has a cost structure that reflects only business maintenance levels expenses (as opposed to the full cost required to competitively service and renew the European contracts), no relevant basis existed to which to compare the multiples of EBITDA of the comparable companies.

        To calculate the multiples utilized in the comparative company analysis, Allen & Company used publicly available information concerning the historical and projected financial performance of the comparable companies, including public historical financial information and recent Wall Street analyst reports containing future revenue and EBITDA estimates.

        No company utilized in the comparative company analysis is identical to Liberate's Non-North America business. Interpreting the results of this analysis therefore requires weighing complex considerations and judgments regarding the financial and operating characteristics of Liberate's Non-North America business and the comparable companies, as well as other factors that could affect their public trading values. The numerical results are not in themselves meaningful in analyzing the contemplated transaction as compared to the comparable companies.

        Comparable Company Analysis Plus Enterprise Value Premium.    Allen & Company also applied an enterprise value premium analysis to the range of implied enterprise values from the comparative company analysis above. To derive a range of enterprise value premiums, Allen & Company analyzed merger and acquisition transactions involving transaction amounts up to $150.0 million in value that had been completed since 2000 in the software industry. This analysis yielded a range of enterprise value premiums from 0.9% to 519.2%, with a median premium of 36.2%, based on the transaction value relative to its value one day prior to announcement of the applicable transaction.

        Allen & Company applied the low (0.9%), median (36.2%) and high (519.2%) premiums to Liberate's implied value, based on the range of enterprise value to revenue multiples as described under "Comparable Company Analysis," of Liberate's Non-North America business based on its 2005 estimated and 2006 estimated calendar-year revenues. This analysis yielded implied enterprise values for Liberate's Non-North America business of between $10 million and $214 million, with medians of $28 million (based on 2005 estimated calendar-year revenues) and $29 million (based on 2006 estimated calendar-year revenues). Allen & Company compared this range of implied enterprise values for Liberate's Non-North America business to the $25.5 million enterprise value to be paid by SeaChange for Liberate's Non-North America business in the asset sale.

        Comparative Transaction Analysis.    Using publicly available information, Allen & Company considered selected transactions in the interactive television industry that Allen & Company deemed to be generally similar to the proposed transaction. Specifically, Allen & Company reviewed the following transactions that it deemed to be generally comparable to the proposed asset sale:

  •
  Gemstar International Group Ltd.'s acquisition of VideoGuide, Inc., announced in July 1996;

  •
  Gemstar's acquisition of StarSight Telecast, Inc., announced in December 1996;

  •
  Liberate's acquisition of SourceMedia, Inc., announced in January 2000;

  •
  Liberty Media Corporation's acquisition of OpenTV, announced in May 2002;

  •
  Thomson's acquisition of Canal+ Technologies, announced in September 2002;

  •
  OpenTV's acquisition of Wink Communication, Inc., announced in September 2002;

  •
  OpenTV's acquisition of ACTV, Inc., announced in September 2002;

  •
  Kudelski Group's acquisition of MediaGuard from Thomson, announced in August 2003;

  •
  NDS Group plc's acquisition of MEDIAHIGHWAY from Thomson, announced in August 2003;

  •
  Comcast's formation of Guideworks with Gemstar, announced in February 2004;

  •
  Echostar Communications Corp.'s long-term license and distribution agreement with Gemstar-TV Guide International, Inc., announced in February 2004;

  •
  Tandberg's acquisition of systems and monitoring provider N2 Broadband announced in December 2004; and

  •
  Double C Technologies' acquisition of our North America business announced in January 2005.

        Using publicly available information concerning historical financial performance, Allen & Company calculated the transaction values for these comparable transactions as a multiple of revenue of the target companies for the twelve months immediately preceding the announcement of the respective transactions, or "LTM revenue." This analysis resulted in the following multiples of LTM revenue:

High	28.8x
Mean	7.9x
Median	4.6x
Low	1.3x

        Allen & Company compared this range of implied multiples to the 2.2x multiple of 2005 estimated calendar-year revenue implied by the price to be paid by SeaChange in the proposed asset sale.

        No company utilized in the comparative transaction analysis is identical to Liberate's Non-North America business nor is any transaction identical to the proposed asset sale between Liberate and SeaChange. An analysis of the results therefore requires complex considerations and judgments regarding the financial and operating characteristics of Liberate's Non-North America business and the companies involved in the comparable transactions, as well as other factors that could affect their publicly-traded and/or transaction values. The numerical results are not in themselves meaningful in analyzing the proposed asset sale as compared to the comparable transactions.

        Allen & Company is a nationally recognized investment banking firm that, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings, bankruptcy reorganizations and similar recapitalizations, negotiated underwritings, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes. Liberate retained Allen & Company based on those qualifications as well as its familiarity with Liberate, its management and the industry.

        In addition, in the ordinary course of Allen & Company's business, Allen & Company and its affiliates may have long or short positions, either on a discretionary or nondiscretionary basis, for it and its affiliates' own account or for those of its and its affiliates' clients, in the securities of Liberate and/or SeaChange. Allen & Company has not in the past performed financial advisory services for SeaChange for which it has received customary fees. Allen & Company does not have an equity interest in Liberate or SeaChange.

        Under the terms of an engagement letter, dated as of February 26, 2004, Liberate has agreed to pay Allen & Company 1.75% of the consideration received for the asset sale. Liberate has also agreed to reimburse Allen & Company for its reasonable out-of-pocket expenses, including, without limitation, reasonable fees of Allen & Company's legal counsel and all reasonable travel, database and courier expenses in connection with this engagement, and to indemnify Allen & Company and certain related persons against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of Allen & Company's engagement.

Vote Required to Approve the Asset Sale and the Asset Purchase Agreement; Stockholder Voting Agreement

        Under Section 271 of the Delaware General Corporation Law and under our Amended and Restated Bylaws, the asset sale requires approval by the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. If we fail to obtain the stockholder approval of the asset sale, we will not be able to consummate the asset sale and either Liberate or SeaChange may terminate the asset purchase agreement.

        As of May 23, 2005 David Lockwood, our Chairman and Chief Executive Officer, and the Lockwood Fund LLC (a private investment fund managed by Lockwood Capital Advisors LLC, of which Mr. Lockwood is the Managing Member) together owned of record 13,332,901 shares, representing approximately 12.03% of our outstanding common stock. Mr. Lockwood and Lockwood

Fund have entered into a stockholder voting agreement pursuant to which each has appointed SeaChange as such stockholder's proxy and attorney-in-fact to vote the shares held by such stockholder as of the record date in favor of the proposal approving and adopting the asset sale pursuant to the asset purchase agreement. A copy of the stockholder voting agreement is attached as Annex B to this proxy statement.

Conditions to Completion of the Asset Sale; Termination of the Asset Purchase Agreement

Conditions to Completion of the Asset Sale

        The parties' obligations to consummate the asset sale are subject to the prior satisfaction or waiver of the conditions set forth below:

  •
  approval and adoption by our stockholders of the asset sale pursuant to the asset purchase agreement.

        SeaChange's obligation to consummate the asset sale is also subject to the prior satisfaction or waiver of the additional conditions set forth below:

  •
  the representations and warranties of Liberate and Liberate Technologies B.V. must be true and correct, disregarding any materiality qualifiers, as of April 15, 2005 (unless an earlier date is specified) and as of the closing date, with only such exceptions as do not individually or in the aggregate have or may not reasonably be expected to have a material adverse effect on Liberate, our Non-North America business or the assets to be sold;

  •
  performance or compliance in all material respects with all obligations and covenants required by the asset purchase agreement to be performed or complied with by Liberate and Liberate Technologies B.V. prior to closing;

  •
  delivery of officers' certificates;

  •
  the absence of any material adverse effect on our North America business, the assets to be sold or our ability and the ability of Liberate Technologies B.V. to perform our obligations under and consummate the contemplated transactions;

  •
  the absence of any injunction or legal restraint that would prevent consummation of the contemplated transactions or subject them to a condition that would reasonably be expected to have a material adverse effect on our Non-North America business or the assets to be sold or SeaChange or its affiliates;

  •
  Liberate's delivery of audited financial statements for the Non-North America business as of May 31, 2004 and May 31, 2005;

  •
  Liberate's delivery of required consent to assignment of certain license agreements with certain customers; and

  •
  the absence of any material breach by Liberate of any principal customer agreement that has not been cured after having received written notice of such breach.

        Liberate and Liberate Technologies B.V.'s obligations to consummate the asset sale are also subject to the prior satisfaction or waiver of the additional conditions set forth below:

  •
  SeaChange's representations and warranties must be true and correct, disregarding any materiality qualifiers, as of April 15, 2005 (unless an earlier date is specified) and as of the closing date, with only such exceptions as do not individually or in the aggregate have or may not reasonably be expected to have a material adverse effect on SeaChange;

  •
  delivery of officers' certificates; and

  •
  the absence of any injunction or legal restraint that would prevent consummation of the contemplated transactions or subject them to a condition that would reasonably be expected to have a material adverse effect on Liberate and its affiliates taken as a whole.

        For purposes of the asset purchase agreement, a material adverse effect on Liberate, Liberate Technologies B.V., SeaChange or any affiliate thereof, means a material adverse effect on (i) the business, assets, financial condition or results of operations of such entity and its subsidiaries, taken as a whole or (ii) the ability of such entity to perform its obligations under the asset purchase agreement and to consummate the transactions contemplated by the asset purchase agreement. A material adverse effect on the assets to be sold means a change, event, violation, inaccuracy, circumstance or effect that materially and adversely affects the ownership, value, or use of such assets in the aggregate. A material adverse effect on our Non-North America business means a change, event, violation, inaccuracy, circumstance or effect that materially and adversely affects the business, assets or liabilities of our Non-North America business.

        In determining whether there has been or will be a material adverse effect, none of the following factors may be taken into account: (i) any change, event, violation, inaccuracy, circumstance or effect resulting from: (A) compliance with the terms and conditions of the asset purchase agreement with SeaChange or the asset purchase agreement, dated as of January 14, 2005, by and among Liberate, Liberate Technologies Canada Ltd. and Double C Technologies, LLC, (B) the announcement or pendency of the asset sale with SeaChange or the Double C Agreement, (C) changes affecting the industry in which such person, the assets to be sold or the Non-North America business, as applicable, operates generally or the United States or European economy generally (which changes in each case do not disproportionately affect such person, the assets to be sold or the Non-North America business, as applicable, in any material respect) and (D) changes affecting general worldwide economic or capital market conditions (which changes in each case do not disproportionately affect such person, the assets to be sold or the Non-North America business, as applicable, in any material respect), (ii) stockholder class action litigation relating to the asset purchase agreement or the Double C Agreement and (iii) any failure by such person or the Non-North America business, as applicable, to meet published revenue or earnings projections (in the absence of a material deterioration in the business or financial condition of such person or the Non-North America business, as applicable, that would otherwise constitute a material adverse effect but for this clause).

Termination of the Asset Purchase Agreement

        The asset purchase agreement may be terminated and the asset sale abandoned at any time prior to the closing (whether before or after stockholder approval) under the following circumstances:

  •
  by mutual written consent of Liberate and SeaChange;

  •
  by Liberate or SeaChange if the closing does not occur by October 15, 2005, other than as a result of a failure by the party proposing to terminate the asset purchase agreement to perform any of its obligations;

  •
  by Liberate or SeaChange if our stockholders do not approve and adopt the asset sale pursuant to the asset purchase agreement, other than as a result of a failure by the party proposing to terminate the asset purchase agreement to fulfill any obligation under the agreement that contributes to the failure to obtain stockholder approval;

  •
  by Liberate or SeaChange if any order, decree or ruling permanently restraining, enjoining or otherwise prohibiting consummation of the contemplated transactions becomes final and non-appealable;

  •
  by Liberate upon SeaChange's uncurable material breach of any representation, warranty, covenant or agreement;

  •
  by Liberate if (i) we are not in material breach of any terms of the asset purchase agreement, (ii) our board of directors has authorized us to enter into a binding written agreement concerning a transaction that constitutes a superior proposal and we notify SeaChange in writing that we intend to enter into such an agreement, and (iii) SeaChange does not within two business days of receipt of such notice, make an offer that our board of directors determines, in good faith after consultation with its financial advisors, is no less favorable, from a financial point of view, to our stockholders as the superior proposal;

  •
  by Liberate if (i) we have for a period of at least 30 calendar days after notifying SeaChange of a material breach of a principal customer agreement attempted with reasonable efforts to resolve or cure such material breach in accordance with the terms of such agreement, (ii) we notify SeaChange that such material breach continues to exist at the end of such 30 calendar day period, (iii) we meet, with certain exceptions, all conditions to closing, and (iv) SeaChange does not within in five calendar days after our notice waive the condition that we not be in breach of any principal customer agreement;

  •
  by SeaChange if Liberate's board of directors (i) fails to recommend the asset sale, (ii) withdraws, modifies or qualifies its recommendation in a manner adverse to SeaChange, (iii) fails to reconfirm its recommendation within five business days after a written request to do so or (iv) recommends that our stockholders approve, accept or tender their shares in response to any alternative proposal (as that term is defined in the asset purchase agreement);

  •
  by SeaChange if we breach our non-solicitation covenant;

  •
  by SeaChange if we enter into (or our board of directors authorizes entry into) a letter of intent, agreement in principle, acquisition agreement or other similar undertaking with respect to any alternative proposal; or

  •
  by SeaChange upon our or Liberate Technologies B.V.'s uncurable material breach of any representation, warranty, covenant or agreement.

Effect of Termination

        If the asset purchase agreement is terminated, it shall become void with no liability on the part of any party thereto, except (i) for damages or other liability resulting from any willful or intentional breach and (ii) that Liberate may be required under certain circumstances to reimburse SeaChange for its reasonable costs and expenses, up to a maximum of $400,000.

Nature of Our Business After the Asset Sale

        After the asset sale to SeaChange, we will have no immediate significant operating product or services business. We will continue our efforts to resolve outstanding liabilities and prosecute and defend pending litigation and pursue other claims as appropriate that we may have against third parties. We also intend to evaluate and potentially explore all available alternatives. We will continue to work to maximize stockholder interests with a goal of returning value to our stockholders. Although our board of directors has not yet made any determination, such alternatives may include dissolution and liquidation of Liberate, a going private transaction effected through a reverse stock split or otherwise in order to reduce the costs associated with being a public company, a share repurchase, an extraordinary dividend or other transactions to maximize stockholder value and manage our outstanding liabilities.

Interests of Certain Persons in the Asset Sale

        Liberate has entered into employee retention agreements with our executive officers, David Lockwood, Philip Vachon, Gregory Wood and Patrick Nguyen. Under the terms of the retention agreements, in connection with the asset sale, each of these executive officers would become entitled to receive a payment equal to twice his total taxable compensation for the prior fiscal year, with a minimum payment of $500,000 and a maximum payment of $750,000, upon actual or constructive termination of his employment within one year following the closing of the asset sale. In that event, Messrs. Lockwood, Vachon, Wood and Nguyen would be entitled to severance payments in the aggregate equal to a range of $2,250,000 up to $3,000,000. These retention agreements will not be assigned to SeaChange, and will remain obligations of Liberate following the asset sale. Other than these agreements, no director, executive officer, associate of any director or executive officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the asset sale.

Tax Consequences of the Asset Sale

        The following is a summary of certain United States federal income tax consequences from the asset sale. This discussion does not address any tax consequences arising under the laws of any state, local, or foreign jurisdiction.

        The sale of assets by Liberate pursuant to the asset purchase agreement will be a taxable transaction for United States federal income tax purposes. Accordingly, Liberate will recognize a gain or loss with respect to the sale of assets pursuant to the asset purchase agreement in an amount equal to the difference between the amount of the consideration received for each asset over the adjusted tax basis in the asset sold. The amount of consideration will include the amount of liabilities assumed, for United States federal income tax purposes, by SeaChange in the asset sale. Although the asset sale will result in a taxable gain to Liberate, we believe that a substantial portion of the taxable gain will be offset by current year losses from operations and available net operating loss carryforwards.

Unaudited Combined Financial Statements of the Non-North America Business

        Unaudited combined financial statements presenting the financial condition, results of operations, cash flows and changes in owner's net investment for the assets relating to Liberate's Non-North America business as if that business had been conducted on a standalone basis for the three fiscal years ended May 31, 2002, 2003 and 2004 and the nine months ended February 28, 2005 and February 29, 2004 are included in this proxy statement beginning at page F-1.

Selected Pro Forma Financial Information

        Pro forma financial information is attached to this proxy statement as Annex D. The unaudited pro forma condensed consolidated statements of operations give effect to the asset sale as if it had occurred on June 1, 2001, and the unaudited pro forma condensed consolidated balance sheet gives effect to the asset sale as if it had occurred on February 28, 2005.

No Appraisal Rights

        Our stockholders will not experience any change in their rights as stockholders as a result of the asset sale. Neither Delaware law, our Certificate of Incorporation nor our Amended and Restated Bylaws provide for appraisal or other similar rights for dissenting stockholders in connection with the asset sale. Accordingly, Liberate stockholders will have no right to dissent and obtain payment for their shares specifically as a result of this asset sale.

        After the asset sale to SeaChange, we will have no immediate significant operating product or services business. We will continue our efforts to resolve outstanding liabilities and prosecute and defend pending litigation and pursue other claims as appropriate that we may have against third parties. We also intend to evaluate and potentially explore all available alternatives. We will continue to work to maximize stockholder interests with a goal of returning value to our stockholders. Although our board of directors has not yet made any determination, such alternatives may include dissolution and liquidation of Liberate, a going private transaction effected through a reverse stock split or otherwise in order to reduce the costs associated with being a public company, a share repurchase, an extraordinary dividend or other transactions to maximize stockholder value and manage our outstanding liabilities.

Regulatory Approvals

        The asset sale is not subject to review by the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Liberate is not aware of any other regulatory requirements or governmental approvals or actions that may be required to consummate the asset sale, except for compliance with the applicable regulations of the SEC in connection with this proxy statement and compliance with the Delaware General Corporation Law in connection with the asset sale. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance, however, that any such approval or action, if needed, could be obtained and would not be conditioned in a manner that would cause the parties to abandon the asset sale.

THE ASSET PURCHASE AGREEMENT

        This section of the proxy statement contains a summary of the material provisions of the asset purchase agreement. It is not intended to provide any other factual information regarding its terms. This description does not purport to be complete and is qualified in its entirety by the full text of the asset purchase agreement attached as Annex A to this proxy statement. We recommend that you carefully read the complete asset purchase agreement for the precise legal terms and other information that may be important to you.

Assets to be Sold

        Subject to and upon the terms and conditions set forth in the asset purchase agreement, we are selling to SeaChange substantially all of the assets relating to our Non-North America business, including the following:

  •
  our Non-North America Navigator Platforms, which include all software, including source and object code, and associated documentation developed and marketed by Liberate and its subsidiaries under the names "TV Navigator 1.x," "TV Navigator 1.x ME," "TV Navigator 2.x ME" and "TV Navigator 4.x";

  •
  the intellectual property embodied in or associated with the Non-North America Navigator Platforms and other intellectual property that is owned by or licensed to Liberate and its subsidiaries and used or held for use in connection with our Non-North America business;

  •
  certain contracts relating to our Non-North America business;

  •
  the lease for our San Mateo, California facility;

  •
  subject to certain scheduled exceptions, all tangible personal property, including all plant, machinery, equipment, supplies, inventory, spare parts, tools, leasehold improvements, furniture, furnishings, software, hardware and vehicles, used, held for use or intended to be used to conduct our Non-North America business;

  •
  all transferable licenses, permits, orders, approvals and other authorizations by, and any applications for any of the foregoing filed with, any governmental authority used, held for use or intended to be used in our Non-North America business;

  •
  all books and records (other than tax records and certain other records), relating to our Non-North America business or the transferred assets;

  •
  all prepaid expenses, credits, deferred charges, prepaid items, advances and deposits, or portions thereof, arising out of or related to the transferred assets or our Non-North America business;

  •
  all causes of action, claims and rights against third parties that relate to the transferred assets or our Non-North America business other than litigation that is specifically being retained by Liberate; and

  •
  all goodwill related to the transferred assets or our Non-North America business and the right to represent to third parties that SeaChange is the successor to our Non-North America business.

Assets to be Retained

        We will retain all assets not sold to SeaChange, including the following:

  •
  all of our cash and cash equivalent items, including uncashed checks, received or accrued by us prior to consummation of the asset sale, and all equity securities owned by Liberate or its affiliates;

  •
  certain assets associated with our Non-North America business and certain other scheduled intellectual property;

  •
  our rights under all leases other than the San Mateo, California lease;

  •
  rights to or claims for refunds or rebates of taxes and other governmental charges and the benefit of net operating loss carryforwards, carrybacks, credits or other tax attributes of Liberate;

  •
  proprietary or confidential business information, records and policies that relate generally to Liberate and Liberate Technologies B.V. and are not used, held for use, intended to be used in or otherwise necessary to conduct our Non-North America business;

  •
  all causes of action, claims and rights against (i) certain third parties named in the asset purchase agreement (to the extent attributable to the period prior to the closing of the asset sale), (ii) former officers of Liberate and (iii) other third parties to the extent not relating to the transferred assets or our Non-North America business subject to certain exceptions;

  •
  all assets in respect of any employee benefit plan, other than those, if any, specifically assigned to SeaChange pursuant to the asset purchase agreement;

  •
  all tangible personal property not used, held for use or intended to be used in our Non-North America business, wherever located, including all machinery, equipment, furniture, furnishings, software, hardware and vehicles, or all tangible personal property used specifically in connection with Liberate's corporate functions;

  •
  all other assets used exclusively in connection with Liberate's corporate functions;

  •
  all insurance policies and rights under any employee benefit plans, other than insurance contracts, if any, assumed by SeaChange pursuant to the asset purchase agreement;

  •
  all of Liberate's books and records and other documents related to the sale of our Non-North America business and negotiations with other parties; and

  •
  all accounts receivable, or portions thereof, attributable to or arising out of our Non-North America business billed or accrued with respect to the period prior to the close of business on the date of the consummation of the asset sale.

Liabilities to be Assumed

        In connection with the purchase of the assets, SeaChange will assume certain liabilities related to our Non-North America business, including:

  •
  obligations and liabilities of Liberate and Liberate Technologies B.V. under or with respect to the assigned contracts and other transferred assets transferred to SeaChange that are to be paid, discharged and performed after the closing of the asset sale, but only to the extent they are attributable to the period after the closing of the asset sale, except for certain taxes;

  •
  pre-closing obligations and liabilities relating to the transferred assets in respect of which SeaChange receives a corresponding credit pursuant to the purchase price adjustment mechanism in the asset purchase agreement; and

  •
  certain obligations and liabilities relating to COBRA coverage and other employee benefit matters, if applicable.

Liabilities to be Retained

        We will retain all liabilities not assumed by SeaChange, including liabilities relating to:

  •
  all leases other than the San Mateo, California lease;

  •
  all causes of action, claims and rights of (i) certain third parties named in the asset purchase agreement (to the extent attributable to the period prior to the closing of the asset sale), (ii) former officers of Liberate and (iii) other third parties to the extent not relating to the transferred assets or our Non-North America business;

  •
  any contract that is not assigned to SeaChange;

  •
  any employee benefit plans other than obligations and liabilities relating to COBRA coverage and insurance contracts assumed by SeaChange, if any;

  •
  any asset that is not transferred to SeaChange;

  •
  the conduct or operation of our North America business and any other businesses of Liberate and its affiliates; and

  •
  the conduct or operation of our Non-North America business or the ownership of the transferred assets during the period prior to the close of business on the date of consummation of the asset sale.

Consideration for the Assets

        SeaChange has agreed to pay Liberate $25,500,000 million in cash for the assets to be sold, subject to adjustment as described below.

Purchase Price Adjustments

        The consideration paid by SeaChange for the assets shall be adjusted as follows:

  •
  The purchase price will be decreased by an amount equal to $651,000 per month for the period from April 15, 2005 to the closing of the asset sale (pro rated for the actual number of days elapsed).

  •
  The purchase price will be increased or decreased as necessary to assure that we are responsible for all expenses and liabilities relating to our Non-North America business prior to the close of business on the closing date, and that SeaChange is responsible for all such expenses and liabilities after the close of business on the closing date.

  •
  The purchase price will be decreased by an amount equal to any customer payments or other advance payments or deposits received by us or Liberate Technologies B.V. before closing that are attributable to products or services to be provided after closing and the cost of all accrued vacation for Liberate and Liberate Technologies B.V. employees who accept offers of employment from SeaChange or one of its subsidiaries.

        At least 10 business days prior to the closing, we will deliver to SeaChange a preliminary determination of the adjustments described above. We will negotiate in good faith with SeaChange to resolve any disputes and to reach an agreement prior to the closing date on the preliminary adjustments to the purchase price paid at closing. Within 90 days after the closing date, SeaChange will deliver to us a final determination of any adjustments which were not calculated as of the closing date and any corrections to our preliminary report. If we determine that there are any discrepancies, we will negotiate in good faith with SeaChange to resolve them. If we cannot resolve the discrepancies we will jointly retain a national independent public accounting firm not regularly engaged by us or SeaChange to make a final determination.

Representations and Warranties

        The asset purchase agreement contains representations and warranties the parties made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between Liberate and SeaChange and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms. Moreover, certain representations and warranties may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality different from those generally applicable to shareholders or were used for the purpose of allocating risk between the parties rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.

Representations and Warranties of Liberate and Liberate Technologies B.V.

        In the asset purchase agreement, we make a number of representations and warranties to SeaChange, including with respect to the matters set forth below:

  •
  authority; no conflicts; governmental consents; other corporate matters;

  •
  SEC filings; financial statements; absence of changes;

  •
  this proxy statement;

  •
  taxes;

  •
  title to and sufficiency of the assets to be sold;

  •
  real property;

  •
  intellectual property;

  •
  contracts;

  •
  legal proceedings;

  •
  licenses; compliance with regulatory requirements;

  •
  employee benefit matters; labor and employee relations;

  •
  receipt of a fairness opinion;

  •
  recommendation of our board of directors;

  •
  vote required;

  •
  brokers;

  •
  affiliate transactions;

  •
  no investment company;

  •
  insurance;

  •
  the rights agreement; and

  •
  no alternative proposal.

Representations and Warranties of SeaChange

        In the asset purchase agreement, SeaChange makes a number of representations and warranties to us, including with respect to the matters set forth below:

  •
  authority; no conflicts; governmental consents;

  •
  this proxy statement;

  •
  litigation;

  •
  brokers; and

  •
  capital resources.

Covenants

        Under the asset purchase agreement, we have made a number of covenants, including the following:

  •
  to take all actions necessary to call and hold the special meeting as soon as practicable to approve and adopt the transactions contemplated by the asset purchase agreement;

  •
  to use our reasonable best efforts to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the asset sale as soon as reasonably practicable;

  •
  to cause our Non-North America business to be conducted in the ordinary course and consistent with past practice and in compliance in all material respects with all obligations under the assigned contracts;

  •
  to use our commercially reasonable efforts to preserve all rights, privileges, franchises and other authority adequate or necessary for the conduct of our Non-North America business as currently conducted;

  •
  to use commercially reasonable efforts consistent with past practice to maintain good relationships with material licensors, licensees, suppliers, contractors, distributors, customers and others having significant business relationships with our Non-North America business;

  •
  to give prompt notice to SeaChange of (i) any event that would cause any of our representations or warranties in the asset purchase agreement to be untrue and incorrect in any material respect as of April 15, 2005 and as of the closing of the asset sale, (ii) any event that will result, or is reasonably likely to result in, the failure of any closing condition in the asset purchase agreement to be satisfied and (iii) any notice from a third party alleging that their consent may be required in connection with the asset sale or that the asset sale otherwise may materially violate their rights or confer material remedies upon them;

  •
  not to take or allow any of our subsidiaries to take specified actions relating to our operations pending closing, including entering into new license agreements with customers, except as expressly contemplated by the asset purchase agreement and related documents;

  •
  to cause our subsidiaries to take all actions necessary to effectuate the asset sale; and

  •
  other customary covenants governing the operation of our Non-North America business prior to the closing.

Non-Solicitation Covenant

        Under the asset purchase agreement, we have agreed not to (and to not permit our subsidiaries, affiliates, directors, employees or agents to): (i) solicit, encourage, initiate or otherwise facilitate or participate in any inquiries, negotiations or discussions with respect to an alternative proposal, (ii) cooperate with or furnish non-public information in connection with an alternative proposal, or (iii) approve, enter into or take any other actions with respect to an alternative proposal. Under the asset purchase agreement, an alternative proposal means any proposal (other than (a) as contemplated by the asset purchase agreement or the Double C Agreement, (b) as otherwise proposed by SeaChange or its affiliates, or (c) solely with respect to the sale of all or part of our North America business) regarding (i) a merger, consolidation, tender offer, share exchange or other business combination or similar transaction involving Liberate, (ii) the issuance by Liberate of any equity interest in or any voting securities of Liberate which constitutes 20% or more of the total of such equity interests or voting securities of Liberate, (iii) the acquisition in any manner of 20% or more of the consolidated assets of Liberate or Liberate Technologies B.V. or any equity interest of Liberate's subsidiaries, (iv) the acquisition by any person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Securities Exchange Act of 1934, as amended) which beneficially owns, or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of capital stock of Liberate or (v) any transaction for any material portion of the assets to be transferred to SeaChange in the asset sale or our Non-North America business or any transaction the effect of which would be reasonably likely to prohibit, restrict or delay the consummation of the transactions contemplated by the asset purchase agreement; or the occurrence of any of the transactions described in clauses (i)-(v) above or any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

        At any time prior to our stockholders' approval and adoption of the asset sale pursuant to the asset purchase agreement, and if we are not otherwise in material violation of the non-solicitation covenant, the non-solicitation covenant does not prohibit us from engaging in discussions or negotiations with, or furnishing confidential information concerning us and our business and assets to, a person who makes a written, unsolicited, bona fide alternative proposal after our board of directors by vote has determined in its good faith judgment (after consultation with outside legal counsel), that such alternative proposal is reasonably likely to lead to a superior proposal and that failure to take such action would result in a reasonable probability that our board of directors would breach its fiduciary duties to our stockholders under applicable law for purposes of determining whether such alternative proposal is a superior proposal.

        In connection with a bona fide alternative proposal that is a superior proposal and is received prior to the time of our stockholders' approval and adoption of the asset sale pursuant to the asset purchase agreement, our board of directors may change its recommendation if: (i) our board of directors by vote determines in its good faith judgment that failure to do so would result in a reasonable probability that it would breach its fiduciary duties to our stockholders, after receiving the advice of its outside legal counsel, (ii) we have complied in all material respects with our obligation to provide SeaChange an opportunity to propose an amendment to the asset purchase agreement to provide for terms and conditions no less favorable than the superior proposal, as determined by our board of directors, and our board of directors has considered in good faith and consistent with its fiduciary duties any proposed changes to the asset purchase agreement proposed by SeaChange, (iii) after taking into account any such proposed changes by SeaChange, such alternative proposal remains a superior proposal, and (iv) we have complied in all material respects with our obligations under the covenants regarding the stockholder meeting, the proxy statement and no solicitation.

        For purposes of the non-solicitation covenant, a superior proposal is an alternative proposal that

  •
  if relating to the issuance by us or any of our subsidiaries of any equity interest or voting securities, contemplates the issuance of more than 50%, rather than 20%, of the total of such equity interests or voting securities; or

  •
  if relating to the acquisition in any manner of any assets of us or our subsidiaries, contemplates the acquisition of more than 50%, rather than 20%, of the total of such assets; or

  •
  if relating to the acquisition by any person in any manner of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" which beneficially owns, or has the right to acquire beneficial ownership of, outstanding shares of our capital stock, contemplates the acquisition of more than 50%, rather than 20%, of our then-outstanding shares of capital stock; or

  •
  if relating to any transaction for the assets to be transferred to SeaChange or the Non-North America business, must contemplate the acquisition of all or substantially all, rather than a material portion, of the assets to be transferred to SeaChange or the Non-North America business and the assumption of all or substantially all of the liabilities to be assumed by SeaChange,

        and,

  •
  is financially superior to, and is more favorable and provides greater value to all of our stockholders, than the asset sale to SeaChange, as determined in good faith by our board of directors after consultation with our financial advisors; and

  •
  will constitute a transaction for which financing, to the extent required, is then committed or which, in the good faith judgment of our board of directors, is reasonably capable of being obtained; and

  •
  if accepted, is reasonably likely to be consummated, as determined in the good faith judgment of our board of directors after consultation with outside legal counsel.

Non-Solicitation and Non-Competition Covenants

        Liberate and Liberate Technologies B.V. have agreed for a period of one year from the closing of the asset purchase not to solicit for employment or employ any of our employees who are actively employed in and/or primarily provide services to our Non-North America business who accept an offer of employment from SeaChange.

        SeaChange has acknowledged and agreed that SeaChange and its affiliates, as successors to the Non-North America business, are subject to certain non-solicitation and non-competition covenants we agreed to in the Double C Agreement. Specifically, SeaChange has acknowledged and agreed that: (i) for a period of five years from April 7, 2005, SeaChange and its affiliates shall not develop, market, license, grant forbearances not to sue, or grant any rights to or authorize the use of, any Non-North America intellectual property (including the Non-North America Navigator Platforms) for commercial use or deployment in the United States, Canada or Mexico; (ii) for a period of one year from April 7, 2005 not to solicit for employment or employ former employees of our North America business that became employed by Double C or its affiliates in connection with the Double C Agreement; and (iii) it will be bound by the terms of the Technology Cross-License Agreement, dated as of April 7, 2005, by and between Liberate and Double C.

        Under the asset purchase agreement, Liberate has agreed for a period of five years from the closing of the asset sale: (i) not to solicit or otherwise communicate with any customer of the Non-North America business for the purpose of inducing such customer to refrain from or to discontinue its relationship with SeaChange; and (ii) except with respect to investments held by Liberate as of April 15, 2005 and held through the closing of the asset sale, not to acquire, within Europe, a financial interest in or be a principal, partner, member, officer, director, owner, agent, representative, employee or consultant to any business the same as, similar to or in general competition with the Non-North America business operated by Liberate at or prior to the closing of the asset sale.

Labor and Employee Benefit Matters

        Under the asset purchase agreement, Liberate and SeaChange have agreed, among other things, that SeaChange or one of its subsidiaries will extend offers of employment to all employees who are actively employed in and/or primarily provide services to our Non-North America business. SeaChange or its applicable affiliate shall provide each employee who accepts such offer with (i) a base salary no less favorable than such employee's base salary immediately prior to the closing and (ii) health and welfare benefits comparable in the aggregate to those provided under Liberate or Liberate Technologies B.V.'s plans in effect immediately prior to the closing.

        From April 15, 2005 to the closing of the asset sale, Liberate and Liberate Technologies B.V. have each agreed that we and our affiliates will not solicit for employment (after closing of the asset sale) any employee actively employed in and/or primarily providing services to our Non-North America business. Furthermore, for a period of one year after the closing of the asset sale, Liberate and Liberate Technologies B.V. are restricted from soliciting for employment or employing any employee who accepts an offer of employment from SeaChange or its affiliates.

Closing Conditions

        The parties' obligations to consummate the asset sale are subject to the prior satisfaction or waiver of the condition set forth below:

  •
  approval and adoption by our stockholders of the asset sale pursuant to the asset purchase agreement.

        SeaChange's obligation to consummate the asset sale is also subject to the prior satisfaction or waiver of the additional conditions set forth below:

  •
  the representations and warranties of Liberate and Liberate Technologies B.V. must be true and correct, disregarding any materiality qualifiers, as of April 15, 2005 (unless an earlier date is specified) and as of the closing date, with only such exceptions as do not individually or in the aggregate have or may not reasonably be expected to have a material adverse effect on Liberate, our Non-North America business or the assets to be sold;

  •
  performance or compliance in all material respects with all obligations and covenants required by the asset purchase agreement to be performed or complied with by Liberate and Liberate Technologies B.V. prior to the closing of the asset sale;

  •
  delivery of officers' certificates;

  •
  the absence of any material adverse effect on our Non-North America business, the assets to be sold or our ability and the ability of Liberate Technologies B.V. to perform our obligations under and consummate the contemplated transactions;

  •
  the absence of any injunction or legal restraint that would prevent consummation of the contemplated transactions or subject them to a condition that would reasonably be expected to have a material adverse effect on our Non-North America business or the assets to be sold or SeaChange;

  •
  Liberate's delivery of audited financial statements for the Non-North America business as of May 31, 2004 and May 31, 2005 to SeaChange;

  •
  Liberate's delivery of required consent to assignment of certain license agreements with certain customers; and

  •
  the absence of any material breach by Liberate of any principal customer agreement that has not been cured after having received written notice of such breach.

        Liberate and Liberate Technologies B.V.'s obligations to consummate the asset sale are also subject to the prior satisfaction or waiver of the additional conditions set forth below:

  •
  SeaChange's representations and warranties must be true and correct, disregarding any materiality qualifiers, as of April 15, 2005 (unless an earlier date is specified) and as of the closing date, with only such exceptions as do not individually or in the aggregate have or may not reasonably be expected to have a material adverse effect on SeaChange;

  •
  delivery of officers' certificates; and

  •
  the absence of any injunction or legal restraint that would prevent consummation of the contemplated transactions or subject them to a condition that would reasonably be expected to have a material adverse effect on Liberate and its affiliates taken as a whole.

Termination; Expense Reimbursement

Termination

        The asset purchase agreement may be terminated and the asset sale abandoned at any time prior to closing (whether before or after stockholder approval) under the following circumstances:

  •
  by mutual written consent of Liberate and SeaChange;

  •
  by Liberate or SeaChange if the closing does not occur by October 15, 2005, other than as a result of a failure by the party proposing to terminate the asset purchase agreement to perform any of its obligations;

  •
  by Liberate or SeaChange if our stockholders do not approve and adopt the asset sale pursuant to the asset purchase agreement (other than as a result of a failure by the party proposing to terminate the asset purchase agreement to fulfill any obligation under the agreement that contributes to the failure to obtain such stockholder approval);

  •
  by Liberate or SeaChange if any order, decree or ruling permanently restraining, enjoining or otherwise prohibiting consummation of the contemplated transactions becomes final and non-appealable;

  •
  by Liberate upon SeaChange's uncurable material breach of any representation, warranty, covenant or agreement;

  •
  by Liberate if (i) we are not in material breach of any terms of the asset purchase agreement, (ii) our board of directors has authorized us to enter into a binding written agreement concerning a transaction that constitutes a superior proposal and notifies SeaChange in writing that we intend to enter into such an agreement, and (iii) SeaChange does not within two business days of receipt of such notice, make an offer that our board of directors determines, in good faith after consultation with its financial advisors, is no less favorable, from a financial point of view, to our stockholders as the superior proposal;

  •
  by Liberate if (i) we have for a period of at least 30 calendar days after notifying SeaChange of a material breach of a principal customer agreement attempted with reasonable efforts to resolve or cure such material breach in accordance with the terms of such agreement, (ii) we notify SeaChange that such material breach continues to exist at the end of such 30 calendar day period, (iii) we meet, with certain exceptions, all conditions to closing, and (iv) SeaChange does not within in five calendar days after our notice waived the condition that we not be in breach of any principal customer agreement;

  •
  by SeaChange if Liberate's board of directors (i) fails to recommend the asset purchase agreement, (ii) withdraws, modifies or qualifies its recommendation in a manner adverse to SeaChange, (iii) fails to reconfirm its recommendation within five business days after a written request to do so or (iv) recommends that our stockholders approve, accept or tender their shares in response to any alternative proposal (as that term is defined in the asset purchase agreement);

  •
  by SeaChange if we breach our non-solicitation covenant;

  •
  by SeaChange if we enter into (or our board of directors authorizes entry into) a letter of intent, agreement in principle, acquisition agreement or other similar undertaking with respect to any alternative proposal; or

  •
  by SeaChange upon our or Liberate Technologies B.V.'s uncurable material breach of any representation, warranty, covenant or agreement.

Effect of Termination

        If the asset purchase agreement is terminated, it shall become void with no liability on the part of any party thereto, except (i) for damages or other liability resulting from any willful or intentional breach and (ii) reimbursement of SeaChange's reasonable costs and expenses, as described below.

Expense Reimbursement

        We have agreed to reimburse SeaChange's reasonable costs and expenses up to a maximum of $400,000 if: (i) the asset purchase agreement is terminated by us or SeaChange because our stockholders did not approve the asset sale pursuant to the asset purchase agreement; or (ii) the asset purchase agreement is terminated by us if (a) we are not in material breach of any terms of the asset purchase agreement, (b) our board of directors has authorized us to enter into a binding written agreement concerning a transaction that constitutes a superior proposal and we notify SeaChange in writing that we intend to enter into such an agreement, and (c) SeaChange does not within two business days of receipt of such notice, make an offer that our board of directors determines, in good faith after consultation with its financial advisors, is no less favorable, from a financial point of view, to our stockholders as the superior proposal.

Amendment; Assignment

Amendment

        The asset purchase agreement may be amended by action of all the parties, via action taken or authorized by their respective boards of directors, at any time before or after approval of the asset sale by our stockholders. After approval by our stockholders, no amendment shall be made which by law requires further approval by our stockholders without such further approval. The asset purchase agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Assignment

        The asset purchase agreement and the rights and obligations thereunder are not assignable or transferable by us or Liberate Technologies B.V., on the one hand, or, SeaChange, on the other hand (other than following the closing by operation of law or in connection with a merger or sale of substantially all the assets of Liberate or SeaChange) without the prior written consent of the other. However, SeaChange may assign in whole or in part its rights and obligations under the asset purchase agreement to any affiliate without our consent, and may assign its rights to acquire any assets owned or held by Liberate Technologies B.V. and to employ employees of Liberate Technologies B.V. to a newly formed subsidiary, provided that SeaChange shall remain liable for its obligations thereunder and any such assignee must satisfy any representations, requirements, obligations or covenants of SeaChange in respect of any tax elections or any other tax matters.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

        The following table shows how much of our common stock was beneficially owned as of April 30, 2005 by (i) each known holder of 5% or more of our common stock, (ii) each director, (iii) each executive officer and (iv) all current directors and executive officers as a group. To our knowledge and except as set forth in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable. Unless indicated otherwise, each holder's address is c/o Liberate Technologies, 2655 Campus Drive, Suite 250, San Mateo, California 94403.

        The column labeled "Options/Units" below reflects shares of common stock that are subject to options or stock units that are currently exercisable or will become vested or exercisable within 60 days of April 30, 2005. Those shares are deemed outstanding for the purpose of computing the percentage ownership of the person holding these options or units, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Percentage ownership is based on 110,788,980 shares outstanding on April 30, 2005.

Amount and Nature of Beneficial Ownership

Beneficial Owner	Shares	Options/Units	Total	Percent of Class
CCM Master Fund, Ltd.(1)	15,764,621	—	15,764,621	14.2%
David Lockwood(2)	13,332,901	—	13,332,901	12.0%
SeaChange International, Inc.(3)	13,332,901	—	13,332,901	12.0%
Glenview Capital Management, LLC(4)	10,395,000	—	10,395,000	9.4%
OZ Management, L.L.C.(5)	10,322,680	—	10,322,680	9.3%
Highfields Capital Management LP(6)	10,000,000	—	10,000,000	9.0%
Deutsche Bank AG(7)	5,889,600	—	5,889,600	5.3%
Philip A. Vachon	96,506	1,700,000	1,796,506	1.6%
Gregory S. Wood	1,447,911	—	1,447,911	1.3%
Patrick P. Nguyen	1,437,911	—	1,437,911	1.3%
Dr. David C. Nagel	13,574	210,000	223,574	*
Charles N. Corfield	56,976	109,930	166,906	*
Patrick S. Jones	13,574	—	13,574	*
Robert R. Walker	13,574	—	13,574	*
All current directors and executive officers as a group (8 persons)	16,412,927	2,019,930	18,432,857	16.6%

*
Less than 1% of our outstanding shares of common stock.

(1)
Includes 15,744,521 shares owned directly by CCM Master Fund, Ltd., 13,600 shares held by Grant R. Coghill, and 6,500 shares held by Grace A. Coghill. Clint D. Coghill is the managing member of Coghill Capital Management, L.L.C., an entity that serves as the investment manager of CCM Master Fund, Ltd. Clint D. Coghill also serves as the investment custodian for Grant R. Coghill and Grace A. Coghill. The address of CCM Master Fund, Ltd. and the other beneficial owners of these securities is One North Wacker Drive, Suite 4725, Chicago, IL 60606. This information has been taken from a Schedule 13G/A filed by the beneficial owners on February 20, 2003.

(2)
Shares include 5,107,201 shares owned directly by Mr. Lockwood and 8,225,700 shares owned directly by Lockwood Fund LLC. Mr. Lockwood is managing member of Lockwood Capital Advisors LLC, which is the managing member of Lockwood Fund LLC. The address of the principal office of Lockwood Fund LLC and Lockwood Capital Advisors LLC is c/o Schulte Roth & Zabel LLP, 919 Third Avenue, New York, NY 10022, Attention: Stuart D. Freedman, Esq.

(3)
SeaChange International, Inc., pursuant to a stockholder voting agreement dated as of April 15, 2005, has acquired the right to vote the shares held by David Lockwood and Lockwood Fund LLC in favor of the proposal to approve and adopt the asset purchase agreement and the asset sale. SeaChange may be deemed to beneficially own 13,332,901 shares. The address of SeaChange is 124 Acton Street, Maynard, MA 01754. The information regarding SeaChange has been taken from a Schedule 13D filed on April 24, 2005.

(4)
These shares are beneficially owned by Glenview Capital Management, LLC, Glenview Capital GP, LLC, Glenview Capital Partners, LLC, Glenview Capital Master Fund, Ltd., Glenview Institutional Partners, L.P. and Laurence M. Robins. The address of Glenview Capital Master Fund, Ltd. is c/o Goldman Sachs (Cayman) Trust, Limited, Harbour Centre, North Church Street, P.O. Box 896GT, George Town, Grand Cayman, Cayman Islands, B.W.I. The address for all other entities is 399 Park Avenue, Floor 39, New York, NY 10022. This information has been taken from a Schedule 13G/A filed on February 10, 2005.

(5)
OZ Management, L.L.C. and Daniel S. Och, its Senior Managing Member, may be deemed to be the beneficial owners of all these shares. This amount includes 9,671,343 shares beneficially owned by OZ Master Fund, Ltd., of which OZ Management, L.L.C. is the principal investment manager. The address of OZ Management, L.L.C. and Daniel S. Och is 9 West 57th Street, 39th Floor, New York, NY 10019. The address of OZ Master Fund, Ltd. is c/o Goldman Sachs (Cayman) Trust, Limited, P.O. Box 896, G.T. Harbour Centre, Second Floor, North Church Street, George Town, Grand Cayman, Cayman Islands. This information has been taken from a Schedule 13G/A filed on February 14, 2005.

(6)
The 10,000,000 shares are directly owned by Highfields Capital I LP, Highfields Capital II LP and Highfields Capital Ltd. (which directly owns 6,969,110 of the shares). These shares are also beneficially owned by Highfields Capital Management LP, the investment manager to the three direct owners; Highfields GP LLC, the General Partner of Highfields Capital Management LP; and Jonathon S. Jacobson and Richard L. Grubman, the Managing Members of Highfields GP LLC. The address of Highfields Capital Management LP, Highfields GP LLC, Mr. Jacobson and Mr. Grubman is c/o Highfields Capital Management, 200 Clarendon Street, 51st Floor, Boston, MA 02116. The address of Highfields Capital Ltd. is c/o Goldman Sachs (Cayman) Trust, Limited, Harbour Centre, Second Floor, George Town, Grand Cayman, Cayman Islands, B.W.I. This information has been taken from a Schedule 13G filed on July 8, 2003.

(7)
The address of Deutsche Bank AG is Taunusanlage 12, D-60325 Frankfurt am Main, Federal Republic of Germany.

BUSINESS, PROPERTIES AND LEGAL PROCEEDINGS

Business of Liberate

        In this proxy statement, we sometimes use the words "fiscal" or "FY" followed by a year to refer to our fiscal years, which end on May 31 of the specified year. We also sometimes use "Q1," "Q2," "Q3," and "Q4" to refer to our fiscal quarters, which end on August 31, November 30, the last day of February, and May 31 of each fiscal year.

Business Overview

        Liberate is a provider of software for digital cable television systems. Based on industry standards, Liberate's software enables cable operators to run multiple services, including high-definition television, interactive programming guide, video on demand, personal video recorders and games, on multiple platforms.

Corporate Background

        Liberate began its operations in late 1995 as a division of Oracle Corporation, developing client and server software for the consumer, enterprise, and educational markets. Liberate was incorporated in Delaware in April 1996 when Oracle spun off a division as Network Computer, Inc. ("NCI"). NCI's initial focus was selling software to original equipment manufacturers of network computer products for enterprise customers. In August 1997, NCI merged with a Netscape backed company, Navio Communications, Inc., which was developing internet application and server software for the consumer market. NCI, the surviving entity in the merger, changed its strategic direction and restructured its operations to focus development and marketing efforts on products targeted primarily at the consumer device market, targeting sales to a limited number of large network operators and consumer device manufacturers. In May 1999, the company changed its name from Network Computer, Inc. to Liberate Technologies.

        Between our incorporation and our initial public offering, we raised a significant amount of capital by selling small equity positions to a number of investors, including some major network operators. In order to continue funding our operations, we issued shares of our stock to the public in July 1999. In January 2000, we effected a two-for-one split of our stock. We raised additional capital in February 2000 through a secondary public offering, and again in July 2000 when Cisco Systems invested $100.0 million through a private placement of 3,963,780 shares of common stock. In July 2002, we repurchased all of these shares from Cisco Systems for $10.0 million.

        We have made three acquisitions since becoming a publicly traded company: in March 2000, we acquired the VirtualModem assets of SourceSuite LLC, a company based in Canada; in June 2000, we acquired MoreCom, Inc, a company based in Horsham, Pennsylvania; and in August 2002, we acquired Sigma Systems Group (Canada). In May 2003, we sold our Bill-Care business and in November 2003 we sold our Operations Support Systems (OSS) business and related assets, both of which we had acquired in the Sigma Systems acquisition in August 2002.

        On January 10, 2005, Liberate announced that it had reached agreement to sell substantially all of the assets of its North America business to Double C Technologies, LLC, a joint venture majority owned and controlled by Comcast Corporation with a minority investment by Cox Communications, Inc. Under the terms of the agreement, the joint venture received substantially all of the assets, including patents and other intellectual property, and assumed certain limited liabilities related to Liberate's North America business. Liberate received cash consideration of approximately $82 million. The parties have cross-licensed technology and intellectual property to one another following the closing for purposes of the continued conduct of their respective businesses. The asset sale closed on April 7, 2005.

        On April 15, 2005, Liberate entered into an asset purchase agreement to sell substantially all of the assets of its Non-North America business (including certain customer contracts, patents and intellectual property) to SeaChange International, Inc. Liberate will receive cash consideration of approximately $25.5 million in cash, as adjusted pursuant to the agreement. The agreement is subject to Liberate stockholder approval and other customary closing conditions.

        Through May 31, 2005, we operated in one segment, providing digital infrastructure software and services for cable networks, and generated revenues from licenses, royalties, and services. Our 2005 fiscal year started on June 1, 2004 and ended on May 31, 2005.

  Completion of Restatement of Liberate's Financial Statements

        In late 2002, our audit committee, composed of independent outside directors, retained independent counsel to review the revenue reported during our fiscal year ended May 31, 2002. On November 21, 2002, we announced that we had discovered facts that called into question the appropriateness and timing of revenue recognition for various transactions that accounted for a total of approximately $10 million in revenue during fiscal 2002. While our audit committee's investigation was pending, we were not able to file our quarterly reports on Form 10-Q, and as a result we were delisted from Nasdaq on January 16, 2003.

        Our audit committee completed its investigation in September 2003, and we restated our financial statements for the fiscal year ended May 31, 2002 and for the quarters ended November 30, 2001, February 28, 2002, and May 31, 2002. We also revised our financial statements for the quarter ended August 31, 2002, which had been previously announced in a press release. In September 2003, two members of the audit committee left the board and were replaced on the committee by two other independent directors. The financial statements and related information contained in this report include the effects of the restatement of those historical financial statements. For further information regarding the restatement, see our amended annual report on Form 10-K/A for our fiscal year ended May 31, 2002.

  Filing of Voluntary Petition for Reorganization Under Chapter 11 of U.S. Bankruptcy Code

        During the period from January through April of 2004, Liberate's board of directors, management and professional advisors analyzed and considered the various options and alternatives for Liberate's business. In February 2004, Liberate retained Allen & Company LLC as investment bankers to advise our board of directors and management on potential strategic alternatives.

        In April 2004, Liberate's directors and officers concluded that our best course of action would be to reorganize through a Chapter 11 process that would provide for the payment in full to all valid creditor claims and preserve value for equity holders. On April 30, 2004, Liberate filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in order to resolve certain outstanding liabilities, reduce costs and strengthen Liberate's financial condition. The landlord of Liberate's former headquarters in San Carlos, California filed a motion to dismiss the case, and on September 8, 2004, the bankruptcy court issued a ruling dismissing Liberate's bankruptcy case. The bankruptcy court ruled that Liberate had cash well in excess of its liabilities and did not need bankruptcy protection to avoid wasteful liquidation of its assets. Liberate appealed this ruling in the United States District Court of the Northern District of California but later stipulated to a voluntary dismissal of the appeal. The court granted the stipulation of dismissal and dismissed the appeal with prejudice on January 14, 2005. Accordingly, Liberate will not be able to realize savings or the other benefits of a Chapter 11 proceeding.

Client and Server Products for Digital Television

        We provide software and services for digital cable systems. We offer client software products and server software products collectively called Liberate TV Navigator™. Our products enable cable operators to run multiple applications and services—including high-definition television, interactive programming guide, video on demand, personal video recorders and games—on multiple platforms. Our software, can run on digital set-top boxes of various types—such as cable, digital terrestrial broadcast, and digital subscriber lines (DSL)—enabling interactive and enhanced services. These products have been deployed primarily in digital cable networks.

Professional Services

        Our Professional Services group provides deployment, integration, and support services to network operators. The Professional Services group works closely with our product development and technical support teams to integrate and install appropriate system elements. We also rely on technology partners and system integrators to provide our customers with products and technologies from others in the industry.

Trademark Notice

        Liberate®, the Liberate logo, and the various Liberate products and programs described above are registered trademarks and trademarks of Liberate Technologies. All other trademarks are the property of their respective owners.

Research and Development

        As of May 31, 2005, we had a development office in San Mateo, California. Our total research and development expenses were $44.6 million in fiscal 2002, $26.1 million in fiscal 2003, $16.3 million in fiscal 2004 and $12.4 million for the first three quarters of fiscal 2005. These amounts exclude acquisition related charges for purchased in-process research and development of $300,000 in fiscal 2003.

Sales and Marketing

        We license our software directly to cable operators in Europe and until closing of the Double C asset sale we licensed our software directly to cable operators in North America. In late fiscal 2003, we substantially reduced our sales force to focus primarily on the U.S. and U.K. cable markets. As of May 31, 2005, we had one employee in sales and marketing.

Customers

        Our customers are typically large cable network operators who introduce, market, and promote products and services based on our technology. For fiscal 2002, Telewest accounted for 19% and NTL accounted for 16% of total revenues. For fiscal 2003, NTL accounted for 22%, Telewest accounted for 17%, and Shaw accounted for 11% of total revenues. For fiscal 2004, Insight Communications, NTL, Telewest and UPC accounted for 24%, 44%, 27% and 16% of revenue, respectively. For the first nine months of fiscal 2005, Insight Communications accounted for 77%, UPC accounted for 46%, Pioneer accounted for 31%, Telewest accounted for 29%, Edict accounted for 24% and Samsung accounted for 12% of total revenues. Certain customers generated negative revenues for the first nine months of fiscal 2005 due to warrant related revenue offsets and the reclassification of revenues attributed to discontinued operations. Consequently, the customer percentages sum to greater than 100%.

Competition

        We face intense competition in licensing software. Our principal competitors in the interactive television software market include Gemstar-TV Guide, Microsoft, OpenTV, including Liberty Broadband Interactive Technologies, its controlling shareholder, and NDS Group, a subsidiary of NewsCorp. Other established and emerging companies in the television, computer software, and telecommunications sectors may also become competitors. The principal competitive factors in our industry include:

  •
  The quality and breadth of product and service offerings;

  •
  The speed of product integration and deployment into existing customers networks;

  •
  The ability of products to operate in large scale digital cable networks;

  •
  The adequacy of financial resources and corporate stability;

  •
  The competitiveness of product pricing;

  •
  The possession of patents relating to important technologies; and

  •
  The effectiveness of sales and marketing efforts.

Intellectual Property Rights and Proprietary Information

        We have a portfolio of technologies and intellectual property that addresses various features of interactive networks and devices. We seek to safeguard our proprietary information and our other intellectual property through a combination of domestic and international copyrights, trademarks, patents, and trade secret protection, as well as through contractual protections such as proprietary information agreements and nondisclosure agreements. However, we cannot guarantee that these steps will prevent misappropriation of our proprietary information, and we may not be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights.

        As of May 31, 2005, we had 11 issued international patents and 31 international patent applications in the general area of interactive networking technologies.

        We have registered "Liberate" and the Liberate logo in the United States and extensively throughout the world, and use our other product trademarks in association with these marks.

Employees

        As of May 31, 2005, we had 29 employees, of whom 25 were based in the U.S. and 4 were based in Europe. Our employees are not represented by any collective bargaining agreement and we have never experienced a work stoppage. We consider our employee relations to be good. See "Labor and Employee Benefit Matters" on page 40 for more information.

Properties

        As of May 31, 2004, we leased office space in various locations throughout the United States and Europe. Our headquarters is currently located in San Mateo, California. We also have a sales and customer support office in the United Kingdom.

        We lease approximately 15,000 square feet of office space for our headquarters and development center in San Mateo, California.

        We previously leased approximately 181,000 square feet of office space for our former headquarters and development center in San Carlos, California. See "Legal Proceedings" below for more information.

Legal Proceedings

        Restatement Class-Action Litigation.    On October 20, 2004, a Stipulation and Agreement of Settlement (the "Settlement") was filed with the United States District Court for the Northern District of California (the "Court") in connection with the matter "In re Liberate Technologies Securities Litigation" (the "Class Action"). The Class Action is based on the restatement of our financial statements for certain periods of fiscal 2002 and the revision of our preliminary financial results announced for the first quarter of fiscal 2003 (the "Restatement"). The parties to the Settlement are: (i) the lead plaintiff in the Class Action, on behalf of himself and each of the class members; and (ii) defendants Liberate, Mitchell E. Kertzman, Nancy J. Hilker, Donald Fitzpatrick and Coleman Sisson. Under the terms of the Settlement, Liberate agreed to pay or cause to be paid $13.8 million in settlement of the claims specified in the Class Action, and the lead plaintiff and each class member agreed to release Liberate and the other defendants from those claims. The Settlement shall in no way be construed or deemed to be evidence of or an admission or concession on the part of Liberate or the other specified defendants with respect to any claim or any fault or liability or wrongdoing or damage whatsoever, or any infirmity in the defenses that the defendants have asserted.

        Following a settlement hearing on February 15, 2005, the Court granted final approval of the Settlement and, pursuant to the Settlement, entered judgment dismissing the Class Action with prejudice.

        During Q3 FY05, Liberate paid out the settlement amount of $13.8 million and recovered $5.0 million from its insurance carrier. Liberate expects to recover another $4.4 million as a rebate of part of the premiums paid for the loss mitigation policy that Liberate obtained for the Class Action and the Derivative Action, which is included in other receivables at February 28, 2005.

        Restatement Derivative Litigation.    On May 3, 2005, a Stipulation of Settlement re Derivative Claims (the "Stipulation") was filed with the California Superior Court for the County of San Mateo in connection with the matter "In re Liberate Technologies Derivative Litigation" (the "Derivative Action"). As reflected in the Stipulation, Liberate has reached an agreement in principle to settle the Derivative Action on terms that, among other things, provide for Liberate to adopt certain specified corporate governance changes, the dismissal with prejudice of all claims asserted by plaintiffs, and the payment of plaintiffs' counsel's fees and expenses of $550,000. The settlement of the Derivative Action is subject to approval of the Stipulation by the California Superior Court for the County of San Mateo. The Derivative Action is based on the Restatement and names Liberate as a nominal party and certain of our former officers and current or former directors as defendants (collectively, the "Derivative Defendants"). The Derivative Action generally alleges that the Derivative Defendants failed to adequately oversee our financial reporting, and thus are liable for breach of their fiduciary duties, abuse of control, gross mismanagement, and waste of corporate assets. The Derivative Action also alleges that the Derivative Defendants are liable for unjust enrichment and that certain named officers and directors are liable for violations of California Code Section 25402 and breach of fiduciary duty for insider selling and misappropriation of information. The Derivative Action seeks unspecified monetary damages and other relief.

        We cannot predict the timing or ultimate outcome of this proposed settlement or estimate the amounts of, or potential range of loss with respect to, this litigation if a settlement is not approved.

        Dismissal of Bankruptcy Case.    On April 30, 2004, Liberate filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code. The landlord of Liberate's former headquarters in San Carlos, California filed a motion to dismiss the case, and on September 8, 2004, the bankruptcy court issued a ruling dismissing Liberate's bankruptcy case. The bankruptcy court ruled that Liberate had cash well in excess of its liabilities and did not need bankruptcy protection to avoid wasteful liquidation of its assets. Liberate appealed this ruling in the United States District Court for the Northern District of California but later stipulated to a voluntary dismissal of the appeal. The Court granted the stipulation of dismissal and dismissed the appeal with prejudice on January 14, 2005. Accordingly, Liberate will not be able to realize savings or the other benefits of a Chapter 11 proceeding.

        Lease-Related Litigation.    On September 29, 2004, Circle Star Center Associates, L.P., the landlord of Liberate's former offices in San Carlos, California, filed a complaint in the California Superior Court for the County of San Mateo alleging that Liberate had breached the office lease by, among other things, failing to pay rent for certain months of 2004 and applicable late fees, failing to replenish the letter of credit and failing to reimburse the landlord for its attorneys' fees in connection with Liberate's bankruptcy proceeding. The complaint also includes allegations of conversion and defamation. The complaint seeks damages of approximately $3.9 million for the alleged breach and conversion and unspecified damages for the alleged defamation. In November 2004, Liberate filed motions challenging the legal basis for the landlord's cause of action for defamation and claim for attorneys' fees in connection with Liberate's bankruptcy. On March 24, 2005, the Superior Court granted Liberate's motions and dismissed the landlord's claims for defamation and attorneys' fees. On May 27, 2005, the landlord filed an application for a writ of attachment in connection with its claim for replenishment of the letter of credit. A hearing on the application is scheduled for June 27, 2005. A trial date in this action is currently scheduled for September 26, 2005.

        In addition, on December 16, 2004, the landlord filed a further complaint for breach of lease against Liberate. The complaint seeks damages in the amount of not less than approximately $1.2 million, plus prejudgment interest, costs of suit and attorneys' fees, alleging that Liberate breached the lease by failing to pay rent in November and December 2004. On February 22, 2005, the landlord filed a motion for summary judgment on the breach of contract claim. On May 10, 2005, Liberate paid the landlord approximately $1.3 million for the months at issue in this action and on May 13, 2005, the Superior Court granted the landlord's motion for summary judgment.

        On May 6, 2005, the landlord filed a third complaint against Liberate alleging that Liberate breached the lease by failing to pay rent for certain months of 2005 and failing to replenish the letter of credit. The landlord seeks approximately $5.5 million plus pre-judgment interest, costs of suit and attorneys' fees. On May 23, 2005, Liberate paid the landlord approximately $1.18 million for past rent due, late fees and interest in connection with the various lease-related actions. On May 27, 2005, the landlord filed an application for a writ of attachment in connection with its claim for replenishment of the letter of credit. A hearing on the application is scheduled for June 27, 2005.

        Because litigation is by its nature uncertain, we are unable to predict the outcome or estimate the potential liability, if any, of this litigation.

        Underwriting Litigation.    Beginning on May 16, 2001, a number of class-action lawsuits seeking monetary damages were filed in the United States District Court for the Southern District of New York against several of the firms that underwrote our initial public offering, naming Liberate and certain of our former officers and current or former directors as co-defendants. The suits allege that the underwriters received excessive and improper commissions that were not disclosed in our prospectus and that the underwriters artificially increased the price of our stock. The plaintiffs subsequently added allegations regarding our secondary offering, and named additional officers and directors as co-defendants. The suits were consolidated into one action that was coordinated for pretrial purposes with hundreds of virtually identical suits under a case captioned "In re Initial Public Offering Securities Litigation", Civil Action No. 21-MC-92. On February 19, 2003, the court denied in part and granted in part a motion to dismiss filed on behalf of the defendants, including Liberate. The court's order did not dismiss any claims against Liberate. As a result, discovery may proceed. The individual defendants have been dismissed without prejudice in this litigation.

        While we deny allegations of wrongdoing, we have agreed to enter into a global issuer settlement of plaintiffs' claims. In June 2004, a stipulation of settlement and release of claims against the issuer defendants, including Liberate, was submitted to the court for approval. The terms of the settlement, if approved, would dismiss and release all claims against the participating defendants (including Liberate). In exchange for this dismissal, D&O insurance carriers would agree to guarantee a recovery by the plaintiffs from the underwriter defendants of at least $1 billion, and the issuer defendants would agree to an assignment or surrender to the plaintiffs of certain claims the issuer defendants may have against the underwriters The settlement is subject to a number of conditions, including court approval.

        OpenTV Patent Litigation.    On February 7, 2002, OpenTV filed a lawsuit against Liberate in the United States District Court for the Northern District of California, alleging that Liberate is infringing two of OpenTV's patents and seeking monetary damages and injunctive relief. We have filed an answer denying OpenTV's allegations. Our counter-claim alleges that OpenTV infringes one of our patents for information retrieval systems. We are seeking to have OpenTV's patents invalidated, requesting a finding that our technology does not infringe OpenTV's patents, and seeking monetary damages and injunctive relief against OpenTV. The court has issued a claim construction ruling, but a trial date is not currently set. Pursuant to the asset purchase agreement with Double C Technologies LLC, Double C has assumed the defense and liabilities associated with this lawsuit since the closing of such transaction on April 7, 2005.

        Insurance Coverage Litigation.    On December 29, 2004, Federal Insurance Company, one of Liberate's excess insurance carriers, filed a complaint for declaratory judgment, alleging that Liberate and other defendants are not entitled to coverage for defense costs and losses incurred in connection with the Class Action, Derivative Action, SEC investigation or other matters. The complaint, filed in the U.S. District Court for the Northern District of California, named as defendants Liberate and certain former officers and current and former directors. On March 18, 2005, Federal Insurance Company voluntarily dismissed its complaint without prejudice.

        On March 1, 2005, Liberate filed a complaint against the London Underwriters, New Hampshire Insurance Company Per: AIG Europe (UK) Limited and Federal Insurance Company (together, the "Carriers") for breach of contract, breach of the implied covenant of good faith and fair dealing and declaratory relief. The complaint, filed in the California Superior Court for the County of San Mateo, alleges that the Carriers failed to perform any of their obligations under their respective policies and applicable law on behalf of Liberate or its directors and officers in connection with the Class Action, the Derivative Action and the SEC Investigation. Liberate seeks monetary damages, exemplary or punitive damages, attorneys' fees and declaratory relief. We expect that the Carriers may assert defenses and claims contending that Liberate and other defendants are not entitled to coverage under the Carriers' respective policies.

        Liberate intends to prosecute its rights under its insurance policies vigorously. However, litigation is by its nature uncertain and there can be no assurance that Liberate will be successful in securing coverage under the policies.

        Stock Option Litigation.    On March 3, 2005, Mitchell Kertzman, Liberate's former Chairman of the Board and Chief Executive Officer, filed a complaint in the California Superior Court for the County of San Mateo alleging that Liberate breached its Stock Option Agreement with Mr. Kertzman by, among other things, failing to allow him to exercise his stock options after the termination of his employment with Liberate. Liberate believes that it has complied at all times with the terms of the Stock Option Agreement. The complaint alleges claims for breach of contract, breach of the implied covenant of good faith and fair dealing and interference with contract and prospective economic advantage. The complaint seeks monetary damages of at least $3.0 million, interest and punitive damages in an unspecified amount. On April 4, 2005, Liberate filed motions challenging the legal basis for Mr. Kertzman's complaint. On May 6, 2005, the Superior Court heard oral argument on Liberate's motion, and took those motions under submission.

        While Liberate intends to defend these lawsuits vigorously because legal actions are inherently uncertain, we cannot predict or determine the outcome or resolution of these actions or estimate the amounts of, or potential range of, loss with respect to these proceedings. In addition, the timing of the final resolution of these proceedings is uncertain. The possible resolutions of these proceedings could include judgments against us or settlements that could require substantial payments by us, which could have a material adverse impact on our business, financial position, results of operations and cash flows. The cost of participating and defending against these actions is substantial and will require the continued diversion of management's attention and corporate resources.

        We have notified our various insurance carriers of the Class Action, Derivative Action and other pending legal matters. Our primary carrier and one of our secondary carriers under our existing policies have disputed whether certain costs incurred in connection with the restatement-related litigation and the SEC investigation are covered under their respective policies. Our insurance may not cover all or portions of our defense costs, any settlement, any judgment rendered against us, or amounts we are required to pay to any indemnified person in connection with the Class Action or Derivative Action or any expenses incurred in connection with the SEC investigation or any other matter.

STOCKHOLDER PROPOSALS

        Only such business will be conducted at this special meeting as will have been brought by our board of directors before the meeting pursuant to the attached Notice of Special Meeting of Stockholders.

        If you wanted to submit a proposal for presentation at our 2005 Annual Meeting, you must have submitted it to us by May 17, 2005, in order to be considered for inclusion in our proxy statement and related proxy materials for that meeting. Otherwise, if you intend to present a proposal at the 2005 meeting without including that proposal in Liberate's proxy materials, you must provide advance notice of the proposal to Liberate not earlier than July 1, 2005 nor later than July 31, 2005. Address all stockholder proposals to Liberate Technologies, 2655 Campus Drive, Suite 250, San Mateo, California 94403, Attn: General Counsel. We reserve the right to reject, rule out-of-order, or take other appropriate action with respect to any proposal that does not comply with applicable requirements, including conditions established by the Securities and Exchange Commission (SEC). We advise you to review our Amended and Restated Bylaws, which contain this and other requirements with respect to advance notice of stockholder proposals and director nominations. Our Amended and Restated Bylaws were filed with the SEC as an exhibit to our annual report on Form 10-K filed on September 16, 2003, which can be viewed by visiting our investor relations website at http://investors.liberate.com and may also be obtained by writing to our General Counsel at our principal executive office (2655 Campus Drive, Suite 250, San Mateo, CA 94403).

WHERE YOU CAN FIND MORE INFORMATION

        Liberate files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Liberate files with the SEC at the SEC's public reference rooms at Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

        Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet worldwide web site maintained by the SEC at http://www.sec.gov.

        You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation. This proxy statement is dated June 10, 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, unless the information specifically indicates that another date applies. The mailing of this proxy statement to our stockholders does not create any implication to the contrary.

OTHER MATTERS

        The board of directors knows of no other matters to be presented for stockholder action at the meeting. However, if other matters do properly come before the meeting, the board of directors intends that the persons named in the proxies received by Liberate will vote upon those matters in accord with their best judgment.

By order of the board of directors,

David Lockwood
Chairman and Chief Executive Officer
San Mateo, California
June 10, 2005

NON-NORTH AMERICA BUSINESS

INDEX TO UNAUDITED COMBINED FINANCIAL STATEMENTS

Page No.
Unaudited Combined Balance Sheets as of February 28, 2005, May 31, 2004 and 2003	F-2
Unaudited Combined Statements of Operations for the nine months ended February 28, 2005 and February 29, 2004, and the years ended May 31, 2004, 2003 and 2002	F-3
Unaudited Combined Statements of Changes in Owner's Net Investment for the nine months ended February 28, 2005 and the years ended May 31, 2004, 2003 and 2002	F-4
Unaudited Combined Statements of Cash Flows for the nine months ended February 28, 2005 and February 29, 2004, and the years ended May 31, 2004, 2003 and 2002	F-5
Notes to Unaudited Combined Financial Statements	F-6

NON-NORTH AMERICA BUSINESS
Unaudited Combined Balance Sheets
(In thousands)

		May 31,
	February 28, 2005
		2004	2003
Assets
Current assets:
Accounts receivable, net	$1,453	$2,553	$2,579
Prepaid expenses and other current assets	125	466	432

Total current assets	1,578	3,019	3,011
Property and equipment, net	403	609	2,634
Restricted cash	1,161	1,495	462
Other assets	—	—	70

Total assets	$3,142	$5,123	$6,177

Liabilities and Owners Net Investment
Current liabilities:
Accounts payable	$50	$70	$483
Accrued liabilities	1,234	1,018	1,882
Accrued payroll and related expenses	112	162	736
Short term deferred revenues	352	711	2,737

Total current liabilities	1,748	1,961	5,838
Long term excess facilities charges	138	631	—
Long term deferred revenues	5,630	—	—

Total liabilities	7,516	2,592	5,838

Commitments and contingencies (Note 4)
Owner's net investment (deficit):
Accumulated other comprehensive income	(2,190)	(2,190)	(311)
Owner's net investment	59,501	64,673	57,545
Accumulated deficit	(61,685)	(59,952)	(56,895)

Total owner's net investment (deficit)	(4,374)	2,531	339

Total liabilities and owner's net investment (deficit)	$3,142	$5,123	$6,177

The accompanying notes are an integral part of these unaudited combined financial statements.

NON-NORTH AMERICA BUSINESS
Unaudited Combined Statements of Operations
(In thousands)

	Nine Months Ended		Years Ended May 31,
	February 28, 2005	February 29, 2004	2004	2003	2002
Revenues:
License and royalty	$926	$708	$2,172	$4,226	$18,412
Service	1,208	4,597	5,733	10,772	21,659

Total revenues	2,134	5,305	7,905	14,998	40,071

Cost of revenues:
License and royalty	8	290	266	715	1,137
Service	779	1,523	2,323	4,578	7,295

Total cost of revenues	787	1,813	2,589	5,293	8,432

Gross margin	1,347	3,492	5,316	9,705	31,639

Operating expenses:
Research and development	1,981	3,881	4,863	20,620	39,665
Sales and marketing	729	1,900	1,604	11,802	15,037
General and administrative	310	356	(38)	922	846
Restructuring costs	—	537	512	5,595	1,877
Amortization of deferred stock based compensation	—	—	—	716	920
Excess facilties charges and related asset impairment	—	—	1,457	—	—

Total operating expenses	3,020	6,674	8,398	39,655	58,345

Loss from operations	(1,673)	(3,182)	(3,082)	(29,950)	(26,706)
Interest expense	—	(2)	(2)	(3)	—
Other income (expense), net	(60)	2	(30)	(200)	(26)

Loss from operations before income tax provision	(1,733)	(3,182)	(3,114)	(30,153)	(26,732)
Income tax provision (benefit)	—	—	(57)	10	—

Net loss	$(1,733)	$(3,182)	$(3,057)	$(30,163)	$(26,732)

The accompanying notes are an integral part of these unaudited combined financial statements.

NON-NORTH AMERICA BUSINESS
Unaudited Combined Statement of Changes in Owner's Net Investment
in Non-North America Business
(In thousands)

	Accumulated Other Comprehensive Income (Loss)	Owner's Net Investment	Accumulated Deficit	Total Owner's Net Investment
Balance at June 1, 2001	$675	$1,594	$—	$2,269
Net loss	—	—	(26,732)	(26,732)
Foreign currency translation adjustments	(132)	—	—	(132)
Amortization of deferred stock-based compensation	—	920	—	920
Issuance of stock related to stock option exercises and ESPP	—	515	—	515
Net cash transferred to Non-North America Business	—	28,578	—	28,578

Balance at May 31, 2002	543	31,607	(26,732)	5,418

Net loss	—	—	(30,163)	(30,163)
Foreign currency translation adjustments	(854)	—	—	(854)
Amortization of deferred stock-based compensation	—	716	—	716
Issuance of stock related to stock option exercises and ESPP	—	15	—	15
Net cash transferred to Non-North America Business	—	25,207	—	25,207

Balance at May 31, 2003	(311)	57,545	(56,895)	339

Net loss	—	—	(3,057)	(3,057)
Foreign currency translation adjustments	(1,879)	—	—	(1,879)
Stock award grants surrendered by employees in consideration of taxes payable	—	(70)	—	(70)
Amortization of deferred stock-based compensation, net of cancellations	—	264	—	264
Issuance of stock related to stock option exercises	—	61	—	61
Net cash transferred to Non-North America Business	—	6,873	—	6,873

Balance at May 31, 2004	(2,190)	64,673	(59,952)	2,531

Net loss	—	—	(1,733)	(1,733)
Stock award grants surrendered by employees in consideration of taxes payable	—	(75)	—	(75)
Amortization of deferred stock-based compensation, net of cancellations	—	169	—	169
Issuance of stock related to stock option exercises	—	3	—	3
Net cash transferred to Non-North America Business	—	(5,269)	—	(5,269)

Balance at February 28, 2005	$(2,190)	$59,501	$(61,685)	$(4,374)

The accompanying notes are an integral part of these unaudited combined financial statements.

NON-NORTH AMERICA BUSINESS
Unaudited Combined Statements of Cash Flow
(In thousands)

	Nine Months Ended		Years Ended May 31,
	February 28, 2005	February 29, 2004	2004	2003	2002
Cash flows from operating activities:
Net loss	$(1,733)	$(3,182)	$(3,057)	$(30,163)	$(26,732)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	232	1,650	2,088	3,879	4,955
Non-cash compensation expense	169	185	264	716	920
Stock units surrendered in consideration of taxes payable	(75)	(63)	(70)	—	—
Loss on disposal of property and equipment	(8)	127	126	516	758
Provision for doubtful accounts	(29)	231	(216)	(289)	169
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	1,129	(571)	242	7,251	(1,567)
Prepaid expenses and other current assets	341	(125)	(34)	344	244
Other assets	—	(55)	70	281	(50)
Accounts payable	(20)	116	(413)	(34)	173
Accrued liabilities	354	(1,151)	(864)	(1,464)	(1,661)
Accrued payroll and related expenses	(50)	(472)	(574)	(1,898)	(824)
Deferred revenues	4,640	371	(1,395)	(2,985)	(2,707)

Net cash provided by (used in) operating activities	4,950	(2,939)	(3,833)	(23,846)	(26,322)

Cash flows from investing activities:
Proceeds from the sale of property and equipment	8	74	103	64	—
Purchases of property and equipment	(24)	—	(147)	(405)	(2,820)
Decrease (increase) in restricted cash	334	(1,040)	(1,033)	(50)	(412)

Net cash provided by (used in) investing activities	318	(966)	(1,077)	(391)	(3,232)

Cash flows from financing activities:
Net cash transfer (to) from Liberate Technologies	(5,271)	3,844	4,849	24,222	29,039
Proceeds from issuance of common stock	3	61	61	15	515

Net cash provided by (used in) financing activities	(5,268)	3,905	4,910	24,237	29,554

Net decrease in cash and cash equivalents	—	—	—	—	—
Cash and cash equivalents, beginning of period	—	—	—	—	—

Cash and cash equivalents, end of period	$—	$—	$—	$—	$—

Supplemental cash activities:
Cash paid for income taxes	$—	$—	$—	$10	$—
Cash paid for interest	$—	$—	$—	$—	$—
Supplemental non-cash activities:
Issuance of restricted stock units	$169	$185	$264	$—	$—

The accompanying notes are an integral part of these unaudited combined financial statements.

NON-NORTH AMERICA BUSINESS
NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS

Note 1. Description of Business and Basis of Presentation

Description of Non-North America Business

        The Non-North America Business develops and markets software and services primarily for digital cable systems outside of North America. Based on industry standards, the software enables cable operators to run multiple applications and services including interactive programming guides, high definition television, video on demand, personal video recorders and games on multiple platforms.

        On April 15, 2005, Liberate Technologies ("Liberate") entered into an Asset Purchase Agreement (the "Agreement") to sell substantially all of the assets relating to its Non-North America business (including certain customer contracts, patents and intellectual property) to SeaChange International, Inc. ("SeaChange"). Liberate will receive cash consideration of approximately $25.5 million in cash, as adjusted pursuant to the Agreement. The Agreement includes, among other things, a non-competition covenant whereby Liberate has agreed not to solicit or otherwise communicate with any customer of the Non-North America business for the purpose of inducing such customer to refrain from or to discontinue its relationship with SeaChange for a period of five years after the closing date. The Agreement is subject to Liberate stockholder approval and other customary closing conditions.

Basis of Presentation

        The unaudited combined financial statements presents the financial position, results of operations, cash flows and changes in owner's net investment relating to Liberate's Non-North America business as if that business had been conducted on a standalone basis for the three fiscal years ended May 31, 2004, 2003 and 2002 and the nine months ended February 28, 2005 and February 29, 2004 based on certain assumptions explained in greater detail below. These statements have been derived from the consolidated financial statements of Liberate using the historical results of operations and historical bases of the assets and liabilities of Liberate. All intercompany accounts and transactions have been eliminated in consolidation.

        Historically, Liberate has operated and accounted for its operations in one operating segment only. Accordingly, the assets that make up the Non-North America business have never been considered separately for any purpose, and historically Liberate has not prepared separate financial statements for these assets. Therefore, in preparing financial statements for the Non-North America business, the following assumptions were used:

  a)
  The revenues for the Non-North America business include all license, royalty and service revenues from Liberate's customers located outside of North America.

  b)
  The cost of revenues for the Non-North America business includes all direct costs related to Liberate's U.K. professional services group and the cost of licensing technology related to the Non-North America software platform. The costs of the professional services group primarily consisted of salaries and other related expenses.

  c)
  The operating expenses for the Non-North America business include the following:

  i)
  Research and development includes all direct costs related to the development of the Non-North America software platform which primarily include the costs of the employees;
  ii)
  Sales and marketing costs include an allocation of Liberate's centrally managed sales and marketing costs. The allocation of sales costs was based on sales efforts, historically based on revenues and deferred revenues. During FY04 and FY05, the sales costs were evenly shared and allocated to the Non-North America business. The corporate marketing costs were evenly shared and allocated to the Non-North America business;

    iii)
    General and administrative costs primarily consist of salaries and other employee related expenses for finance, human resources and other professional fees directly related to the Non-North America business.

  d)
  There were no allocations for impairment of warrants or amortization of deferred costs related to warrants or offsets to revenue related to warrants, as these items are not related to the Non-North America business.

  e)
  There were no allocations of goodwill, intangible assets or deferred costs related to warrants made to the Non-North America business related to prior period acquisitions by Liberate, as these assets are unrelated to the business being sold to SeaChange.

  f)
  The amounts allocated to accounts receivable and to the allowance for doubtful accounts receivable to the Non-North America business were directly attributable to sales with Non-North America customers. These amounts are not included in the transferred assets to SeaChange and shall be retained by Liberate.

  g)
  The amounts allocated to deferred revenues to the Non-North America business were directly related to Non-North America customers.

  h)
  All legal expenses were related to corporate matters therefore there was no allocation of legal expenses to the Non-North America business.

  i)
  These financial statements do not include an allocation of certain corporate overhead expenses, primarily relating to certain head office personnel and facilities as they represent expenses of the underlying business not indicative of the costs associated with the Non-North America business.

        These assumptions reflect the judgment of Liberate's management in separating the financial statements of the Non-North America business from Liberate's remaining operations. These assumptions do not reflect measures historically used by Liberate to record the financial condition and results of operations of Liberate or any component of its business. The financial information included in these unaudited combined financial statements therefore does not necessarily reflect the financial condition or results of operations of the Non-North America business if that business had actually been operated as a separate, standalone entity. These unaudited financial statements do not indicate the financial condition of Liberate or its business for any future period.

        In this report, the words "fiscal" or "FY" followed by a year refer to Liberate's fiscal years, which end on May 31 of the specified year. The expressions "Q1," "Q2," "Q3," and "Q4" refer to Liberate's fiscal quarters, which end on August 31, November 30, the last day of February, and May 31 of each fiscal year.

Interim Financial Statements

        The combined interim balance sheet as of February 28, 2005 and statements of operations for the nine months ended February 28, 2005 and February 29, 2004 are unaudited and reflect all adjustments of a normal recurring nature, that in the opinion of management, are necessary to provide a fair statement of the financial position and the results of operations for the interim periods. These statements have been prepared on the same basis as the accompanying annual unaudited combined financial statements. The results of operations for the nine months ended February 28, 2005 and February 29, 2004 do not necessarily indicate the results of operations to be expected for any other interim period or for the full fiscal year.

Note 2. Significant Accounting Policies

Bankruptcy Accounting

        On April 30, 2004, Liberate filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code. While the Chapter 11 bankruptcy case was pending, Liberate prepared the unaudited condensed consolidated financial statements in accordance with Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90-7").

        The provisions of SOP 90-7 do not significantly change the application of accounting principles generally accepted in the United States. However, it does require that the financial statements for periods including and subsequent to filing the Chapter 11 petition distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. On September 8, 2004, the bankruptcy court issued a ruling dismissing Liberate's bankruptcy case. Hence, as the Company is no longer in bankruptcy, the unaudited combined financial statements for the Non-North America business were not prepared under the provisions of SOP 90-7.

Use of Estimates

        The preparation of the unaudited combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. See Note 1. These estimates affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Foreign Currency Translation

        Until Q3 FY04, the functional currency of the Company's UK operation was the local currency. Accordingly, assets and liabilities were translated to U.S. dollars using period-end currency exchange rates and revenues and expenses were translated using average exchange rates during the period. The resulting unrealized foreign currency translation gains and losses were reported as a separate component in arriving at comprehensive income for the period. As of February 28, 2005, the cumulative translation loss in accumulated other comprehensive income, a component of Owner's Net Investments, was $2.2 million.

        During Q4 FY04, management determined that the conditions described in SFAS No. 52, "Foreign Currency Translation," for the translation of the UK operations using the local currency as the functional currency ceased to exist. Accordingly, starting in Q4 FY04, the functional currency of the UK operations is the U.S. dollar. The monetary assets and liabilities of these operations are re-measured into U.S. dollars at the exchange rate in effect at the balance sheet date and non-monetary assets and liabilities are re-measured at rates in effect as of management's determination in Q4 FY04. Revenues, expenses, gains or losses are re-measured at the average exchange rate for the period, other than depreciation and amortization, which are re-measured at the respective historical rates as their related assets. The resulting re-measurement gains and losses of these operations as well as gains and losses from foreign currency transactions are included in the unaudited combined statements of operations. The re-measurement loss for the nine months ended February 28, 2005 included in the unaudited combined statement of operations is $45,000. For the three months ended May 31, 2004 the re-measurement gain was $41,000.

        We conduct certain transactions in foreign currencies. Accordingly, we translate those transactions as they occur at the then-current exchange rate. We record the resulting realized foreign currency translation gains and losses in our unaudited combined statements of operations as a component of other expenses, net. For the nine months ended February 28, 2005 the foreign currency transaction loss was $15,000. For the three months ended May 31, 2004 the foreign currency transaction loss was $2,000.

Fair Value of Financial Instruments

        Due to their short maturities, the carrying value of the financial instruments, including accounts receivable, accounts payable and accrued liabilities, approximates their fair market value.

Cash and Cash Equivalents and Investments

        Historically, Liberate has managed worldwide cash and cash equivalents on a centralized basis from its headquarters in California. Cash receipts associated with the Non-North America business have historically been collected by Liberate and Liberate has funded the disbursements for the Non-North America business by transferring funds to the Non-North America locations. SeaChange will not assume any cash or restricted cash of Liberate or the Non-North America business in conjunction with the asset acquisition.

Concentration of Credit Risk

        The financial instrument that potentially subjects the Non-North America business to concentration of credit risk primarily consist of accounts receivable. While customers are geographically dispersed, a substantial amount of the revenues for the Non-North America business has been generated from a few customers, whose receivables are typically unsecured. Liberate mitigates its credit risk associated with accounts receivable by performing ongoing credit evaluations of customers' financial conditions, and the unaudited financial statements include an allowance for potential credit losses. Historically, the Non-North America business has not experienced significant losses related to accounts receivable.

        The table below sets forth information relating to each customer that accounted for 10% or more of total revenues for the Non-North America business:

	For the nine months ended		Years ended May 31,
	February 28, 2005	February 29, 2004	2004	2003	2002
Customer A	26%	30%	30%	29%	34%
Customer B	*	41%	48%	37%	29%
Customer C	41%	19%	17%	*	13%
Customer D	*	*	*	11%	*
Customer E	22%	*	*	*	*
Customer F	11%	*	*	*	*

*
Less than 10%

        The table below sets forth information relating to each customer that accounted for 10% or more of gross accounts receivable balance of the Non-North America business:

		May 31,
	February 28, 2005
		2004	2003
Customer A	*	18%	26%
Customer B	68%	61%	52%
Customer C	31%	14%	*

*
Less than 10%

Property and Equipment

        Property and equipment has been recorded at cost, net of depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets of two to five years. Leasehold improvements are amortized over the shorter of the remaining lease term or the estimated useful lives of the improvements using the straight-line method.

Impairment of Long-Lived Assets

        Under SFAS 142 and 144, we review long-lived assets to be held and used, including goodwill and intangibles, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. We measure recoverability of long-lived assets by comparing their carrying value to an estimate of undiscounted future cash flows that they are expected to generate, which reflects the fair market value as defined under SFAS 142 and 144. Impairment reflects the amount by which the carrying value of the long-lived assets exceeds their fair market value.

Stock-Based Compensation

        The Non-North America business accounts for stock-based compensation in accordance with the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), to account for employee stock options. Under APB 25, no compensation expense is recognized upon the grant of an employee stock option unless the exercise price of the option is less than market price of the underlying stock at the date of grant.

        Under the provisions of APB 25, deferred stock-based compensation is recorded in connection with stock units based on the intrinsic value (fair market value) of the underlying shares at the date of grant. This value is then amortized over the vesting period of the stock unit as a compensation expense by functional classification of the award recipient.

        The following information regarding net loss and loss per share prepared in accordance with SFAS 123 has been determined as if employee stock options, stock units and shares issued under Liberate's 1999 Equity Incentive Plan had been accounted for using the fair value method prescribed by SFAS 123. The resulting effect on net loss and loss per share pursuant to SFAS 123 is not likely to be representative of the effects on net loss and loss per share pursuant to SFAS 123 in future periods, because future periods will include additional grants and periods of vesting.

        The compensation expense for the Non-North America business employees from their hire date is included in the compensation expense calculations below. The following table illustrates the effect on reported net loss and loss per share had the fair value recognition provisions of SFAS 123 been applied (in thousands):

	Nine months ended		May 31,
	February 28, 2005	February 29, 2004	2004	2003	2002
Net loss, as reported	$(1,733)	$(3,182)	$(3,057)	$(30,163)	$(26,732)
Adjustments:
Stock unit compensation expense included in reported net loss	169	185	264	—	—
Total stock-based employee compensation expense determined under fair value method for all awards granted since July 1, 1995, net of related tax effects	(166)	(190)	(297)	(31)	(3,112)

Pro forma net loss	$(1,730)	$(3,187)	$(3,090)	$(30,194)	$(29,844)

        The fair value of options, stock units and shares issued under the 1999 Equity Incentive Plan was estimated at the date of grant utilizing a Black-Scholes valuation model with the following weighted-average assumptions:

	Options			Stock Units					ESPP(1)
				Nine months ended
	Years ended May 31,					Years ended May 31,			Years ended May 31,
				February 28, 2005	February 29, 2004
	2004	2003	2002			2004	2003	2002	2004	2003	2002
Risk-free interest rate	1.62%	2.27%	4.32%	2.94%	2.41%	2.62%	—	—	—	2.08%	2.63%
Dividend yield	0%	0%	0%	0%	0%	0%	—	—	—	0%	0%
Volatility of common stock	46%	106%	82%	68%	47%	84%	—	—	—	94%	96%
Average expected life (in years)	2.26	2.81	4.98	2.63	2.98	2.98	—	—	—	0.50	0.50
Weighted average fair value	$0.94	$1.38	$5.57	$2.44	$3.70	$3.72	—	—	—	$2.47	$3.30

(1)
The ESPP has been suspended since January 2003.

Revenue Recognition

        Overview.    The revenues of the Non-North America business are derived from fees for licenses of Liberate's software products, royalties, consulting, maintenance and other services. The revenue recognition policies are in accordance with Statement of Position (SOP) No. 97-2, "Software Revenue Recognition", as amended by; SOP No. 98-9, "Software Revenue Recognition, With Respect to Certain Transactions" and the Securities and Exchange Commission's Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" and Staff Accounting Bulletin No. 104, "Revenue Recognition".

        License and Royalty Revenue.    The software is licensed through Liberate's Non-North America direct sales force. License and royalty revenues consist primarily of fees earned from the licensing of its software, as well as royalty fees earned upon the shipment or activation of products that incorporate its software. In general, license revenues are recognized when a non-cancelable license agreement has been signed and the customer acknowledges an unconditional obligation to pay, the software product has been delivered, there are no uncertainties surrounding product acceptance, the fees are fixed or determinable and collection is considered probable. Delivery is considered to have occurred when title and risk of loss have been transferred to the customer, which generally occurs when media containing the licensed programs is provided to a common carrier. In the case of electronic delivery, delivery occurs when the customer is given access to the licensed programs. If collectibility is not considered probable, revenue is recognized when the fee is collected.

        Revenue is recognized using the residual method pursuant to the requirements of SOP 97-2, as amended by SOP 98-9. Revenues recognized from multiple-element software arrangements are allocated to each element of the arrangement based on the fair values of the elements, such as licenses for software products, maintenance or consulting services. The determination of fair value is based on objective evidence, which is specific to the Company. The Company limits its assessment of objective evidence for each element to either the price charged when the same element is sold separately or the price established by management having the relevant authority to do so, for an element not yet sold separately. If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized under the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue. However, if such undelivered elements consist of services that are essential to the functionality of the software, license and services revenues are recognized using contract accounting, pursuant to SOP No. 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts". If license arrangements include the rights to unspecified future products, revenue is recognized ratably over the contractual or estimated economic term of the arrangement. Royalty revenues are recognized when a network operator reports that it has shipped or activated products or its rights to deploy such products expire.

        Service Revenues.    Service revenues consist of consulting, maintenance, and other services. Consulting and other service revenues, including non-recurring engineering and training, are recognized as services are performed. Where consulting services are performed under a fixed-price arrangement, revenues are generally recognized on a percentage-of-completion basis. Maintenance services include both updates and technical support. Maintenance revenues are recognized ratably over the term of the maintenance agreement, and generally range between 15% and 25% of the cumulative license fees and activation royalties incurred under the contract, depending upon the level of support being provided.

        Service revenues also include reimbursable expenses billed to customers in accordance with EITF No. 01-14, "Income Statement Characterization of Reimbursements Received for "Out-of-Pocket' Expenses Incurred," which generally requires that a company recognize travel expenses and other reimbursable expenses billed to customers as revenue. With the adoption of EITF 01-14, reimbursable expenses are recognized as service revenues when there is an agreement to bill the customer for the expenses, the expenses have been incurred and billed, and collection is probable.

Deferred Revenues

        Deferred revenue is primarily comprised of collections from and billings to customers for software arrangements which do not qualify for revenue recognition under the revenue recognition policy.

Software Development Costs

        Under the criteria set forth in SFAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed," capitalization of software development costs begins upon the establishment of technological feasibility of the product, which the Non-North America business has defined as the completion of beta testing of a working product. The period of time between establishing technological feasibility of the products and making them generally available has been short. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs require judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenues, estimated economic life, and changes in software and hardware technology. After considering these factors, no software development costs have been capitalized to date.

Restructuring Costs

        Restructuring costs are recorded in accordance with EITF No. 94-03, "Liability Recognition of Certain Employee Termination Benefits and Other Costs Incurred in a Restructuring," and SAB No. 100, "Restructuring and Impairment Charges." Severance costs include those expenses related to severance pay, employee benefit obligations, and the acceleration of certain stock option grants in connection with terminated employees. The executive management approves the scope of any reductions in force. Facilities costs include obligations under non-cancelable leases for facilities that will no longer be occupied, as well as the cost associated with unrecoverable leasehold improvements. Other costs related to restructuring include the write-down of intangible assets and amounts expected to be paid in connection with terminated contracts. As of January 1, 2003, SFAS No. 146, "Accounting for Exit or Disposal Activities," was adopted which addresses accounting for and reporting costs associated with exit or disposal activities and nullifies EITF 94-03.

Income Taxes

        Deferred tax assets and liabilities are determined based on the differences between the financial statements and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to be reversed. Liberate is required to estimate our income tax liability in each of the jurisdictions in which it operates. This process requires Liberate to estimate the actual current tax exposures and assess the temporary differences resulting from different treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities. Liberate regularly assesses whether it will likely be able to use these tax assets. If Liberate determines that it is not likely to be able to use them, Liberate will record a valuation allowance that offsets their full value.

Comprehensive Loss

        Comprehensive loss includes net losses and adjustments for foreign currency translation gains and losses that have been previously excluded from net loss and are reflected instead in the owner's net investment. Starting in Q4 FY04, the functional currency of the UK operation is the U.S. dollar. The monetary assets and liabilities of these operations are re-measured into U.S. dollars at the exchange rate in effect at the balance sheet date and non-monetary assets and liabilities are re-measured at historical rates. Translation gains or losses relating to prior periods have been recorded in "Accumulated Other Comprehensive Income (Loss)," a component of Owner's Net Investment.

        The following table sets forth the components of comprehensive loss (in thousands):

	Nine months ended
			Years ended May 31,
	February 28, 2005	February 29, 2004
			2004	2003	2002
Net loss	$(1,733)	$(3,182)	$(3,057)	$(30,163)	$(26,732)
Foreign currency translation adjustment	—	(1,879)	(1,879)	(854)	(132)

	$(1,733)	$(5,061)	$(4,936)	$(31,017)	$(26,864)

Recent Accounting Pronouncements

        In August 2001, the Financial Accounting Standards Board ("FASB") issued FAS No. 143, "Accounting for Asset Retirement Obligations." FAS 143 establishes financial accounting and reporting obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. FAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The liability is accreted to its present value each period while the cost is depreciated over its useful life. Liberate adopted FAS 143 for the quarter ended November 30, 2003, and adoption did not materially affect the financial condition, results of operations, or cash flows of the Non-North America business.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Exit or Disposal Activities." SFAS No. 146 addresses significant issues regarding the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for under EITF No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The scope of SFAS No. 146 also includes costs related to terminating a contract that is not a capital lease and termination benefits that involuntarily terminated employees receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred compensation contract. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The Company adopted SFAS No. 146 on January 1, 2003. SFAS No. 146 prospectively changes the timing of when restructuring charges are recorded from the commitment date to the date that liability is incurred. The adoption of SFAS No. 146 did not have a material effect on the financial condition or results of operations of the Non-North America business.

        In November 2002, the FASB issued FASB Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires that a liability be recorded in the guarantor's balance sheet upon issuance of a guarantee. In addition, FIN 45 requires disclosures about the guarantees that an entity has issued, including a reconciliation of changes in the entity's product warranty liabilities. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements of FIN 45 are effective for financial statements of annual periods ending after December 15, 2002, but had no impact on the Company. The adoption of FIN No. 45 did not have a material effect on the financial condition or results of operations of the Non-North America business.

        In November 2002, the Emerging Issues Task Force ("EITF") reached a consensus on EITF No. 00-21, "Revenue Arrangements with Multiple Deliverables." EITF 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services, and/or rights to use assets. Liberate adopted EITF No. 00-21 for the quarter ended November 30, 2003, and adoption did not have a significant impact on the financial statements of the Non-North America business.

        In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities," and in December 2003 the FASB issued FIN 46-R, a revised interpretation of FIN 46. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46-R must be applied in the year ending December 31, 2004.

The adoption of this standard did not have an impact on the financial condition or results of operations of the Non-North America business, since the Company has not invested in any variable interest entities.

        In May 2003, the FASB issued FAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." FAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). FAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003 for public companies. The adoption of FAS 150 did not have a material effect on the financial condition, results of operations, or cash flows of the Non-North America business.

        In December 2003, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 104 ("SAB 104"), "Revenue Recognition." SAB 104 supersedes Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements ("SAB 101"). SAB 104's primary purpose is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, superseded as a result of the issuance of EITF 00-21. Additionally, SAB 104 rescinds the SEC's Revenue Recognition in Financial Statements Frequently Asked Questions and Answers ("the FAQ") issued with SAB 101 that had been codified in SEC Topic 13, Revenue Recognition. Selected portions of the FAQ have been incorporated into SAB 104. While the wording of SAB 104 has changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104. As a result, the adoption of this pronouncement did not have any impact on the combined financial statements of the Non-North America business.

        In April 2004, the EITF issued Statement No. 03-06 "Participating Securities and the Two-Class Method Under FASB Statement No. 128, Earnings Per Share" ("EITF 03-06"). EITF 03-06 addresses a number of questions regarding the computation of earnings per share by companies that have issued securities other than common stock that contractually entitle the holder to participate in dividends and the Non-North America business earnings when, and if, it declares dividends on its common stock. The issue also provides further guidance in applying the two-class method of calculating earnings per share, clarifying what constitutes a participating security and how to apply the two-class method of computing earnings per share once it is determined that a security is participating, including how to allocate undistributed earnings to such a security. EITF 03-06 is effective for fiscal periods beginning after March 31, 2004. The adoption of this standard did not have any impact on the resulting earnings per share of the periods presented for the Non-North America business.

        In December 2004, the FASB issued SFAS 123(R), "Share-Based Payment." SFAS 123 (R) addresses the accounting for share-based payment transactions with employees and requires companies to expense the value of employee stock options and similar awards. SFAS 123(R) requires stock based compensation of the share-based payment to be measured at fair value on the date that the company grants the awards to employees. The expense should be recognized over the vesting period for each option and adjusted for actual forfeitures that occur before vesting.

        In March 2005, the SEC issued Staff Accounting Bulletin No. 107 ("SAB 107"). SAB 107 covers key topics related to the implementation of SFAS 123(R) which include the valuation models, expected volatility, expected option term, income tax effects of SFAS 123(R), classification of stock-based compensation cost, capitalization of compensation costs and disclosure requirements. Although we do not expect to grant any future options, the Company is currently assessing the impact SFAS 123(R) will have on our financial statements.

Note 3. Property and Equipment

        Property and equipment consisted of the following (in thousands):

	February 28,	May 31,
				Useful Life (in years)
	2005	2004	2003
Computer equipment	$2,630	$2,663	$8,314	3
Software	2,171	2,171	2,223	2
Office furniture and equipment	141	141	837	5
Leasehold improvements	401	401	833	*

	5,343	5,376	12,207
Less: accumulated depreciation and amortization	4,940	4,767	9,573

	$403	$609	$2,634

*
Typically the length of lease term

        Depreciation expense was $5.0 million, $3.9 million and $2.1 million for fiscal 2002, 2003 and 2004, respectively. For the nine months ended February 28, 2005 and February 29, 2004, depreciation expense was $232,000 and $1.7 million, respectively.

Note 4. Commitments and Contingencies

Operating Leases

        The Non-North America business currently has an operating lease for a facility that expires at through fiscal 2009. Future minimum lease payments under this operating lease as of February 28, 2005 are as follows (in thousands):

Years ending May 31,
2005	$81
2006	326
2007	336
2008	345
2009	263

$1,351

        Rent expense for the Non-North America business for the nine months ended February 28, 2005 and February 29, 2004 was $354,000 and $272,000, respectively. For the fiscal years 2004, 2003 and 2002, rent expense for the Non-North America business was $426,000, $388,000 and $491,000, respectively.

Indemnification Obligations

        In November 2002, the FASB issued FIN 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee or indemnification. FIN 45 also requires additional disclosure by a guarantor in its interim and annual financial statements about its obligations under certain guarantees and indemnifications. The initial recognition and measurement provisions of FIN 45 are applicable for guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. Liberate adopted the recognition and measurement provisions of FIN 45 prospectively to guarantees issued or modified after December 31, 2002. The adoption of this standard did not have a material impact on the Non-North America business's combined results of operations or financial position.

        Our software license agreements typically provide for indemnification of customers for intellectual property infringement claims. To date, no such claims have been filed against us. Liberate also warrants to customers that software products operate substantially in accordance with specifications. Historically, minimal costs related to product warranties have been incurred, and accordingly, warranty costs have not been accrued for the periods presented.

Note 5. Stock Plans

        Liberate has adopted various stock plans over the years, as described below. The employees involved with the Non-North America business were eligible to participate in the plans. Any costs related to the employees involved with the Non-North America business are reflected in the accompanying financial statements.

1996 Stock Option Plan

        In October 1996, Liberate adopted the 1996 Stock Option Plan (the "1996 Plan"). This Plan, as amended, allowed for the purchase of up to 11,666,666 shares of Liberate common stock. The 1996 Plan permitted grants of both incentive and non-qualified stock options to employees and non-qualified stock options to consultants and directors. The exercise price of incentive stock options could not be less than the fair market value of the common stock on the grant date, as determined by Liberate's Board of Directors. The exercise price of non-qualified options could not be less than 85% of the fair market value on the grant date. The term of the incentive and non-qualified stock options was generally ten years from the date of grant or a shorter term as provided in the option agreement. Options generally vested over three to four years. As of the date of Liberate's initial public offering, all remaining shares available for grant under the 1996 Plan were transferred to the 1999 Equity Incentive Plan (see discussion in the next paragraph), and no further grants were made from the 1996 Plan.

1999 Equity Incentive Plan

        In May 1999, Liberate adopted the 1999 Equity Incentive Plan (the "1999 Plan"). The 1999 Plan authorizes grants of options to purchase shares of common stock, stock appreciation rights, restricted shares and stock units. Shares not yet issued under the 1996 Plan as of the date of Liberate's initial public offering (3,051,498 shares) became available for grant under the 1999 Plan. Each year on June 1, commencing on June 1, 2000, the number of shares available under the 1999 Plan is automatically increased by a number equal to the lesser of 6,000,000 shares or 5% of the outstanding common shares on such date, unless such increase is waived by Liberate's Board. The exercise price for all incentive stock options and nonstatutory stock options may not be less than 100% or 85%, respectively, of the fair market value of Liberate common stock on the date of grant. Options generally vest over three to four years and have a term of ten years.

        Stock option activity under the 1996 Plan and the 1999 Plan is summarized below for employees involved in the Non-North America business:

	Options outstanding	Options Exercisable	Weighted average exercise price
Balance at May 31, 2002	1,381,065	490,430	$8.90

Granted	597,596		2.43
Exercised	(2,332)		1.08
Cancelled	(1,342,431)		6.96

Balance at May 31, 2003	633,899	362,326	6.94
Granted	—		—
Exercised	(24,700)		2.48
Cancelled	(359,725)		7.40

Balance at May 31, 2004	240,747	188,482	6.87
Granted	—		—
Exercised	(1,667)		1.95
Cancelled	(31,359)		6.66

Balance at February 28, 2005	207,722	199,342	$6.66

        A summary of all outstanding and exercisable options, including those assumed in connection with Liberate acquisitions and the stock options issued outside of the stock plans, as of February 28, 2005 is summarized below for employees involved in the Non-North America business:

	Options outstanding
		Weighted average remaining contractual life (in years)		Options vested/exercisable
Range of exercise price	Number of options outstanding		Weighted average exercise price	Number of options exercisable	Weighted average exercise price
$2.25—$2.25	2,845	3.36	$2.25	2,845	$2.25
$2.70—$2.70	60,611	7.31	2.70	55,943	2.70
$3.75—$6.35	52,683	5.65	5.43	52,306	5.43
$8.47—$8.47	25,677	6.25	8.47	24,843	8.47
$9.10—$33.00	65,907	6.52	10.78	63,406	10.85

	207,722	6.45	$6.66	199,342	$6.72

Stock-based Compensation—Stock Units

        During fiscal 2004, Liberate implemented a program to grant restricted stock units ("RSUs") to certain employees and non-employee directors as part of our overall stock-based compensation. Each RSU entitles the holder to receive one share of Liberate common stock on the vesting date of the RSU. The RSUs granted to employees generally vest over a period of four years. Stock-based compensation representing the intrinsic value (fair market value) of the underlying shares at the date of grant of the RSUs is recognized evenly over the vesting period. On the vesting dates, the RSUs are settled by the delivery of shares of common stock to the participants. During the nine months ended February 28, 2005, Liberate granted 50,000 RSUs to employees involved in the Non-North America business. During the nine months ended February 28, 2005, 86,126 RSUs held by employees involved in the Non-North America business were cancelled due to employee terminations. As of February 28, 2005 there was a balance of $923,000 in deferred stock-based compensation related to RSUs held by employees involved in the Non-North America business in the owner's net investment for the

Non-North America business and there were 198,857 RSUs outstanding and unvested held by employees involved in the Non-North America business.

        In connection with the granting of stock units in fiscal 2004, Liberate recorded $1.3 million of deferred stock-based compensation for employees involved in the Non-North America business based on the fair value of the underlying shares of Liberate common stock at the date of grant, and such value is amortized over the vesting period as compensation expenses. Amortization of deferred stock-based compensation by functions was as follows (in thousands):

	Nine months ended
	February 28, 2005	February 29, 2004	Year ended May 31, 2004
Cost of revenues	$38	$46	$63
Research and development	65	95	138
Sales and marketing	66	44	63

	$169	$185	$264

        Liberate did not grant any stock units prior to fiscal 2004 and, accordingly, did not record any compensation expense related to stock units in fiscal 2002 and 2003.

1999 Employee Stock Purchase Plan

        In 1999, Liberate adopted the 1999 Employee Stock Purchase Plan ("1999 Purchase Plan"). A total of 1,666,666 shares of Liberate common stock were reserved for issuance under the 1999 Purchase Plan. In addition, starting on June 1, 2000, the available pool automatically increased each year by the lesser of 1,666,666 shares or 2% of the outstanding common shares on the date of the increase unless such increase is waived by Liberate's Board. The 1999 Purchase Plan permits eligible employees to acquire shares of Liberate common stock through periodic payroll deductions of up to 15% of base cash compensation. Each participant could purchase up to 1,500 shares in any offering period beginning before September 30, 2002, and up to 6,000 shares in any offering period beginning on or after October 1, 2002. The price at which the common stock could be purchased was 85% of the lower of the fair market value of Liberate common stock on the date immediately before the first day of the applicable offering period or on the last day of the respective offering period. Each offering period has a maximum duration of six months. The first offering period commenced on the effective date of the initial public offering and ended on March 31, 2000. As of February 28, 2005, 4,999,998 shares of Liberate common stock were reserved under the 1999 Purchase Plan, of which 3,858,963 shares were available for issuance. Employees involved in the Non-North America business purchased 9,116 shares of Liberate common stock in fiscal 2003. In January 2003, Liberate's Board of Directors suspended the 1999 Purchase Plan, and accordingly, no shares were purchased in the second half of fiscal 2003, in fiscal 2004 or in the first half of fiscal 2005.

Note 6. Excess Facilities Charges and Related Asset Impairment

        Our excess facilities charges consist primarily of costs associated with permanently vacating certain facilities and the related asset impairments.

        In fiscal 2004, we recorded excess facilities charges of approximately $1.5 million related to our sales office in the U.K. which we no longer occupied. As of May 31, 2004, we had an accrual of $1.1 million for excess facilites charges related to this vacant facility. Of the $1.1 million, $505,000 was included in current accrued liabilities, and $631,000 was classified as long-term excess facilities charges. These amounts are not included in the liabilities assumed by SeaChange and shall be retained by Liberate.

Note 7. Restructuring Costs

        Restructuring costs consists of severance costs which include severance pay and employee benefit obligations in connection with terminated employees. Historically, excess facilities costs have been accounted for separately from restructuring. See Note 6.

        In February 2002, Liberate announced the consolidation of its research and development activities into development centers located in California and in London, Ontario, Canada. As part of this consolidation, certain employees in the Horsham, Pennsylvania, and Murray City, Utah, offices were relocated to these development centers. The consolidation resulted in restructuring costs of $1.9 million attributable to the Non-North America business. During Q4 FY02, we paid $1.9 million against the accrued liabilities relating to restructuring.

        As part of Liberate's ongoing efforts to control costs, Liberate effected several reductions in force during fiscal 2003, resulting in a headcount reduction of 163 employees involved in the Non-North America business and restructuring costs of $5.6 million attributable to the Non-North America business. Cash payments made during fiscal 2003 were $5.3 million, leaving $300,000 in accrued liabilities which related to restructuring at May 31, 2003. In fiscal 2004 restructuring costs were $512,000 attributable to the Non-North America business. During fiscal 2004, we paid $809,000 which satisfied the remaining amounts in accrued liabilities. As of May 31, 2004 and February 28, 2005 there were no accrued liabilities related to restructuring costs.

Note 8. Income Taxes

        For the nine months ended February 28, 2005 and February 29, 2004 and for the fiscal years ended May 31, 2004, 2003 and 2002 the Non-North America business was not a separate taxable entity for federal, state or local income tax purposes and its net taxable income/losses were included in Liberate's consolidated tax returns. We performed an analysis of the Non-North America business's taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," on a separate tax return basis. Based on the analysis, we determined that the deferred tax assets/liabilities related to the Non-North America business are not significant for any of the periods presented.

Note 9. Segment Reporting and Geographic Information

        Revenues are classified by geographic region based on the country from which the sales order originates. Revenues by geographic region were as follows (in thousands):

	Nine months ended
			May 31,
	February 28, 2005	February 29, 2004
			2004	2003	2002
Europe, Middle East and Africa:
United Kingdom	$1,027	$3,975	$5,256	$10,490	$26,389
The Netherlands	873	1,135	1,468	1,435	5,461
Other	—	24	901	467	3,644
Asia Pacific (Australia, Japan, Korea, Other)	234	171	280	2,606	4,578

Total revenues	$2,134	$5,305	$7,905	$14,998	$40,072

Note 10. Retirement Plan

        We maintain a Group Personal Pension Plan for our UK employees. We contribute 6% of employees' base salaries to the Plan. For the nine months ended February 28, 2005 and February 29, 2004, our contributions to the Plan were $28,000 and $52,000, respectively. For the fiscal years 2004, 2003 and 2002, our contributions to the Plan were $63,000, $241,000 and $263,000, respectively.

Note 11. Subsequent Events

Special Dividend

        On March 25, 2005, the Board of Directors of Liberate declared a one-time special dividend of $2.10 per common share. The special dividend was payable to the holders of record on April 4, 2005 upon the closing of the sale of the Liberate's North America business to Double C Technologies, LLC ("Double C") pursuant to the Asset Purchase Agreement with Double C. The Double C transaction closed on April 7, 2005. The special dividend, which was approximately $223 million, was paid on April 8, 2005. Liberate made equitable adjustments to outstanding awards under its existing equity based incentive plans in order to take account of the special dividend. The special dividend payment is reflected in the other adjustments of the unaudited pro forma condensed consolidated balance sheet as of February 28, 2005.

Sale of Non-North America Business

        On April 15, 2005, Liberate entered into an Asset Purchase Agreement (the "Agreement") to sell substantially all of the assets of its Non-North America business (including certain customer contracts, patents and intellectual property) to SeaChange International, Inc. Liberate will receive cash consideration of approximately $25.5 million in cash, as adjusted pursuant to the Agreement. The Agreement is subject to Liberate stockholder approval and other customary closing conditions.

ANNEX A

* * *

        The asset purchase agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Liberate Technologies or SeaChange International, Inc. Such information can be found elsewhere in this proxy statement and in the other public filings each of us makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

        The asset purchase agreement contains representations and warranties the parties made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between Liberate and SeaChange and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms. Moreover, certain representations and warranties may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality different from those generally applicable to shareholders or were used for the purpose of allocating risk between the parties rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.

* * *

ASSET PURCHASE AGREEMENT

         by and between

SEACHANGE INTERNATIONAL, INC.,

LIBERATE TECHNOLOGIES,

and

LIBERATE TECHNOLOGIES B.V.

Dated as of April 15, 2005

4.9	Legal Proceedings	A-33
4.10	Licenses; Compliance with Regulatory Requirements	A-33
4.11	Employee Benefits Matters	A-34
4.12	Labor and Employee Relations	A-35
4.13	Fairness Opinion	A-35
4.14	Recommendation of the Seller Board	A-36
4.15	Vote Required	A-36
4.16	Brokers	A-36
4.17	Transactions with Affiliates	A-36
4.18	No Investment Company	A-36
4.19	Insurance	A-36
4.20	Rights Agreement	A-36
4.21	No Alternative Proposal	A-37
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER		A-37
5.1	Authority; No Conflicts; Governmental Consents	A-37
5.2	Proxy Statement	A-38
5.3	Litigation	A-38
5.4	Brokers	A-38
5.5	Capital Resources	A-38
ARTICLE VI ADDITIONAL COVENANTS AND AGREEMENTS		A-38
6.1	Access to Information	A-38
6.2	Confidentiality	A-39
6.3	Public Announcements	A-40
6.4	Ordinary Conduct	A-41
6.5	No Solicitation	A-43
6.6	Insurance	A-45
6.7	Accounts Receivable	A-45
6.8	Non-Competition	A-45
6.9	Cooperation	A-46
6.10	Tax Matters	A-46

6.11	Waiver of Bulk Sales Requirement	A-47
6.12	Non Transferable Assets	A-47
ARTICLE VII LABOR AND EMPLOYEE BENEFIT MATTERS		A-48
7.1	Offers of Employment	A-48
7.2	Certain Liabilities	A-48
7.3	No Obligation to Maintain Employees or Plans	A-49
7.4	Post-Closing Solicitation of Business Employees	A-49
7.5	COBRA	A-49
7.6	Records	A-49
7.7	FICA	A-49
7.8	Restrictive Covenant	A-50
7.9	Assignment	A-50
7.10	Contracts of Employment	A-50
7.11	Informing Employees	A-51
7.12	Employee Equity Awards	A-51
ARTICLE VIII CONDITIONS PRECEDENT		A-51
8.1	Condition Precedent to the Obligations of Purchaser, Seller and the Netherlands Subsidiary	A-51
8.2	Conditions Precedent to the Obligations of Purchaser	A-51
8.3	Conditions Precedent to the Obligations of Seller and the Netherlands Subsidiary	A-52
ARTICLE IX TERMINATION		A-53
9.1	Termination by Mutual Consent	A-53
9.2	Termination by Either Purchaser or Seller	A-53
9.3	Termination by Seller	A-53
9.4	Termination by Purchaser	A-54
9.5	Effect of Termination and Abandonment	A-54
ARTICLE X GENERAL PROVISIONS		A-55
10.1	Assignment	A-55
10.2	Survival	A-55
10.3	No Third-Party Beneficiaries	A-55
10.4	Expenses	A-55

10.5	Equity Relief	A-56
10.6	Amendments	A-56
10.7	Notices	A-56
10.8	Interpretation; Exhibits and Schedules	A-57
10.9	Counterparts	A-57
10.10	Severability	A-57
10.11	Waiver of Compliance; Consents	A-57
10.12	Entire Agreement	A-57
10.13	Governing Law; Submission to Jurisdiction	A-58
10.14	Joint Participation in Drafting this Agreement; Construction	A-58
10.15	Further Assurances	A-59

Exhibits
Exhibit A	Form of Trademark License Agreement
List of Schedules
Schedule 1.1(a)(i)	Assigned Contracts
Schedule 1.1(a)(ii)	Business Employees
Schedule 1.1(a)(iii)	Non-North America Intellectual Property
Schedule 1.1(a)(iv)	North America Intellectual Property
Schedule 2.1(e)	Tangible Personal Property
Schedule 2.2(j)	Excluded Assets
Schedules 2.4(c) and (d)	Preliminary Schedule of Cash Consideration Adjustments
Schedule 6.4	Ordinary Conduct

ASSET PURCHASE AGREEMENT

        This ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of April 15, 2005, by and among SEACHANGE INTERNATIONAL, INC., a Delaware corporation ("Purchaser" which term shall include any Affiliate of SeaChange International, Inc. to which it has assigned any of its rights and obligations hereunder pursuant to Section 10.1), LIBERATE TECHNOLOGIES, a Delaware corporation ("Seller"), and LIBERATE TECHNOLOGIES B.V., a corporation organized under the laws of the Netherlands (the "Netherlands Subsidiary").

        WHEREAS, Seller and the Netherlands Subsidiary are engaged in the business of developing, marketing and selling software and related services for cable systems that are intended to enable cable operators to provide interactive television and other services in areas outside of North America;

        WHEREAS, Seller, Liberate Technologies Canada, Ltd. and Double C Technologies, LLC ("Double C") have entered into that certain Asset Purchase Agreement effective as of January 14, 2005 pursuant to which Seller has sold its North America Business (as defined herein and therein) to Double C, a true and correct copy of which has been delivered to Purchaser.

        WHEREAS, the parties hereto desire that Seller and the Netherlands Subsidiary sell, transfer, convey and assign to Purchaser all of the specified assets, properties, interest in properties and rights of Seller and the Netherlands Subsidiary used, held for use or intended to be used in the Non-North America Business, and that Purchaser purchase and acquire the same, subject to the assumption by Purchaser of the specified liabilities and obligations of Seller and the Netherlands Subsidiary identified in this Agreement that relate to the Non-North America Business, all upon the terms and subject to the conditions hereinafter set forth; and

        WHEREAS, immediately prior to the execution and delivery of this Agreement, as a condition and inducement to Purchaser's willingness to enter into this Agreement, each of David Lockwood and Lockwood Fund LLC, who each directly or indirectly beneficially owns shares of the Seller Common Stock, has executed and delivered to Purchaser a voting agreement, dated as of the date hereof (the "Voting Agreement").

        NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

        1.1    Certain Defined Terms.

        As used in this Agreement, the following terms shall have the following meanings:

        "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

        "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, the term "control" (including its correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

        "Alternative Proposal" means (A) any proposal (whether or not in writing and whether or not delivered to Seller's stockholders generally), other than (x) as contemplated by this Agreement or the Double C Agreement, (y) as otherwise proposed by Purchaser or its Affiliates or (z) solely with respect to the sale of all or part of the North America Business, regarding (i) a merger, consolidation, tender offer, share exchange or other business combination or similar transaction involving Seller, (ii) the issuance by Seller of any equity interest in or any voting securities of Seller which constitutes 20% or more of the total of such equity interests or voting securities of Seller, (iii) the acquisition in any manner, directly or indirectly, of 20% or more of the consolidated assets of Seller or the Netherlands Subsidiary or any equity interest of its Subsidiaries, (iv) the acquisition by any Person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Exchange Act) which beneficially owns, or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of capital stock of Seller or (v) any transaction for any material portion of the Transferred Assets or the Non-North America Business or any transaction the effect of which would be reasonably likely to prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement; or (B) the occurrence of any of the transactions described in clauses (i) - (v) of (A) above or any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

        "Assigned Contracts" means those Contracts listed on Schedule 1.1(a)(i) hereto.

        "Bill of Sale" means the bill of sale in a form reasonably satisfactory to Purchaser and Seller pursuant to which title to the Transferred Assets will be conveyed by Seller and the Netherlands Subsidiary to Purchaser.

        "Business Employees" means all employees of the Seller and its Affiliates who are employed in and/or primarily provide services to the Non-North America Business and who reside in the United States or in Europe, all as set forth on Schedule 1.1(a)(ii).

        "Code" means the U.S. Internal Revenue Code of 1986, as amended from time to time.

        "Commission" means the Securities and Exchange Commission and the staff of the Securities and Exchange Commission.

        "Contract" means any contract, agreement, license, lease, sales or purchase order or other legally binding undertaking or commitment, whether written or oral, including any amendments and other modifications thereto.

        "Copyrights" means all registered or unregistered copyrights (including those in computer software and databases), and all registrations and applications to register the same and all renewals thereof, and all Moral Rights associated with such copyrights.

        "Customers" means NTL Communications Services Limited, Telewest Communications Group Limited, United Pan-Europe Communications, N.V., and their Affiliates.

        "Derivative Work" means any work, including any revision, modification, translation, abridgement, compilation, condensation, expansion or any other form in which a work may be recast, transformed or adapted, that is based on or incorporates source code or other intellectual property from the Non-North America Navigator Platforms.

        "DGCL" means the General Corporation Law of the State of Delaware.

        "Double C Agreement" means the Asset Purchase Agreement effective as of January 14, 2005 by and between Double C Technologies, LLC, Seller and Liberate Technologies Canada Ltd., and associated transaction documents.

        "Employee Benefit Plan(s)" means any and all "employee pension benefit plans" (as defined in Section 3(2) of ERISA), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), whether or not subject to the provisions of ERISA, and all other benefit plans (including all employment, bonus, deferred compensation, old age, part-time, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, "phantom" stock, performance, stock bonus, paid time off, perquisite, fringe benefit, vacation, severance or other plan, program, policy, agreements, arrangement or understandings (whether or not legally binding) whether or not subject to the provisions of ERISA) that are maintained or contributed to, or required to be maintained or contributed to, by Seller, the Netherlands Subsidiary or an ERISA Affiliate for the benefit of any current or former employee of Seller, the Netherlands Subsidiary or any ERISA Affiliate.

        "Employment Contracts" means Contracts, whether oral or written, relating to a Business Employee, including any communication or practice relating to a Business Employee which imposes any obligation on Seller or any of its Subsidiaries.

        "Equity Securities" has the meaning ascribed to such term in Rule 405 promulgated under the Securities Act as in effect on the date hereof, and in any event includes any common stock, any limited partnership interest, any limited liability company interest and any other interest or security having the attendant right to vote for directors or similar representatives.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

        "ERISA Affiliate" means any entity that is required to be treated as a single employer together with Seller under Section 414 of the Code or 4001 of ERISA.

        "Europe" means the member states of the European Union as of the date hereof.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Excluded Leases" means all leases other than the San Mateo Lease, including without limitation (i) the Circle Star Lease Agreement dated April 27, 1999 by and between Circle Star Center Associates, L.P. and Network Computer, Inc. (former name of Liberate Technologies) (the "Circle Star Lease"), (ii) Sublease dated as of December 7, 2001, between Liberate Technologies and DemandTec Inc., (iii) Sublease dated as of November 1, 2002, between Liberate Technologies and di Carta, Inc., and (iv) Agreement of Assignment dated December 22, 2000 between Kobe Steel Europe Limited, Liberate Technologies B.V., and Liberate Technologies, relating to the Underlease of Third Floor of the building known as 174/177 High Holborn, London WC1, dated January 18, 1991 between Target Holdings Limited and Kobe Steel Europe Limited, and any amendments or addendums to, or any other agreements by the parties thereto relating to, any of the foregoing ("UK Lease").

        "GAAP" means accounting principles generally accepted in the United States applied in a manner consistent with the most recently published financial statements of the Person with respect to which the reference to GAAP is made.

        "Governmental Authority" means any nation or government, any federal, state, provincial, local, municipal, foreign (including supranational) or other political subdivision, any government or quasi-governmental entity of any nature, thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any administrative department, court, commission, board, bureau, agency, authority or instrumentality thereof.

        "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

        "Indebtedness" means, with respect to any Person, without duplication (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (i) every liability of such Person (A) for borrowed money, (B) evidenced by notes, bonds, debentures or other similar instruments (whether or not negotiable), (C) for reimbursement of amounts drawn under letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (D) issued or assumed as the deferred purchase price of property or services (excluding accounts payable), (E) relating to a capitalized lease obligation and all debt attributable to sale/leaseback transactions of such Person, (F) secured by a Lien (other than Permitted Liens described in clauses (a), (b) and (c) of the definition of Permitted Liens), (G) relating to swaps, options, caps, collars, hedges, forward exchanges or similar agreements or (H) that would be reflected in a balance sheet prepared in accordance with GAAP; and (ii) every liability of others of the kind described in the preceding clause (i) that such Person has guaranteed or which is otherwise its legal liability.

        "Intellectual Property" means all of the following: (i) all Patents, (ii) all designs, methods, processes, technology and inventions and any derivatives thereof (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and enhancements thereof, (iii) all Trademarks, Internet domain names, URLs and applications therefor, (iv) all Copyrights and Moral Rights, (v) all mask works and all applications, registrations and renewals in connection therewith, (vi) all know-how, including, but not limited to, Trade Secrets, (vii) all computer software (including data and related documentation, fixes, new releases, enhancements, updates, additions and/or modifications, source code and object code), (viii) all platforms, applications, interfaces, products, systems and services, and (ix) all other proprietary rights including without limitation intellectual property, publicity and intangible property rights. In the case of Intellectual property owned or licensed by Seller, such Intellectual Property shall include without limitation (x) all copies and tangible embodiments of any of the Transferred Assets (in whatever form or medium), including any notebooks, logs, files (including without limitation any files maintained by Seller's Patent, Copyright, Trade Secret and Trademark counsel(s)), records, data or documentation relating to the Transferred Assets or the Excluded Assets, as applicable, and (y) all of Seller's and its Subsidiaries' books, records and ledger sheets associated with the Transferred Assets or the Excluded Assets, as applicable.

        "Law" means any foreign, federal, state, provincial or local statute, law, ordinance, regulation, administrative regulations, administrative act, rule, code, judgment, order, requirement or rule, including common law.

        "Legal Proceeding" means any private or governmental claim, action, suit, complaint, arbitration, mediation, legal or administrative proceeding or investigation.

        "Liabilities" means any and all debts, liabilities, commitments and obligations of any kind or nature, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, asserted or unasserted, liquidated or unliquidated, including those arising, reported or claimed under any Law, Legal Proceeding, Action or Governmental Order.

        "License Agreements" means all agreements (whether written or oral and whether with Seller or its Subsidiaries or any third parties), including license agreements, research agreements, development agreements, distribution agreements, non-disclosure agreements, confidentiality agreements, non-competition agreements, settlement agreements, consent to use agreements and covenants not to sue to which the Seller or any of its Subsidiaries is a party or otherwise bound, granting any right to make, use, sell, offer for sale, import, copy, distribute, modify, perform, display, disclose, market, or otherwise enforce, exploit or practice any Non-North America Intellectual Property or restricting any of the foregoing rights of Seller or its Subsidiaries.

        "Lien" means any mortgage, pledge, hypothecation, charge, assignment, encumbrance, easement, lease, sublease, covenant, right of way, option, claim, restriction, lien (statutory or other) or security interest.

        "Material Adverse Effect" on a Person means a material adverse effect on (i) the business, assets, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole or (ii) the ability of such Person to perform its obligations under, and to consummate the transactions contemplated by, this Agreement; "Material Adverse Effect" on the Transferred Assets means an Effect (as defined below) that materially and adversely affects the ownership, value, or use of the Transferred Assets in the aggregate, and a "Material Adverse Effect" on the Non-North America Business means an Effect that materially and adversely affects the business, assets or liabilities of the Non-North America Business; provided, however, in no event shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect: (A) any change, event, violation, inaccuracy, circumstance or effect (any such item, an "Effect") resulting from compliance with the terms and conditions of this Agreement or the Double C Agreement, (B) any Effect resulting from the announcement or pendency of the transactions contemplated hereby or the Double C Agreement, (C) any Effect that results from changes affecting the industry in which such Person, the Transferred Assets or the Non-North America Business, as applicable, operates generally or the United States or European economy generally (which changes in each case do not disproportionately affect such Person, the Transferred Assets or the Non-North America Business, as applicable, in any material respect), (D) any Effect that results from changes affecting general worldwide economic or capital market conditions (which changes in each case do not disproportionately affect such Person, the Transferred Assets or the Non-North America Business, as applicable, in any material respect), (E) stockholder class action litigation arising from or relating to this Agreement or the Double C Agreement and (F) any failure by such Person or the Non-North America Business, as applicable, to meet published revenue or earnings projections, which failure shall have occurred in the absence of a material deterioration in the business or financial condition of such Person or the Non-North America Business, as applicable, that would otherwise constitute a Material Adverse Effect but for this clause (F). For the avoidance of doubt, compliance with (and the consequences thereof) the terms of this Agreement or the Double C Agreement shall not be taken into account in determining whether a Material Adverse Effect shall have occurred or shall be expected to occur for any and all purposes of this Agreement.

        "Moral Rights" means any right to claim authorship to or to object to any distortion, mutilation, or other modification or other derogatory action in relation to a work, whether or not such would be prejudicial to the author's reputation, and any similar right, existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a "moral right."

        "Nasdaq" means the National Market System of the Nasdaq Stock Market.

        Non-North America Business" means Seller's and its Subsidiaries' businesses other than the North America Business, including the business of developing, marketing and selling Non-North America Navigator Platforms and related services for cable systems that are intended to enable cable operators to provide interactive television services outside the United States, Canada and Mexico.

        "Non-North America Intellectual Property" means (i) all of Seller's and its Subsidiaries' Intellectual Property embodied in or associated solely with the Non-North America Navigator Platforms that is owned by or licensed to Seller and its Subsidiaries and used or held for use solely in connection with the Non-North America Business and (ii) all Intellectual Property set forth on Schedule 1.1(a)(iii) hereto, but excluding any of Seller's and its Subsidiaries' Registered North America Intellectual Property Rights issued or to be issued in the United States, Canada and/or Mexico with a priority date prior to April 7, 2005.

        "Non-North America Navigator Platforms" means (i) all of Seller's and its Subsidiaries' software, technology and associated documentation used or held for use solely in connection with the Non-North America Business and (ii) all software, technology and associated documentation set forth on Schedule 1.1(a)(iii) hereto, but excluding North America Navigator Platforms.

        "North America Business" means all the businesses conducted by Seller and its Subsidiaries in North America, including Seller's and its Subsidiaries' business of developing, marketing and selling North America Navigator Platforms and related services for cable systems that are intended to enable cable operators to provide interactive television services in the United States, Canada and Mexico, but excluding activities of Seller and its Subsidiaries in North America primarily related to its corporate functions or businesses conducted outside of the United States, Canada and Mexico.

        "North America Intellectual Property" means the Intellectual Property embodied in or associated with the North America Navigator Platform that is owned by or licensed to Seller and its Subsidiaries and used or held for use in connection with the North America Business, including the items set forth on Schedule 1.1(a)(iv) hereto and all of Seller's and all of its Subsidiaries' Intellectual Property issued or to be issued with a priority date prior to April 7, 2005 in the United States, Canada and Mexico regardless of whether such Intellectual Property relates to the North America Navigator Platform, but excluding Non-North America Intellectual Property set forth on Schedule 1.1(a)(iii).

        "North America Navigator Platforms" means all software, including source and object code, Seller's LMC card technology, and associated documentation (i) developed and marketed by Seller and its Subsidiaries under the name TV Navigator 2.x, Navigator 3.x and Navigator 5.x or (ii) developed or assigned for use in connection with the Open Cable Application Platform.

        "Patent Lawsuit" means the action titled OpenTV, Inc. v. Liberate Technologies, Case No. C-02-00655 SBA pending in the United States District Court for the Northern District of California, but only to the extent set forth in the complaint dated February 7, 2002.

        "Patents" means issued patents and pending patent applications (including provisional patent applications), and any and all divisionals, continuations, continuations-in-part, reissues, renewals, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, supplementary protection certificates, certificates of invention and similar statutory rights.

        "Permitted Liens" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for Taxes, assessments, and governmental charges or levies not yet due and payable; (b) Liens imposed by Law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar Liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than thirty (30) days and (ii) are not in excess of $10,000 in the case of a single property or $50,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) Liens arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business.

        "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

        "Principal Customer Agreements" means the Assigned Contracts with the Customers set forth in Section 2(A) of Schedule 1.1(a)(i).

        "Registered Non-North America Intellectual Property Rights" mean any legal rights in any pending applications for, or registrations or issuances or grants of, any Non-North America Intellectual Property before any Governmental Authority responsible for issuing or registering any of the Non-North America Intellectual Property, other than those that have been formally abandoned or allowed to lapse by the Seller or its Subsidiaries in the ordinary course of business in accordance with the exercise of reasonable business judgment.

        "Regulations" means the Transfer of Undertakings (Protection of Employment) Regulations 1981 and any subsequent re-enactment or modification thereof.

        "Retained Litigation" means all causes of action, claims, demands, rights and privileges of Seller and any of its Subsidiaries against (i) Source Suite Acquisition LLC, Source Suite LLC, Source Media, Inc., Insight Communications Company, Inc. (but only to the extent to which they are attributable to the period prior to Closing), (ii) former officers of Seller, or (iii) other third parties to the extent not relating to the

Transferred Assets or the Non-North America Business including causes of actions, claims and rights under or relating to insurance policies relating thereto.

        "San Mateo Lease" means the Office Lease Agreement dated December 12, 2003 between EOP-Peninsula Office Park, L.L.C. and Seller.

        "San Mateo Leased Property" means the real property located at 2655 Campus Drive, Suite 250. San Mateo, California 94403 (including all buildings, improvements and structures located thereon and all rights, privileges, easements and appurtenances thereto) leased to Seller pursuant to the San Mateo Lease.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Seller Common Stock" means the common stock, par value $0.01 per share, of Seller.

        "Seller Disclosure Letter" means the disclosure letter, dated as of the date hereof, delivered by Seller and the Netherlands Subsidiary to Purchaser.

        "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company or other business entity controlled by such Person directly or indirectly through any other Subsidiary of such Person or in which such Person owns directly or indirectly through any other Subsidiary of such Person more than 50% of the outstanding common stock or other outstanding Equity Securities ordinarily entitled to vote in such Person. For the avoidance of doubt, the Netherlands Subsidiary shall be deemed a Subsidiary of Seller for purposes of this Agreement.

        "Tax" or "Taxes" means any and all taxes and other similar charges of any kind imposed by any governmental or taxing authority, including: federal, state, provincial, local or foreign income, gross receipts, net wealth, net worth, equity, sales, use, turnover, ad valorem, value-added, environmental, capital, unitary, intangible, franchise, profits, license, withholding, payroll, employment, social security (or similar), excise, severance, stamp, transfer, real estate transfer, occupation, premium, property, alternative or add-on minimum tax, customs duty or other tax or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed with respect thereto.

        "Tax Return" means any return, statement, report or form (including any related or supporting schedules, statements or information, and including any amendment thereof) filed or required to be filed with or submitted to any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

        "Technology Cross-License Agreement" means that certain Technology Cross-License Agreement, dated as of April 7, 2005, by and between Seller and Double C.

        "Trade Secrets" means all categories of confidential information and trade secrets including without limitation as defined in the Uniform Trade Secrets Act, including confidential research and development, know-how, formulas, ideas, inventions and invention disclosures not part of a Patent or published patent application, compositions, manufacturing and production processes and techniques, methods, schematics, technology, data (including, but not limited to, all business and technical information, and information and data relating to research, development, analytical methods, processes, formulations and compositions), research summary data, research raw data, laboratory notebooks, procedures, proprietary technology and information, blueprints, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals.

        "Trademarks" means registered and unregistered trademarks, trade dress, service marks, logos and designs, trade names, internet domain names, commercial symbols, corporate names and all registrations renewals and applications in connection therewith together with all translations, adaptations, derivations and combinations thereof and all goodwill associated therewith.

        "Transaction Documents" means (a) this Agreement, (b) the Bill of Sale and (c) any agreement, certificate or similar instrument delivered by the parties at the Closing, including the instruments delivered under Section 2.5 and Section 2.6.

        "UK Contractors" means all these contractors providing personal services to Seller or the Netherlands subsidiary primarily in the United Kingdom as set forth in Schedule 1.1(a)(ii).

        "UK Lease" has the meaning ascribed above in "Excluded Leases."

        "UK Transferred Employees" means employees of Seller or the Netherlands Subsidiary who primarily carry out work in the United Kingdom as set forth in Schedule 1.1(a)(ii).

        "United States" means the United States of America, including its territories and possessions and including Puerto Rico.

        "VAT" means in relation to any jurisdiction within the European Union, the value added tax imposed by the Sixth Council Directive of the European Communities and any national legislation implementing that directive together with legislation supplemental thereto and, in relation to other jurisdictions, the equivalent tax (if any) in that jurisdiction.

        1.2    Additional Definitions.

        The following additional terms have the meaning ascribed thereto in the Section indicated below next to such term:

Defined Term	Section
Acquisition Proposal	3.1
Aggregate Consideration	2.7(a)
Agreement	Preamble
Assumed Liabilities	2.3(a)
Cash Consideration	2.4(b)(i)
Closing	2.4(a)
Closing Date	2.4(a)
COBRA Coverage	7.5
Contaminant	4.7(j)
Disabling Code	4.7(j)
Employee Receivables	6.8
Environmental Laws	4.10(b)
Excluded Assets	2.2
Excluded Liabilities	2.3(b)
Fairness Opinion	4.13
Final Report	2.4(f)
Governmental Consent	4.1(c)(ii)
Governmental Filing	4.1(c)(ii)
Government Authority Fee Schedule	2.5(i)
Injunction	3.3
Licenses	4.10(a)
Material Contract(s)	4.8(a)
Netherlands Subsidiary	Preamble
Netherlands Subsidiary Purchase Price	2.7(a)
Non-Transferable Asset	6.12(a)
Non-Solicitation Period	7.4(a)

Payroll Taxes	7.7
Permits	4.10(a)(i)
Preliminary Report	2.4(e)
Proxy Statement	3.2(a)
Purchaser	Preamble
Purchaser Expenses	9.5(a)(ii)
Records	2.1(h)
Representatives	6.2(a)
Required Consents	8.2(f)
Restricted Period	7.5(a)
Restricted Persons	6.5(a)
Restrictive Period	6.8(a)
Seller	Preamble
Seller Balance Sheet	4.2(b)
Seller Board	3.1
Seller Bylaws	3.1
Seller Charter	3.1
Seller Commission Filings	4.2(a)(ii)
Seller Financials	4.2(b)
Seller Rights Agreement	4.20
Seller Purchase Price	2.7(a)
Seller Special Meeting	3.1
Superior Proposal	6.5(b)
Termination Date	9.2
Trademark License Agreement	2.5(h)
Transferred Assets	2.1
Transferred Employees	7.1
Violation	4.1(c)(iv)
Voting Agreement	Recitals

        1.3    Terms Generally.

        The definitions set forth or referenced in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The words "herein", "hereof" and "hereunder" and words of similar import refer to this Agreement (including the Exhibits and Schedules) in its entirety and not to any part hereof unless the context shall otherwise require. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any references to any statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions). Any reference in this Agreement to a "day" or number of "days" (without the explicit qualification of "business day") shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a business day, then such action or notice shall be deferred until, or may be taken or given on, the next business day. References to the term "business day" shall mean any day that is not a Saturday, Sunday or day on which banks in New York City, New York are authorized or required by law to close. References to the terms "$" and "dollars" shall mean U.S. dollars.

ARTICLE II

CLOSING AND PURCHASE PRICE

        2.1    Sale and Transfer of the Assets.

        Subject to the terms and conditions of this Agreement, on the Closing Date, Seller and the Netherlands Subsidiary will sell, convey, transfer, assign and deliver to Purchaser, and Purchaser will purchase, acquire and accept from Seller and the Netherlands Subsidiary, all of Seller's and the Netherlands Subsidiary's right, title and interest in and to all of the business, properties, rights, claims and assets (except the Excluded Assets) of Seller and the Netherlands Subsidiary set forth in this Section 2.1 (collectively, the "Transferred Assets"), with such changes, additions or deletions therein or thereto from the date of this Agreement to the Closing Date as may be expressly permitted under this Agreement. The Transferred Assets consist of:

          (a)   the Non-North America Navigator Platforms;

          (b)   the Non-North America Intellectual Property;

          (c)   the Assigned Contracts;

          (d)   the San Mateo Lease;

          (e)   all tangible personal property, including all plant, machinery, equipment, supplies, inventory, spare parts, tools, leasehold improvements, furniture, furnishings, software, hardware and vehicles, used, held for use or intended to be used to conduct the Non-North America Business, including without limitation such assets set forth on Schedule 2.1(e), except as otherwise provided in Section 2.2(j);

          (f)    all transferable licenses, permits, orders, approvals and other authorizations by, and any applications for any of the foregoing filed with, any Governmental Authority used, held for use or intended to be used in the Non-North America Business;

          (g)   except as provided in Section 2.2(l), all books and records (other than Tax records), relating to the Non-North America Business or the Transferred Assets, including sales literature, product information, employment records relating to the Business Employees and files and other information and/or data related to or used by Seller or the Netherlands Subsidiary or their other Subsidiaries in, or that arise out of, the operation of the Non-North America Business or the Transferred Assets (the "Records");

          (h)   all prepaid expenses, credits, deferred charges, prepaid items, advances and deposits, or portions thereof, arising out of or related to the Transferred Assets or the Non-North America Business;

          (i)    all causes of action, claims and rights against third parties that relate to the Transferred Assets or the Non-North America Business other than the Retained Litigation, including the right to sue and recover for past infringements of any rights under the Non-North America Intellectual Property (except any causes of action or claims against Seller, its Subsidiaries and distributors and customers relating to the North America Business) and including all warranties and guaranties received from vendors, suppliers or manufacturers with respect to the Transferred Assets or the Non-North America Business; and

          (j)    all goodwill appurtenant to the Transferred Assets or the Non-North America Business and the right to represent to third parties that Purchaser is the successor to the Non-North America Business.

        In furtherance of the foregoing, Seller shall cause the Netherlands Subsidiary to take all actions necessary to transfer and assign all of its right, title and interest in and to any of the Transferred Assets to Purchaser at the Closing, including the execution of instruments pursuant to Sections 2.5(b) and 2.5(e).

        2.2    Assets Not Transferred.

        Notwithstanding anything herein to the contrary, the following assets are not included in the Transferred Assets and shall be retained by Seller and the Netherlands Subsidiary and as applicable are subject to the Double C Agreement (the "Excluded Assets"):

          (a)   all of Seller's and its Affiliates' cash and cash equivalent items, including checking accounts, bank accounts, lock box numbers, certificates of deposit, time deposits, securities, and the proceeds of accounts receivable, including uncashed checks in payment thereof, received or accrued by Seller prior to the Closing Date, and all equity securities of any Person owned by Seller or any of its Affiliates;

          (b)   the North America Navigator Platforms;

          (c)   the North America Intellectual Property;

          (d)   all rights of Seller under the Excluded Leases;

          (e)   rights to or claims for refunds or rebates of Taxes and other governmental charges and the benefit of net operating loss carryforwards, carrybacks, credits or other tax attributes of Seller and the Netherlands Subsidiary;

          (f)    proprietary or confidential business information, records and policies that relate generally to Seller and the Netherlands Subsidiary and are not used, held for use, intended to be used in or otherwise necessary to conduct the Non-North America Business, including organization manuals, Tax records and related information;

          (g)   all causes of action, claims and rights against third parties with respect to the Retained Litigation and (unless and to the extent Purchaser becomes party to the Patent Lawsuit) the Patent Lawsuit;

          (h)   all other assets used exclusively in connection with Seller's corporate functions (including the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books and stock transfer records and other documents relating to the organization, maintenance, and existence of Seller as a corporation);

          (i)    all assets in respect of any Employee Benefit Plan, other than those, if any, assigned pursuant to Section 7.9;

          (j)    all tangible personal property not used, held for use or intended to be used in the Non-North America Business, wherever located, including all machinery, equipment, furniture, furnishings, software, hardware and vehicles, or all tangible personal property used specifically in connection with Seller's corporate functions and described on Schedule 2.2(j);

          (k)   all insurance policies and rights under the Employee Benefit Plans, other than the insurance contracts, if any, assumed pursuant to Section 7.9;

          (l)    all of Seller's books and records and other documents related to the sale of the Non-North America Business and negotiations with other parties;

          (m)  all accounts receivable, or portions thereof, attributable to or arising out of the Non-North America Business billed or accrued with respect to the period prior to the close of business on the Closing Date; and

          (n)   all other assets sold, or to be sold, in accordance with the terms of the Double C Agreement.

        2.3    Assumed and Excluded Liabilities.

          (a)   As of and after the Closing, and subject to consummation of the Closing, Purchaser shall assume, pay, discharge and perform the following obligations and Liabilities (collectively, the "Assumed Liabilities"): (i) the obligations and Liabilities of Seller and the Netherlands Subsidiary under or with respect to the Assigned Contracts and other Transferred Assets transferred to Purchaser at the Closing to be paid, discharged and performed after the Closing Date and which are, but only to the extent they are, attributable to the period after the Closing Date, provided that Purchaser shall not be responsible for any Liability of Seller or its Affiliates for Taxes (whether attributable to the period before or after the Closing Date) except as expressly provided in Sections 2.8, 2.9 and 2.10; (ii) obligations and Liabilities relating to the Transferred Assets in respect of which Purchaser received a credit to the Cash Consideration pursuant to Section 2.4 or 2.8; and (iii) obligations and Liabilities relating to COBRA Coverage pursuant to Section 7.5 or assumed pursuant to Section 7.9, if any.

          (b)   Notwithstanding anything herein or in any other Transaction Document to the contrary, and regardless of any disclosure to Purchaser, except for the Assumed Liabilities specifically set forth in Section 2.3(a) above, Purchaser shall not assume or have any responsibility for any obligation or Liability of Seller or the Netherlands Subsidiary or their Affiliates that is not an Assumed Liability, including, but not limited to, any obligations or Liabilities relating to (i) the Excluded Leases, (ii) the Retained Litigation, (iii) any Contract that is not an Assigned Contract, (iv) any Employee Benefit Plans (other than obligations and Liabilities relating to COBRA Coverage pursuant to Section 7.5 or assumed pursuant to Section 7.9, if any), (v) any other Excluded Asset, (vi) the conduct or operation of the North America Business and any other businesses of Seller and its Affiliates other than the Non-North America Business, or (vii) the conduct or operation of the Non-North America Business or the ownership of the Transferred Assets during the period prior to the close of business on the Closing Date (except for the obligations and Liabilities assumed pursuant to Section 2.3(a)(i) and (iii)) (collectively, the "Excluded Liabilities").

        2.4    Closing; Purchase Price.

          (a)   The closing (the "Closing") of the purchase and sale of the Transferred Assets and the assumption of the Assumed Liabilities shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 525 University Ave., Palo Alto, California, at 6:00 a.m., San Francisco time on the third business day after and excluding the date on which the conditions to Closing set forth in Article VIII hereof (other than those conditions which by their nature are to be satisfied concurrently with the Closing) shall have been satisfied or waived or at such other place, time and date as agreed in writing by Purchaser and the Seller. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date." The Closing shall be deemed to occur as of the close of business on the Closing Date.

          (b)   In consideration of the transfer of the Transferred Assets to Purchaser, and in reliance on the representations and warranties of Seller and the Netherlands Subsidiary contained in this Agreement, at the Closing, Purchaser shall (i) pay Seller and the Netherlands Subsidiary the aggregate amount of Twenty Five Million Five Hundred Thousand Dollars (US$25,500,000), which amount shall be adjusted as provided in this Section 2.4, Section 2.8 and Section 2.12(a), in cash (the "Cash Consideration") by wire transfer of immediately available funds to an account or accounts designated in writing by Seller no later than one business day prior to Closing and (ii) assume the Assumed Liabilities. The Cash Consideration shall be decreased by an amount equal to Six Hundred Fifty One Thousand Dollars (US$651,000) per month for the time period that elapses from the execution of this Agreement to the Closing Date, pro rated for the actual number of days in such period based on 30 days in a month.

          (c)   All expenses and other liabilities arising from the Non-North America Business up until the close of business on the Closing Date, including assessments levied against the Transferred Assets, salesperson advances, property and equipment rentals, amounts owing under the San Mateo Lease, sales taxes, applicable copyright or other fees, sales and service charges, and similar prepaid and deferred items shall be prorated between Purchaser, on the one hand, and Seller and the Netherlands Subsidiary, on the other hand, in accordance with the principle that Seller and its Affiliates shall be responsible for all expenses, costs and liabilities allocable to the conduct of the Non-North America Business for the period prior to the close of business on the Closing Date, and Purchaser shall be responsible for all expenses, costs and liabilities allocable to the conduct of the Non-North America Business for the period after the close of business on the Closing Date; provided that, Seller and its Affiliates shall be solely responsible for all intercompany accounts among Seller and its Affiliates. The Cash Consideration shall be increased or decreased as required to effectuate the foregoing proration of expenses and liabilities. This Section 2.4(c) is subject to the provisions of Sections 2.8, 2.9 and 2.12. A preliminary schedule that estimates such allocation, calculated in accordance with the foregoing, is attached hereto as Schedule 2.4(c).

          (d)   The Cash Consideration shall be decreased by an amount equal to (i) any customer payments and deposits received by Seller or the Netherlands Subsidiary prior to the close of business on the Closing Date but attributable to products or services to be provided by Purchaser after the close of business on the Closing Date (including any interest owing thereon), (ii) any other advance payments or deposits, to the extent any of the foregoing payments or deposits are attributable to products or services to be provided after the close of business on the Closing Date and (iii) the cost of all accrued vacation for Transferred Employees prior to the Closing Date, as provided for in Section 7.3 of this Agreement. A preliminary schedule that estimates all such payments, deposits and accrued vacation, calculated in accordance with the foregoing is attached hereto as Schedule 2.4(d).

          (e)   At least 10 business days prior to the Closing, Seller will deliver to Purchaser a report with respect to the Non-North America Business (the "Preliminary Report"), certified as to completeness and accuracy by Seller, showing in detail the preliminary determination of the adjustments referred to in Sections 2.4(c), 2.4(d), 2.4(e), 2.8, 2.9 and 2.10, which are calculated in accordance with such Section as of the Closing Date, together with any documents substantiating the determination of the adjustments to the Cash Consideration proposed in the Preliminary Report. The parties shall negotiate in good faith to resolve any dispute and to reach an agreement prior to the Closing Date on such preliminary adjustments to the Cash Consideration as of the Closing Date (provided that, in the absence of such agreement prior to the Closing Date, the Preliminary Report shall be used for determining any adjustments to the Cash Consideration at Closing) or thereafter in accordance with Section 2.4(f) below. The adjustments shown in the Preliminary Report, as adjusted by agreement of the parties, will be reflected as an adjustment to the Cash Consideration payable at the Closing.

          (f)    Within 90 days after the Closing Date, Purchaser shall deliver to Seller a report with respect to the Non-North America Business (the "Final Report"), showing in detail the final determination of any adjustments which were not calculated as of the Closing Date and containing any corrections to the Preliminary Report, together with any documents substantiating the final calculation of the adjustments proposed in the Final Report. If Seller shall conclude that the Final Report does not accurately reflect the adjustments and prorations to be made to the Cash Consideration in accordance with this Section 2.4, Seller shall, within 30 days after its receipt of the Final Report, provide to Purchaser its written statement of any discrepancies believed to exist. Purchaser and Seller shall use good faith efforts to jointly resolve the discrepancies within 30 days of Purchaser's receipt of Seller's written statement of discrepancies, which resolution, if achieved, shall be binding upon all parties to this Agreement and not subject to dispute or judicial review. If Purchaser and Seller cannot resolve the discrepancies to their mutual satisfaction within such 30-day period, Purchaser and Seller shall, within the following 10 days, jointly designate a national independent public accounting firm to be retained to review the Final Report together with Seller's discrepancy statement and any other relevant documents. The parties agree that the foregoing independent public accounting firm shall not be one that is regularly engaged by Purchaser or Seller. Such firm shall report its conclusions as to adjustments pursuant to this Section 2.4, which shall be conclusive on all parties to this Agreement and not subject to dispute or judicial review. The conclusion of such firm with respect to each discrepancy shall be within the range established for such item by the Final Report and Seller's discrepancy statement. If Purchaser or Seller is determined to owe an amount to the other, the appropriate party shall pay such amount thereof to the other within three business days after receipt of such determination. The cost of retaining such independent public accounting firm shall be borne equally by the parties.

        2.5    Seller's Deliveries at the Closing.

        At the Closing, Seller and the Netherlands Subsidiary shall deliver or cause to be delivered to Purchaser the following:

          (a)   a Bill of Sale executed by Seller and the Netherlands Subsidiary;

          (b)   such further bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary under applicable Law to vest in Purchaser all right, title and interest in, to and under the Transferred Assets and to evidence Purchaser's assumption of the Assumed Liabilities;

          (c)   an affidavit of Seller stating, under penalties of perjury, Seller's taxpayer identification number and that Seller is not a foreign person in accordance with Section 1445(b)(2) of the Code and the Treasury Regulations promulgated thereunder;

          (d)   the certificates contemplated by Section 8.2(b);

          (e)   short-form assignment agreements, in a form reasonably acceptable to Purchaser and suitable for recordation with applicable Governmental Authorities, executed by an authorized representative of Seller and the Netherlands Subsidiary, as applicable, that assign the Non-North America Intellectual Property to Purchaser:

          (f)    the financial statements required by Section 8.2(e);

          (g)   the Required Consents set forth in Section 8.2(f);

          (h)   the Trademark License Agreement substantially in the form attached hereto as Exhibit A (the "Trademark License Agreement") executed by Seller; and

          (i)    a list of all due dates in Seller's and the Netherlands Subsidiary ordinary course of business for filing with any Governmental Authority any documents necessary to secure, maintain and enforce Purchaser's rights in and to the Copyrights, Patents, and Trademarks included in the Transferred Assets, which due dates occur within ninety (90) days after the Closing Date (the "Government Authority Fee Schedule");

        2.6    Purchaser's Deliveries at the Closing.

        At the Closing, Purchaser shall deliver to Seller the following:

          (a)   the Cash Consideration as adjusted in accordance with 2.4(e);

          (b)   the executed assumption agreement, in a form reasonably satisfactory to Purchaser and Seller, evidencing Purchaser's assumption of the Assumed Liabilities;

          (c)   a certificate of an authorized officer of Purchaser pursuant to Section 8.3(b) hereof; and

          (d)   the Trademark License Agreement executed by Purchaser.

        2.7    Tax Allocation.

          (a)   It is the intent of Purchaser, Seller and the Netherlands Subsidiary that not more than $30,000 of the Cash Consideration (together, the "Aggregate Consideration") shall be allocated to the Transferred Assets of the Netherlands Subsidiary (the "Netherlands Subsidiary Purchase Price"), and the remainder of the Aggregate Consideration shall be allocated to the Transferred Assets of Seller (the "Seller Purchase Price").

          (b)   Purchaser, Seller and the Netherlands Subsidiary further agree (i) to use commercially reasonable efforts to agree upon an allocation of the Seller Purchase Price among the Transferred Assets of Seller and to agree upon an allocation of the Netherlands Subsidiary Purchase Price among the Transferred Assets of the Netherlands Subsidiary, in each case in accordance with the principles of Section 1060 of the Code and the Treasury Regulations promulgated thereunder, and (ii) if the parties agree to either such allocation, to use such allocation for all income Tax purposes, including the preparation and filing of each party's respective IRS Form 8594 (or any successor form) and any Tax Returns.

        2.8    Tax Proration.

        Any ad valorem, property or similar Taxes with respect to the Transferred Assets or the Non-North America Business shall be prorated on a per diem basis through the close of business on the Closing Date, with Seller being responsible for all of such prorated Taxes attributable to the period on or before the close of business on the Closing Date and Purchaser being responsible for all of such prorated Taxes attributable to the period after the close of business on the Closing Date. The Cash Consideration shall be increased or decreased as required to effectuate the resulting amount payable by Purchaser or Seller.

        2.9    Sales Taxes.

        Seller and Purchaser shall each pay fifty percent of all sales, use, excise, transfer, value added, and similar Taxes (for the avoidance of doubt, excluding VAT, income and capital Taxes) imposed by any Governmental Authority in any jurisdiction in connection with the transactions contemplated herein.

        2.10    VAT.

        All sums or other consideration payable by the Purchaser to the Seller pursuant to or in connection with this Agreement are exclusive of VAT. If the relevant Governmental Authority shall determine that VAT is chargeable pursuant to or in connection with this Agreement, the Seller shall notify the Purchaser of that determination within seven days of its being so advised by such Governmental Authority and the Purchaser shall pay to the Seller by way of additional consideration a sum equal to the amount of VAT determined by the Government Authority to be so chargeable within 14 days of the Seller notifying the Purchaser of that determination (against delivery by the Seller of an appropriate VAT invoice).

        2.11    Risk of Loss.

        Until the Closing, any loss of or damage to the Transferred Assets from fire, casualty or any other occurrence shall be the sole responsibility of Seller.

        2.12    Tax Reporting.

        Subject to any Tax elections agreed to be filed by the parties pursuant to the terms of this Agreement in order to reduce, mitigate or eliminate the amount of any Tax that could be imposed with respect to the transactions contemplated by this Agreement, all parties hereto intend that the sale and transfer of the Transferred Assets pursuant to this Agreement will be a fully taxable transaction. None of Purchaser, Seller, the Netherlands Subsidiary or any of their respective Affiliates will, subject to any such Tax elections that are agreed to be filed by the parties, take any position on any federal, state, provincial, local or foreign income or franchise Tax Return, or take any other Tax reporting position that is inconsistent with the treatment of the sale and transfer of such assets as a fully taxable transaction.

ARTICLE III

CERTAIN ACTIONS

        3.1    Seller Stockholder Meeting.

        Seller and its Board of Directors (the "Seller Board") shall take all action necessary in accordance with applicable Law and Seller's Sixth Amended and Restated Certificate of Incorporation (the "Seller Charter") and Amended and Restated Bylaws (the "Seller Bylaws") to duly call and hold, as soon as reasonably practicable after the date hereof, a meeting of the Seller's stockholders (the "Seller Special Meeting") for the purpose of considering and voting upon a resolution approving and adopting the transactions contemplated by this Agreement (the "Acquisition Proposal"). Subject to Section 6.5, the Seller Board will recommend that the Seller's stockholders vote in favor of approval and adoption of the Acquisition Proposal and Seller will use its reasonable best efforts to solicit from its stockholders proxies in favor of such approval and adoption and take all other action necessary or advisable to secure the vote or consent of the stockholders of Seller required by the DGCL, the Seller Charter, the Seller Bylaws or otherwise to effect the transactions contemplated hereby. Seller shall not require any vote greater than a majority of the votes entitled to be cast by the holders of the issued and outstanding shares of Seller Common Stock for approval of the Acquisition Proposal. Notwithstanding anything to the contrary contained in this Agreement, the Seller may adjourn or postpone the Seller Special Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the Acquisition Proposal or, if as of the time for which the Seller Special Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Seller Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Seller Special Meeting.

        3.2    Proxy Statement.

          (a)   Preparation and Filing.    As promptly as practicable but in no event later than 30 calendar days after the date of this Agreement, Seller shall prepare and, subject to review and comment by Purchaser, file with the Commission a proxy statement (the "Proxy Statement") in connection with the transactions contemplated hereby. The Proxy Statement shall include the recommendation of the Seller Board in favor of approval and adoption of the Acquisition Proposal, except to the extent the Seller Board shall have withdrawn or modified its approval or recommendation of this Agreement or the transactions contemplated hereby as permitted by Section 6.5.

          (b)   Commission Comments; Amendments and Supplements.    Seller shall notify Purchaser promptly after the receipt of any comments of the Commission on, or of any request by the Commission for amendments or supplements to, the Proxy Statement and shall supply Purchaser with copies of all correspondence between Seller or any of its representatives and the Commission with respect to the Proxy Statement. Seller shall use its reasonable best efforts to respond to any comments from the Commission with respect to the preliminary Proxy Statement and to make any further filings (including amendments or supplements thereto or, if necessary or appropriate, amendments to any periodic report filed by Seller with the Commission) in connection therewith that Seller shall deem necessary, proper or desirable and shall cause the definitive Proxy Statement to be mailed to Seller's stockholders at the earliest practicable time. If at any time prior to the Closing Date, any event shall occur relating to Purchaser, Seller or any of their respective Subsidiaries or any of their respective officers, directors, partners or Affiliates which should be described in an amendment or supplement to the Proxy Statement, such party shall inform the other promptly after becoming aware of such event. Whenever Purchaser or Seller learn of the occurrence of any event which should be described in an amendment of, or a supplement to, the Proxy Statement, the parties shall cooperate to promptly cause such amendment or supplement to be prepared, filed with and cleared by the Commission and, if required by applicable Law, disseminated to the persons and in the manner required.

        3.3    Reasonable Best Efforts.

        Subject to the terms and conditions of this Agreement and applicable Law, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable, including such actions or things as any other party hereto may reasonably request in order to cause any of the conditions to such other party's obligation to consummate such transactions specified in Article VIII to be fully satisfied. Without limiting the generality of the foregoing, the parties shall (and shall cause their respective directors, officers and Subsidiaries, and use their reasonable best efforts to cause their respective Affiliates, employees, agents, attorneys, accountants and representatives, to) consult and fully cooperate with and provide reasonable assistance to each other in (i) the preparation and filing with the Commission of the Proxy Statement and any necessary amendments or supplements to any of the foregoing; (ii) using all reasonable best efforts to obtain all necessary consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications, or other permissions or actions by, and giving all necessary notices to and making all necessary filings with and applications and submissions to, any Governmental Authority or other Person; (iii) using all reasonable best efforts to cause to be lifted any permanent or preliminary injunction or restraining order or other similar order issued or entered by any court or Governmental Authority (an "Injunction") of any type referred to in Sections 8.2(d) and 8.3(c); (iv) providing all such information about such party, its Subsidiaries and its officers, directors, partners and Affiliates to, and making all applications and filings with, any Governmental Authority or other Person as may be necessary or reasonably requested in connection with any of the foregoing; and (v) in general, consummating and making effective the transactions contemplated hereby; provided, however, that in order to obtain any consent, approval, waiver, license, permit, authorization, registration, qualification, or other permission or action or the lifting of any Injunction, or causing to be rescinded or rendered inapplicable any statute, rule or regulation, referred to in clause (ii) of this sentence, no party shall be required to pay any consideration (other than customary filing and similar fees), to divest itself of any of, or otherwise rearrange the composition of, its assets or to agree to any of the foregoing or any other condition or requirement that limits, restricts or otherwise imposes requirements on the existence or operations of the parties or any of their respective Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER AND THE
NETHERLANDS SUBSIDIARY

        Except as set forth in the Seller Disclosure Letter prepared by Seller and the Netherlands Subsidiary and delivered to Purchaser simultaneously with the execution hereof, the Seller and the Netherlands Subsidiary each hereby represents and warrants, jointly and severally, to Purchaser as follows:

        4.1    Authority; No Conflicts; Governmental Consents; Corporate Matters.

          (a)   Seller (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership of its properties makes qualification necessary, except where the failure to be so qualified would not reasonably be likely to have a Material Adverse Effect on the Seller. Seller has made available to Purchaser true and complete copies of the Seller Charter and Seller Bylaws in effect on the date hereof. No corporate action has been taken with respect to any amendment to the Seller Charter or the Seller Bylaws (except for any such amendments that have become effective and are reflected in the copies of the Seller Charter and the Seller Bylaws delivered by Seller to Purchaser as described in the preceding sentence) and no such corporate action is currently proposed. Seller's minute books, true and complete copies of which have been made available to Purchaser, contain the minutes (or draft copies of the minutes) of all meetings of directors and stockholders of Seller since January 1, 2002 until the date hereof, and (subject to the proviso below) such minutes accurately and fairly reflect in all material respects the actions taken at such meetings; provided, however, that Seller shall have no obligation to make available to Purchaser any draft minutes and shall be permitted to redact portions of minutes that relate to the sale of the North America Business or the Non-North America Business, or of the Seller or the Netherlands Subsidiary, and negotiations with the parties to this Agreement, their respective Affiliates and other parties, other than materials relating to negotiations with Customers.

          (b)   Each of Seller and the Netherlands Subsidiary has all requisite corporate power and authority to enter into this Agreement and the Transaction Documents and, subject to Seller obtaining the approval of its stockholders specified in Section 4.15, to perform its obligations hereunder and consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of Seller and the Netherlands Subsidiary of this Agreement and the Transaction Documents and the consummation by each of Seller and the Netherlands Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by the Seller Board and the board of directors of the Netherlands Subsidiary, respectively, and by all other necessary corporate action on the part of each of Seller and the Netherlands Subsidiary, subject, in the case of the consummation by Seller and the Netherlands Subsidiary of the transactions contemplated hereby and thereby, to the approval of the Seller's stockholders described in the previous sentence. This Agreement has been duly executed and delivered by Seller and the Netherlands Subsidiary and is, and each of the Transaction Documents, when duly executed and delivered by Seller and the Netherlands Subsidiary, as applicable, will be, assuming due and valid authorization and delivery by Purchaser, in each case, a valid and binding obligation of Seller and the Netherlands Subsidiary, enforceable against Seller and the Netherlands Subsidiary, as applicable, in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

          (c)   The execution and delivery by each of Seller and the Netherlands Subsidiary of this Agreement does not and the execution and delivery of the Transaction Documents will not, and the performance by each of Seller and the Netherlands Subsidiary of its obligations hereunder or thereunder and the consummation by each of Seller and the Netherlands Subsidiary of the transactions contemplated hereby and thereby will not:

              (i)  assuming approval and adoption of the Acquisition Proposal by the Seller's stockholders as contemplated by Section 4.15, conflict with or violate the Seller Charter or the Seller Bylaws or the charter, bylaws or similar organizational documents of any Subsidiary of Seller;

             (ii)  require any consent, approval, order or authorization of or other action by any Governmental Authority (a "Governmental Consent") or any registration, qualification, declaration or filing with or notice to any Governmental Authority (a "Governmental Filing"), in each case on the part of Seller or any Subsidiary of Seller, except for (A) the Governmental Consents and Governmental Filings with foreign, state and local Governmental Authorities described in Section 4.1(c)(ii) of the Seller Disclosure Letter, and (B) the filing with the Commission of (1) the Proxy Statement as contemplated by Section 3.2 and (2) such reports under Sections 13(a), 13(d) or 15(d) of the Exchange Act as may be required in connection with this Agreement or the transactions contemplated hereby;

            (iii)  except as described on Section 4.1(c)(iii) of the Seller Disclosure Letter, require, on the part of Seller or any Subsidiary of Seller, any consent by or approval or authorization of or notice to any other Person (other than a Governmental Authority), under any Assigned Contract;

            (iv)  conflict with or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination under, or acceleration of any obligation or any increase in any payment required by (any such conflict, violation, breach, default, right of termination or acceleration or increase, a "Violation"), any Contract; or

             (v)  assuming approval and adoption of the Acquisition Proposal by the Seller's stockholders as described in Section 4.15 and assuming that the Governmental Consents and Governmental Filings specified in subclause (ii) of this Section 4.1(c) are obtained, made and given, result in a Violation of, under or pursuant to any law, rule, regulation, order, judgment or decree applicable to Seller or any Subsidiary of Seller, or by which any of their respective properties or assets are bound.

          (d)   The Netherlands Subsidiary is a corporation, duly organized and validly existing under the laws of the jurisdiction in which it is organized and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which qualification is necessary, except where the failure to be so qualified would not reasonably be likely to have a Material Adverse Effect on the Seller. The Netherlands Subsidiary has all necessary power and authority to own, lease and operate its properties and to conduct its business as it is now being conducted. Seller has heretofore made available to Purchaser true and complete copies of the certificate of incorporation and by-laws, or other comparable organizational and governing documents, of the Netherlands Subsidiary, each as currently in effect. The Netherlands Subsidiary is a directly, wholly-owned Subsidiary of Seller. The minute books of the Netherlands Subsidiary, true and complete copies of which have been made available to Purchaser, contain the minutes (or draft copies of the minutes) of all meetings of directors and stockholders (or their respective equivalents) of the Netherlands Subsidiary, and such minutes accurately and fairly reflect in all material respects the actions taken at such meetings; provided, however, that Seller shall have no obligation to make available to Purchaser any draft minutes and shall be permitted to redact portions of minutes that relate to the sale of the North America Business or the Non-North America Business, or of the Seller or the Netherlands Subsidiary, and negotiations with the parties to this Agreement, their respective Affiliates and other parties (but not including negotiations with Customers).

        4.2    SEC Filings; Financial Statements; Absence of Changes.

          (a)   Seller (i) has made available to Purchaser accurate and complete copies of all reports, registration statements, definitive proxy statements and other documents (including exhibits and in each case together with all amendments thereto) filed by Seller with the Commission on or after September 16, 2003 to the date of this Agreement, and (ii) agrees to timely file, and to make available to Purchaser promptly after the filing thereof true and complete copies of, all reports, registration statements, proxy statements and other documents (including exhibits and in each case together with all amendments thereto) (such reports, registration statements, proxy statements and other documents, together with any amendments thereto, are collectively referred to as the "Seller Commission Filings"). The Seller Commission Filings filed with the Commission constitute, and the Seller Commission Filings to be made after the date hereof and on or before the Closing Date will constitute, all of the documents (other than preliminary materials) that Seller was or will be required to file with the Commission from September 16, 2003, to the date hereof and the Closing Date, respectively. As of their respective filing dates (or if amended or superseded by a filing, then on the filing date of such amending or superseding filing), the Seller Commission Filings (i) were, and will be, prepared in accordance, and complied, or will comply, in all material respects, with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Seller Commission Filings and (ii) did not, and will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b)   Each of the audited consolidated financial statements and unaudited interim financial statements (including, in each case, any related notes thereto) contained (or to be contained) in the Seller Commission Filings (the "Seller Financials"), as of their respective filing dates, (i) complied, or will comply, in all material respects with the published rules and regulations of the Commission with respect thereto, (ii) was, or will be, prepared in accordance with GAAP (except as may be indicated in the notes thereto) and (iii) fairly presented, or will fairly present, in all material respects the consolidated financial position of Seller as at the respective dates thereof and the results of Seller's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments; provided, however, that no representation is made with respect to any financial information included in the proxy statement relating to the transaction contemplated by the Double C Agreement or any filing made on Form 8-K relating thereto. The balance sheet of Seller contained in Seller's Form 10-Q for the quarter ended February 28, 2005 as filed with the Commission is hereinafter referred to as the "Seller Balance Sheet."

          (c)   Except as disclosed in the Seller Balance Sheet or as disclosed in Section 4.2(c) of the Seller Disclosure Letter, Seller and its Subsidiaries have no Liabilities required by GAAP to be set forth on a consolidated balance sheet that were not reflected or reserved against in accordance with GAAP in the Seller Balance Sheet which are, individually or in the aggregate, material to the Non-North America Business, results of operations or financial condition of Seller and its Subsidiaries, except for (i) liabilities incurred since the date of the Seller Balance Sheet in the ordinary course of business consistent with past practices that are not, individually or in the aggregate, material to the Non-North America Business or Seller and its Subsidiaries and (ii) Liabilities incurred pursuant to this Agreement. Except for lease payments due under the UK Lease that are not yet due and payable and Liabilities relating to the Business Employees incurred since the date of the Seller Balance Sheet in the ordinary course of business or other accounts payable incurred since the date of the Seller Balance Sheet in the ordinary course necessary for the operation of the business conducted by the Netherlands Subsidiary, the Netherlands Subsidiary has no Liabilities required by GAAP to be set forth on a consolidated balance sheet that were not reflected or reserved against in accordance with GAAP in the Seller Balance Sheet.

          (d)   Absence of Certain Changes, Events and Conditions. Except as otherwise disclosed in the Seller Commission Filings filed prior to the date of this Agreement or as set forth on Section 4.2(d) of the Seller Disclosure Letter, since February 28, 2005 through the date of this Agreement, there has not been any change, and no event has occurred and no condition exists, that individually or together with all other such changes, events and conditions, has had or is reasonably likely to have a Material Adverse Effect on the Seller, the Non-North America Business or the Transferred Assets.

          (e)   The financial model that estimates the operating expenses and receipts for the Non-North America Business that has previously been provided to Purchaser was prepared in good faith, is based upon reasonable assumptions based upon all material information regarding the matters set forth therein that are known to Seller, and represents Seller's current reasonable estimate of the future financial performance of the Non-North America Business.

        4.3    Proxy Statement.

        None of the information supplied or to be supplied by or on behalf of Seller for inclusion or incorporation by reference in, and that is included or incorporated by reference in the Proxy Statement or any amendment or supplement thereto, will, at the time of mailing of the Proxy Statement to the Seller's stockholders or at the time of the Seller Special Meeting or any other meeting of the Seller's stockholders to be held in connection with the transactions contemplated hereby, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The

Proxy Statement and the furnishing thereof by Seller will comply in all respects with the applicable requirements of the Securities Act, the Exchange Act and the DGCL.

        4.4    Taxes.

        (i) Each of Seller and the Netherlands Subsidiary has filed or caused to be filed in a timely manner (taking into account valid extensions of time to file) all income Tax Returns and all other material Tax Returns it was required to file with respect to the Transferred Assets and the Non-North America Business, and all such Tax Returns are correct and complete in all material respects; (ii) each of Seller and the Netherlands Subsidiary has paid or caused to be paid, or has made adequate provision on the most recent Seller Financials for the payment of, all Taxes shown as owing on any such Tax Return and all other material Taxes owed by such entity with respect to the Transferred Assets and the Non-North America Business (whether or not such Taxes are shown on any Tax Return); (iii) each of Seller and the Netherlands Subsidiary has duly and timely withheld, remitted and paid all Taxes required by Law to have been withheld and paid in connection with any amounts paid, credited or owing to any Persons; (iv) the Netherlands Subsidiary has duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, required by Law to be collected by it and has duly and timely remitted, and will duly and timely collect and remit, to the appropriate Governmental Authority, any such amounts required by Law to be collected and remitted by it in respect of any matter, transaction or event arising prior to Closing; (v) none of the Tax Returns filed by Seller or the Netherlands Subsidiary with respect to the Transferred Assets or the Non-North America Business is currently being audited by any taxing authority, and there are no other examinations, requests for information or other administrative or judicial proceedings pending or threatened in writing with respect to any Taxes of Seller or the Netherlands Subsidiary that could materially and adversely affect Purchaser after the Closing; (vi) no taxing authority has asserted in writing any deficiency or claim for additional Taxes against, or any adjustment of Taxes relating to, Seller or the Netherlands Subsidiary with respect to Transferred Assets or the Non-North America Business; (vii) there are no outstanding Liens for taxes that have been filed by any taxing authority against any of the Transferred Assets except Liens for current Taxes that are not yet due and payable or being contested in good faith; and (viii) the Netherlands Subsidiary will not sell or otherwise transfer a "United States real property interest," within the meaning of Section 897(c) of the Code, to Purchaser (or an Affiliate of Purchaser) in connection with this Agreement.

        4.5    Assets Other than Real Property Interests.

          (a)   Seller and the Netherlands Subsidiary each has good, valid and marketable title to all of the Transferred Assets owned or held by it, in each case free and clear of all Liens except Permitted Liens. All Transferred Assets, including machinery and equipment, owned, leased or otherwise used by Seller or the Netherlands Subsidiary are in good operating condition and repair and are suitable and adequate for the uses to which they are being put. Upon the Closing, Purchaser will have good and transferable title to the Transferred Assets, free and clear of any Liens except Permitted Liens.

          (b)   With the exception of the Excluded Assets, the Transferred Assets comprise all the assets employed by Seller or its Subsidiaries in connection with the Non-North America Business. The Transferred Assets comprise all the assets necessary for the conduct of the Non-North America Business immediately following the Closing in substantially the same manner as currently conducted.

        4.6    Real Property Interests.

        Seller has made available to Purchaser a true and complete copy of the San Mateo Lease. The San Mateo Lease is legal, valid, binding, enforceable and in full force and effect and represents the entire agreement between the landlord and Seller with respect to such property. Neither Seller nor, to the knowledge of Seller, any other party to such lease is in breach or default in any material respect of such lease, and, to the knowledge of Seller, no event has occurred that, with notice or lapse of time, or both, would constitute a material Violation under such San Mateo Lease. The Transferred Assets include no other real property interest of any kind.

        4.7    Intellectual Property.

        Notwithstanding anything to the contrary and other than Section 4.7(k), the representations and warranties of this Section 4.7 only apply to the Transferred Assets being conveyed to the Purchaser pursuant to Section 2.1 and the conduct of the Non-North America Business. Except as set forth in Section 4.7 of the Seller Disclosure Letter (where applicable):

          (a)   Ownership.    Section 4.7(a)(i) of the Seller Disclosure Letter sets forth a true and complete list of all Registered Non-North America Intellectual Property Rights and a description of the Non-North America Navigator Platforms that will be conveyed to the Purchaser as part of the Non-North America Intellectual Property, specifying as to each such Intellectual Property right, as applicable, (x) whether such Intellectual Property right is owned by, or licensed to, Seller or the Netherlands Subsidiary and assigned to Purchaser, (y) the owner of such Intellectual Property right, and (z) the jurisdiction by or in which such Intellectual Property right has been issued or registered or in which an application for such issuance or registration has been filed including the registration or application numbers thereof. The Seller is the sole owner of all Non-North America Intellectual Property purported to be owned by the Seller or its Subsidiaries and will provide Purchaser with good title to all Non-North America Intellectual Property, and after the Closing, Purchaser or its designee pursuant to Section 10.1 will exclusively own and, have the exclusive right to use the Non-North America Navigator Platforms and enforce all rights associated with such Non-North America Intellectual Property, subject to the Technology Cross-License Agreement and License Agreements that exist as of the Closing as set forth in Section 4.7(b) of the Seller Disclosure Letter. Except as set forth in Section 4.7(b) of the Seller Disclosure Letter, Seller has not granted to any Person not a party to this Agreement a license to any of the Non-North America Intellectual Property, nor are any of the Non-North America Intellectual Property licensed to Seller or any other Person or jointly owned by Seller and any other Person. Except for matters in prosecution before any Government Authority for registration of Intellectual Property of which there are no third party interference actions pending or threatened, none of the Non-North America Intellectual Property is the subject of any action seeking to deny, modify or revoke any related registration or application, there are no third party interference actions pending with respect to the matters in prosecution, and Seller has received no written or oral notice in which such action is threatened. Seller has the right to transfer or assign to Purchaser the Non-North America Intellectual Property free and clear of all encumbrances, and the Non-North America Intellectual Property assigned to Purchaser under this Agreement constitutes all of the Intellectual Property and technology used in or reasonably necessary to enable Seller or Purchaser to run the Non-North America Business as now conducted or contractually obligated by the Seller and its Subsidiaries under Customer agreements, to be conducted, including the design, development, manufacture, use, import, licensing and sale of the Non-North America Navigator Platforms. Except as set forth in Section 4.7(a)(ii) of the Seller Disclosure Letter, Seller has the right to make, use, sell, offer for sale, import, copy, distribute, modify, perform, display, disclose, market, or otherwise enforce, practice, lease, license or otherwise exploit the products and services of the Non-North America Business free from any royalty or other obligation to third parties. The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any of the Intellectual Property rights in the Non-North America Intellectual Property. The Government Authority Fee Schedule delivered pursuant to Section 2.5(i) sets forth maintenance fees, responses to official action or other action that will become due within 90 days after the Closing Date.

          (b)   License Agreements.    Section 4.7(b) of the Seller Disclosure Letter sets forth a true and complete list of all License Agreements, specifying the name of the parties thereto, and whether the License Agreement is an inbound license or an outbound license. Each License Agreement is valid and binding on all parties thereto and enforceable in accordance with its terms and is assignable to

  Purchaser as provided herein. Seller and its Subsidiaries are in compliance with, and have not breached any terms of any such License Agreement and, to the knowledge of Seller, all other parties to such License Agreement are in compliance with, and have not breached any term of, such License Agreements. Seller has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software that are used or necessary to create, modify, compile, operate or support any software that is Non-North America Intellectual Property or is incorporated into the Non-North America Navigator Platforms. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of any License Agreement. Following the Closing Date, the Purchaser will be permitted to exercise all of the Seller's rights under such License Agreement to the same extent the Seller would have been able to had the transactions contemplated by this Agreement not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments which the Seller would otherwise be required to pay had such transactions contemplated hereby not occurred.

          (c)   Noninfringement.    The copying, modification, display, performance, disclosure, lease, sublicenses, sale, manufacture, offer for sale, importation or other use (collectively, the "Use") of the North America Navigator Platforms and North America Intellectual Property pursuant to the rights granted under the Technology Cross-License Agreement, the Non-North America Navigator Platform (and the Use thereof) and/or the conduct of the Non-North America Business as currently conducted and as contractually obligated by Seller to Customers to be conducted do not infringe or misappropriate any Intellectual Property right of any third party or violate any right of any third party (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction in which it currently conducts business, and to the knowledge of the Seller, any other jurisdiction, and neither Seller nor its Subsidiaries have received written or oral notice alleging anything to the contrary, nor to the knowledge of Seller is there a valid basis for a third party to allege any of the foregoing.

          (d)   Creation of Non-North America Intellectual Property.    All of the Non-North America Intellectual Property purported to be owned by Seller or the Netherlands Subsidiaries has been lawfully acquired or created by employees of Seller or its Subsidiaries acting within the scope of their employment or by independent contractors of Seller or its Subsidiaries who have executed agreements expressly assigning all right, title and interest in such Non-North America Intellectual Property to Seller or its Subsidiaries. Seller has provided to Purchaser true and correct copies of the forms for such assignments. No person who has provided to Seller or any of its Subsidiaries any Non-North America Intellectual Property owned by or licensed to Seller has ownership rights or license rights to improvements, enhancements or other modifications or derivatives made by or for the Seller in such Intellectual Property. No government, military or quasi governmental funding, facilities of a university, college, other educational institution or research center or funding from similar third parties was used in the development of any Non-North America Intellectual Property. In each case in which the Seller or any of its Subsidiaries has acquired, other than through a license, any Transferred Asset from any person, the Seller or its Subsidiary has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in and to all such Transferred Asset (including all associated Intellectual Property and the right to seek past and future damages with respect thereto) to the Seller. Seller has recorded any assignment of registered Intellectual Property assigned to the Company with the relevant Governmental Entity in accordance with applicable laws and regulations in each jurisdiction in which such assignment is required to be recorded.

          (e)   Validity.    To the knowledge of Seller, all rights in the Registered Non-North America Intellectual Property (other than pending applications) are valid and enforceable and the Seller and its Subsidiaries have no knowledge of any facts or circumstances that would render any Intellectual Property invalid or unenforceable, and no written or oral notice has been received alleging anything to the contrary. All required maintenance or similar fees or annuities for Registered Non-North America Intellectual Property have been timely paid and all required affidavits and renewals due through the Closing Date have been filed or will be filed by the Closing Date, in connection with the Registered Non-North America Intellectual Property (including pending applications). To the knowledge of Seller and the Netherlands Subsidiary, there have been no acts or omissions that reasonably could be construed as inequitable conduct that would adversely affect the Patents within the Non-North America Intellectual Property. Neither Seller nor any of its Subsidiaries are a party to any source code escrow agreement that includes any portion of the Non-North America Navigator Platforms.

          (f)    Confidentiality.    No Trade Secret of the Non-North America Business has been disclosed to any third party other than pursuant to written non-disclosure agreements, and Seller and its Subsidiaries have used commercially reasonable efforts to preserve the secrecy of Trade Secrets and all Non-North America Intellectual Property or other information the value of which to Seller is dependent upon maintenance of the confidentiality thereof. Seller has disclosed or made available the source code and system documentation relating to the Non-North America Navigator Platform only to employees or consultants of Seller who required such disclosure or access and who have executed written confidentiality agreements governing their use of such source code and documentation. There is no unauthorized use, infringement or misappropriation of the Non-North America Intellectual Property by any current or former employee, officer, consultant or independent contractor of Seller or its Affiliates.

          (g)   No Infringers.    To the knowledge of Seller and the Netherlands Subsidiary, no third party, employee of Seller or its Subsidiaries or former employee of Seller or its Subsidiaries has infringed or misappropriated any Non-North America Intellectual Property.

          (h)   No Restrictions.    There are no settlements, forbearances to sue, consents, judgments or orders that do or may: (i) restrict Seller's or its Subsidiaries' rights to use any Non-North America Intellectual Property; (ii) restrict the conduct of the Non-North America Business in order to accommodate a third party's Intellectual Property, including entering into any agreement under which Seller or any of its Subsidiaries has granted any covenant not to sue, assert or exploit any Intellectual Property right of the Seller or any of its Subsidiaries, or entering into any agreement under which Seller or any of its Subsidiaries has granted any person the right to bring a lawsuit for infringement or misappropriation of any Non-North America Intellectual Property, (iii) permit third parties to use any Non-North America Intellectual Property other than existing License Agreements set forth in the Seller Disclosure Letter, or (iv) permit the rights of the Seller or its Subsidiary in any Non-North America Intellectual Property to lapse or enter the public domain. Each item of Seller Intellectual Property included in the Transferred Assets is free and clear of any liens, except for the License Agreements as set forth in Section 4.7(b) of the Seller Disclosure Letter and Seller's standard form end user agreements. Seller has provided to Purchaser a true and complete copy of form end user agreements. Seller has not transferred ownership of, or entered into any agreement under which it has Seller's the obligation to transfer any ownership of, or granted any exclusive license to use or distribute (or entered into any agreement under which it has the obligation to grant any exclusive license to use or distribute), or authorized the retention of any exclusive rights to use or joint ownership of, any Non-North America Intellectual Property.

          (i)    Open Source Code.    None of the software, technology and platforms included within the Non-North America Intellectual Property contain any software code that is licensed under any terms or conditions that require that any portion of the software included in such Non-North America Intellectual Property be (i) made available or distributed in source code form other than a source code escrow; (ii) licensed for the purpose of making derivative works; (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind other than permitted by applicable law; or (iv) redistributable at no charge.

          (j)    No Viruses.    Seller has taken reasonable precaution in using antivirus detection software to test and prevent the Non-North America Intellectual Property and Non-North America Navigator Platforms (but not including demonstration or evaluation products) from containing any disabling codes or instructions (a "Disabling Code"), and any material virus or other intentionally created, undocumented contaminant (a "Contaminant"), that may, or may be used to, provide unauthorized access, or unauthorized modifications or deletions, or otherwise damage or disable any Non-North America Intellectual Property or the Non-North America Navigator Platforms (or systems which they interact or interoperate with) or that may result in damage to any of the foregoing. Seller has also taken reasonable precaution in using antivirus detection software to test and prevent components used in or with the Non-North America Intellectual Property and Non-North America Navigator Platforms obtained from third person suppliers from containing any Disabling Codes or Contaminants that may, or may be used to, access, modify, delete, damage or disable any Non-North America Intellectual Property or the Non-North America Navigator Platforms (or systems which they interact or interoperate with) or that might result in damage thereto. Seller and the Netherlands Subsidiary have taken reasonable steps and implemented reasonable procedures (based on standard industry practices) to ensure that its information technology systems utilized by Seller and the Netherlands Subsidiary in the operation of their business are free from Disabling Codes and Contaminants. Seller and the Netherlands Subsidiary have in place appropriate disaster recovery plans, procedures and facilities and have taken all reasonable steps to safeguard its information technology systems utilized by Seller and the Netherlands Subsidiary in the operation of their business and restrict unauthorized access thereto.

          (k)   Technology Cross-License; North America Intellectual Property.    The assignment of the Technology Cross-License by Seller to Purchaser will give Purchaser the right to use the North America Intellectual Property outside North America in accordance with the terms thereof including without limitation the right to develop products. All representations and warranties with respect to the North America Intellectual Property made by Seller to Double C in Section 4.7 of the Double C Agreement (except as otherwise set forth in the Seller Disclosure Letter thereof) are hereby made to Purchaser and are incorporated herein by reference, solely for and to the extent that such representations and warranties are applicable to Purchaser's exercise of its rights under the Technology Cross-License.

        4.8    Contracts.

          (a)   Seller has made available to Purchaser accurate and complete copies of each of the Assigned Contracts as of the date hereof (including exhibits, schedules, roadmaps, annexes and in each case, together with all amendments thereto), all of which are listed on Schedule 1.1(a)(i). Each of the Assigned Contracts is legal, valid, binding, enforceable and in full force and effect and is not subject to any material Violation. Section 4.8(a) of the Seller Disclosure Letter lists all Contracts (each Contract listed in Section 4.8(a) of the Seller Disclosure Letter, a "Material Contract", and collectively the "Material Contracts") that are material to the conduct of the Non-North America Business as presently conducted and to which Seller or any of its Subsidiaries is a party and that are:

              (i)  material Contracts entered into by Seller or its Subsidiaries that bind Seller or its Subsidiaries with respect to the Transferred Assets;

             (ii)  Contracts with television networks (including broadcast and cable networks), cable and direct broadcast system operators, manufacturers of televisions and set-top boxes and advertisers;

            (iii)  Contracts between Seller or an Affiliate of Seller, on the one hand, and any Subsidiary of Seller, on the other hand;

            (iv)  Contracts establishing any joint venture, partnership, strategic alliance, or other material collaboration;

             (v)  Contracts that limit, or purport to limit, the ability of Seller or any of its Subsidiaries to, compete in any line of business or with any Person or in any geographic area or during any period of time or that require Seller or any of its Subsidiaries to deal exclusively with a given Person in respect of a given matter;

            (vi)  Contracts for the sale of any Transferred Asset or the grant of any preferential rights to purchase any Transferred Asset or requiring the consent of any party to the transfer thereof;

           (vii)  Contracts in effect as of the date of this Agreement to which Seller or any of its Subsidiaries is a party and that are material to the conduct of the Non-North America Business, or the use or operation of the Transferred Assets, as presently conducted.

          (b)   Except as disclosed in Section 4.8(b) of the Seller Disclosure Letter, (i) neither Seller nor any of its Subsidiaries is in material default under the terms of any Material Contract or Assigned Contract or in the payment of any principal of or interest on any Indebtedness and (ii) to the knowledge of Seller and the Netherlands Subsidiary, no counterparty to any Material Contract or Assigned Contract is in material default thereunder.

          (c)   Seller has made available to Purchaser copies of all agreements between Seller or the Netherlands Subsidiary and their employees and/or Seller or the Netherlands Subsidiary and their independent contractors that relate to the creation of any of the Transferred Assets, including "work for hire" agreements.

          (d)   The Transferred Assets include all information and other materials that Purchaser may be required to return to any counterparty to any nondisclosure, confidentiality or other similar agreement included in the Assigned Contracts to the extent required by the terms thereof.

        4.9    Legal Proceedings.

        Other than the Patent Lawsuit and except as set forth in Section 4.9 of the Seller Disclosure Letter, as of the date of this Agreement, there is no (a) Legal Proceeding pending or, to the knowledge of Seller or the Netherlands Subsidiary, threatened in writing, against, involving or affecting the Non-North America Business or the Transferred Assets, (b) material judgment, decree, Injunction, rule, or order of any Governmental Authority against the Non-North America Business or the Transferred Assets, or (c) Legal Proceeding pending or, to the knowledge of Seller or the Netherlands Subsidiary, threatened in writing, against Seller or any Subsidiary of Seller that seeks to restrain, enjoin or delay the consummation of the transactions contemplated by this Agreement or that seeks damages in connection therewith. Seller has delivered or made available to Purchaser a true and complete copy of all pleadings and other filings related to the Patent Lawsuit.

        4.10    Licenses; Compliance with Regulatory Requirements.

          (a)   The Seller and its Subsidiaries hold all licenses, franchises, ordinances, authorizations, permits, certificates, variances, exemptions, final and enforceable orders and approvals, domestic or foreign (collectively, the "Licenses"), required for or which are material to the ownership of the Transferred Assets and the operation of the Non-North America Business, except for those Licenses which the failure to hold would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Seller, the Non-North America Business or the Transferred Assets. Seller and each of its Subsidiaries are in compliance with, and have conducted their respective businesses so as to comply with, the terms of their respective Licenses and with all applicable Laws, except where the failure so to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Seller, the Non-North America Business or the Transferred Assets. Without limiting the generality of the foregoing, Seller and its Subsidiaries (i) have all material Licenses of Governmental Authorities required for the operation of the facilities being operated on the date hereof by Seller or any of its Subsidiaries (the

  "Permits"), (ii) have duly and currently filed all reports and other material information required to be filed with any Governmental Authority in connection with such Permits and (iii) are not in violation of any of such Permits, other than the lack of Permits, delays in filing reports or possible violations that have not had and, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Seller, the Non-North America Business or the Transferred Assets.

          (b)   Except as set forth in Section 4.10(b) of the Seller Disclosure Letter and as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Non-North America Business, (i) Seller and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws, (ii) Seller and its Subsidiaries hold all Permits required under Environmental Laws necessary to enable them to own, lease or otherwise hold their assets and to carry on the Non-North America Business as presently conducted, (iii) there are no investigations, administrative proceedings, judicial actions, orders, claims or notices that are pending or, to the knowledge of Seller and the Netherlands Subsidiary, threatened directly against Seller or any of its Subsidiaries arising under any Environmental Laws, (iv) there is no ongoing remediation of or other response action to remove contamination or correct any material adverse environmental or indoor air quality violation, and, to the knowledge of Seller and the Netherlands Subsidiary, no Governmental Authority has proposed or, to the knowledge of Seller and the Netherlands Subsidiary, threatened in writing any such remediation or response against Seller or any of its Subsidiaries, at any real property currently leased or owned by Seller or any of its Subsidiaries, or resulting from any activity of Seller or any of its Subsidiaries, and (v) neither Seller nor any of its Subsidiaries has received any written notice that remains outstanding alleging a violation by or liability of Seller or any of its Subsidiaries, under any Environmental Laws. For purposes of this Agreement, the term "Environmental Laws" means any Law governing the management of hazardous or toxic substances, the protection of natural resources or wildlife, or public health and safety, including the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and any state or foreign law counterpart.

        4.11    Employee Benefits Matters.

          (a)   A complete list of all Employee Benefit Plans that provide benefit coverage to Business Employees is contained in Section 4.11 of the Seller Disclosure Letter. Seller has made available to Purchaser a copy (or, with respect to any unwritten arrangement, a description) of each material Employee Benefit Plan that provides benefit coverage to Business Employees and the latest summary plan description.

          (b)   Each Employee Benefit Plan listed in Section 4.11 of the Seller Disclosure Letter is and has been maintained in compliance with its terms and the provisions of all applicable Laws, including ERISA and the Code, except where failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Seller, the Non-North America Business or the Transferred Assets. Within the six (6) years preceding the date hereof, none of Seller, the Netherlands Subsidiary or any ERISA Affiliate has ever sponsored or maintained an "employee pension benefit plan" subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code. None of Seller, the Netherlands Subsidiary or any ERISA Affiliate has maintained or incurred any liability with respect to any "multiemployer plan" (as defined in Section 3(37) of ERISA).

          (c)   Except as provided in Section 7.9, there are no Employee Benefit Plans as to which Purchaser or any of Purchaser's Affiliates will be required to make any contributions or with respect to which Purchaser or any of Purchaser's Affiliates shall have any obligation or liability whatsoever.

          (d)   Section 4.11 of the Seller Disclosure Letter contains with respect to the Business Employees a complete and accurate list of all qualified beneficiaries, as defined under Section 4980B(g)(1) of the Code, as of the effective date of this Agreement (including qualified beneficiaries who are in the election period for continuation coverage but who have not yet elected continuation coverage), the date of the applicable qualifying event and the nature of the qualifying event relating to the duration of such coverage. There have been no failures with respect to the Business Employees to provide continuation coverage as required by Section 4980B(f) of the Code. Seller agrees to provide to Purchaser at Closing an updated list of the qualified beneficiaries with respect to Business Employees, as described above, effective as of the Closing Date.

          (e)   Except as set forth in Section 4.11 of the Seller Disclosure Letter, there is no Legal Proceeding pending or, to the knowledge of Seller and the Netherlands Subsidiary, threatened with respect to any Employee Benefit Plan covering Business Employees.

        4.12    Labor and Employee Relations.

          (a)   Section 4.12 of the Seller Disclosure Letter contains a complete list of all Business Employees, including a specific identification of the entity that employs them, listing the title or position held, work location, base salary, any commissions or other compensation payable to such employees and leave status (if applicable). Except as set forth on Section 4.12 of the Seller Disclosure Letter, neither the Seller nor any of its Subsidiaries is a party to or obligated under any employment, or consulting or other arrangement entered into or maintained for the benefit of its current or former employees, temporary or leased workers or independent contractors related to the Non-North America Business. Seller has made available to the Purchaser a true and correct copy of each employment related agreement of the Business Employees listed on Section 4.12 of the Seller Disclosure Letter. Each Business Employee, independent contractor and temporary or leased worker has been properly classified for employment tax and employee benefit plan purposes. Seller and each of its Affiliates is and has been in material compliance with all Laws relating to employment, including all such Laws relating to wages, hours, collective bargaining, discrimination, pay equity, employment equity, civil rights, safety and health and workers' compensation except where such non-compliance would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Seller or the Non-North America Business or the Transferred Assets or that could result in Liability to Purchaser or its Affiliates after the Closing. No employees of Seller or its Affiliates are covered by a collective bargaining agreement or similar arrangement. No labor union or other collective bargaining unit represents or claims to represent any of the Business Employees. There are no union campaigns being conducted or threatened with respect to Business Employees.

          (b)   Except as set forth in Section 4.12 of the Seller Disclosure Letter, there is no Legal Proceeding pending or, to the knowledge of Seller and the Netherlands Subsidiary, threatened with respect to any Business Employee.

          (c)   Except for those Employment Contracts listed in Section 4.12 of the Seller Disclosure Letter, there are no Employment Contracts which are not terminable on the giving of reasonable notice in accordance with applicable Law, nor are there any management agreements, retention bonuses or Employment Contracts providing for cash or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement that could reasonably be expected to result in any liability or obligation of the Purchaser..

        4.13    Fairness Opinion.

        The Seller Board has received the opinion of Allen & Company LLC to the effect that, as of the date hereof, the Cash Consideration is fair, from a financial point of view, to Seller (the "Fairness Opinion"). Seller has delivered to Purchaser a true and complete copy of the executed Fairness Opinion. Seller will include an executed copy of the Fairness Opinion in or as an annex to the Proxy Statement.

        4.14    Recommendation of the Seller Board.

        As of the date of this Agreement, the Seller Board, by vote at a meeting duly called and held, has approved this Agreement, determined that the transactions contemplated hereby are expedient and for the best interests of Seller and Seller's stockholders and has unanimously adopted resolutions (which resolutions have not, as of the date of this Agreement, been rescinded or modified) recommending approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of Seller and directing that this Acquisition Proposal be submitted to a vote at the Seller Special Meeting.

        4.15    Vote Required.

        The only vote of stockholders of Seller required under the DGCL, the Seller Charter, the Seller Bylaws or otherwise in order to consummate the transactions contemplated by this Agreement, is the adoption and approval of the Acquisition Proposal by the affirmative vote of a majority of the total number of votes entitled to be cast by the holders of the issued and outstanding shares of Seller Common Stock voting as a single class, and no other vote or approval of or other action by the holders of any capital stock of Seller is required for such approval and adoption.

        4.16    Brokers.

        No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Seller or any of its Subsidiaries that is or will become an Assumed Liability or will otherwise be payable by Purchaser.

        4.17    Transactions with Affiliates.

        Except as set forth in Section 4.17 of the Seller Disclosure Letter, no Affiliate of Seller or the Netherlands Subsidiary (other than each other) owns any property or right, tangible or intangible, that is used in the Non-North America Business.

        4.18    No Investment Company.

        Seller is not an "investment company" subject to the registration requirements of, or regulation as an investment company under, the Investment Company Act of 1940, as amended.

        4.19    Insurance.

        Seller has made available to Purchaser a list of, and true and complete copies of, all insurance policies and fidelity bonds relating to the Non-North America Business. There is no material claim by Seller or its Subsidiaries pending under any of such policies or bonds relating to the Non-North America Business or the Transferred Assets as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums due under all such policies and bonds have been timely paid and Seller and its Subsidiaries have otherwise complied in all material respects with the terms and conditions of all such policies and bonds.

        4.20    Rights Agreement.

        Seller and the Seller Board have taken all necessary action under the Rights Agreement, dated as of May 12, 2003, as amended, by and between Seller and Equiserve Trust Company, N.A. (the "Seller Rights Agreement"), to (i) render the Seller Rights Agreement inapplicable to the sale of the Transferred Assets and the other transactions contemplated by this Agreement and the Voting Agreement, and (ii) provide that (A) Purchaser shall not be deemed an "Acquiring Person" (as defined in the Seller Rights Agreement) as a result of the execution, delivery and performance of this Agreement, the Voting Agreement or any of the transactions contemplated hereby or thereby, and (B) no "Distribution Date" or "Stock Acquisition Date" (each as defined in the Seller Rights Agreement) shall be deemed to have occurred as a result of the execution, delivery and performance of this Agreement or any of the transactions contemplated hereby.

No Distribution Date or Stock Acquisition Date has occurred prior to the date hereof. Seller has provided Purchaser with a true and complete copy of the Seller Rights Agreement in effect on the date hereof.

        4.21    No Alternative Proposal.

        As of the date hereof, Seller has not received any Alternative Proposal that is currently effective and as of February 24, 2004, suspended all discussions relating to any such potential Alternative Proposals.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

        The Purchaser hereby represents and warrants to Seller and the Netherlands Subsidiary as follows:

        5.1    Authority; No Conflicts; Governmental Consents.

          (a)   Purchaser (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

          (b)   Purchaser has all requisite corporate power and authority to enter into this Agreement and the Transaction Documents and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and the Transaction Documents and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and is, and, each of the Transaction Documents, when duly executed and delivered by Purchaser will be, assuming due and valid authorization by Seller and the Netherlands Subsidiary, in each case, a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

          (c)   The execution and delivery by Purchaser of this Agreement does not and the execution and delivery of the Transaction Documents will not, and the performance by Purchaser of its obligations hereunder or thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby will not:

              (i)  conflict with or violate the certificate of incorporation of Purchaser;

             (ii)  require any Governmental Consent or Governmental Filing, in each case on the part of Purchaser, except for the Governmental Consents and Governmental Filings with foreign, state and local Governmental Authorities contemplated by or referred to in this Agreement, including Section 4.1(c)(ii) of this Agreement or Section 4.1(c)(ii) of the Seller Disclosure Letter;

            (iii)  give rise to any Violation of any Contract to which Purchaser is a party, by which Purchaser or any of its respective assets or properties is bound or affected or pursuant to which Purchaser is entitled to any rights or benefits;

            (iv)  assuming that the Governmental Consents and Governmental Filings specified in subclause (ii) of this Section 5.1(c) are obtained, made and given, result in a Violation of, under or pursuant to any law, rule, regulation, order, judgment or decree applicable to Purchaser or by which any of its properties or assets are bound, except for such Violations that will not, individually or in the aggregate, have a Material Adverse Effect on Purchaser.

        5.2    Proxy Statement.

        None of the information concerning Purchaser supplied or to be supplied by Purchaser for inclusion or incorporation by reference in, and that is included or incorporated by reference in, the Proxy Statement or any amendment or supplement thereto, will, at the time of mailing to the Seller's stockholders or at the time of the Seller Special Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        5.3    Litigation.

        As of the date of this Agreement, there is no action, suit, inquiry, proceeding or investigation by or before any court or Governmental Authority pending or, to the knowledge of Purchaser, overtly threatened against or involving Purchaser that is expected to have a Material Adverse Effect on Purchaser or that questions or challenges the validity of this Agreement or any action taken or to be taken by Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby.

        5.4    Brokers.

        No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser, that is or will be payable by Seller.

        5.5    Capital Resources.

        Purchaser has, and will have at the Closing Date, sufficient cash or access to cash to pay the Cash Consideration, as adjusted, to Seller.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

        6.1    Access to Information.

          (a)   During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, upon reasonable notice, Seller and the Netherlands Subsidiary will (and will cause each of its Subsidiaries to) afford to the officers, employees, counsel, accountants and other authorized representatives of Purchaser reasonable access during normal business hours to all properties, personnel, books and records relating to the Non-North America Business, the Transferred Assets and the Assumed Liabilities and furnish to such Persons such financial and operating data and other information concerning the Non-North America Business, the Transferred Assets and the Assumed Liabilities, as such Persons will from time to time reasonably request and instruct the officers, directors, employees, counsel and financial advisors of Seller and its Subsidiaries to discuss the Non-North America Business, the Transferred Assets and the Assumed Liabilities and otherwise fully cooperate with the other party in its investigation of the business of Seller and its Subsidiaries; provided, however, that any such access shall be conducted at a reasonable time under the supervision of personnel of the Seller or its Subsidiaries, as the case may be; provided, further, however, that neither Purchaser nor its representatives shall (i) have the right to conduct any intrusive environmental investigations of any nature including any soil, water, air or structural sampling at the Non-North America Business or any property related thereto; or (ii) subject to Article VII, communicate to Seller's employees, directly or indirectly, without the prior consent of Seller (which consent shall not be unreasonably withheld).

          (b)   At the Closing and for a reasonable time following Closing, not less than 6 months, Seller and the Netherlands Subsidiary shall make available to Purchaser copies of all books and records relating to the Non-North America Business, and sales literature, product information, employment records and files and other information and/or data related to or used by Seller and its Subsidiaries in, or that arise out of, the operation of the Non-North America Business and are not included in the Records, that the Purchaser may reasonably request.

          (c)   Subject to Section 6.4(e) and Section 10.15, nothing herein shall require the Seller to disclose any information to Purchaser if such disclosure would, in its reasonable judgment (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable law, fiduciary duty or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which it or its Affiliates is a party); provided, however, that Seller shall provide Purchaser with notice of the information so withheld and, to the extent requested by Purchaser, shall cooperate with Purchaser to implement such arrangements as may be necessary in order to permit such disclosure without resulting in the effects specified in clauses (i) and (ii).

        6.2    Confidentiality.

          (a)   Except as set forth in this Section 6.2(a) Purchaser shall keep, and shall cause all of its Affiliates, directors, officers, employees and agents (and its Affiliates' respective directors, officers, employees and agents) (such Affiliates and other Persons with respect to any party being collectively referred to as such party's "Representatives") to keep confidential, and Purchaser shall not and shall cause (including by enforcing the terms of any confidentiality or similar agreements) its Representatives to not, disclose any Seller Information. Purchaser and its Representatives shall use the Seller Information solely for the purpose of fulfilling the obligations and exercising the rights of Purchaser under this Agreement. Purchaser shall not use the Seller Information for commercial purposes or to obtain any competitive advantage with respect to Seller. Purchaser shall be responsible for any breach of the obligations set forth in this Section 6.2(a) by Purchaser or any of its Representatives. If Purchaser or any of its Representatives is required by Law or requested by a Governmental Authority to disclose any Seller Information, Purchaser shall provide Seller with prompt notice of any such request or requirement, so that Seller may seek an appropriate protective order or other appropriate remedy. Purchaser shall use all reasonable efforts, at Seller's sole expense, to assist Seller in obtaining a protective order. If, in the absence of such a protective order, Purchaser concludes, after consultation with counsel, that it is legally required to disclose Seller Information to any Governmental Authority, Purchaser or its Representatives may disclose only such information which such counsel advises is legally required to be disclosed to such Governmental Authority; provided, however, that (i) Purchaser shall give Seller reasonable advance written notice of the information to be disclosed and, at Seller's request and sole expense, seek to obtain assurances that it will be accorded confidential treatment, and (ii) neither Purchaser nor any of its Representatives shall be liable for any such disclosure unless such disclosure to a Governmental Authority was caused by or resulted from a previous disclosure by Purchaser or its Representatives not permitted by this Section 6.2(a). The obligations of Purchaser under this Section 6.2(a) with respect to Seller Information relating to (i) the Non-North America Business, shall terminate at Closing (it being understood that all proprietary information included among the Transferred Assets shall become the proprietary information of Purchaser at Closing) and (ii) anything other than the Non-North America Business, shall terminate upon the second anniversary of the Closing; provided that if this Agreement is terminated prior to Closing, such obligations shall terminate upon the second anniversary of such termination.

          (b)   Except as set forth in this Section 6.2(b), Seller shall keep, and shall cause all of its Representatives to keep confidential, and Seller shall not and shall cause (including by enforcing the terms of any confidentiality or similar agreements) its Representatives to not, disclose any Purchaser Information. After the Closing, Seller and its Representatives shall use the Purchaser Information solely for the purpose of fulfilling the obligations and exercising the rights of Seller under this Agreement. After the Closing, Seller shall not use the Purchaser Information for commercial purposes or to obtain any competitive advantage with respect to Purchaser. Seller shall be responsible for any breach of the obligations set forth in this Section 6.2(b) by Seller or any of its Representatives. If Seller or any of its Representatives is required by Law or requested by a Governmental Authority to disclose any Purchaser Information, Seller shall provide Purchaser with prompt notice of any such request or requirement, so that Purchaser may seek an appropriate protective order or other appropriate remedy. Seller shall use all reasonable efforts, at Purchaser's sole expense, to assist Purchaser in obtaining a protective order. If, in the absence of such a protective order, Seller concludes, after consultation with counsel, that it is legally required to disclose Purchaser Information to any Governmental Authority, Seller or its Representatives may disclose only such information which such counsel advises is legally required to be disclosed to such Governmental Authority; provided, however, that (i) Seller shall give Purchaser reasonable advance written notice of the information to be disclosed and, at Purchaser's request and sole expense, seek to obtain assurances that it will be accorded confidential treatment, and (ii) neither Seller nor any of its Representatives shall be liable for any such disclosure unless such disclosure to a Governmental Authority was caused by or resulted from a previous disclosure by Seller or its Representatives not permitted by this Section 6.2(b). The obligations of Seller under this Section 6.2(b) with respect to Purchaser Information relating to (i) the Non-North America Business and the Transferred Assets, shall terminate at the second anniversary of the Closing Date, (ii) any source code, shall survive indefinitely and (iii) the Purchaser's business, shall terminate at the second anniversary of the Closing Date; provided that such obligations under subsections (i) and (ii) shall terminate immediately if this Agreement is terminated prior to Closing.

          (c)   For purposes of this Section 6.2, "Seller Information" means all confidential or proprietary non-public information furnished by Seller or its Representatives to Purchaser or its Representatives before or after the date of this Agreement including, but not limited to, confidential or proprietary non-public information of, or relating to, the North America Business and the Non-North America Business, including all technical and proprietary information and information exchanged in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby (including information provided by Seller or its Subsidiaries pursuant to Section 3.3 and 6.1); provided, that Seller Information shall not include information which (A) was or becomes available to Purchaser on a non-confidential basis prior to its disclosure by Seller, (B) was or becomes generally available to the public other than as a result of a disclosure by Purchaser or its Representatives that is not permitted by Section 6.2(a), or (C) becomes available to Purchaser on a non-confidential basis from a source other than Seller, or any of its Representatives, provided that to the knowledge of Purchaser such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Purchaser or Seller.

          (d)   For purposes of this Section 6.2, "Purchaser Information" means all confidential or proprietary non-public information furnished by Purchaser or its Representatives to Seller or its Representative before or after the date of this Agreement including, but not limited to, confidential or proprietary non-public information relating to the Purchaser's business, the Non-North America Business and the Transferred Assets and further including without limitation all technical and proprietary information and information exchanged in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby; provided that Purchaser Information shall not include information which was or becomes generally available to the public other than as a result of a disclosure by Seller or its Representatives that is not permitted by Section 6.2(b).

        6.3    Public Announcements.

        Each party shall consult with, and use commercially reasonable efforts to accommodate the comments of, the other parties before issuing any press release or otherwise making any public statement (whether written or oral) with respect to this Agreement or the transactions contemplated hereby, unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, the National Association of Securities Dealers, Inc. or the Nasdaq Stock Market (in which case the party issuing or making such press release or other public statement shall use its commercially reasonable efforts to consult with the other parties before issuing such press release or making such other public statement). Notwithstanding the preceding sentence, upon execution of this Agreement and upon the Closing, Seller and Purchaser will consult with each other with respect to the issuance of a joint press release with respect to this Agreement and the transactions contemplated hereby.

        6.4    Ordinary Conduct.

        Except as expressly contemplated by this Agreement, the Double C Agreement or as set forth in Schedule 6.4, from the date hereof until the earlier of the termination of this Agreement or the Closing, Seller and the Netherlands Subsidiary each covenants and agrees, unless expressly contemplated by this Agreement or unless Purchaser shall otherwise consent, which consent shall not be unreasonably withheld or delayed:

          (a)   to cause the operations of the Non-North America Business to be conducted in the ordinary course and consistent with past practice and in compliance in all material respects with all obligations under the Assigned Contracts and the San Mateo Lease, use commercially reasonable efforts to preserve all rights, privileges, franchises and other authority adequate or necessary for the conduct of the Non-North America Business substantially as currently conducted and use commercially reasonable efforts consistent with past practice to maintain good relationships with material licensors, licensees, suppliers, contractors, distributors, customers and others having significant business relationships with the Non-North America Business; provided, however, that no action by Seller or any Subsidiary of Seller with respect to matters specifically addressed by any provision of Section 6.4(b) shall be deemed a breach of this Section 6.4(a) unless such action would constitute a breach of any such provision of Section 6.4(b);

          (b)   give prompt notice to Purchaser of (i) the occurrence or non-occurrence of any event that would cause any of Seller's and the Netherlands Subsidiary's representations or warranties contained herein to be untrue and incorrect in any material respect as of the date hereof or untrue and incorrect in any material respect as of the Closing (except for changes permitted or contemplated by this Agreement), (ii) the occurrence of any event that will result, or is reasonably likely to result in the failure of any condition specified in Article VIII hereof to be satisfied, and (iii) any notice or other communication from a third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or that such transactions otherwise may materially violate the rights of or confer material remedies upon such third party; and

          (c)   that it will not, and will not permit any of its Subsidiaries to, take any of the following actions except as expressly contemplated by the Transaction Documents:

              (i)  (A) amend, alter or modify the organizational or governance documents of Seller or the Netherlands Subsidiary, or (B) take any action with respect to liquidation or dissolution of Seller or the Netherlands Subsidiary that would result in a liquidation or dissolution on or prior to the Closing Date;

             (ii)  transfer, issue, sell or dispose of any equity interest or other securities of the Netherlands Subsidiary or grant options, warrants, calls or other rights to purchase or otherwise acquire equity interests of the Netherlands Subsidiary;

            (iii)  sell, assign, transfer, lease, license or otherwise dispose of or agree to sell, assign, transfer, lease, license or otherwise dispose of any of the Transferred Assets, or any material assets or properties of the Non-North America Business;

            (iv)  transfer to any person or entity any rights to the Non-North America Intellectual Property;

             (v)  permit any of the Transferred Assets to become subject to any Lien (other than any Permitted Liens);

            (vi)  materially revalue any of the Transferred Assets or, except as required by GAAP, make any change in accounting methods, principles or practices with respect to the Transferred Assets;

           (vii)  make any Tax election or settle any controversy with a taxing authority if such election or settlement could have a material adverse effect on Purchaser, the Non-North America Business or the Transferred Assets after the Closing;

          (viii)  other than in the ordinary course of business consistent with past practice, enter into any agreement, arrangement or transaction with any Affiliate of Seller with respect to the Non-North America Business other than as expressly contemplated by the Transaction Documents or any such agreement, arrangement or transaction that will terminate or be completed prior to the Closing;

            (ix)  (A) amend, modify or supplement in a manner adverse in any material respect to the Seller or its Subsidiaries or the Non-North America Business any Assigned Contract or (B) enter into, amend, modify or supplement any Contract, if such Contract would have been a Material Contract if it had been in existence on the date of this Agreement;

             (x)  amend, modify or change in any respect in a manner adverse in any material respect to the Seller or its Subsidiaries or the Non-North America Business, or terminate, any Material Contract or any provision or "roadmap" included in any Contract relating to the Non-North America Business in a manner adverse in any material respect to the Seller or its Subsidiaries or the Non-North America Business, except as required to perform obligations under such Contract;

            (xi)  acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory) that are material, individually or in the aggregate, to the Non-North America Business;

           (xii)  permit the Netherlands Subsidiary to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership association or other business organization or division thereof or otherwise acquire any assets (other than inventory);

          (xiii)  modify, amend, terminate or permit the material lapse of any lease of, or reciprocal easement agreement, operating agreement or other material agreement relating to the San Mateo Leased Property;

          (xiv)  except in the ordinary course and consistent with past practice, and with the prior written notice to Purchaser, (A) grant to any Business Employee any increase in compensation or benefits, (B) grant or pay to any Business Employee any severance or termination pay or increase in any manner the severance or termination pay of any Business Employee, except as may be required by applicable Law or pursuant to Contracts existing on the date hereof, (C) with respect to any individual that would become a Transferred Employee, enter into any employment contract (other than "at-will" employment contracts), collective bargaining agreement or similar arrangement, written or oral, or modify the terms of any existing such contract, agreement or arrangement, (D) take any action to accelerate the vesting or payment of any compensation or benefit to any Business Employee under any Employee Benefit Plan or award thereunder or (E) adopt, amend, modify or terminate any Employee Benefit Plan (or any plan that would be an Employee Benefit Plan if adopted) for the benefit of any of the Business Employees, except in each case as may be required by applicable Law or under Contracts existing on the date hereof;

           (xv)  other than in the ordinary course of business consistent with past practice, terminate (other than for cause and subject to Article VII) the employment of any Business Employee or hire any employees to become Business Employees;

          (xvi)  take any action that would or is reasonably likely to result in any of the conditions to the consummation of the transactions contemplated hereby set forth in Article VIII not being satisfied, or would make any representation or warranty of Seller or the Netherlands Subsidiary contained herein inaccurate in any material respect at, or as of any time prior to, the Closing, or that would materially impair the ability of Seller or the Netherlands Subsidiary to consummate the transactions contemplated hereby in accordance with the terms hereof or materially delay such consummation; or

         (xvii)  enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 6.4(c).

          (d)   Seller shall cause its Subsidiaries to take all actions necessary to effectuate the transactions contemplated by this Agreement, including causing the Netherlands Subsidiary and Seller's other Affiliates, if applicable, to transfer and assign any Transferred Assets owned or held by the Netherlands Subsidiary or such Affiliate to Purchaser in accordance with the terms of this Agreement.

        6.5    No Solicitation.

          (a)   From and after the date hereof until the earlier of the effective time of the Closing or the termination of this Agreement in accordance with its terms, Seller agrees that it shall not, nor shall it permit any of its Subsidiaries or Affiliates to, nor shall it authorize or permit any officer, director, employee, agent or representative (including any investment banker, attorney, accountant or other adviser) of Seller or any of its Subsidiaries (the "Restricted Persons") to, directly or indirectly, or otherwise (i) solicit, initiate, encourage or otherwise facilitate any inquiries or the submission of any proposals or offers from any Person that relates to any Alternative Proposal, (ii) participate in any discussions or negotiations regarding any Alternative Proposal, (iii) cooperate with, or furnish or cause to be furnished any non-public information concerning the business or assets of Seller or any of its Subsidiaries, to any Person in connection with any Alternative Proposal, (iv) approve, recommend or permit Seller or any of its Subsidiaries to enter into an agreement or understanding with any Person relating to any Alternative Proposal, (v) amend or grant any waiver or release of any standstill agreement that would reasonably be expected to lead to an Alternative Proposal or (vi) vote for, execute a written consent (or equivalent instrument) in favor of, or otherwise approve or enter into any agreements or understandings with respect to any of the foregoing; provided, however, that nothing contained in this Section 6.5 shall prevent Seller or the Seller Board from (A) complying with Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act with regard to an Alternative Proposal by means of a tender offer; provided that the Seller Board shall not recommend that the stockholders of the Seller tender their shares in connection with a tender offer, except to the extent that the Seller Board by vote determines in its good faith judgment that failure to make such a recommendation would result in a reasonable probability that the Seller Board would breach its fiduciary duties to Seller stockholders under applicable Law, after receiving the advice of outside legal counsel; or (B) making any disclosure to the stockholders of Seller, if the Seller Board by vote determines in its good faith judgment that failure to do so would result in a reasonable probability that the Seller Board would breach its fiduciary duties to Seller's stockholders under applicable Law, after receiving the advice of outside legal counsel. Seller agrees that it will take the necessary steps to promptly inform the Restricted Persons that might reasonably be expected to take the type of actions prohibited by this Section 6.5.

          (b)   At any time prior to the time its stockholders shall have voted to approve the Acquisition Proposal, if the Seller is not otherwise in material violation of this Section 6.5, the restrictions set forth in Section 6.5(a) shall not prevent the Seller (or any Restricted Person), from engaging in discussions or negotiations with, or furnishing confidential information concerning Seller and its business and assets to, a Person who makes a written, unsolicited, bona fide Alternative Proposal after the Seller Board by vote determines in its good faith judgment (after consultation with Seller's outside legal counsel), that such Alternative Proposal is reasonably likely to lead to a Superior Proposal and that failure to take such action would result in a reasonable probability that the Seller Board would breach its fiduciary duties to Seller's stockholders under applicable Law for the purpose of determining whether such Alternative Proposal is a Superior Proposal (for purposes of this Section 6.5(b), to constitute a Superior Proposal such Alternative Proposal, (w) if relating to the issuance by Seller or any of its Subsidiaries of any equity interest in or any voting securities of Seller or such Subsidiary, must contemplate the issuance of more than 50% rather than 20% or more, of the total of such equity interests or voting securities, (x) if relating to the acquisition in any manner of any assets of Seller or its Subsidiaries, must contemplate the acquisition of more than 50%, rather than 20% or more, of the total of such assets, (y) if relating to the acquisition by any Person in any manner of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, outstanding shares of capital stock of Seller, must contemplate the acquisition of more than 50%, rather than 20% or more, of the then outstanding shares of capital stock of Seller), and (z) if relating to any transaction for the Transferred Assets or the Non-North America Business, must contemplate the acquisition of all or substantially all, rather than a material portion, of the Transferred Assets or the Non-North America Business and the assumption of all or substantially all of the Assumed Liabilities, that, (A) is financially superior to the transactions contemplated hereby, taking into account any break-up fees or similar devices, expense reimbursement provisions and conditions to and timing of consummation, and is more favorable and provides greater value to all of the Seller's stockholders than this Agreement, as determined in good faith by the Seller Board after consultation with Seller's financial advisors, which shall be of national reputation, (B) will constitute a transaction for which financing, to the extent required, is then committed or which, in the good faith judgment of the Seller Board, is reasonably capable of being obtained and (C) if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the transaction and the Person making the proposal, as determined in the good faith judgment of the Seller Board (after consultation with its outside legal counsel) (any such Alternative Proposal that (1) is a merger, consolidation, tender offer, share exchange or other business combination or similar transaction involving Seller, or (2) satisfies one of clauses (w), (x), (y) or (z) and, in the case of either (1) or (2), satisfies all of clauses (A), (B) and (C) above is herein referred to as a "Superior Proposal").

          (c)   Seller shall provide Purchaser (for at least three (3) business days following the receipt by Purchaser of a written notice from Seller of a Superior Proposal) an opportunity to propose an amendment to this Agreement to provide for terms and conditions no less favorable than the Superior Proposal, as determined by the Seller Board. Notwithstanding anything in this Agreement to the contrary, the Seller Board may change its recommendation to the stockholders of Seller with respect to this Acquisition Proposal only in the circumstance permitted under the following sentence. In connection with a bona fide Alternative Proposal that is a Superior Proposal and is received prior to the time the stockholders of Seller shall have voted to approve this Acquisition Proposal, the Seller Board may change its recommendation if (i) the Seller Board by vote determines in its good faith judgment that failure to do so would result in a reasonable probability that the Seller Board would breach its fiduciary duties to Seller's stockholders under applicable Law, after receiving the advice of its outside legal counsel, (ii) Seller has complied with its obligation under the first sentence of this Section 6.5(c) in all material respects and the Seller Board has considered in good faith and consistent with its fiduciary duties any proposed changes to this Agreement (if any) proposed by Purchaser, (iii) after taking into account any such proposed changes by Purchaser, such Alternative Proposal remains a Superior Proposal, and (iv) Seller has complied with its obligations under Sections 3.1 and 3.2 and this Section 6.5 in all material respects.

          (d)   Seller shall promptly advise Purchaser orally and in writing of any Alternative Proposal, or any inquiry, offer or proposal or request for information with respect to or which could reasonably lead to any Alternative Proposal (whether made directly to Seller or one of its advisers), the material terms and conditions of such Alternative Proposal or inquiry, offer, proposal or request, and the identity of the Person making any such Alternative Proposal or inquiry, offer, proposal or request. Seller shall keep Purchaser fully informed on a current basis of material developments with respect to the status and details of any such Alternative Proposal or inquiry, offer, proposal or request.

          (e)   Notwithstanding Section 6.5(b), Seller shall not provide any non-public information to a third party unless Seller provides such non-public information pursuant to a non-disclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms set forth in the Non-Disclosure Agreement between Seller and Purchaser dated as of July 15, 2004.

          (f)    Seller shall immediately cease and cause to be terminated any existing discussion or negotiations with any Persons (other than Purchaser) conducted prior to the date of this Agreement with respect to any of the foregoing and will exercise any rights under any confidentiality agreements with any such Persons to require the return or destruction of confidential information provided by Seller or its representatives to any such Persons.

        6.6    Insurance.

        Seller shall keep, or cause to be kept, all material insurance policies presently maintained relating to the Non-North America Business or the Netherlands Subsidiary, or the Transferred Assets, or replacements therefor, in full force and effect through the Closing. Following the Closing, Seller shall have no obligation to insure the Transferred Assets against any loss in or under any insurance policy of Seller or its Affiliates, and Purchaser shall have no rights or obligations with respect to any such policy.

        6.7    Accounts Receivable.

        From and after the Closing, Purchaser shall remit to Seller all accounts receivable attributable to or arising out of the Non-North America Business billed or accrued with respect to the period prior to the close of business on the Closing Date and other related items that are included in the Excluded Assets. Ten days prior to the Closing, Seller will deliver to the Purchaser a schedule setting forth the estimated amount of such accounts receivable as of the close of business on the Closing Date. Purchaser shall have no collection obligations with respect to any such accounts. In the event that after the Closing, Seller or the Netherlands Subsidiary receives any payment for accounts receivables from a Customer or other person attributable to or arising out of the Non-North America Business with respect to the period after the close of business on the Closing Date, Seller will promptly remit the amount of such payment to Purchaser.

        6.8    Non-Competition.

          (a)   Purchaser acknowledges and agrees that pursuant to Section 6.9 of the Double C Agreement, Seller and, following the Closing, Purchaser and its Affiliates as successor to the Non-North America Business, are subject to certain restrictive covenants providing that: (i) beginning on the closing date under the Double C Agreement and ending on the fifth (5th) anniversary thereof (the "Restrictive Period"), Seller, Purchaser and its Affiliates shall not, directly or indirectly, develop, market, license, grant forbearances not to sue, or grant any rights to or authorize the use of, any Non-North America Intellectual Property, including the Non-North America Navigator Platforms or any Derivative Work, for commercial use or deployment in the United States, Canada or Mexico; and (ii) subject to the foregoing provisions, Seller, Purchaser and its Affiliates shall be free to develop, market, license, grant forbearances not to sue, or grant any rights or authorize the use of, or otherwise exploit the Non-North America Intellectual Property, including the Non-North America Navigator

  Platforms, or any Derivative Work, for commercial use or deployment throughout the world. Purchaser hereby agrees that such restrictive covenants shall be binding on Purchaser and its Affiliates (and any of their respective successors in interest), and may be enforced directly by Double C (and its successors-in-interest) against Purchaser and its Affiliates (and any of their respective successors in interest). Purchaser (on behalf of itself and its Affiliates and any of their respective successors in interest) also agrees to be bound by the terms of the Technology Cross-License Agreement and agrees that it may be enforced directly by Double C (and its successors-in-interest).

          (b)   For a period of five (5) years following the Closing Date, Seller shall not, directly or indirectly, solicit or otherwise communicate with any customer of the Non-North America Business for the purpose of inducing such customer (or if the effect of such solicitation or communication shall be to induce such customer) to refrain from or to discontinue its relationship with the Purchaser. For the purpose of this Section 6.8(b), the term "customer" shall include without limitation customers who are parties to any of the Assigned Contracts.

          (c)   For a period of five (5) years following the Closing Date, and except with respect to investments held by Seller as of the date hereof which it continues to hold as of the Closing Date, Seller shall not, within Europe, acquire a financial interest in or be a principal, partner, member, officer, director, owner, agent, representative, employee or consultant to, directly or indirectly, any business the same as, similar to or in general competition with the Non-North America Business operated by Seller at or prior to the Closing.

          (d)   Seller acknowledges that pursuant to Section 6.9 of the Double C Agreement, Double C Technologies, LLC and its Affiliates shall not, during the Restrictive Period (as defined in Section 6.8(a)), directly or indirectly develop, market, license, grant forbearances not to sue, or grant any rights to or authorize the use of, any North America Intellectual Property, including the North America Navigator Platforms, or any successor thereto, for commercial use or deployment in Europe. Seller and Purchaser acknowledge and agree that Purchaser will after the Closing Date have the right to enforce such restrictive covenants against Double C Technologies, LLC (and its successors-in-interest) and its Affiliates (and any of their respective successors in interest).

        6.9    Cooperation.

        Upon Purchaser's written request, Seller and Purchaser will cooperate in using reasonable efforts to attempt to obtain consents required to transfer or assign any Assigned Contracts to Purchaser. Each party hereto shall cooperate with each other and shall cause their respective officers, employees, agents, auditors and representatives to cooperate with each other after the Closing to facilitate the orderly transition of the Non-North America Business to Purchaser and to minimize any disruption to the respective businesses of Seller or the Non-North America Business that might result from the transactions contemplated hereby. Neither party shall be required by this Section 6.9 to take any action that would unreasonably interfere with the conduct of its business or incur extraordinary expenses.

        6.10    Tax Matters.

          (a)   The parties shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Return and the conduct of any Tax audit, litigation or other proceeding involving the Transferred Assets or the Non-North America Business. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The parties further agree (i) to retain all books and records with respect to Tax matters pertinent to the Transferred Assets and the Non-North America Business relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Seller, any extensions thereof) of the respective taxable period, and to abide by all record retention agreements entered into with any Governmental Authority, and (ii) to give each other party reasonable written notice prior to transferring, destroying or discarding any such books and records, and, if any other party so requests, Seller, the Netherlands Subsidiary or Purchaser, as the case may be, shall allow the other party within a reasonable time to take possession of such books and records to the extent they would otherwise be destroyed or discarded.

          (b)   Purchaser and Seller further agree to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or other Person, or to file any election or return, as may be necessary or helpful to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated by this Agreement.

        6.11    Waiver of Bulk Sales Requirement.

        Each of the parties waives compliance with any applicable bulk sales laws, including, without limitation, the Uniform Commercial Code Bulk Transfer provisions. Without limiting the generality of the foregoing, in respect of the purchase and sale of the Transferred Assets under this Agreement, Purchaser shall not require Seller or the Netherlands Subsidiary to comply, or to assist the Purchaser to comply, with such requirements.

        6.12    Non Transferable Assets.

          (a)   Notwithstanding anything to the contrary set forth in this Agreement, nothing contained in this Agreement shall be construed as, or constitute, an attempt, agreement or other undertaking to transfer or assign to Purchaser any asset, property or right that would otherwise constitute a Transferred Asset, but that by its terms is not transferable or assignable to Purchaser pursuant to this Agreement without the consent, waiver, approval, authorization, qualification or other order of one or more Governmental Authorities or other Persons and if such consent, waiver, approval, authorization, qualification or other order is not obtained prior to the Closing and assuming Purchaser has, in the exercise of its sole discretion, elected to waive such consent, waiver, approval, authorization, qualification or other order as a condition to Closing (if such is a condition to Closing) (each, a "Non-Transferable Asset").

          (b)   From and after the Closing and, with respect to each such Non-Transferable Asset, until the earlier to occur of (i) such time as such Non-Transferable Asset shall be properly and lawfully transferred or assigned to Purchaser (ii) such time as the material benefits intended to be transferred or assigned to Purchaser have been procured by alternative means pursuant to Section 6.12(c) hereof and (iii) 6 months from the Closing, (A) the Non-Transferable Assets shall be held by the Seller in trust exclusively for the benefit of Purchaser, and (B) each of the Seller and Purchaser shall cooperate in any good faith, reasonable arrangement designed to provide or cause to be provided for Purchaser the material benefits intended to be transferred or assigned to Purchaser under each of the Non-Transferable Assets and, in furtherance thereof, to the extent permitted under the terms of each such Non-Transferable Asset and under applicable Law (1) Purchaser shall use commercially reasonable efforts to perform and discharge all of the liabilities and other obligations of the Seller under the terms of all such Non-Transferable Assets in effect as of the Closing at Purchaser's expense and (2) the Seller shall use commercially reasonable efforts to provide or cause to be provided to Purchaser all of the benefits of Seller under the terms of such Non-Transferable Assets in effect as of the Closing, including by promptly paying to Purchaser any monies received by the Seller from and after the Closing under such Non-Transferable Assets attributable to the performance of Purchaser thereunder.

          (c)   In the event that the Seller is unable to obtain any consent from any Person under any Non-Transferable Asset after the Closing Date through the use of commercially reasonable efforts, Purchaser shall be entitled to procure the material rights and benefits of the Seller under the terms of such Non-Transferable Asset in effect as of the Closing by alternative means, including, without limitation, by entering into new Contracts with third Persons or otherwise; provided, however, that in the event that the Purchaser shall exercise its rights under this Section 6.12(c) in respect of any Non-Transferable Asset, the obligations of the Seller and Purchaser under Section 6.12(b) in respect of such Non-Transferable Asset shall thereupon cease and expire. This Section 6.12 shall apply equally to the Netherlands Subsidiary with respect to any Non-Transferable Asset owned or held by the Netherlands Subsidiary.

          (d)   The parties further agree, to the extent permitted by applicable Law, (i) that any Non-Transferable Asset referred to in this Section 6.12 shall be treated for all Tax purposes as an asset of Purchaser or its Affiliates, as the case may be, from and after the Closing, and (ii) not to take any Tax reporting position (including on any Tax Return) inconsistent with such treatment, unless otherwise required to do so pursuant to a "determination," as defined in Section 1313 of the Code.

          (e)   Following the Closing Date, to the extent requested by Purchaser, Seller shall, and shall cause its Subsidiaries to, enforce its rights (at Purchaser's expense) pursuant to any nondisclosure, confidentiality or other similar agreement that relates to the Non-North America Business and is not included in the Assigned Contracts.

ARTICLE VII

LABOR AND EMPLOYEE BENEFIT MATTERS

        7.1    Offers of Employment.

        Not less than thirty (30) business days prior to the Closing Date, Purchaser or one of its Subsidiaries shall offer employment to all of the actively employed Business Employees listed on Section 4.12 of the Seller Disclosure Letter, such employment offers to become effective as of the Closing. The Business Employees who accept any such offer and become employees of Purchaser or its Affiliate as of the Closing, as of the first day they commence employment with Purchaser or its applicable Affiliates, shall be referred to as the "Transferred Employees." Effective as of the Closing, or upon commencement of employment with Purchaser or its applicable Affiliates, Purchaser or its applicable Affiliate shall provide each Transferred Employee with (i) a base salary no less favorable than the base salary in effect immediately prior to Closing, and (ii) health and welfare benefits comparable in the aggregate to those provided to such employees by Seller or the Netherlands Subsidiary as in effect immediately prior to Closing.

        7.2    Certain Liabilities.

        All debts and liabilities relating to all Business Employees, including any liabilities accrued under the Employee Benefit Plans, related to periods of employment prior to commencement of employment with the Purchaser or its applicable Affiliate, and including any severance costs with respect to termination of Business Employees in connection with the Closing, shall remain with and be paid by the Seller and its Affiliates. All claims, allegations, obligations, debts and liabilities relating to any Transferred Employees, that are attributable to their employment with Purchaser or its applicable Affiliate on or after the Closing shall be the exclusive responsibility of Purchaser or its applicable Affiliate. Notwithstanding the provisions of this Section 7.2, as of the Closing Date, Purchaser or its applicable Affiliate, whichever Person employs any Transferred Employee as of the Closing Date, shall credit each such Transferred Employee with the aggregate amount of vacation properly accrued under the vacation policy of Seller or the Netherlands Subsidiary. After the Closing Date, such Transferred Employees shall be entitled to utilize such vacation credits in accordance with the vacation policies maintained by the Purchaser or its applicable Affiliate, whichever is appropriate. Seller and the Netherlands Subsidiary agree to provide at Closing a schedule of the cost of all accrued vacation for Transferred Employees and the accrued vacation for each Transferred Employee listed therein as of the Closing Date.

        7.3    No Obligation to Maintain Employees or Plans.

        The terms of this Article VII shall not entitle any Business Employee to remain in the employment of Purchaser or one of its Affiliates or affect the right of Purchaser or one of its Affiliates to terminate any Transferred Employee at any time, or affect the right of Purchaser or one of its Affiliates to establish, modify or terminate any employee benefit plan or any benefit under any such plan at any time.

        7.4    Post-Closing Solicitation of Business Employees.

          (a)   From the date hereof until the Closing, Seller and the Netherlands Subsidiary each agrees that it and its Affiliates shall not solicit for employment (after the Closing) any Business Employee. Beginning on the Closing Date until one (1) year after the Closing Date (the "Non-Solicitation Period"), Seller and the Netherlands Subsidiary each agrees that it and its Affiliates shall not solicit for employment or employ any Transferred Employee. In addition, Purchaser agrees (i) not to solicit for employment or employ any former employees of Seller's North America Business that became employed by Double C or its Affiliate in connection with the Double C Agreement, for a period of one (1) year after the closing date of the Double C Agreement and (ii) that this covenant can be enforced directly by Double C and its Affiliates (or their successors-in-interest).

          (b)   Purchaser acknowledges that for a period of one (1) year after the Closing Date of the Double C Agreement, Double C agrees that it and its Affiliates shall not solicit for employment or employ any employee of the Non-North America Business.

          (c)   Purchaser acknowledges that the foregoing referenced restrictions with respect to solicitations of employment shall not apply to any solicitations conducted through a third-party professional agency regularly engaged in such solicitations or to any newspaper or other general solicitation or advertisement which, in any such case, is not directed at or focused on the applicable employees of Seller, Purchaser or their respective Affiliates.

        7.5    COBRA.

        Purchaser or its applicable Affiliate, whichever Person employs the Transferred Employees as of the Closing Date, shall provide continued health and medical coverage to the extent required under Section 4980B of the Code, Part 6 of Title I of ERISA or any other applicable Law ("COBRA Coverage") to all Transferred Employees (and their spouses, dependents and beneficiaries) with respect to all "qualifying events" (as such term is defined under Sections 4980B(f)(3) of the Code or 603 of ERISA) or other triggering events described under the applicable Law whether they occur or occurred before, on or after the Closing Date. All other COBRA Coverage shall remain the obligation of Seller.

        7.6    Records.

        The Seller and the Netherlands Subsidiary shall make available to Purchaser all personnel records relating to the Business Employees to the extent permitted by applicable Law.

        7.7    FICA.

        If Purchaser is a successor employer to Seller within the meaning of Revenue Procedure 2004-53, Seller will transfer to Purchaser any records or copies thereof (including, but not limited to, IRS Forms W-4 and California Employee Withholding Allowance Certificates) relating to withholding and payment of United States federal, state, and local income, disability, unemployment, FICA, and similar taxes ("Payroll Taxes") with respect to wages paid by Seller during the 2005 calendar year to Employees. In accordance with Revenue Procedure 2004-53 and comparable state and local Payroll Tax laws, (i) Purchaser agrees to provide Employees with Forms W-2, Wage and Tax Statements, for the 2005 calendar year setting forth the aggregate amount of wages paid to, and Payroll Taxes withheld in respect thereof, to Employees for the 2005 calendar year by Seller and Purchaser as predecessor and successor employers, respectively, and (ii) Seller agrees to cooperate fully with Purchaser in connection therewith. Seller and the Netherlands

Subsidiary will transfer to Purchaser as of the Closing Date any records or copies thereof relating to withholding and payment on account of federal, income, employment insurance, social insurance, pension plan, workman's compensation and similar taxes and contributions with respect to wages paid by the Netherlands Subsidiary during the 2005 calendar year to Employees. Seller and the Netherlands Subsidiary agrees to cooperate fully with Purchaser in connection therewith.

        7.8    Restrictive Covenant.

        Each of the Seller and the Netherlands Subsidiary shall use its commercially reasonable efforts to have assigned to Purchaser all of Seller's and the Netherlands Subsidiary's rights, title and interest in and to any proprietary information, confidentiality, non-solicitation, non-competition or similar agreement entered into with any Business Employee where such agreement or restrictions or the benefit thereof are not novated to or otherwise vested in Purchaser by virtue of the Regulations. In the event that such agreements or restrictions cannot be assigned to Purchaser, Seller and the Netherlands Subsidiary shall take all necessary actions to enforce such agreements on behalf of Purchaser in accordance with the terms of such agreements. Following the Closing Date, Seller shall, and shall cause its employees to, comply with any restrictions included in any nondisclosure, confidentiality or other similar agreement included in the Assigned Contracts.

        7.9    Assignment.

        At the request of Purchaser, each of the Seller and the Netherlands Subsidiary shall use commercially reasonable efforts to have any insurance contracts related to any Employee Benefit Plan providing health, welfare or retirement benefits to Transferred Employees assigned to Purchaser at the Closing and shall provide to Purchaser upon request all relevant information with respect to any such Employee Benefit Plan. Notwithstanding the preceding, Purchaser shall not assume any obligation or liability arising prior to the Closing with respect to any assigned insurance contracts unless expressly agreed to in writing by the parties.

        7.10    Contracts of Employment.

          (a)   The parties acknowledge and agree that notwithstanding Section 7.1, pursuant to the Regulations the contracts of employment between Seller or the Netherlands Subsidiary and the UK Transferred Employees (other than as provided in Regulation 7 of the Regulations) will have effect after Closing as if originally made between Purchaser and the respective UK Transferred Employees and all rights, powers, duties and liabilities (other than any pension benefits or employee stock options or other equity awards granted by Seller to any UK Transferred Employees) of Seller or the Netherlands Subsidiary under them (other than as provided in Regulation 7 of the Regulations) shall be automatically transferred to Purchaser with effect from Closing.

          (b)   If for any reason the contracts of employment of all or any of the UK Transferred Employees are not automatically transferred to Purchaser on Closing pursuant to the Regulations or Directive 77/187 of the Council of the European Communities or if all or any of the UK Transferred Employees object to their transfer and, in either case, Seller or the Netherlands Subsidiary terminates his or their employment, Purchaser will forthwith offer employment to all or any such UK Transferred Employees on the same terms and conditions, including inter alia the same pay and benefits, as such UK Transferred Employees enjoyed as an employee of Seller or the Netherlands Subsidiary.

          (c)   Not less than thirty (30) business days prior to Closing, Purchaser or one of its subsidiaries shall offer a contract for services to all of the UK Contractors on fees and terms no less favorable than the fees and terms in effect immediately prior to Closing, such offers to become effective as at Closing.

        7.11    Informing Employees.

        Purchaser shall confirm in writing to each of the UK Transferred Employees on Closing in a form agreed with Seller and the Netherlands Subsidiary confirming that their employment shall continue with Purchaser and that the terms and conditions of employment will remain the same (save in connection with pension benefits and any employee stock options or other equity awards granted by Seller to any UK Transferred Employees).

        7.12    Employee Equity Awards.

        Seller shall retain responsibility for dealing with any accrued rights any Business Employees or UK Transferred Employees may have in any stock option or other equity award plans or warrants maintained by Seller for employees immediately prior to Closing and Purchaser shall have no obligation or liability with respect to such stock option or other equity award plans or warrants.

ARTICLE VIII

CONDITIONS PRECEDENT

        8.1    Condition Precedent to the Obligations of Purchaser, Seller and the Netherlands Subsidiary.

          (a)   The respective obligations of Purchaser, on the one hand, and Seller and the Netherlands Subsidiary, on the other hand, to effect the Closing are subject to the satisfaction at or prior to the Closing of the following condition, which, to the extent permitted by applicable law, may be waived by Purchaser or Seller (which waiver by Seller shall be binding on the Netherlands Subsidiary): the Acquisition Proposal shall have been approved and adopted by the requisite vote of the stockholders of Seller in accordance with applicable law, the Seller Charter and the Seller Bylaws.

        8.2    Conditions Precedent to the Obligations of Purchaser.

        The obligations of Purchaser to consummate the transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing of each of the following additional conditions, unless waived by Purchaser:

          (a)   Accuracy of Representations and Warranties; Performance.    The representations and warranties of Seller and the Netherlands Subsidiary contained in Article IV disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of a specified earlier date) on and as of the Closing Date as though made on and as of the Closing Date, with only such exceptions as do not, individually, or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect on the Seller, the Non-North America Business or the Transferred Assets. Seller and the Netherlands Subsidiary shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller and the Netherlands Subsidiary by the time of the Closing.

          (b)   Officers' Certificate.    Seller shall have delivered to Purchaser (i) a certificate, dated the Closing Date, signed on behalf of Seller by the Chief Executive Officer or Chief Financial Officer of Seller certifying as to the fulfillment of the conditions specified in Sections 8.1(a) and 8.2(a), and (ii) a certificate of the Secretary of Seller certifying (A) the incumbency of all officers of Seller having authority to execute and deliver this Agreement and the agreements and documents contemplated hereby and (B) the resolutions of the Seller Board referred to in Section 4.14 and any subsequent resolutions of the Seller Board with respect to the transactions contemplated hereby. The Netherlands Subsidiary shall have delivered to Purchaser a certificate of the Secretary of the Netherlands Subsidiary certifying (A) the incumbency of all officers of the Netherlands Subsidiary having authority to execute and deliver this Agreement and the agreements and documents contemplated hereby and

  (B) the resolutions of the Netherlands Subsidiary board of directors with respect to the transactions contemplated hereby.

          (c)   Material Adverse Effect.    Since the date of this Agreement, no Material Adverse Effect shall have occurred with respect to the Non-North America Business or the Transferred Assets and no material adverse effect shall have occurred with respect to the ability of Seller and the Netherlands Subsidiary to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.

          (d)   Absence of Injunctions.    No permanent or preliminary Injunction or restraining order or other order or decree by any court or other Governmental Authority of competent jurisdiction, or other legal restraint or prohibition, shall be in effect having the effect of making the transactions contemplated hereby illegal, preventing consummation of the transactions contemplated hereby as provided herein, or permitting such consummation only subject to any condition or restriction that has had or would reasonably be expected to have a Material Adverse Effect on the Non-North America Business or the Transferred Assets or a Material Adverse Effect on Purchaser or its Affiliates.

          (e)   Audited Financial Statements.    Seller shall deliver to Purchaser prior to the Closing, the audited balance sheets prepared for the Non-North America Business as of May 31, 2004 and May 31, 2005 and the related audited income statements, statements of stockholders equity and statements of cash flows for the fiscal years then ended, together with the notes thereto and the reports thereon of Pricewaterhouse Coopers LLP relating thereto.

          (f)    Required Consents.    Seller shall have delivered to Purchaser written evidence of the receipt of the consents of any Customers required to consent to the transfer or assignment of License Agreements with such Customers ("Required Consents").

          (g)   Material Breach of Principal Customer Agreements.    Seller is not in material breach of any Principal Customer Agreement that has not been cured in accordance with the terms thereof having received written notice from the Customer of such material breach.

        8.3    Conditions Precedent to the Obligations of Seller and the Netherlands Subsidiary.

        The obligations of Seller and the Netherlands Subsidiary to consummate the transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing of each of the following additional conditions, unless waived by Seller (which waiver by Seller shall be binding on the Netherlands Subsidiary):

          (a)   Accuracy of Representations and Warranties.    The representations and warranties of Purchaser contained in Article V, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of a specified earlier date) on and as of the Closing Date as though made on and as of the Closing Date, with only such exceptions as do not, individually, or in the aggregate, have or may reasonably be expected to have a Material Adverse Effect on Purchaser. Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it by the time of the Closing.

          (b)   Officers' Certificates.    Purchaser shall have delivered to Seller (i) a certificate dated the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of Purchaser certifying as to the fulfillment of the condition specified in Section 8.3(a) and (ii) a certificate of the Secretary of Purchaser certifying (A) the incumbency of all officers of Purchaser having authority to execute and deliver this Agreement and the agreements and documents contemplated hereby and (B) the resolutions of the Purchaser's Board of Directors with respect to the transactions contemplated hereby.

          (c)   Absence of Injunctions.    No permanent or preliminary Injunction or restraining order or other order or decree by any court or other Governmental Authority of competent jurisdiction, or other legal restraint or prohibition, shall be in effect having the effect of making the transactions contemplated hereby illegal, preventing consummation of the transactions contemplated hereby as provided herein, or permitting such consummation only subject to any condition or restriction that has had or would reasonably be expected to have a Material Adverse Effect on Seller and its Affiliates taken as a whole (after giving effect to the Closing).

ARTICLE IX

TERMINATION

        9.1    Termination by Mutual Consent.

        This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing, whether before or after the approval by stockholders of Seller referred to in Section 8.1(a), by mutual written consent of Seller (which consent by Seller shall be binding on the Netherlands Subsidiary) and Purchaser.

        9.2    Termination by Either Purchaser or Seller.

        This Agreement may be terminated (upon notice from the terminating party to the other party) and the transactions contemplated hereby may be abandoned at any time prior to the Closing by either Purchaser or Seller (which termination by Seller shall be binding on the Netherlands Subsidiary) if (i) the Closing Date shall not have occurred on or before the date that is six (6) months after the date hereof, whether such date is before or after the date of approval by the stockholders of Seller (the "Termination Date"); provided, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the direct or indirect cause of, or resulted in, the failure of the Closing Date to occur by the Termination Date; (ii) subject to (i) hereof and Seller's right to adjourn and postpone the Seller Special Meeting pursuant to Section 3.1 of this Agreement, the approval of the Acquisition Proposal by the stockholders of Seller shall not have been obtained at the Seller Special Meeting and at any duly held adjournment or postponement thereof; provided, that the right to terminate pursuant to this clause (ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement proximately contributed to the failure to obtain such approval of the stockholders of Seller; or (iii) any order, decree or ruling permanently restraining, enjoining or otherwise prohibiting consummation of the transactions contemplated hereby shall become final and non-appealable (whether before or after the approval by the stockholders of Seller).

        9.3    Termination by Seller.

        This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing, whether before or after the approval by stockholders of Seller referred to in Section 8.1(a), by action of the Seller Board (which termination by Seller shall be binding on the Netherlands Subsidiary):

          (a)   if (i) Seller is not in material breach of Section 6.5 or in material breach of any of the other terms of this Agreement, (ii) the Seller Board authorizes Seller, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and Seller notifies Purchaser in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, and (iii) Purchaser does not make, within two (2) business days of receipt of Seller's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Seller Board determines, in good faith after consultation with its financial advisors, is no less favorable, from a financial point of view, to the stockholders of Seller as the Superior Proposal;

          (b)   if Purchaser breaches or fails in any material respect to perform or comply with any of its covenants and agreements contained herein or breaches any of its representations and warranties in any material respect, in each case that is not curable, such that the conditions set forth in Section 8.3(a) cannot be satisfied; or

          (c)   if (i) Seller has for a period of at least thirty (30) calendar days after notifying Purchaser of a material breach of a Principal Customer Agreement attempted with reasonable efforts to resolve or cure such material breach in accordance with the terms of such Principal Customer Agreement; (ii) Seller notifies Purchaser that such material breach continues to exist at the end of such period of at least thirty (30) calendar days; (iii) (iii) Seller and the Netherlands Subsidiary meet all conditions precedent under Article VIII other than Sections 8.2(a), (b), (c), (d), (e), (f) and (g) (and with respect to 8.2(a), only to the extent that the conditions contained therein are not satisfied as a result of a material breach of a Principal Customer Agreement); and (iv) Purchaser does not within five (5) calendar days after the notice pursuant to Section 9.3(c) waive the condition precedent contained in Section 8.2(g).

        9.4    Termination by Purchaser.

        This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing, whether before or after the approval by the stockholders of Seller referred to in Section 8.1(a), by Purchaser (i) if the Seller Board shall have (A) failed to recommend the Acquisition Proposal to the Seller's stockholders, (B) withdrawn or modified or qualified in a manner adverse to Purchaser its recommendation of the Acquisition Proposal (including by express communication to the Seller's stockholders or by refusing to call the Seller Special Meeting or mail the Proxy Statement or submit the matters to a vote of the Seller's stockholders), (C) failed to reconfirm its recommendation of this Agreement within five business days after a written request by Purchaser to do so, or (D) recommended to Seller's stockholders that they approve, accept or tender their shares in response to any Alternative Proposal; (ii) if Seller or any of the other Restricted Persons shall take any other action that results in a material breach of Section 6.5; (iii) if the Seller shall have entered into (or the Seller Board shall have authorized the Seller to enter into) a letter of intent, agreement in principle, acquisition agreement or other similar undertaking with respect to any Alternative Proposal; or (iv) if Seller or the Netherlands Subsidiary breaches or fails in any material respect to perform or comply with any of its covenants or agreements contained herein, or breaches any of its representations and warranties in any material respect, in each case that is not curable, such that the conditions set forth in Section 8.2(a) cannot be satisfied.

        9.5    Effect of Termination and Abandonment.

          (a)   In the event of termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to this Article IX, this Agreement (other than as set forth in Sections 6.2, this Section 9.5 and Article X each of which shall survive the termination of this Agreement) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, (i) no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement, and (ii) in the event this Agreement is terminated by either Purchaser or Seller pursuant to Section 9.2(ii) or by Seller pursuant to Section 9.3(a) Seller shall reimburse Purchaser for all of its reasonable costs and expenses (including reasonable legal, consulting and accounting fees and disbursements) incurred by Purchaser in connection with this Agreement (the "Purchaser Expenses"); provided, Seller shall not be required to reimburse Purchaser for any such Purchaser Expenses exceeding $400,000. Seller shall promptly, but in no event later than ten business days after the date it receives notice from Purchaser setting forth the amount of such costs and expenses, pay such amount by wire transfer of same day funds to an account designated by Purchaser. Seller acknowledges that the agreements contained in this Section 9.5(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Purchaser would not enter into this Agreement.

          (b)   In the event that (x) an Alternative Proposal shall have been made to Seller or its stockholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Alternative Proposal with respect to Seller and, in each case, such Alternative Proposal shall not have been withdrawn and thereafter this Agreement is terminated by either Purchaser or Seller pursuant to Section 9.2(i) or (y) this Agreement is terminated by either Purchaser or Seller pursuant to Section 9.2(ii) or by Purchaser pursuant to Section 9.4, then Seller shall promptly but in no event later than five business days after the date of such termination, reimburse Purchaser for all Purchaser Expenses, provided, Seller shall not be required to reimburse Purchaser for any such Purchaser Expenses exceeding $400,000. Seller acknowledges that the agreements contained in this Section 9.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Purchaser would not enter into this Agreement.

ARTICLE X

GENERAL PROVISIONS

        10.1    Assignment.

        This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Seller or the Netherlands Subsidiary, on the one hand, or, Purchaser, on the other hand (other than following the Closing by operation of law or in connection with a merger or sale of substantially all the assets of Seller or Purchaser) without the prior written consent of the other; provided, that Purchaser may assign in whole or in part its rights and obligations hereunder to any Affiliate of Purchaser without the consent of any other party hereto, and it being acknowledged that Purchaser may assign its rights to acquire any Transferred Assets owned or held by the Netherlands Subsidiary and to employ employees of the Netherlands Subsidiary to a newly formed subsidiary of Purchaser; provided, further, that Purchaser shall remain liable for its obligations hereunder and any such assignee must satisfy any representations, requirements, obligations or covenants of the Purchaser in respect of any Tax elections or any other Tax matters.

        10.2    Survival.

        The covenants to be performed prior to the Closing set forth in this Agreement shall not survive the Closing and shall terminate, and be of no further force or effect, upon the Closing. The representations and warranties set forth in this Agreement shall not survive the Closing and shall thereafter terminate and be of no further force or effect. All covenants (i) involving the payment of funds or (ii) to be performed at and after the Closing set forth in this Agreement (including without limitation the covenants in Sections 6.2, 6.8 and 7.5) shall survive the Closing until fully performed in accordance with their terms.

        10.3    No Third-Party Beneficiaries.

        Except for the provisions of Sections 6.8 and 7.4, which are expressly for the benefit of, and intended to be enforceable by, Double C and its successors in interest, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied, including Article VII, which are statements of intent, shall give or be construed to give to any person or entity, other than the parties hereto and permitted assignees, any legal or equitable rights hereunder.

        10.4    Expenses.

        Except as otherwise provided in this Agreement, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such cost or expense.

        10.5    Equity Relief.

        The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity without the necessity of demonstrating the inadequacy of monetary damages or the posting of a bond.

        10.6    Amendments.

        This Agreement may be amended by action of all the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of Seller, but, after any such approval by the stockholders of Seller, no amendment shall be made which by law requires further approval by such stockholders of Seller without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        10.7    Notices.

        All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or telecopy (which is confirmed), or sent, postage prepaid, by registered, certified (return receipt requested) or express mail, or reputable overnight courier service (providing proof of delivery) and shall be deemed given when so delivered by hand, or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), to the parties at the following addresses (or at such other address for a party specified by like notice, provided that notice of a change of address shall be effective only upon receipt thereof) as follows:

          (i)    if to Purchaser, to:

      SeaChange International, Inc.
      124 Acton Street
      Maynard, Massachusetts 01754
      Attention: Chief Financial Officer
      Telephone: 978-897-0100
      Facsimile: 978-897-0132

      with a copy to (which shall not constitute notice):

      Choate, Hall & Stewart LLP
      Exchange Place
      53 State Street
      Boston, Massachusetts 02109
      Attention: William B. Simmons Jr., Esq.
      Telephone: 617-248-5095
      Facsimile: 617-248-4000

          (ii)   if to Seller or the Netherlands Subsidiary, to:

      Liberate Technologies
      2655 Campus Drive, Suite 250
      San Mateo, CA 94403
      Attention: General Counsel
      Telephone: 650-645-4000
      Facsimile: 650-645-4052

      with a copy to (which shall not constitute notice):

      Skadden, Arps, Slate, Meagher & Flom LLP
      525 University Ave.
      Palo Alto, California 94301
      Attention: Kenton J. King, Esq.
      Telephone: 650-470-4500
      Facsimile: 650-470-4570

        10.8    Interpretation; Exhibits and Schedules.

        The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit, but not otherwise defined therein, shall have the meaning as defined in this Agreement.

        10.9    Counterparts.

        This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when such counterparts have been signed by each of the parties and delivered to the other party.

        10.10    Severability.

        Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

        10.11    Waiver of Compliance; Consents.

        Except as otherwise provided in this Agreement, any failure of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.11.

        10.12    Entire Agreement.

        This Agreement, including the exhibits hereto and the documents, schedules, certificates and instruments referred to herein, and the other Transaction Documents embodies the entire agreement and understanding of the parties hereto in respect of the transactions contemplated hereby. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to transactions contemplated hereby.

        10.13    Governing Law; Submission to Jurisdiction.

          (a)   THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

          (b)   Each of the parties: (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute that the parties fail to resolve arises out of this Agreement or any of the transactions contemplated hereby; (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (c) agrees that it shall not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in the State of Delaware.

          (c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.13.

        10.14    Joint Participation in Drafting this Agreement; Construction.

        The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant. When a reference is made in this Agreement to the Seller Disclosure Letter, such reference shall be to the disclosure letter delivered by Seller on the date hereby and not to any supplement to, or change or modifications of, such disclosure schedule. The parties acknowledge that disclosure of information in one section of the Seller Disclosure Letter, with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates shall be deemed as proper disclosure for other sections or parts of the disclosure letter only to the extent such a matter is disclosed in such a way as to make its relevance to the information called for by such other Section or Subsection readily apparent.

        10.15    Further Assurances.

        Subject to the terms and conditions of this Agreement, each of the parties hereto will use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. From time to time after the Closing Date, without further consideration, Seller and the Netherlands Subsidiary each will, at its expense, execute and deliver, or cause to be executed and delivered, such documents to Purchaser as Purchaser may reasonably request in order to more effectively vest in Purchaser good title to the Transferred Assets (subject to Seller's and the Netherlands Subsidiary's representations and warranties hereunder) and to evidence the representations and warranties of Seller and the Netherlands Subsidiary hereunder. From time to time after the Closing Date, without further consideration, Purchaser will, at Purchaser's expense, execute and deliver such documents to Seller as Seller may reasonably request in order more effectively to consummate the sale of the Transferred Assets pursuant to this Agreement. Without limiting the foregoing, Seller and the Netherlands Subsidiary shall cooperate with any reasonable requests made by Purchaser in connection with the enforcement or defense of Purchaser's rights in the Transferred Assets. In addition, at Purchaser's expense, Seller agrees to cooperate with Purchaser in documenting past patent prosecution and litigation practice and strategy. Seller, at its own expense, will cause its counsel(s) to cooperate with Purchaser's counsel(s) with respect to the transfer of the Transferred Assets, including any files maintained by Seller's patent counsel that relate to the Transferred Assets. Seller hereby consents to the disclosure by Seller's patent counsel(s) to Purchaser of confidences and secrets that relate to the Transferred Assets.

Remainder of page intentionally left blank

        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

LIBERATE TECHNOLOGIES
By:	/s/ DAVID LOCKWOOD
	Name:	David Lockwood
	Title:	Chairman and CEO
LIBERATE TECHNOLOGIES B.V.
By:	/s/ GREGORY S. WOOD
	Name:	Gregory S. Wood
	Title:	Executive Vice President and Chief Financial Officer
SEACHANGE INTERNATIONAL, INC.
By:	/s/ WILLIAM C. STYSLINGER III
	Name:	William C. Styslinger III
	Title:	President and CEO

Signature Page to Asset Purchase Agreement

ANNEX B

STOCKHOLDER VOTING AGREEMENT

        STOCKHOLDER VOTING AGREEMENT, dated as of April 15, 2005 (this "Agreement"), by and among SeaChange International, Inc. ("Purchaser") and the stockholders of Liberate Technologies ("Seller") identified as the signatories hereto (collectively, the "Principal Stockholders," and each a "Principal Stockholder").

        WHEREAS, in connection with the execution of this Agreement, Purchaser and Seller are entering into an Asset Purchase Agreement, dated as of April 15, 2005, by and among Purchaser, Seller and Liberate Technologies B.V. (the "Netherlands Subsidiary"), as amended from time to time in accordance with the terms thereof (the "Asset Purchase Agreement"), which provides for, among other things, the sale, transfer, conveyance and assignment by Seller and the Netherlands Subsidiary to Purchaser of all the specified assets, properties, interest in properties and rights of Seller and the Netherlands Subsidiary in the Non-North America Business (as defined in the Asset Purchase Agreement) in accordance with the terms of the Asset Purchase Agreement;

        WHEREAS, Purchaser would not enter into the Asset Purchase Agreement unless each Principal Stockholder were to enter into this Agreement;

        WHEREAS, each Principal Stockholder is the record or Beneficial Owner of the number of Owned Shares (as defined herein) set forth opposite such Principal Stockholder's name on Schedule I hereto;

        WHEREAS, the Board of Directors of each of Seller and the Netherlands Subsidiary has, prior to the date of execution of this Agreement, duly and validly approved and adopted the Asset Purchase Agreement; and

        WHEREAS, as a stockholder of Seller, each Principal Stockholder will benefit from the Asset Purchase Agreement.

        NOW, THEREFORE, in consideration of Purchaser's entry into the Asset Purchase Agreement, each Principal Stockholder agrees with each other and Purchaser as follows:

        1.    Certain Definitions.    Capitalized terms not expressly defined in this Agreement will have the meanings ascribed to them in the Asset Purchase Agreement. For purposes of this Agreement:

          (a)   "Beneficially Own," "Beneficial Owner" or "Beneficial Ownership" with respect to any securities means having voting power or investment power with respect to such securities (as determined pursuant to Rule 13d-3(a) under the Securities Exchange Act of 1934, as amended), except for those shares of Seller Common Stock which such Principal Stockholder has the right to acquire within 60 days.

          (b)   "Family Group" means, with respect to a Principal Stockholder that is a natural Person, such Person's spouse, descendants (whether natural or adopted), or siblings.

          (c)   "Permitted Transferee" means, with respect to a Principal Stockholder, (i) any member of such Stockholder's Family Group; (ii) the estate or any of the heirs or legatees of such Stockholder upon such Person's death; and (iii) any trust established and maintained for the benefit of (A) any Principal Stockholder that is a natural Person or (B) any member of such Stockholder's Family Group.

          (d)   "Seller Common Stock" means the common stock, par value $0.01 per share, of Seller.

          (e)   "Transaction" means the Asset Purchase Agreement, the sale of assets provided for therein and the consummation of the transactions contemplated thereby.

        2.    Representations and Warranties of Principal Stockholders.    Each Principal Stockholder represents and warrants as follows:

          (a)   He or it Beneficially Owns the number of shares of Seller Common Stock set forth on Schedule I attached hereto (the "Owned Shares"), free from any lien, encumbrance, proxy, voting trust, voting agreement, voting restriction, understanding, right of first refusal, limitation on disposition, adverse claim of ownership, or restriction whatsoever and with full and sole power to vote the Owned Shares without the consent or approval of any other person or entity;

          (b)   Except for the Owned Shares set forth on Schedule I, he or it does not Beneficially Own any other Seller Common Stock or hold any securities convertible into or exchangeable for Seller Common Stock;

          (c)   Except as set forth on Schedule I hereto, he or it is the record holder of the Owned Shares;

          (d)   This Agreement has been duly executed by each such Principal Stockholder and constitutes the valid and legally binding obligation of each such Principal Stockholder, enforceable against each such Principal Stockholder in accordance with its terms, except to the extent that (x) the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditor's rights generally and (y) the availability of equitable remedies may be limited by equitable principles of general applicability;

          (e)   The execution, delivery and performance of this Agreement by each such Principal Stockholder and the proxy contained herein does not violate or breach, and will not give rise to any violation or breach of, such Principal Stockholder's certificate of formation or limited liability company agreement or other organizational documents (if such Principal Stockholder is not an individual), or any law, contract, instrument, arrangement or agreement by which such Principal Stockholder is bound;

          (f)    The execution, delivery and performance of this Agreement and the proxy contained herein do not, and performance of this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority (other than any necessary filing under the Exchange Act), domestic or foreign;

          (g)   The execution, delivery and performance of this Agreement by each such Principal Stockholder and the other signatories hereto and the proxy contained herein does not create or give rise to any right in such Principal Stockholder or, to such Principal Stockholder's knowledge, in any other signatory hereto or any other person, with respect to the Owned Shares or any other security of Seller (including, without limitation, voting rights and rights to purchase or sell any shares of Seller Common Stock or other securities of Seller) pursuant to any stockholders' agreement or similar agreement or commitment, other than any such right as is duly and validly waived pursuant to Section 6 of this Agreement; and

          (h)   The representations and warranties by each Principal Stockholder in Section 2(a) made herein are qualified in their entirety by the effects of applicable community property laws and the laws affecting the rights of marital partners generally.

        For all purposes of this Agreement, Owned Shares shall include any shares of Seller as to which Beneficial Ownership is acquired by a Principal Stockholder after the execution hereof.

        3.    Covenant to Vote.

          (a)   Each Principal Stockholder irrevocably and unconditionally agrees that, during the period commencing on the date hereof and continuing until the termination of this Agreement in accordance with Section 12 hereof:

            (i)    at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Seller Common Stock held during the term of this Agreement called to vote upon the Transaction, however called, such Principal Stockholder will, provided that such Principal Stockholder has received written notice from Purchaser within a reasonable period of time prior to any such meeting that Purchaser is unable to vote the Owned Shares subject to the irrevocable proxy set forth in Section 4 herein (the "Proxy") at the meeting, appear at the meeting or otherwise cause the Owned Shares to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Owned Shares in favor of the Transaction;

            (ii)   such Principal Stockholder will execute and deliver (or cause to be executed and delivered) any written consent in favor of the Transaction with respect to all of the Owned Shares; and

            (iii)  such Principal Stockholder will not vote, or cause to be voted, any Owned Shares (or otherwise provide a proxy or consent or enter into another voting agreement with respect thereto) in favor of any other Alternative Proposal, nor vote the Owned Shares at a meeting of the holders of Seller Common Stock nor execute any written consent in lieu of a meeting of holders of Seller Common Stock if such vote or consent by the holders of Seller Common Stock would be inconsistent with or frustrate the purposes of the other agreements of such Principal Stockholder pursuant to the Asset Purchase Agreement or this Agreement.

          (b)   For purposes of clarity, each Principal Stockholder acknowledges that the covenant set forth in Section 3(a) applies even if the Board of Directors of Seller withdraws, modifies or qualifies in a manner adverse to Purchaser its recommendation regarding the Asset Purchase Agreement or the Transaction.

          (c)   Each Principal Stockholder hereby revokes any and all previous proxies with respect to such Principal Stockholder's Owned Shares.

        4.    Irrevocable Proxy.    Each Principal Stockholder hereby appoints Purchaser and any designee of Purchaser, each of them individually, each such Principal Stockholder's proxy and attorney-in-fact pursuant to the provisions of Section 212 of the Delaware General Corporation Law, as amended, with full power of substitution and resubstitution, to vote and act on each such Principal Stockholder's behalf and in each such Principal Stockholder's name, place and stead with respect to such Principal Stockholder's Owned Shares, at any annual, special or other meeting of the stockholders of Seller, and at any adjournment or postponement of any such meeting, held during the term of this Agreement and to act by written consent with respect to each such Principal Stockholder's Owned Shares, at all times during the term of this Agreement with respect to the matters referred to in, and in accordance with, Section 3(a) hereof. Each Principal Stockholder affirms that this proxy is coupled with an interest and shall be irrevocable. Each Principal Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. Except in order to vote the Owned Shares in accordance with Section 3(a), each Principal Stockholder covenants and agrees not to grant any subsequent proxy with respect to such Principal Stockholder's Owned Shares, and further covenants and agrees that any such proxy, if granted, shall not be valid or effective.

        5.    Limitations on Transfer.    Each Principal Stockholder agrees that he or it will not, without the prior written consent of Purchaser, (a) directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Owned Shares or any securities convertible into or exchangeable for common stock of Seller, and (b) take any action that would prohibit, prevent or preclude such Principal Stockholder from performing its obligations under this Agreement, including, without limitation, the granting of a power of attorney with respect to the Owned Shares, depositing the Owned Shares in a voting trust or entering into any other stockholder voting agreements with respect to the Owned Shares, provided, however, that a Principal Stockholder may transfer any of its Owned Shares to a Permitted Transferee without the prior written consent of Purchaser if such Permitted Transferee executes a counterpart of this Agreement agreeing to be bound by this Agreement and agrees in writing to hold such Owned Shares (or interest in such Owned Shares) subject to all of the terms and provisions of this Agreement, provided that the Principal Stockholder shall remain liable under this Agreement in all respects. Each Principal Stockholder further agrees that this Agreement and each Principal Stockholder's obligations hereunder shall attach to such Principal Stockholder's Owned Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Owned Shares may pass, whether by operation of law or otherwise, including without limitation such Principal Stockholder's heirs, guardians, administrators or successors. Each Principal Stockholder further covenants and agrees not to request that Seller register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Principal Stockholder's Owned Shares, unless such transfer is made in compliance with this Agreement and acknowledges that Purchaser and Seller may notify Seller's transfer agent of the terms hereof. Each Principal Stockholder agrees, if requested by Purchaser, that such Principal Stockholder shall tender its Owned Shares for the inscription of a legend consistent with this Agreement.

        6.    Consent to this Agreement.    Each Principal Stockholder hereby consents, for purposes of any stockholders' agreement or other agreement or commitment among the stockholders of Seller, to the execution, delivery and performance of this Agreement by each other Principal Stockholder (and waives any rights such Principal Stockholder would otherwise have pursuant to any such stockholders' agreement or other agreement or commitment by virtue of the execution, delivery or performance of this Agreement). Each Principal Stockholder further consents and authorizes Purchaser and Seller to publish and disclose in the Proxy Statement (including all documents filed with the Commission in connection therewith) its identity and ownership of the Owned Shares and the nature of its commitments, arrangements and understandings under this Agreement.

        7.    Specific Performance.    Each Principal Stockholder agrees that irreparable damage to Purchaser would occur in the event that any of the provisions of this Agreement were not performed by it in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Purchaser shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by each Principal Stockholder and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity, and that each Principal Stockholder waives the posting of any bond or security in connection with any proceeding related thereto.

        8.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Agreement shall not be effective as to any party hereto until such time as this Agreement or a counterpart hereof has been executed and delivered by each party hereto (which delivery may be by facsimile).

        9.    Remedies Cumulative.    All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Purchaser shall not preclude the simultaneous or later exercise of any other such right, power or remedy by Purchaser.

        10.    No Waiver.    The failure of Purchaser to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any

Principal Stockholder hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by Purchaser of its right to exercise any such or other right, power or remedy or to demand such compliance.

        11.    Stockholder Capacity.    Each Principal Stockholder is executing this Agreement solely in his or its capacity as beneficial owner of the Owned Shares and not in its fiduciary capacity as a director or officer of Seller. Nothing herein shall prohibit, prevent or preclude such Principal Stockholder from taking or not taking any action in his capacity as an officer or director of the Company.

        12.    Termination.    This Agreement shall terminate upon the earlier to occur of (a) the Closing Date and (b) the date of termination of the Asset Purchase Agreement in accordance with its terms. Nothing in this Section 12 shall relieve or otherwise limit the liability of any party for breach of this Agreement.

        13.    Governing Law.    This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

        14.    Severability.    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to Purchaser. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

        15.    Successors and Assigns.    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no Principal Stockholder may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of Purchaser.

        16.    Entire Agreement.    This Agreement (together with the Asset Purchase Agreement and the other agreements and documents expressly contemplated hereby and thereby) embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

        17.    Amendments.    This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto.

Signature page follows

        IN WITNESS WHEREOF, each Principal Stockholder and Purchaser have duly executed this Stockholder Voting Agreement as of the date first above written.

SEACHANGE INTERNATIONAL, INC.
By:	/s/ WILLIAM C. STYSLINGER III
Name:	William C. Styslinger III
Title:	President and CEO
PRINCIPAL STOCKHOLDERS:
/s/ DAVID LOCKWOOD David Lockwood
LOCKWOOD FUND LLC
By:	/s/ DAVID LOCKWOOD
Name:	David Lockwood
Title:	Managing Member

SPOUSAL CONSENT

        I, the undersigned, being the spouse of David Lockwood, a stockholder of Liberate Technologies (the "Company"), hereby acknowledge that I have read and hereby approve that certain Stockholder Voting Agreement dated as of April 15, 2005 in favor of SeaChange International, Inc. (the "Voting Agreement"). I hereby agree to be irrevocably bound by the Voting Agreement and that any community property interest that I may have in the Owned Shares shall be similarly bound by the Voting Agreement. I hereby appoint my spouse, David Lockwood, as my attorney-in-fact with respect to the exercise of any rights or the performance of any obligations under the Voting Agreement.

Date: April 15, 2005
	Signature:	/s/ NAJA LOCKWOOD
Name (Printed): Naja Lockwood

Schedule I

Stockholder	Owned Shares
David Lockwood	5,107,201
Lockwood Fund LLC	8,225,700
TOTAL	13,332,901

ANNEX C

ALLEN & COMPANY LLC LETTERHEAD

April 15, 2005

Members of the Board of Directors
Liberate Technologies
2655 Campus Drive, Suite 250
San Mateo, California 94403

Ladies and Gentlemen:

        We understand that SeaChange International, Inc., a Delaware corporation ("Purchaser"), Liberate Technologies, a Delaware corporation ("Seller"), and Liberate Technologies B.V., corporation organized under the laws of the Netherlands (the "Netherlands Subsidiary"), propose to enter into an Asset Purchase Agreement, substantially in the form of the draft dated April 14, 2005 (the "Agreement"), pursuant to which, subject to the terms and conditions of the Agreement, among other things, Purchaser will purchase from Seller and the Netherlands Subsidiary all of the specified assets, properties, interest in properties and rights of Seller and the Netherlands Subsidiary in their Non-North America business (the "Non-North America Business") for $25.5 million in cash, subject to adjustment, and the assumption by Purchaser of specified liabilities and obligations of Seller and the Netherlands Subsidiary relating to the Non-North America Business (collectively, the "Consideration"). The sale by Seller and the Netherlands Subsidiary to Purchaser of the Non-North America Business and the assumption of such liabilities and obligations is referred to herein as the "Transaction." The terms and conditions of the Transaction are more fully set forth in the Agreement.

        You have requested our opinion, as of the date hereof, as to the fairness to Seller, from a financial point of view, of the Consideration to be received by Seller in the Transaction. In connection with this opinion, we have, among other things:

            (i)  reviewed the financial terms and conditions of the draft of the Agreement dated April 14, 2005, and certain related documents (which prior to the delivery of this opinion had not been executed by the parties thereto);

           (ii)  reviewed certain publicly available historical financial and operating results of Seller, as presented in documents filed by Seller with the Securities and Exchange Commission;

          (iii)  reviewed certain information, including financial performance and financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Seller, Netherlands Subsidiary and the Non-North America Business furnished to us by Seller;

          (iv)  held discussions with members of the senior management of Seller with respect to the matters described in clauses (ii) and (iii);

           (v)  reviewed general trends in the interactive television services industries;

          (vi)  analyzed the common stock price and valuation multiples of selected publicly traded companies that we deemed to be relevant;

         (vii)  reviewed the financial terms, to the extent publicly available, of certain sales and acquisitions which we believe to be generally comparable to the Transaction; and

        (viii)  considered such other factors and performed such other analyses as we have deemed appropriate.

        In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information that was available to us from public sources, that was provided to us by Seller or its representatives, or that was otherwise reviewed by us. We have not assumed any responsibility for, and did not conduct, any independent verification of such information or any independent valuation or appraisal of any of the assets of Purchaser or Seller, including the Non-North America Business, or the solvency of Purchaser, Seller or any of their respective affiliates. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Non-North America Business. With respect to the financial forecasts referred to above, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Seller as to the future financial performance of Seller generally and the Non-North America Business in particular, and that such financial information is materially complete. We assume no responsibility for, and express no view as to, such forecasts or the assumptions on which they are based. Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on the date hereof, and the information made available to us as of the date hereof. In rendering our opinion, we have assumed that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification by the parties thereto of any terms or conditions thereof material to our analysis, and that obtaining the regulatory and other approvals necessary in connection with the Transaction will not have an adverse effect on the ability of Purchaser, its affiliates or Seller to consummate the Transaction on the terms and subject to the conditions set forth in the Agreement. We also have assumed that there have been no changes made to the Agreement or any related documents from the drafts we reviewed for purposes of rendering our opinion material to our analysis, and that the representations and warranties of Purchaser and Seller contained in the Agreement are true and complete in all respects material to our analysis. We also have assumed that management of Seller is not aware of any information or facts that would make the information provided to us incomplete or misleading, and that there has been no material change to Seller's or Netherlands Subsidiary's assets, financial condition, results of operations, business or prospects since the date of Seller's last financial statements made available to us. We have relied on the advice of counsel and independent accountants to Seller as to all legal, financial reporting and accounting matters. In rendering our opinion, we have not attempted to assign any value to, any other arrangements being entered into by Seller, Netherlands Subsidiary, Purchaser and their respective affiliates in connection with the Agreement.

        We have acted as financial advisor to Seller in connection with the Transaction and will receive a fee for our services. In addition, Seller has agreed to indemnify us for certain liabilities arising out of our engagement. As part of our investment banking business, we are regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings, bankruptcy reorganizations and similar recapitalizations, negotiated underwritings, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes. In addition, in the ordinary course of our business, we and our affiliates may have long or short positions, either on a discretionary or nondiscretionary basis, for our and our affiliates' own account or for those of our and our affiliates' clients, in the securities of Seller, Purchaser and/or their respective affiliates.

        Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of Seller and our opinion is rendered to the Board of Directors of Seller in connection with its consideration of the Transaction. This opinion is not intended to, and does not, constitute a recommendation to any holder of Seller's common stock as to whether such holder should vote to approve any matter related to the Transaction. Our opinion does not address the relative merits of the Transaction as compared to any alternative business transaction that might be available to Seller, or Seller's underlying decision to pursue the Transaction.

        Furthermore, our engagement and the opinion expressed herein are not intended to confer rights or remedies upon Purchaser or any of its affiliates, or any stockholder of Seller or any other person or entity other than the Board of Directors of Seller. It is understood that this opinion is for the information of the

Board of Directors of Seller and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by Seller with the Securities and Exchange Commission with respect to the Transaction.

        Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by Seller in the Transaction is fair, from a financial point of view, to Seller.

Very truly yours,
ALLEN & COMPANY LLC
By:	/s/ JOHN JOSEPHSON
Name: John H. Josephson
Title: Managing Director

ANNEX D

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

        On April 15, 2005, Liberate Technologies ("Liberate") entered into an Asset Purchase Agreement (the "Agreement") to sell substantially all of the assets of its Non-North America business (including certain customer contracts, patents and intellectual property) to SeaChange International, Inc. ("SeaChange"). Liberate will receive cash consideration of approximately $25.5 million in cash, as adjusted pursuant to the Agreement. The Agreement includes, among other things, a non-competition covenant whereby Liberate has agreed not to solicit or otherwise communicate with any customer of the Non-North America business for the purpose of inducing such customer to refrain from or to discontinue its relationship wth SeaChange for a period of five years after the closing date. The Agreement is subject to Liberate stockholder approval and other customary closing conditions.

Pro Forma Financial Information.

        The following unaudited pro forma condensed consolidated financial information has been prepared based on the historical financial statements of Liberate after giving effect of (1) the sale to SeaChange of substantially all of the assets and the assumption by SeaChange of certain liabilities related to the Non-North America business, (2) the sale to Double C Technologies, LLC ("Double C") of substantially all of the assets and the assumption by Double C of certain liabilities related to the North America business which closed on April 7, 2005 and (3) the April 8, 2005 payment of a one-time special dividend of $2.10 per common share. The assumptions and adjustments related to these items are described in the accompanying notes to these unaudited pro forma condensed consolidated financial information.

        The unaudited pro forma condensed consolidated statements of operations give effect to the disposals of the Non-North America business and the North America business by Liberate as if each had occurred on June 1, 2001 and the unaudited pro forma condensed consolidated balance sheet gives effect to the disposals of the Non-North America business and the North America business by Liberate as if each had occurred on February 28, 2005. The unaudited pro forma condensed consolidated balance sheet as of February 28, 2005 also gives effect to the special dividend paid to stockholders on April 8, 2005 as if it had occurred on February 28, 2005. The unaudited pro forma condensed consolidated financial information was derived by adjusting the historical financial statements of Liberate for the removal of assets, liabilities, revenues and expenses associated with the Non-North America business, the North America business and the pro forma adjustments described in the footnotes. Upon completion of the sale of the Non-North America business, Liberate expects to record a gain from this transaction. The sale of assets by Liberate pursuant to the Agreement will be a taxable transaction for United States federal income tax purposes. Accordingly, Liberate will recognize a gain or loss with respect to the sale of assets pursuant to the Agreement in an amount equal to the difference between the amount of the consideration received for each asset over the adjusted tax basis in the asset sold. Although the sale of the Non-North America business is expected to result in a taxable gain to Liberate, we believe that a substantial portion of the taxable gain will be offset by current year losses from operations and available net operating loss carryforwards.

        The unaudited pro forma condensed consolidated financial information, including the notes thereto, should be read in conjunction with, the audited historical consolidated financial statements and notes thereto included in Liberate's Annual Report on Form 10-K for the fiscal year ended May 31, 2004, as filed with the Securities and Exchange Commission ("SEC") on August 16, 2004, the unaudited interim condensed consolidated financial statements and notes thereto included in Liberate's Quarterly Report on Form 10-Q for the quarter ended February 28, 2005, as filed with the SEC on

April 4, 2005 and the Definitive Proxy Statement on Schedule 14A related to the sale of the North America business filed with the SEC on March 9, 2005.

        The unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the disposition occurred June 1, 2001 for statements of operation purposes and as of February 28, 2005 for balance sheet purposes, nor is it necessarily indicative of the future financial position or results of operations. The pro forma adjustments are based upon information and assumptions available at the time of filing this statement.

        The disposals of the North America and Non-North America businesses will be reported in the Liberate financial statements in the period in which each transaction is consummated. The North America business will be reflected as a discontinued operation in the period ending May 31, 2005. The sale of the Non-North America business, which is expected to be completed during the first quarter of fiscal 2006, will be reflected as a discontinued operation at that time.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of February 28, 2005
(In thousands)

	Historical Liberate	North America Business	Non-North America Business	Adjustments (See Note 3)		Pro Forma Ongoing Business
Assets
Current assets:
Cash and cash equivalents	$194,404	$—	$—	$(117,885)	(a,d)	$76,519
Accounts receivable, net	1,950	(497)	(1,453)	—		—
Prepaid expenses and other current assets	1,183	(470)	(125)	—		588
Other receivables	4,487	—	—	—		4,487

Total current assets	202,024	(967)	(1,578)	(117,885)		81,594
Property and equipment, net	1,613	(1,161)	(403)	—		49
Deferred costs related to warrants	896	(896)	—	—		—
Restricted cash	10,747	—	(1,161)	—		9,586

Total assets	$215,280	$(3,024)	$(3,142)	$(117,885)		$91,229

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,528	$(158)	$(50)	$—		$2,320
Accrued liabilities	15,748	(58)	(1,234)	6,079	(b)	20,535
Accrued payroll and related expenses	719	(349)	(112)	—		258
Short term deferred revenues	4,369	(4,017)	(352)	—		—

Total current liabilities	23,364	(4,582)	(1,748)	6,079		23,113
Long term excess facilities charges	18,214	—	(138)	—		18,076
Long term deferred revenues	9,156	(3,526)	(5,630)	—		—
Other long-term liabilities	2,416	—	—	—		2,416

Total liabilities	53,150	(8,108)	(7,516)	6,079		43,605

Commitments and contingencies (Note 4)
Stockholders' equity:
Common stock	1,061	—	—	—		1,061
Contributed and paid-in capital	1,502,811	(4,163)	(923)	—		1,497,725
Deferred stock-based compensation	(6,780)	4,163	923	—		(1,694)
Accumulated other comprehensive loss	(1,970)	(101)	2,190	—		119
Accumulated deficit	(1,332,992)	5,185	2,184	(123,964)	(a,b,c,d)	(1,449,587)

Total stockholders' equity	162,130	5,084	4,374	(123,964)		47,624

Total liabilities and stockholders' equity	$215,280	($3,024)	($3,142)	($117,885)		91,229

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Nine Months Ended February 28, 2005
(In thousands, except per share data)

	Historical Liberate	North America Business	Non-North America Business	Adjustments	Pro Forma Ongoing Business
Revenues
License and royalty	$(883)	$1,809	$(926)	$—	$—
Service	2,783	(1,575)	(1,208)	—	—

Total revenues	1,900	234	(2,134)	—	—

Cost of revenues:
License and royalty	49	(41)	(8)	—	—
Service	2,716	(1,937)	(779)	—

Total cost of revenues	2,765	(1,978)	(787)	—	—

Gross margin	(865)	2,212	(1,347)	—	—

Operating expenses:
Research and development	12,107	(8,804)	(1,981)	—	1,322
Sales and marketing	1,692	(373)	(729)	—	590
General and administrative	9,921	(806)	(310)	—	8,805
Excess facilities charges and related asset impairment	6,108		—	—	6,108

Total operating expenses	29,828	(9,983)	(3,020)	—	16,825

Loss from operations	(30,693)	12,195	1,673	—	(16,825)
Interest Income, net	2,196	5	—	—	2,201
Other income (expense), net	245	(463)	60	—	(158)

Loss before income tax provision	(28,252)	11,737	1,733	—	(14,782)
Income tax provision	153	(142)	—	—	11

Net loss	$(28,405)	$11,879	$1,733	$—	$(14,793)

Basic and diluted net loss per share	$(0.27)				$(0.14)

Shares used in computing basic and diluted net loss per share	105,751				105,751

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended May 31, 2004
(In thousands, except per share data)

	Historical Liberate	North America Business	Non-North America Business	Adjustments	Pro Forma Ongoing Business
Revenues:
License and royalty	$(263)	$2,435	$(2,172)	$—	$—
Service	8,875	(3,142)	(5,733)	—	—

Total revenues	8,612	(707)	(7,905)	—	—

Cost of revenues:
License and royalty	597	(331)	(266)	—	—
Service	5,317	(2,994)	(2,323)	—	—

Total cost of revenues	5,914	(3,325)	(2,589)	—	—

Gross margin	2,698	2,618	(5,316)	—	—

Operating expenses:
Research and development	16,325	(9,452)	(4,863)	—	2,010
Sales and marketing	3,007	(204)	(1,604)	—	1,199
General and administrative	13,587	(2,664)	38	—	10,961
Restructuring costs	1,406	(64)	(512)	—	830
Amortization of deferred costs related to warrants	1,831	(1,831)	—	—	—
Impairment of deferred costs related to warrants	4,969	(4,969)	—	—	—
Amortization and impairment of intangible assets	22	—	—	—	22
Amortization of deferred stock-based compensation	10	—	—	—	10
Excess facilities charges and related asset impairment	4,022	—	(1,457)	—	2,565

Total operating expenses	45,179	(19,184)	(8,398)	—	17,597

Loss from operations	(42,481)	21,802	3,082	—	(17,597)
Interest Income, net	2,224	4	2	—	2,230
Other income (expense), net	530	(49)	30	—	511

Loss before income tax provision	(39,727)	21,757	3,114	—	(14,856)
Income tax provision	138	(165)	57	—	30

Net loss	$(39,865)	$21,922	$3,057	$—	$(14,886)

Basic and diluted net loss per share	$(0.38)				$(0.14)

Shares used in computing basic and diluted net loss per share	104,805				104,805

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended May 31, 2003
(In thousands, except per share data)

	Historical Liberate	North America Business	Non-North America Business	Adjustments	Pro Forma Ongoing Business
Revenues:
License and royalty	$6,501	$(2,275)	$(4,226)	$—	$—
Service	18,893	(8,121)	(10,772)	—	—

Total revenues	25,394	(10,396)	(14,998)	—	—

Cost of revenues:
License and royalty	1,315	(600)	(715)	—	—
Service	24,262	(19,458)	(4,578)	—	226

Total cost of revenues	25,577	(20,058)	(5,293)	—	226

Gross margin	(183)	9,662	(9,705)	—	(226)

Operating expenses:
Research and development	26,080	(5,006)	(20,620)	—	454
Sales and marketing	18,783	(2,432)	(11,802)	—	4,549
General and administrative	45,538	(1,712)	(922)	—	42,904
Restructuring costs	8,586	(1,509)	(5,595)	—	1,482
Amortization and impairment of intangible assets	1,670	—	—	—	1,670
Amortization of deferred costs related to warrants	3,837	(3,837)	—	—	—
Amortization of deferred stock-based compensation	1,299	—	(716)	—	583
Excess facilities charges and related asset impairment	25,094	—	—	—	25,094

Total operating expenses	130,887	(14,496)	(39,655)	—	76,736

Loss from operations	(131,070)	24,158	29,950	—	(76,962)
Interest Income, net	6,977	4	3	—	6,984
Other income (expense), net	(14,028)	(9)	200	—	(13,837)

Loss before income tax provision	(138,121)	24,153	30,153	—	(83,815)
Income tax provision	1,560	(185)	(10)	—	1,365

Net loss	$(139,681)	$24,338	$30,163	$—	$(85,180)

Basic and diluted net loss per share	$(1.34)				$(0.82)

Shares used in computing basic and diluted net loss per share	104,500				104,500

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended May 31, 2002
(In thousands, except per share data)

	Historical Liberate	North America Business	Non-North America Business	Adjustments	Pro Forma Ongoing Business
Revenues:
License and royalty	$32,251	$(13,839)	$(18,412)	$—	$—
Service	38,212	(16,553)	(21,659)	—	—

Total revenues	70,463	(30,392)	(40,071)	—	—

Cost of revenues:
License and royalty	2,091	(954)	(1,137)	—	—
Service	40,414	(33,119)	(7,295)	—	—

Total cost of revenues	42,505	(34,073)	(8,432)	—	—

Gross margin	27,958	3,681	(31,639)	—	—

Operating expenses:
Research and development	44,580	(4,659)	(39,665)	—	256
Sales and marketing	26,137	(4,974)	(15,037)	—	6,126
General and administrative	12,484	(283)	(846)	—	11,355
Restructuring costs	3,075	(151)	(1,877)	—	1,047
Amortization of deferred costs related to warrants	12,047	(12,047)	—	—	—
Impairment of deferred costs related to warrants	44,840	(44,840)	—	—	—
Amortization and impairment of intangible assets	220,742	—	—	—	220,742
Amortization of deferred stock-based compensation	1,669	—	(920)	—	749
Excess facilities charges and related asset impairment	9,904	—	—	—	9,904

Total operating expenses	375,478	(66,954)	(58,345)	—	250,179

Loss from operations	(347,520)	70,635	26,706	—	(250,179)
Interest Income, net	15,968	7	—	—	15,975
Other income (expense), net	(2,798)	36	26	—	(2,736)

Loss before income tax provision	(334,350)	70,678	26,732	—	(236,940)
Income tax provision	737	(113)	—	—	624

Net loss	$(335,087)	$70,791	$26,732	$—	$(237,564)

Basic and diluted net loss per share	$(3.16)				$(2.24)

Shares used in computing basic and diluted net loss per share	106,144				106,144

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

NOTES TO THE UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Basis of Pro Forma Presentation

        The unaudited pro forma condensed consolidated financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission.

        The unaudited pro forma condensed consolidated financial information of Liberate has been prepared based on the historical consolidated balance sheet of Liberate as of February 28, 2005 and the historical consolidated statements of operations for Liberate for the years ended May 31, 2004, 2003 and 2002, and the nine months ended February 28, 2005, after giving effect to the adjustments and assumptions described below.

        Liberate and its Non-North America business employ accounting policies that are in accordance with generally accepted accounting principles in the United States. In management's opinion, all material adjustments necessary to reflect fairly the pro forma financial position and pro forma results of operations of Liberate have been made.

        The ongoing activity presented in these unaudited pro forma condensed consolidated financial statements represents Liberate's ongoing business and corporate assets, liabilities, revenues and expenses that will not be divested in the asset sale. The pro forma financial information is presented for illustrative purposes only, and is not necessarily indicative of the operating results and financial position that might have been achieved had the transaction described above occurred on the dates indicated, nor is it necessarily indicative of the operating results and financial position that may occur in the future.

Note 2. Pro Forma Assumptions

Non-North America business:

        The unaudited condensed consolidated financial information of Liberate's ongoing business has been prepared based on Liberate's historical consolidated financial records as of February 28, 2005 and for the years ended May 31, 2004, 2003 and 2002, and the nine months ended February 28, 2005, after giving effect to the following adjustments and assumptions:

  a)
  Amounts related to employees who will remain with the ongoing operations of Liberate, but that were historically recorded as part of the Non-North America business, have not been included in the Non-North America business financial information.

  b)
  Certain prepaid expenses and accrued liabilities that were historically recorded as part of the Non-North America business have not been included in the Non-North America financial information because they relate to Liberate's ongoing business and corporate operations.

  c)
  The costs of the Non-North America business only include costs associated with the business being sold, which primarily are as follows:

  i)
  the costs of Liberate's UK professional services group which primarily include the costs of employees and related overhead and the costs of licensing technology related to the Non-North America software platform;
  ii)
  Research and development costs which include all costs related to the development of the Non-North America software platform which primarily include the costs of employees and related overhead;
  iii)
  Sales and marketing costs which represents an allocation of Liberate's centrally managed sales and marketing costs. The allocation of such costs was completed on the basis of relative revenues during each period presented. The corporate marketing costs were evenly shared and allocated to the Non-North America business based on the total costs;

    iv)
    General and administrative costs primarily consist of salaries and other employee related expenses for finance and human resources in addition to other fees directly related to the Non-North America business.

  d)
  Cash and the associated interest income have not been included in the Non-North America business financial results because the balances will remain with Liberate. However, restricted cash related to certain facility leases is allocated to the Non-North America business.

Note 3. Other Pro Forma Adjustments

        The accompanying unaudited pro forma condensed consolidated financial information has been prepared as if the divestiture was completed on February 28, 2005 for balance sheet purposes and as of June 1, 2001 for statement of operations purposes and reflect the following pro forma adjustments:

  a)
  To reflect the asset sale consideration of $25.5 million cash from SeaChange, the asset sale consideration of $82.0 million cash from Double C Technologies and the payment of a one-time special dividend of $223.0 million or $2.10 per common share. See Note 7. The purchase price of the SeaChange asset sale will be decreased by an amount equal to $651,000 per month for the period from April 15, 2005 to the closing of the asset sale (pro rated for the actual number of days elapsed).

  b)
  To reflect the $2.1 million in estimated direct expenses, principally legal, accounting, printing and other professional fees of the SeaChange transaction and the $4.0 million in estimated direct expenses of the Double C transaction.

  c)
  To reflect the net proceeds and resulting gain on the respective asset sales (in thousands):

	North America	Non-North America
Total consideration	$82,000	$25,500
Transaction costs	(3,100)	(2,100)

Net total proceeds	78,900	23,400
Assets acquired by buyer	(1,591)	(528)
Liabilities assumed by buyer	8,088	6,091

Net proceeds in excess of net assets sold	$85,397	$28,963

  d)
  To reflect the cash payout of approximately $2.6 million for additional amounts related to the special dividend and the accelerated vesting of restricted stock units and stock options. The accelerated vesting was triggered by the sale of the North America Business to Double C.

        Liberate does not anticipate any significant taxes on the net gain from the sale transaction, due to available net operating losses and tax credits. Accordingly, no adjustment has been recorded, in the unaudited pro forma condensed consolidated financial statements, to reflect any tax effect on net gain arising from the disposal of the Non-North America business.

Note 4. Commitments and Contingencies

Operating Leases

        The ongoing business currently has an operating lease for a facility that expires through fiscal 2009. Future minimum lease payments under this operating lease as of February 28, 2005 are as follows (in thousands):

Years ending May 31,
2005	$4,736
2006	9,703
2007	9,526
2008	8,631
2009	9,875

$42,471

        Rent expense for the ongoing business for the nine months ended February 28, 2005 and February 29, 2004 was zero and $3.2 million, respectively. For the fiscal years 2004, 2003 and 2002, rent expense for the ongoing business was $5.7 million, $5.8 million and $6.4 million, respectively.

Note 5. Unaudited Pro Forma Earnings Per Share Data

        Basic and diluted pro forma earnings per share were calculated using the weighted average shares outstanding of Liberate for the years ended May 31, 2004, 2003 and 2002, and for the nine months ended February 28, 2005. For all periods presented, a net loss was recorded, therefore the net loss per share on a diluted basis is equivalent to basic net loss per share because the effect of including all outstanding stock options, stock units and warrants in the earnings per share calculation would be anti-dilutive.

Note 6. Litigation

        Liberate is party to several legal matters described in our Quarterly Report on Form 10-Q for the quarter ended February 28, 2005, as filed with the Securities and Exchange Commission on April 4, 2005. Pursuant to the Double C Agreement, Double C will assume the liabilities associated with the OpenTV patent litigation, OpenTV, Inc. v Liberate Technologies, pending in the U.S. District Court for the Northern District of California to the extent set forth in the complaint dated February 7, 2002 (including attorneys' fees and other costs of defending such action but only to the extent such attorneys' fees and costs arise or are incurred after April 7, 2005). However, for the periods presented, the historical legal expenses related to the OpenTV patent litigation are included in the pro forma statements of operations of the North America business. The other legal matters described in the Quarterly Report on Form 10-Q for the quarter ended February 28, 2005 will remain with Liberate.

Note 7. Special Dividend

        On March 25, 2005, the Board of Directors of Liberate declared a one-time special dividend of $2.10 per common share. The special dividend was payable to the holders of record on April 4, 2005 upon the closing of the sale of the Liberate's North America business to Double C Technologies, LLC (the "Double C") pursuant to the Asset Purchase Agreement with Double C. The Double C transaction closed on April 7, 2005. The special dividend, which was approximately $223 million, was paid on April 8, 2005. Liberate made equitable adjustments to outstanding awards under its existing equity based incentive plans in order to take account of the special dividend. The special dividend payment is reflected in the other adjustments of the unaudited pro forma condensed consolidated balance sheet as of February 28, 2005.

ANNEX E

SUMMARY HISTORICAL FINANCIAL DATA

LIBERATE TECHNOLOGIES

        The following summary historical financial data for the three fiscal years ended May 31, 2004, 2003 and 2002 have been derived from the audited consolidated financial statements of Liberate Technologies. All intercompany accounts and transactions have been eliminated in consolidation. These statements should be read in conjunction with our annual report on Form 10-K for the fiscal year ended May 31, 2004. The results of operations do not necessarily indicate the results expected for any future years.

        The accompanying consolidated financial statements have been prepared on a going concern basis, which assumes continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business, and in accordance with Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90-7").

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
        Liberate Technologies:

        In our opinion, the accompanying consolidated financial statements in Annexure E present fairly, in all material respects, the financial position of Liberate Technologies and its subsidiaries at May 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended May 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 2 of the Notes to Consolidated Financial Statements, of the accompanying consolidated financial statements, effective June 1, 2002, the Company changed its method of accounting for goodwill in accordance with Statement of Financial Accounting Standards No. 142.

/s/  PRICEWATERHOUSECOOPERS LLP

San Jose, California
August 12, 2004

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

LIBERATE TECHNOLOGIES

(DEBTOR-IN-POSSESSION)

CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	May 31,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$215,877	$261,689
Accounts receivable, net of allowance for doubtful accounts of $30 and $569 as of May 31, 2004 and 2003, respectively	3,143	3,310
Prepaid expenses and other current assets	1,817	3,069
Assets of discontinued operations	—	6,936

Total current assets	220,837	275,004
Property and equipment, net	1,851	6,113
Intangible assets, net	—	22
Deferred costs related to warrants	3,583	14,449
Restricted cash	10,869	9,249
Other assets	268	131

Total assets	$237,408	$304,968

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$686	$1,888
Accrued liabilities	3,234	39,442
Accrued payroll and related expenses	370	1,562
Short-term borrowing from bank	608	—
Deferred revenues	6,137	10,619
Liabilities of discontinued operations	—	5,375

Total current liabilities	11,035	58,886
Long-term excess facilities charges	631	22,330
Other long-term liabilities	—	2,242

Total liabilities not subject to compromise	48,472	83,458

Liabilities subject to compromise	36,806	—

Total liabilities	48,472	83,458

Commitments and contingencies (Note 11)
Stockholders' equity:
Common stock, $0.01 par value; authorized—200,000,000 shares; outstanding—105,512,268 shares as of May 31, 2004 and 104,006,079 shares as of May 31, 2003	1,055	1,040
Contributed and paid-in capital	1,503,113	1,490,125
Deferred stock-based compensation	(8,453)	(194)
Accumulated other comprehensive income (loss)	(2,112)	1,804
Accumulated deficit	(1,304,667)	(1,271,265)

Total stockholders' equity	188,936	221,510

Total liabilities and stockholders' equity	$237,408	$304,968

The accompanying notes are an integral part of these consolidated financial statements.

LIBERATE TECHNOLOGIES

(DEBTOR-IN-POSSESSION)

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Years ended May 31,
	2004	2003	2002
Revenues:
License and royalty	$(263)	$6,501	$32,251
Service	8,875	18,893	38,212

Total revenues	8,612	25,394	70,463

Cost of revenues:
License and royalty	597	1,315	2,091
Service	5,317	24,262	40,414

Total cost of revenues	5,914	25,577	42,505

Gross margin	2,698	(183)	27,958

Operating expenses:
Research and development	16,325	26,080	44,580
Sales and marketing	3,007	18,783	26,137
General and administrative	13,266	45,538	12,484
Amortization of deferred costs related to warrants	1,831	3,837	12,047
Restructuring costs	1,406	8,586	3,075
Amortization of goodwill and intangible assets	22	1,670	220,742
Impairment of warrants	4,969	—	44,840
Amortization of deferred stock-based compensation	10	1,299	1,669
Excess facilities charges and related asset impairment	4,022	25,094	9,904

Total operating expenses	44,858	130,887	375,478

Loss from operations	(42,160)	(131,070)	(347,520)
Reorganization items, net	(304)	—	—
Interest income (expense), net	2,207	6,977	15,968
Other income (expense), net	530	(14,028)	(2,798)

Loss from continuing operations before income tax provision	(39,727)	(138,121)	(334,350)
Income tax provision	138	1,560	737

Loss from continuing operations	(39,865)	(139,681)	(335,087)
Loss from discontinued operations, net of tax	(3,075)	(50,110)	—
Gain (loss) on sale of discontinued operations, net of tax	9,538	(177)	—

Net loss before cumulative effect of a change in accounting principle	(33,402)	(189,968)	(335,087)
Cumulative effect of a change in accounting principle, net of tax	—	(209,289)	—

Net loss	$(33,402)	$(399,257)	$(335,087)

Basic and diluted net loss per share:
Continuing operations	$(0.38)	$(1.34)	$(3.16)
Discontinued operations	0.06	(0.48)	—
Cumulative effect of change in accounting principle	—	(2.00)	—

Basic and diluted net loss per share	$(0.32)	$(3.82)	$(3.16)

Shares used in computing basic and diluted net loss per share	104,805	104,500	106,144

The accompanying notes are an integral part of these consolidated financial statements.

LIBERATE TECHNOLOGIES

(DEBTOR-IN-POSSESSION)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(In thousands, except share data)

	Common stock
					Accumulated other comprehensive income (loss)
	Number of shares	Amount	Contributed and paid-in capital	Deferred stock-based compensation		Accumulated deficit	Total stockholders' equity
Balance, May 31, 2001	104,702,095	$1,047	$1,488,007	$(3,087)	$636	$(536,921)	$949,682
Issuance of stock related to stock option exercises and ESPP	2,881,024	29	9,389	—	—	—	9,418
Issuance of warrants	—	—	260	—	—	—	260
Modification of stock options related to employee reduction in force and remeasurement	—	—	195	—	—	—	195
Reduction of deferred stock-based compensation related to employee terminations	—	—	(255)	255	—	—	—
Amortization of deferred stock-based compensation	—	—	—	1,669	—	—	1,669
Foreign currency translation adjustment	—	—	—	—	(118)	—	(118)
Net loss	—	—	—	—	—	(335,087)	(335,087)

Balance, May 31, 2002	107,583,119	1,076	1,497,596	(1,163)	518	(872,008)	626,019
Issuance of stock related to stock option exercises and ESPP	386,740	4	408	—	—	—	412
Stock repurchase	(3,963,780)	(40)	(9,916)	—	—	—	(9,956)
Sigma options assumed	—	—	1,888	(184)	—	—	1,704
Modification of stock options related to employee reduction in force and remeasurement	—	—	390	(390)	—	—	—
Reduction of deferred stock-based compensation related to employee terminations	—	—	(241)	241	—	—	—
Amortization of deferred stock-based compensation	—	—	—	1,302	—	—	1,302
Foreign currency translation adjustment	—	—	—	—	1,286	—	1,286
Net loss	—	—	—	—	—	(399,257)	(399,257)

Balance, May 31, 2003	104,006,079	1,040	1,490,125	(194)	1,804	(1,271,265)	221,510
Issuance of stock to executive	103,000	1	349	—	—	—	350
Grant and release of stock related to stock units	220,781	2	10,404	(10,406)	—	—	—
Stock award grants surrendered by employees in consideration of taxes payable	—	—	(299)	—	—	—	(299)
Amortization of deferred stock-based compensation, net of cancellations	—	—	(25)	2,009	—	—	1,984
Issuance of stock related to stock option exercises	1,182,408	12	2,559	—	—	—	2,571
Foreign currency translation adjustment	—	—	—	—	(3,895)	—	(3,895)
Unrealized loss on marketable securities	—	—	—	—	(21)	—	(21)
Sigma options transferred				138			138
Net loss	—	—	—	—	—	(33,402)	(33,402)

Balance, May 31, 2004	105,512,268	$1,055	$1,503,113	$(8,453)	$(2,112)	$(1,304,667)	$188,936

The accompanying notes are an integral part of these consolidated financial statements.

LIBERATE TECHNOLOGIES

(DEBTOR-IN-POSSESSION)

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years ended May 31,
	2004	2003	2002
Cash flows from operating activities:
Net loss	$(33,402)	$(399,257)	$(335,087)
Adjustments to reconcile net loss to net cash used in operating activities:
Cumulative effect of a change in accounting principle	—	209,289	—
Non-cash charges, discontinued operations	(8,186)	37,928	—
Amortization of goodwill and intangible assets	22	1,670	220,742
Warrant-related asset impairment	4,969	—	44,840
Amortization of deferred costs related to warrants	5,897	8,342	15,873
Depreciation and amortization	2,657	6,536	7,946
Reorganization items	321	—	—
Write-off of acquired in-process research and development	—	300	—
Non-cash stock-based compensation expense	1,978	1,302	1,669
Issuance of stock to executive	350	—	—
Non-cash restructuring costs	—	—	1,409
Write-offs of equity investments	—	12,128	1,400
Loss on disposal of property and equipment	57	547	1,144
Long-lived asset impairment charge	2,447	25,094	601
Provision (reversal) for doubtful accounts, net of amounts written off	(539)	18	57
Provision for shareholder notes	—	277	—
Accrued interest on shareholder notes	—	(42)	—
Amortization of investment discount	(616)	—	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	706	9,647	(1,977)
Prepaid expenses and other current assets	252	3,910	1,892
Other assets	(130)	561	(181)
Accounts payable	1,501	(579)	942
Accrued liabilities	(23,021)	22,165	232
Accrued payroll and related expenses	(877)	(3,511)	(10)
Deferred revenues	(4,482)	(14,852)	(28,745)
Other long-term liabilities	(3,016)	(2,148)	6,366

Net cash used in operating activities	(53,112)	(80,675)	(60,887)

Cash flows from investing activities:
Proceeds from the maturation of investments	267,000	279,286	415,905
Proceeds from sale of discontinued operations(1)	8,075	—	—
Purchases of investments	(266,384)	—	(371,173)
Cash used to acquire Sigma Systems Group (Canada), net	—	(38,085)	—
Purchases of property and equipment	(951)	(1,090)	(5,722)
Proceeds from sale of fixed assets	103	64	—
Purchases of equity investments	—	(1,777)	(1,851)
Proceeds from notes receivable, net	—	1,383	—
Increase in restricted cash	(1,620)	(50)	(411)

Net cash provided by investing activities	6,223	239,731	36,748

Cash flows from financing activities:
Proceeds from issuance of common stock	2,571	412	9,418
Stock units surrendered in consideration of taxes payable	(299)	—	—
Principal payments on capital lease obligations	(6)	(300)	(755)
Repurchase of common stock	—	(9,956)	—

Net cash provided by financing activities	2,266	(9,844)	8,663

Effect of exchange rate changes on cash	(1,189)	1,081	(117)

Net increase (decrease) in cash and cash equivalents	(45,812)	150,293	(15,593)
Cash and cash equivalents, beginning of year	261,689	111,396	126,989

Cash and cash equivalents, end of year	$215,877	$261,689	$111,396

Supplemental cash activities:
Cash paid for income taxes	$272	$696	$593

Cash paid for interest	$1	$108	$190

Supplemental non-cash activities:
Issuance of restricted stock units	$10,406	$—	$—

(1)
Liberate has disposed of its Bill-Care and OSS operations, which were part of the acquisition of Sigma Systems Group (Canada)

The accompanying notes are an integral part of these consolidated financial statements.

LIBERATE TECHNOLOGIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.    Description of Business

        Liberate Technologies ("Liberate," "we," "us," or "our"), together with its wholly-owned subsidiaries, is a provider of software and services for digital cable systems. Based on industry standards, our software enables cable operators to run multiple applications and services—including interactive programming guides, high definition television, video on demand, personal video recorders, and games-on multiple platforms.

        Liberate began operations in late 1995 as a division of Oracle, developing client and server software for the consumer, enterprise, and educational markets. In April 1996, the company separately incorporated in Delaware as Network Computer, Inc., and on May 11, 1999, it changed its name to Liberate Technologies.

        Our headquarters is located in San Mateo, California. As of May 31, 2004, we had a development center in Canada and sales and customer support offices in the U.K.

Proceedings under Chapter 11 of the U.S. Bankruptcy Code

        During the period from January through April of 2004, Liberate's Board of Directors, management and professional advisors analyzed and considered the various options and alternatives for Liberate's business. In February 2004, Liberate retained Allen & Company LLC as investment bankers to advise Liberate's Board of Directors and management on potential strategic alternatives. In April 2004, Liberate's directors and officers concluded that the best course of action for Liberate would be to reorganize through a Chapter 11 process that would insure the payment in full of all valid creditor claims and preserve value for equity holders. We also believe that a Chapter 11 reorganization will facilitate a strategic transaction (in the event that the Board determines it is in the best interest of stockholders to undertake such a transaction) as, among other things, Chapter 11 provides protections to potential strategic partners that are not available outside of Chapter 11.

        On April 30, 2004, Liberate Technologies filed a voluntary petition for reorganization under Chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware. On May 12, 2004, the case was transferred to the United States Bankruptcy Court for the Northern District of California (the "Bankruptcy Court") under case number 04-31394. Pursuant to sections 1107 and 1108 of the Bankruptcy Code, Liberate continues to manage and operate its business as a debtor in possession but may not engage in transactions outside the ordinary course of business without the approval of the Bankruptcy Court. No subsidiary of Liberate has filed for bankruptcy.

        On May 17, 2004, Liberate filed a Disclosure Statement accompanying the Plan of Reorganization in the United States Bankruptcy Court. The Disclosure Statement has not yet been approved by the Bankruptcy Court. The Plan of Reorganization provides for the payment in full of the allowed claims of all creditors and the retention by equity holders of their interests in Liberate.

        On June 7, 2004, the Bankruptcy Court granted our motion to reject the lease of our former headquarters office in San Carlos, California. However, the landlord has appealed that decision and has filed a motion with the Bankruptcy Court seeking dismissal of the bankruptcy case. At a hearing on August 12, 2004, the Bankruptcy Court issued a tentative ruling indicating that it was inclined to abstain from exercising jurisdiction with respect to Liberate's bankruptcy case for some period of time, subject to the possibility of resuming the exercise of jurisdiction for the limited purpose of a potential sale of Liberate's assets. The Court has set the matter for final hearing on August 30, 2004. Liberate is opposing the motion to dismiss and the Court's tentative ruling. However, if the landlord's motion to dismiss were granted or the Court were to adopt the tentative ruling, Liberate would not, absent a stay or a reversal on appeal, receive the protections of the Bankruptcy Code and may continue to be liable for obligations under the lease and other contracts.

        The bankruptcy reorganization will also allow Liberate to continue its focus on the TV Navigator software. By way of example, Liberate has approximately 140 contracts in place that are not necessary to its continued focus on its TV Navigator software. Therefore, Liberate is seeking to reject the majority of those contracts in the bankruptcy proceeding.

        In addition, the bankruptcy process will enable Liberate to potentially deal with a variety of claims that have been asserted against Liberate, including certain pending litigation and certain disputed claims that have been asserted by former employees. Among other things, the filing of the bankruptcy has resulted in a stay of all pending litigation. Also, Chapter 11 will enable Liberate to establish a bar date and define the universe of known and unknown claims against it.

        As mentioned above, Liberate has filed a motion seeking to reject the lease for its former headquarters in San Carlos, California because it did not require the use of the entire facility, which consists of two buildings with approximately 181,000 square feet of office space. The term of the lease was scheduled to run through April 2009 for one building and February 2010 for the other building. As a result of downsizing its operations, Liberate occupied only approximately 15% of the entire facility during the period from June 2003 to March 2004. On March 31, 2004, Liberate vacated the facility and relocated to a new office space in San Mateo, California, which consists of approximately 15,000 square feet.

        Under the Bankruptcy Code, actions to collect prepetition indebtedness are stayed, and certain other contractual obligations may not be enforced against Liberate. Absent further order of the Bankruptcy Court, no party may take any action to recover any prepetition claims, enforce any lien against or obtain possession of any property from Liberate. In addition, Liberate may assume or reject executory contracts, including lease obligations, subject to approval of the bankruptcy court. Parties affected by these rejections may file claims with the Bankruptcy Court in accordance with the reorganization process. Liberate has mailed notices to all known creditors that the deadline for filing proofs of claim with the Bankruptcy Court is August 19, 2004.

        The accompanying consolidated financial statements have been prepared on a going concern basis, which assumes continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business, and in accordance with Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90-7"). In accordance with SOP 90-7, liabilities incurred prior to the commencement of the Bankruptcy Case are segregated and classified as "Liabilities subject to compromise," which represent Liberate's current estimate of known or potential allowable claims to be resolved in connection with the Bankruptcy Case. Such claims are subject to future adjustments, which may result from negotiations, actions of the Bankruptcy Court, development with respect to disputed claims, additional rejection of executory contracts and unexpired leases, or other events. Furthermore, expenses, realized gains and losses, and provisions for losses directly resulting from the reorganization are reported separately as "Reorganization items."

        Included in the consolidated financial statements are Liberate's wholly-owned subsidiaries, and none of these subsidiaries has filed for bankruptcy protection.

LIBERATE TECHNOLOGIES
(DEBTOR-IN-POSSESSION)
CONDENSED BALANCE SHEET
AS OF MAY 31, 2004
(In thousands)
Unaudited

Assets
Current assets:
Cash and cash equivalents	$205,244
Accounts receivable, net	3,143
Prepaid expenses and other current assets	1,386

Total current assets	209,773
Property and equipment, net	568
Deferred costs related to warrants	3,583
Restricted cash	10,347
Investments in and receivables from subsidiaries(1)	58,846
Other assets	267

Total assets	$283,384

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable not subject to compromise	$616
Accrued liabilities	971
Accrued payroll and related expenses	34
Short-term borrowing from bank	608
Deferred revenues	6,137

Total current liabilities	8,366
Liabilities subject to compromise(2)	36,806

Total liabilities	45,172

Stockholders' equity:
Common stock	1,055
Contributed and paid-in capital	1,503,017
Deferred stock-based compensation	(8,453)
Accumulated other comprehensive loss	(21)
Accumulated deficit	(1,257,386)

Total stockholders' equity	238,212

Total liabilities and stockholders' equity	$283,384

(1)
Investments in and receivables from subsidiaries were eliminated in consolidation as of May 31, 2004.

(2)
As of May 31, 2004, liabilities subject to compromise consisted of the following:

Excess facilities related to the San Carlos facility	$25,389
Litigation liability	6,726
Accounts payable	2,416
Accrued royalties	448
Other accrued liabilities	1,827

$36,806

  Excess facilities related to the San Carlos facility is based on the estimated future liability for rent and expenses less expected sublease income. We did not adjust this liability as of May 31, 2004 for additional space vacated in Q4 FY04 or for the potential savings related to the rejection of this lease under the U.S. Bankruptcy Code. We may make future adjustment to excess facilities based on the outcome of the bankruptcy proceeding.

  Litigation liability represents an estimate of the cash liability to Liberate in connection with the Restatement Class-Action Litigation based on the memorandum of understanding with counsel to the plaintiffs, net of estimated insurance recoveries.

LIBERATE TECHNOLOGIES
(DEBTOR-IN-POSSESSION)
CONDENSED STATEMENT OF OPERATIONS(3)
FOR THE MONTH ENDED MAY 31, 2004
(In thousands)
Unaudited

Revenues(4)	$3,131
Cost of revenues	(567)

Gross margin	3,698

Operating expenses:
Research and development	72
Sales and marketing	(911)
General and administrative	(1,231)
Excess facilities charges and related asset impairment	1,973
Restructuring costs	(40)
Amortization of deferred costs related to warrants	(597)

Total operating expenses(5)	(734)

Income from operations	4,432
Reorganization expense(6)	(304)
Interest and other income (expense), net	(1,560)

Income from continuing operations before income tax provision	2,568
Income tax benefit	72

Loss from continuing operations, net of tax	2,640
Gain on sale of discontinued operations	4

Net income	$2,644

Basic net income per share	$0.03

Diluted net income per share	$0.02

Shares used in computing basic net income per share	105,512

Shares used in computing diluted net income per share	110,174

(3)
Results for the month of May 2004 include a number of non-recurring items and are not indicative of results for the fiscal quarter or fiscal year.

(4)
Revenues for May include approximately $2.3 million that had been deferred pending customer acceptance of services work and resolution of customer claims and uncertainties.

(5)
Operating expenses decreased in Q4 FY04 due to revised estimates of liabilities and accrued expenses related to legal costs, costs to complete customer contracts and other items.

(6)
For the month ended May 31, 2004, reorganization items totaled $304,000, which consisted of $321,000 of professional fees directly associated with the Bankruptcy Case, net of $17,000 of interest income.

LIBERATE TECHNOLOGIES
(DEBTOR-IN-POSSESSION)
CONDENSED STATEMENT OF CASH FLOWS
FOR THE MONTH ENDED MAY 31, 2004
(In thousands)
Unaudited

Cash flows from operating activities:
Net loss	$2,644
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of deferred costs related to warrants	299
Depreciation and amortization	(12)
Loss (gain) on disposal of property and equipment	57
Provision for (recovery of) doubtful accounts	(554)
Asset impairment charges	1,973
Non-cash compensation expense	93
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(258)
Prepaid expenses and other current assets	156
Investments in and receivables from subsidiaries	580
Other assets	257
Accounts payable	1,083
Accrued liabilities	(3,789)
Notes payable	608
Accrued payroll and related expenses	(405)
Deferred revenues	(3,374)
Other long-term liabilities	(360)

Net cash used in operating activities	(1,002)

Cash flows from investing activities:
Proceeds from the sale of fixed assets	21
Purchases of property and equipment	(126)

Net cash used in investing activities	(105)

Cash flows from financing activities:
Proceeds from issuance of common stock

Net cash provided by (used in) financing activities	—

Unrealized gain (loss) on available for sale securities	(23)

Net increase (decrease) in cash and cash equivalents	(1,130)
Cash and cash equivalents, beginning of period	206,374

Cash and cash equivalents, end of period	$205,244

Note 2.    Significant Accounting Policies

Principles of Consolidation

        Our consolidated financial statements include the accounts of Liberate and our subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

        The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions. These estimates affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Bankruptcy Accounting

        Since the Chapter 11 bankruptcy filing, we have prepared the condensed unaudited financial statements presented in Note 1 in accordance with the provisions of SOP 90-7, which does not significantly change the application of accounting principles generally accepted in the United States. However, it does require that the financial statements for periods including and subsequent to filing the Chapter 11 petition distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business.

Foreign Currency Translation

        During Q4 FY04, we changed our method of accounting for foreign currency translation for our subsidiaries from the self-sustaining method to the fully integrated method. After review, it was determined that our foreign subsidiaries are no longer self sustaining entities and that they are fully dependent on the U.S. for funding. For the first three quarters of fiscal 2004, we had a foreign currency gain of $922,000 and for the fourth quarter we had a loss of $36,000.

        Accordingly, foreign operations are translated into U.S. dollars using the temporal method whereby monetary items are translated at rates prevailing at the balance sheet date and non monetary items are translated at historical rates. We report the unrealized foreign currency translation gains and losses in accumulated other comprehensive loss, a separate component of stockholder's equity. The effect of change in method of accounting was not material.

        Revenue and expenses are translated at average exchange rates throughout the period, other than depreciation and amortization, which are translated at the same historical rates as their related assets.

        Translation gains and losses are included in income, except those pertaining to monetary items having a fixed life extending beyond the end of the following fiscal year. These translation gains and losses are deferred and amortized over the remaining life of the related asset or liability.

Fair Value of Financial Instruments

        Due to their short maturities, the carrying value of our financial instruments, including cash and cash equivalents, accounts receivable, restricted cash, accounts payable and short-term borrowing from bank, approximates their fair market value.

Cash and Cash Equivalents and Investments

        We invest our excess cash primarily in debt instruments of the U.S. government and its agencies. All highly liquid investments with an original maturity of three months or less when purchased are considered to be cash equivalents. All marketable securities are classified as available-for-sale securities and are reported at fair value. Unrealized gains and losses on marketable securities are reported net of related taxes in accumulated other comprehensive loss, a separate component of stockholders' equity. Realized gains and losses on sales of marketable securities are reported in other income (expense), net, and computed using the specific identification cost method.

Marketable Securities

        Until May 2003, we classified our marketable securities, which were comprised of commercial paper, government and government-backed notes, and corporate notes as held-to-maturity securities. These represent securities that we have both a positive intent and ability to hold until maturity. As a result of a new investment policy, at the end of May 2003 we liquidated all of the marketable securities in our various brokerage accounts, converting all funds to short-term government issues. All marketable securities are now classified as available-for-sale securities. Available-for-sale securities are carried at fair value in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Short-term marketable securities are those with maturities greater than 90 days but less than one year. Long-term marketable securities have original maturities greater than one year. Unrealized gains and losses on marketable securities are reported net of related taxes as a separate component of stockholders' equity. Realized gains and losses on sales of all such investments are reported in earnings and computed using the specific identification cost method.

Restricted Cash

        Our restricted cash balance was $10.9 million as of May 31, 2004 and $9.2 million as of May 31, 2003. Restricted cash consists primarily of certificates of deposit established at our banking institutions in connection with lease-related letters of credit. As part of the facilities lease for our former headquarters in San Carlos, California and our current headquarters in San Mateo, California, we were required to establish irrevocable letters of credit in the amounts of $8.8 million and $975,000, respectively, as security deposits. In order to secure our obligations to our bank under these letters of credit, we established certificates of deposit in the same amounts. At the request of our bank, we have provided additional security of $500,000 to secure our obligations under the $8.8 million letter of credit. As part of our facilities lease in the U.K., we were also required to establish an irrevocable letter of credit as a security deposit In order to secure our obligations under this letter of credit, we established a certificate of deposit valued at approximately $522,000 as of May 31, 2004 and $462,000 as of May 31, 2003. We also hold approximately $84,000 of restricted cash in connection with potential obligations related to the closure of an overseas branch office.

Concentration of Credit Risk

        Financial instruments that potentially subject us to concentration of credit risk primarily consist of cash and cash equivalents and accounts receivable. Substantially all of our cash and cash equivalents are invested in high quality money market instruments and securities of the U.S. government. While our customers are geographically dispersed, a substantial amount of our revenues has been generated from a few customers, whose receivables are typically unsecured. We mitigate our credit risk associated with accounts receivable by performing ongoing credit evaluations of our customers' financial conditions, and we maintain an allowance for potential credit losses. Historically, we have not experienced significant losses related to accounts receivable.

        The table below sets forth information relating to each customer that accounted for 10% or more of our total revenues:

	Years ended May 31,
	2004	2003	2002
Customer A	44%	22%	16%
Customer B	27%	17%	19%
Customer C	24%	*	*
Customer D	16%	*	*
Customer E	*	11%	*

*
Less than 10%

        The above presentation includes the effects of the warrant amortization expense classified as an offset to revenues. As a result, certain customers generated negative revenues, and the total of the above percentages for fiscal 2004 exceeds 100%.

        As of May 31, 2003, each of three customers accounted for 10% or more of our gross accounts receivable balance, and as of May 31, 2004, each of four customers accounted for 10% or more of our gross accounts receivable balance. Their respective receivable balances as a percentage of our gross accounts receivable balance were as follows:

	May 31,
	2004	2003
Customer A	49%	39%
Customer B	18%	14%
Customer C	15%	20%
Customer D	11%	*

*
Less than 10%

Equity Investments

        Beginning in 2001, we invested in companies in the field of interactive television and related markets. Through the second quarter of fiscal 2003, we had invested $18.8 million in our portfolio of private companies, and these investments had been accounted for under the cost method. In determining whether to recognize an impairment charge, we consider various factors, including the entity's cash available for operations, performance to budget, general business condition, ability to obtain additional working capital and overall business plan. Based on these evaluations, we recorded impairment charges for an other-than-temporary decline in value of $1.4 million in fiscal 2002 and $12.1 million in fiscal 2003. Impairment charges were reported in other income (expense), net.

Deteriorating financial conditions of the companies in which we have invested coupled with the difficult equity financing market led to write-downs in our equity investments. As of May 31, 2003 and 2004, the carrying value of our equity investments were zero.

Property and Equipment

        We record property and equipment at cost. We compute depreciation using the straight-line method over the estimated useful lives of the assets of two to five years. We amortize leasehold improvements over the shorter of the remaining lease term or the estimated useful lives of the improvements using the straight-line method.

Goodwill and Intangible Assets

        On June 1, 2002, we adopted SFAS 142 "Goodwill and Other Intangible Assets," which provides that we do not amortize goodwill or intangibles with indefinite lives resulting from acquisitions. SFAS No. 142 requires that we test these assets for impairment at the reporting unit level on an annual basis and between annual tests in certain circumstances. Separable intangible assets that are not deemed to have an indefinite life are amortized over their estimated useful lives, which are normally three years. Upon adoption on June 1, 2002, the implied valuation of goodwill was zero. Comparing this goodwill fair value to the carrying value resulted in a goodwill impairment of $209.3 million, with no income tax effect at June 1, 2002. We recorded the impairment as the cumulative effect of a change in accounting principle in the first quarter of fiscal 2003.

Deferred Costs Related to Warrants

        We value warrants based on their estimated fair value using the Black-Scholes pricing model as of the earlier of the date that the warrants are earned or the date that it became likely that they would be earned. Under the requirements of EITF 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services," we continue to revalue warrants if appropriate. We record the value of warrants as deferred costs, a non-current asset on our Consolidated Balance Sheet, and amortize those deferred costs over the estimated economic life of the arrangements under which the warrants are issued.

        We periodically review warrants for impairment whenever events or changes in circumstances indicate that the carrying amount of the warrants may not be recoverable. Significant management judgment is required in assessing the useful life of our warrant assets and the need for a measurement of impairment. In fiscal 2002, we recorded an impairment charge of $44.8 million in connection with a review for impairment of the carrying value of deferred costs. In fiscal 2004, we recorded an impairment charge of $5.0 million as a result of our realignment of strategy to focus on the U.S. cable market and the resulting impairment of warrants issued to non-U.S. customers. These impairment charges reduced the carrying value of deferred costs to a level equal to the expected future revenues from the holders of those warrants during the amortization period of those warrants.

Impairment of Long-Lived Assets

        Under SFAS 142 and 144, we review long-lived assets to be held and used, including goodwill and intangibles, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. We measure recoverability of long-lived assets by comparing their carrying value to an estimate of undiscounted future cash flows that they are expected to generate, which reflects the fair market value as defined under SFAS 142 and 144. Impairment reflects the amount by which the carrying value of the long-lived assets exceeds their fair market value.

Stock-Based Compensation

        In December 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure." SFAS 148 amends SFAS 123, "Accounting for Stock-Based Compensation," to provide alternate methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require more prominent disclosures in both annual and interim financial statements about the method used on reported results. The additional disclosures requirements of SFAS 148 are effective for fiscal years ending after December 15, 2002. We have elected to continue to follow the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), to account for employee stock options. Under APB 25, no compensation expense is recognized unless the exercise price of our employee stock option is less than market price of the underlying stock at the date of grant. We have not recorded compensation expenses in the periods presented because stock options were granted at their fair market value on the date of grant.

        The following information regarding net loss and loss per share prepared in accordance with SFAS 123 has been determined as if we had accounted our employee stock options, stock units and shares issued under our 1999 Equity Incentive Plan using the fair value method prescribed by SFAS 123. The resulting effect on net loss and loss per share pursuant to SFAS 123 is not likely to be representative of the effects on net loss and loss per share pursuant to SFAS 123 in future periods, because future periods will include additional grants and periods of vesting.

        The following table illustrates the effect on reported net loss and loss per share had we applied the fair value recognition provisions of SFAS 123 (in thousands, except per share data):

	Years ended May 31,
	2004	2003	2002
Net loss, as reported	$(33,402)	$(399,257)	$(335,087)
Adjustments:
Stock-based employee compensation expense included in reported net loss, net of related tax effects	10	1,302	1,669
Stock unit compensation expense included in reported net loss	1,922	—	—
Total stock-based employee compensation expense determined under fair value method for all awards granted since July 1, 1995, net of related tax effects	(5,520)	(7,574)	(39,341)

Pro forma net loss	$(36,990)	$(405,529)	$(372,759)

Basic and diluted net loss per share, as reported	$(0.32)	$(3.82)	$(3.16)

Basic and diluted net loss per share, pro forma	$(0.35)	$(3.88)	$(3.51)

        The fair value of options, stock units and shares issued under the 1999 Equity Incentive Plan was estimated at the date of grant utilizing a Black-Scholes valuation model with the following weighted-average assumptions:

	Options(1)			Stock units			ESPP(2)
	Years ended May 31,			Years ended May 31,			Years ended May 31,
	2004	2003	2002	2004	2003	2002	2004	2003	2002
Risk-free interest rate	1.62%	2.27%	4.32%	2.62%	—	—	—	2.08%	2.63%
Dividend yield	0%	0%	0%	0%	—	—	—	0%	0%
Volatility of common stock	46%	106%	82%	84%	—	—	—	94%	96%
Average expected life (in years)	2.26	2.81	4.98	2.98	—	—	—	0.50	0.50
Weighted average fair value	$0.94	$1.38	$5.57	$3.72	—	—	—	$2.47	$3.30

(1)
For purposes of disclosures pursuant to SFAS No. 123 as amended by SFAS No. 148, we amortize the estimated fair value of an option over the option's vesting period.

(2)
The ESPP has been suspended since January 2003.

Revenue Recognition

        Overview.    The Company's revenues are derived from fees for licenses of its software products, royalties, consulting, maintenance and other services. The Company's revenue recognition policies are in accordance with Statement of Position (SOP) No. 97-2, "Software Revenue Recognition", as amended by; SOP No. 98-9, "Software Revenue Recognition, With Respect to Certain Transactions" and the Securities and Exchange Commission's Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" and Staff Accounting Bulletin No. 104, "Revenue Recognition".

        License and Royalty Revenue.    The Company licenses its software through its direct sales force located in North America and Europe. License and royalty revenues consist primarily of fees earned from the licensing of its software, as well as royalty fees earned upon the shipment or activation of products that incorporate its software. In general, license revenues are recognized when a non-cancelable license agreement has been signed and the customer acknowledges an unconditional obligation to pay, the software product has been delivered, there are no uncertainties surrounding product acceptance, the fees are fixed or determinable and collection is considered probable. Delivery is considered to have occurred when title and risk of loss have been transferred to the customer, which generally occurs when media containing the licensed programs is provided to a common carrier. In the case of electronic delivery, delivery occurs when the customer is given access to the licensed programs. If collectibility is not considered probable, revenue is recognized when the fee is collected. Subscription-based license revenues are recognized ratably over the subscription period

        The Company recognizes revenue using the residual method pursuant to the requirements of SOP 97-2, as amended by SOP 98-9. Revenues recognized from multiple-element software arrangements are allocated to each element of the arrangement based on the fair values of the elements, such as licenses for software products, maintenance or consulting services. The determination of fair value is based on objective evidence, which is specific to the Company. The Company limits its assessment of objective evidence for each element to either the price charged when the same element is sold separately or the price established by management having the relevant authority to do so, for an element not yet sold separately. If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized under the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue. However, if such undelivered elements consist of services that are essential to the functionality of the software, we recognize license and services revenues using contract accounting, pursuant to SOP No. 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts". If license arrangements include the rights to unspecified future products, revenue is recognized ratably over the contractual or estimated economic term of the arrangement. The Company recognizes royalty revenues when a network operator reports that it has shipped or activated products or its rights to deploy such products expire.

        The Company records deferred revenue for software arrangements when cash has been received from the customer and the arrangement does not qualify for revenue recognition under its revenue recognition policy.

        The Company offsets license and royalty revenues by certain expenses as a result of the application of EITF 01-09. EITF 01-09 generally requires that consideration, including warrants, issued to a customer should be classified in a vendor's financial statements not as an expense, but as an offset to revenues up to the amount of cumulative revenues recognized or likely to be recognized from that customer.

        Service Revenues.    Service revenues consist of consulting, maintenance, and other services. The Company generally recognizes consulting and other service revenues, including non-recurring engineering and training, as services are performed. Where consulting services are performed under a fixed-price arrangement, the Company generally recognizes revenues on a percentage-of-completion basis. Maintenance services include both updates and technical support. Maintenance revenues are recognized ratably over the term of the maintenance agreement, and generally range between 15% and 25% of the cumulative license fees and activation royalties incurred under the contract, depending upon the level of support being provided.

        Service revenues also include reimbursable expenses billed to customers in accordance with EITF No. 01-14, "Income Statement Characterization of Reimbursements Received for 'Out-of-Pocket' Expenses Incurred," which generally requires that a company recognize travel expenses and other reimbursable expenses billed to customers as revenue. With the adoption of EITF 01-14, we recognize reimbursable expenses as service revenues when there is an agreement to bill the customer for the expenses, the expenses have been incurred and billed, and collection is probable.

Deferred Revenues

        Deferred revenues consist primarily of payments received from customers for prepaid license and royalty fees and prepaid services for undelivered products and services. The timing of the conversion of deferred revenues into revenues largely depends on when customers choose to deploy products and when services are performed for the customer or when their rights terminate or expire.

Software Development Costs

        Under the criteria set forth in SFAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed," capitalization of software development costs begins upon the establishment of technological feasibility of the product, which we have defined as the completion of beta testing of a working product. The period of time between establishing technological feasibility of our products and making them generally available has been short. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs require judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenues, estimated economic life, and changes in software and hardware technology. After considering these factors, we have not capitalized any software development costs to date.

Advertising Expenses

        We expense advertising costs as we incur them. Advertising expenses totaled less than $1,000, $81,000 and $2.7 million, for fiscal 2004, 2003 and 2002, respectively.

Restructuring Costs

        We record restructuring costs in accordance with EITF No. 94-03, "Liability Recognition of Certain Employee Termination Benefits and Other Costs Incurred in a Restructuring," and SAB No. 100, "Restructuring and Impairment Charges." Severance costs include those expenses related to severance pay, related employee benefit obligations, and the acceleration of certain stock option grants in connection with terminated employees. Our executive management approves the scope of any reductions in force. Facilities costs include obligations under non-cancelable leases for facilities we will no longer occupy, as well as the cost associated with unrecoverable leasehold improvements. Other costs related to restructuring include the write-down of intangible assets and amounts expected to be paid in connection with terminated contracts. As of January 1, 2003, we adopted SFAS No. 146, "Accounting for Exit or Disposal Activities," which addresses accounting for and reporting costs associated with exit or disposal activities and nullifies EITF 94-03.

        We have recorded significant restructuring costs in connection with reductions in force and the consolidation of our research and development activities. In some cases, these costs were based on management estimates. See Note.

Income Taxes

        Deferred tax assets and liabilities are determined based on the differences between the financial statements and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to be reversed. We are required to estimate our income tax liability in each of the jurisdictions in which we operate. This process requires us to estimate our actual current tax exposures and assess the temporary differences resulting from different treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities. We regularly assess whether we will likely be able to use these tax assets. If we determine that we are not likely to be able to use them, we will record a valuation allowance that offsets their full value.

Comprehensive Loss

        Comprehensive loss includes our net losses and adjustments for foreign currency translation gains and losses and unrealized gains and losses on marketable securities that have been previously excluded from net loss and are reflected instead in equity. These adjustments consist of the gains and losses resulting from the translation of the assets and liabilities of our foreign subsidiaries, whose functional currencies are the local currency, to U.S. dollars using the period-end exchange rates. Additionally, we translate revenues and expenses to U.S. dollars using average exchange rates during the period.

        The following table sets forth the components of comprehensive loss:

	Years ended May 31,
	2004	2003	2002
Net loss	$(33,402)	$(399,257)	$(335,087)
Foreign currency translation adjustment	(3,895)	1,286	(118)
Unrealized loss on marketable securities	(21)	—	—

	$(37,318)	$(397,971)	$(335,205)

Computation of Basic and Diluted Net Loss Per Share

        Basic net loss per share is computed using the weighted average number of shares of common stock outstanding during the periods presented. Calculation of fully diluted shares is required when reporting net income per share and includes the weighted average number of shares of common stock, stock options, stock units and warrants outstanding. As we have recorded a net loss for all periods presented, net loss per share on a diluted basis is equivalent to basic net loss per share because the effect of converting outstanding stock options, stock units and warrants would be anti-dilutive. Accordingly, we excluded from the calculation of net loss per share, for normal and discontinued operations earnings per share, total potential dilutive common shares of 13,363,028, 20,097,235 and 20,182,499 for fiscal 2004, 2003 and 2002, respectively.

Reclassifications

        Certain reclassifications, primarily resulting from discontinued operations, have been made to previously reported amounts in order to conform to current year's presentation. See Note 4, "Discontinued Operations".

Recent Accounting Pronouncements

        In August 2001, the Financial Accounting Standards Board ("FASB") issued FAS No. 143, "Accounting for Asset Retirement Obligations." FAS 143 establishes financial accounting and reporting obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. FAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The liability is accreted to its present value each period while the cost is depreciated over its useful life. We adopted FAS 143 for our quarter ended November 30, 2003, and adoption did not materially affect our financial position, results of operations, or cash flows.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Exit or Disposal Activities." SFAS No. 146 addresses significant issues regarding the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for under EITF No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The scope of SFAS No. 146 also includes costs related to terminating a contract that is not a capital lease and termination benefits that involuntarily terminated employees receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred compensation contract. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The Company adopted SFAS No. 146 on January 1, 2003. SFAS No. 146 prospectively changes the timing of when restructuring charges are recorded from the commitment date to the date that liability is incurred. The adoption of SFAS No. 146 did not have a material effect on the Company's financial position or results of operations.

        In November 2002, the FASB issued FASB Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires that a liability be recorded in the guarantor's balance sheet upon issuance of a guarantee. In addition, FIN 45 requires disclosures about the guarantees that an entity has issued, including a reconciliation of changes in the entity's product warranty liabilities. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements of FIN 45 are effective for financial statements of annual periods ending after December 15, 2002, but had no impact on the Company. The adoption of FIN No. 45 did not have a material effect on the Company's financial position or results of operations.

        In November 2002, the Emerging Issues Task Force ("EITF") reached a consensus on EITF No. 00-21, "Revenue Arrangements with Multiple Deliverables." EITF 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services, and/or rights to use assets. We adopted EITF No. 00-21 for our quarter ended November 30, 2003, and adoption did not have a significant impact on our financial statements.

        In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities," and in December 2003 the FASB issued FIN 46-R, a revised interpretation of FIN 46. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46-R must be applied in the year ending December 31, 2004. The adoption of this standard did not have an impact on the Company's financial position or results of operations since the Company has not invested in any variable interest entities.

        In May 2003, the FASB issued FAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." FAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). FAS 150 is effective for financial instruments entered into or modified after

May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003 for public companies. The adoption of FAS 150 did not have a material effect on our financial position, results of operations, or cash flows.

        In December 2003, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 104 ("SAB 104"), "Revenue Recognition." SAB 104 supersedes Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements ("SAB 101"). SAB 104's primary purpose is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, superseded as a result of the issuance of EITF 00-21. Additionally, SAB 104 rescinds the SEC's Revenue Recognition in Financial Statements Frequently Asked Questions and Answers ("the FAQ") issued with SAB 101 that had been codified in SEC Topic 13, Revenue Recognition. Selected portions of the FAQ have been incorporated into SAB 104. While the wording of SAB 104 has changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104. As a result, the adoption of this pronouncement did not have any impact on the Company's consolidated financial statements.

        In April 2004, the EITF issued Statement No. 03-06 "Participating Securities and the Two-Class Method Under FASB Statement No. 128, Earnings Per Share" ("EITF 03-06"). EITF 03-06 addresses a number of questions regarding the computation of earnings per share by companies that have issued securities other than common stock that contractually entitle the holder to participate in dividends and our earnings when, and if, it declares dividends on its common stock. The issue also provides further guidance in applying the two-class method of calculating earnings per share, clarifying what constitutes a participating security and how to apply the two-class method of computing earnings per share once it is determined that a security is participating, including how to allocate undistributed earnings to such a security. EITF 03-06 is effective for fiscal periods beginning after March 31, 2004. The adoption of this standard did not have any impact on the resulting earnings per share of the periods presented.

Cumulative Effect of Change in Accounting Principle

        On June 1, 2002, we adopted SFAS No. 141, "Business Combinations," and SFAS No. 142. SFAS No. 141 requires us to account for all business combinations initiated after June 30, 2001 using the purchase method of accounting. Under SFAS No. 142, we no longer amortize the remaining balances of goodwill. Rather, we tested goodwill for impairment immediately upon the date of adoption and will continue to test goodwill for impairment at least once a year. Under SFAS No. 141 and SFAS No. 142, the value of an assembled workforce is no longer considered an identifiable intangible asset with a definite useful life, and accordingly, we reclassified the net balance of $526,000 to goodwill as of June 1, 2002.

        Based on the criteria of SFAS No. 142, we determined that we had one reporting unit at the time we adopted SFAS No. 142. Our testing and analysis process included obtaining an independent appraisal of the fair value of Liberate based on two valuation approaches. The first valuation approach determined our market capitalization based on our fair value on the date of adoption using our average stock price over a range of days in May and June 2002. This average stock price was increased by a control premium based on premiums paid for control of comparable companies. The second valuation used a discounted cash flows approach.

        This analysis resulted in an allocation of fair values to identifiable tangible and intangible assets and an implied valuation of goodwill of zero as of June 1, 2002. Comparing this goodwill fair value to the carrying value resulted in a goodwill impairment of $209.3 million, with no income tax effect, on June 1, 2002. We recorded the impairment as the cumulative effect of a change in accounting principle in the first quarter of fiscal 2003. Subsequent impairment charges, if any, will be recorded as operating expenses.

        As required by SFAS No. 142, a reconciliation of previously reported net loss and net loss per share to the amounts adjusted for the exclusion of goodwill and assembled workforce is as follows (in thousands, except per share data):

	Years ended May 31,
	2003	2002
Net loss, as reported	$(399,257)	$(335,087)
Add back:
Amortization of goodwill and assembled workforce, net of tax	—	217,718
Cumulative effect of change in accounting principle	209,289	—

Loss before cumulative effect of change in accounting principle, as adjusted	$(189,968)	$(117,369)

Basic and diluted net loss per share, as reported	$(3.82)	$(3.16)
Add back:
Amortization of goodwill and assembled workforce, net of tax	—	2.05
Cumulative effect of change in accounting principle	2.00	—

Loss per share before cumulative effect of change in accounting principle, as adjusted	$(1.82)	$(1.11)

Shares used in computing per share amounts	104,500	106,144

Note 3.    Acquisition of Sigma Systems

        In August 2002, we acquired the outstanding capital stock of Sigma Systems Group (Canada) for $60.4 million in cash, before deducting $22.3 million of cash received in connection with the acquisition. We also assumed Sigma Systems' unvested employee options with a fair value of $1.9 million, agreed to satisfy certain obligations of Sigma Systems to its employees in the aggregate amount of $3.0 million and incurred acquisition costs of approximately $1.3 million. The total consideration and acquisition costs were $66.6 million, and we accounted for the acquisition as a purchase.

        We have allocated the total purchase price consideration of $66.6 million as follows (in thousands):

Cash	$22,314
Receivables and other current assets	2,232
Property and equipment	672
Liabilities assumed	(3,586)
Deferred compensation	184
In-process research and development	300
Intangible assets	9,830
Goodwill	34,630

Total consideration	$66,576

        We immediately wrote off $300,000 of acquired in-process research and development that had not reached technological feasibility and had no alternative future use. The value of Sigma Systems' in-process research and development was determined by using the income approach, which measures the present worth and anticipated future benefit of the intangible asset.

        We also used the income approach to determine the value of Sigma Systems' existing products and technology, customer lists and order backlog, and trademarks. Based on these valuations, we initially recorded $9.8 million of intangible assets, and we began amortizing this amount on a straight-line basis over an estimated useful life of three years. Intangible assets consisted of $9.2 million of existing technology and $609,000 of customer lists and order backlog and trademarks. We also initially recorded $34.6 million of goodwill, which represented the purchase price in excess of the identified net tangible and intangible assets. In accordance with SFAS No. 142, we did not amortize goodwill but periodically reviewed it for impairment. See Note 5.

        At the time of the acquisition, we entered into an escrow agreement with Sigma Systems and deposited $9.0 million into an escrow account to secure certain obligations of Sigma Systems and its major shareholders. On November 19, 2003, we and the representative of such former Sigma Systems' major shareholders entered into a settlement agreement and limited release of claims, pursuant to which we received approximately $3.5 million in cash from the escrow account. The return of escrow funds was accounted for as part of the gain on sale of discontinued operations. See Note 4.

Note 4.    Discontinued Operations

        In August 2002, we acquired the outstanding capital stock of Sigma Systems. In accordance with SFAS No. 142, we determined that Sigma Systems had two reporting units, Bill-Care and OSS. In May 2003, we sold Bill-Care to a company owned by certain former shareholders of Sigma Systems for the consideration of $1.0 million in cash, resulting in a loss of $177,000 which was recorded in the fourth quarter of fiscal 2003.

        In September 2003, we announced that we were actively exploring the sale of the OSS division, and in November 2003, we completed the sale of the OSS division and its assets to Sigma Software Solutions Inc. and affiliated entities. The price included $3.6 million in cash and the assumption of $7.4 million of lease obligations and other liabilities. In connection with the sale of the OSS division, we received a total of $7.1 million in cash, which consisted of the cash proceeds of $3.6 million and the return of escrow funds of $3.5 million, and we recorded a gain on the sale of discontinued operations of $9.5 million in fiscal 2004. See Note 3 for a discussion of the return of escrow funds.

        Computation of the gain on sale of the OSS division is as follows (in thousands):

Proceeds	$7,075
Expenses of sale	(715)
Net liabilities sold	3,178

Gain on sale of discontinued operations	$9,538

        Pursuant to the provisions of SFAS No. 144, amounts in the consolidated financial statements for fiscal 2003 and 2004 and related notes have been reclassified to reflect the discontinued operations of both Bill-Care and OSS. Operating results for the discontinued operations are reported, net of tax, under "Loss from discontinued operations" in the Consolidated Statements of Operations. Related assets and liabilities are classified as "Assets of discontinued operations" and "Liabilities of discontinued operations," respectively, in the Consolidated Balance Sheets.

        The following table reflects the impact of discontinued operations on certain statement of operations data (in thousands):

	Years ended May 31,
	2004	2003
Revenues	$2,552	$3,504
Cost of revenues	1,275	3,328

Gross margin	1,277	176
Operating expenses	(4,357)	(8,949)
Impairment of goodwill and intangible assets	—	(37,825)
Write-off of acquired in-process research and development	—	(300)
Amortization of intangible assets	(287)	(2,185)
Amortization of deferred stock based compensation	(46)	(3)
Restructuring costs	(23)	(644)

Operating loss from discontinued operations	(3,436)	(49,730)
Interest and other income (expense), net	361	(380)

Loss from discontinued operations	$(3,075)	$(50,110)

Additionally, the following table reflects the impact of discontinued operations on certain balance sheet data (in thousands):

	May 31,
	2004	2003
Accounts receivable, net	$—	$1,571
Prepaid expenses and other current assets	—	797
Property and equipment, net(1)	—	731
Goodwill and intangible assets, net(2)	—	3,311
Other assets	—	526

Assets of discontinued operations	$—	$6,936

Accounts payable	$—	$340
Accrued liabilities	—	383
Accrued payroll and related expenses	—	199
Deferred revenues	—	4,453

Liabilities of discontinued operations	$—	$5,375

(1)
Depreciation expense related to discontinued operations was $632,000 for fiscal 2003.

(2)
The May 31, 2003 balance consisted of $2.0 million of goodwill and $1.3 million of net intangible assets related to discontinued operations. These assets were written off in connection with the sale of the OSS division in November 2003.

Note 5.    Goodwill and Intangible Assets

Goodwill

        Under the provisions of SFAS No. 142, we no longer amortize goodwill, but rather test it for impairment at least once a year. Additionally, SFAS No. 142 defines assembled workforce intangible assets as part of goodwill. On June 1, 2002, we adopted SFAS No. 142 and transferred the remaining net book value of assembled workforce intangible assets of $526,000 to goodwill. We tested the resulting balance of goodwill for impairment and determined that $209.3 million of goodwill was impaired. The impairment charge was reported as a cumulative effect of a change in accounting principle in the first quarter of fiscal 2003.

        In August 2002, we acquired Sigma Systems and recorded $34.6 million in goodwill. In the fourth quarter of fiscal 2003, we performed an annual impairment test and determined that the Sigma Systems' goodwill of $31.5 million was impaired. Goodwill activities in fiscal 2002, 2003 and 2004 were as follows (in thousands):

	Gross carrying amount	Accumulated amortization	Book Value
Balance at May 31, 2002	$671,763	$(463,000)	$208,763
Assembled workforce reclassification	2,708	(2,182)	526
Impairment upon adoption of SFAS 142(1)	(674,471)	465,182	(209,289)
Sigma Systems acquisition	34,630	—	34,630
Impairment per annual FAS 142 test	(31,490)	—	(31,490)
Sigma Systems goodwill reductions	(719)	—	(719)
Goodwill associated with sale of Bill-Care	(420)	—	(420)
Goodwill associated with sale of OSS	(2,001)	—	(2,001)

Balance at May 31, 2003	$—	$—	$—
Activities in fiscal 2004	—	—	—
Balance at May 31, 2004	$—	$—	$—

(1)
Recorded as a cumulative change in accounting principle.

Intangible assets

        On June 1, 2002, we adopted SFAS No. 144 and determined that the fair value of the Virtual Modem trademarks that we had acquired in fiscal 2000 was zero. This permanent impairment resulted in a write-down of the carrying value from $66,000 to zero. As discussed above, we adopted SFAS No. 142 on June 1, 2002 and transferred the remaining net book value of assembled workforce intangible assets of $526,000 to goodwill.

        In connection with the acquisition of Sigma Systems in August 2002, we acquired intangible assets with a value of $9.8 million. In the fourth quarter of fiscal 2003, we recorded an impairment charge of $6.3 million for intangible assets related to Sigma Systems. As of May 31, 2003, we had intangible assets of $1.3 million (at net book value) related to Sigma Systems, which was included in the "Assets of discontinued operations" in the Consolidated Balance Sheet as of May 31, 2003. See Note 4.

        Identified intangible assets (excluding intangible assets related to discontinued operations) at their net book value consist of the following (in thousands):

	May 31, 2003
	Gross carrying amount	Accumulated amortization	Impairment	Book Value
Existing products and technology	$529	$(521)	$—	$8
Customer lists and order backlog	1,055	(1,041)	—	14

	$1,584	$(1,562)	$(5,635)	$22

	May 31, 2004
	Gross carrying amount	Accumulated amortization	Impairment	Book Value
Existing products and technology	$529	$(529)	$—	—
Customer lists and order backlog	1,055	(1,055)	—	—

	$1,584	$(1,584)	$—	$—

        Amortization of intangible assets was $3.0 million, $1.6 million and $22,000 for fiscal 2002, 2003 and 2004, respectively.

Note 6.    Cash and Cash Equivalents

        Cash and cash equivalents consist of the following (in thousands):

	May 31, 2003	May 31, 2004
	Estimated Fair Value	Cost	Gross Unrealized Losses	Estimated Fair Value
Cash	$16,873	$12,587	$—	$12,587
Money market funds	240,818	11,475	—	11,475
U.S. treasury bills	1,998	191,836	(21)	191,815
Municipal bonds	2,000	—	—	—

	$261,689	$215,898	$(21)	$215,877

        As of May 31, 2003 and 2004, all marketable securities had original maturities of less than three months and accordingly were classified as cash equivalents. As of May 31, 2003, the estimated fair value of marketable securities approximated their book value, and there were no gross unrealized gains or losses. As of May 31, 2004, the estimated fair value of marketable securities was slightly lower than their book value, due to a gross unrealized loss of $21,000.

Note 7.    Restricted Cash

        Our restricted cash balance was $10.9 million as of May 31, 2004 and $9.2 million as of May 31, 2003. Restricted cash consists primarily of certificates of deposit established at our banking institutions in connection with lease-related letters of credit. As part of the facilities lease for our former headquarters in San Carlos, California and our current headquarters in San Mateo, California, we were required to establish irrevocable letters of credit in the amounts of $8.8 million and $975,000, respectively, as security deposits. In order to secure our obligations to our bank under these letters of credit, we established certificates of deposit in the same amounts. At the request of our bank, we have provided additional security of $500,000 to secure our obligations under the $8.8 million letter of credit. As part of our facilities lease in the U.K., we were also required to establish an irrevocable letter of credit as a security deposit. In order to secure our obligations under this letter of credit, we established a certificate of deposit valued at approximately $522,000 as of May 31, 2004 and $462,000 as of May 31, 2003. We also hold approximately $84,000 of restricted cash in connection with potential obligations related to the closure of an overseas branch office.

Note 8.    Property and Equipment

        As of May 31, 2003 and 2004, property and equipment consisted of the following (in thousands):

	May 31,
			Useful Life (in years)
	2004	2003
Computer equipment	$6,135	$9,498	3
Software	3,912	3,904	2
Office furniture and equipment	1,263	5,358	5
Leasehold improvements	894	5,591	*

	12,204	24,351
Less: accumulated depreciation and amortization	(10,353)	(18,238)

	$1,851	$6,113

*
Typically the length of lease term, not to exceed 10 years.

        Depreciation expense was $7.7 million, $6.5 million and $2.7 million for fiscal 2002, 2003 and 2004, respectively.

Note 9.    Accrued Liabilities

        As of May 31, 2003 and 2004, accrued liabilities consisted of the following (in thousands):

	May 31,
	2004	2003
Accrued taxes payable	$1,362	$1,263
Accrued professional fees	552	2,269
Short-term portion of excess facilities charges	505	5,116
Accrued restructuring costs	33	496
Litigation liability	—	25,000
Accrued royalties	—	1,005
Other	782	4,293

	$3,234	$39,442

Note 10.    Short-term Borrowing from Bank

        The lease agreement for our former headquarters in San Carlos, California, requires that we maintain an irrevocable letter of credit from our bank in the amount of $8.8 million as a security deposit. We vacated the San Carlos facility in March 2004 and ceased rent payment effective April 1, 2004. Our former landlord has since drawn against the letter of credit for the unpaid rent, net of sublease income from the facility. As of May 31, 2004, we had a short-term borrowing of $608,000 from the bank for the amounts drawn by our former landlord against the letter of credit but not yet repaid by us to the bank. The short-term borrowing bears interest at prime rate plus two percent. In June 2004, we entered into a stipulation for relief from the automatic stay, which allows the bank to use the corresponding restricted cash balance to settle the existing and future amounts drawn against the letter of credit. The stipulation was approved by the Bankruptcy Court in August 2004.

Note 11.    Commitments and Contingencies

Operating Leases

        We currently have various operating leases for our facilities and certain office equipment that expire at various dates through fiscal 2009 and thereafter. Future minimum lease payments under these operating leases as of May 31, 2004 are as follows (in thousands):

Years ending May 31,
2005	$10,397
2006	10,701
2007	10,568
2008	9,648
2009 and thereafter	11,035

$52,349

        We previously leased approximately 181,000 square feet of office space for our former headquarters and development center in San Carlos, California. On June 7, 2004, the U.S. Bankruptcy Court granted our motion to reject this lease. However, the landlord has appealed that decision and has filed a motion to dismiss our Chapter 11 case. At a hearing on August 12, 2004, the Bankruptcy Court issued a tentative ruling indicating that it was inclined to abstain from exercising jurisdiction with respect to Liberate's bankruptcy case for some period of time, subject to the possibility of resuming the exercise of jurisdiction for the limited purpose of a potential sale of Liberate's assets. The Court has set the matter for final hearing on August 30, 2004. Although Liberate is opposing the motion to dismiss and the Court's tentative ruling, the motion may be granted or the Court may adopt the tentative ruling in which case (absent a stay or a reversal on appeal) Liberate would not be able to realize savings or the other benefits of a Chapter 11 proceeding. For example, Liberate's liability under the San Carlos lease would not be capped pursuant to Chapter 11 and Liberate would continue to be liable for its obligations under that lease in accordance with the terms thereof (which over the life of the lease could be up to approximately $45.3 million, including common area maintenance expenses). We have accrued $25.4 million as excess facilities provision included in liabilities subject to compromise.

        Rent expense, without the effect of sublease income, was $7.0 million for fiscal 2004, $7.1 million for fiscal 2003 and $7.7 million for fiscal 2002. We have offset payments received from our sub-tenants of $749,000 for fiscal 2004, $789,000 for fiscal 2003 and $984,000 for fiscal 2002 against rent expense to the extent that an equal amount of expense was recognized.

Letters of Credit

        We maintain various irrevocable letters of credit as security deposits for the following facilities: our current headquarters in San Mateo, California and our former headquarters in San Carlos, California. As of May 31, 2004, the aggregate outstanding balance of all letters of credit was $9.8 million, of which $8.8 million was related to the letter of credit for our former headquarters in San Carlos, California. As discussed in Note 10 above, we vacated the San Carlos facility in March 2004 and ceased rent payment effective April 1, 2004. Our former landlord has since drawn against the letter of credit for the unpaid rent, net of sublease income from the facility, in the amount of $1.3 million, as of May 31, 2004. We expect that the letter of credit will be fully drawn upon by our former landlord.

Equity Investments

        In June 2001, we were committed to invest up to $2.0 million in one of the private companies in our equity investment portfolio. In fiscal 2002, we made an investment of $750,000, and we do not intend to make further investments in this company. As of May 31, 2004, we had no other outstanding commitments to loan to or invest in any of our portfolio companies.

Employment Agreements

        In March and April 2003, we entered into employee retention agreements with David Lockwood, Patrick Nguyen, Gregory Wood and Philip Vachon. Under the terms of the retention agreements, in the event of a change of control of Liberate that is followed within one year by the officer's actual or constructive termination, the officer will receive a payment equal to twice his total taxable compensation for the prior fiscal year, with a minimum payment of $500,000 and a maximum payment of $750,000. We have other retention agreements with a small number of non-executive employees.

        As part of our standard compensation package, certain employees and managers may be eligible to participate in a variety of discretionary and non-discretionary bonus plans or commission plans. We accrue bonus and commission expense ratably over the fiscal year, based on expected payouts against those plans.

Indemnification Obligations

        In November 2002, the FASB issued FIN 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee or indemnification. FIN 45 also requires additional disclosure by a guarantor in its interim and annual financial statements about its obligations under certain guarantees and indemnifications. The initial recognition and measurement provisions of FIN 45 are applicable for guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. We adopted the recognition and measurement provisions of FIN 45 prospectively to guarantees issued or modified after December 31, 2002. The adoption of this standard did not have a material impact on our consolidated results of operations or financial position.

        Our software license agreements typically provide for indemnification of customers for intellectual property infringement claims. To date, no such claims have been filed against us. We also warrant to customers that software products operate substantially in accordance with specifications. Historically, we have incurred minimal costs related to product warranties, and accordingly, we have not accrued warranty costs for the periods presented. In addition, we are obligated to indemnify our officers and directors under the terms of indemnity agreements entered into with them, as well as pursuant to our certificate of incorporation, bylaws, and applicable Delaware law. We are unable to quantify the charge that could result from officer and director indemnification.

Legal Matters

        Underwriting Litigation.    Beginning on May 16, 2001, a number of class-action lawsuits seeking monetary damages were filed in the United States District Court for the Southern District of New York against several of the firms that underwrote our initial public offering, naming Liberate and certain of our officers and directors as co-defendants. The suits, which have since been consolidated with hundreds of similar suits filed against underwriters and issuers, allege that the underwriters received excessive and improper commissions that were not disclosed in our prospectus and that the underwriters artificially increased the price of our stock. The plaintiffs subsequently added allegations regarding our secondary offering, and named additional officers and directors as co-defendants. While we deny allegations of wrongdoing, we have agreed to enter into a global settlement of these claims, and expect our insurers to cover amounts in excess of our deductible. The settlement is being negotiated among plaintiffs, insurers and co-defendants. While the plaintiffs in this lawsuit have filed a proof of claim in connection with Liberate's bankruptcy for approximately $830 million, we believe that this amount should be reduced to zero as a result of the global settlement and our insurance coverage. We cannot predict the outcome of these proofs of claims or estimate the amounts of, or potential range of loss with respect to, these claims.

        OpenTV Patent Litigation.    On February 7, 2002, OpenTV filed a lawsuit against Liberate in the United States District Court for Northern California, alleging that Liberate is infringing two of OpenTV's patents and seeking monetary damages and injunctive relief. We have filed an answer denying OpenTV's allegations. Our counter-claim alleges that OpenTV infringes one of our patents for information retrieval systems. We are seeking to have OpenTV's patents invalidated, requesting a finding that our technology does not infringe OpenTV's patents, and seeking monetary damages and injunctive relief against OpenTV. The court has issued a claim construction ruling hearing and although the case is currently stayed pending resolution of our Chapter 11 proceeding, the trial is currently scheduled for early 2005. While we intend to vigorously defend this lawsuit and are confident in our technology and intellectual property, because litigation is by its nature uncertain, we are unable to predict the outcome of this litigation and whether we may face any material exposure for damages or the need to alter our software arising from this case.

        Restatement Class-Action Litigation.    Beginning on October 17, 2002, five securities class-action lawsuits were filed in the United States District Court for the Northern District of California against us and certain officers and directors (collectively, the "Class Action Defendants"), which were subsequently consolidated into a single action (the "Class Action"). The Class Action is based on our announcements in October and November 2002 that we would restate our financial results for fiscal 2002 and that we were investigating other periods. The Class Action generally alleges, among other things, that members of the purported class were damaged when they acquired our securities because, as a result of accounting irregularities, our previously issued financial statements were materially false and misleading, and caused the price of our securities to be inflated artificially. The Class Action further alleges that, as a result of this conduct, the Class Action Defendants violated Section 10(b) and 20(a) of the Securities Exchange Act of 1934, and SEC Rule 10b-5, promulgated thereunder. The Class Action seeks unspecified monetary damages and other relief from all Class Action Defendants. We have entered into a memorandum of understanding with counsel for the Class Action plaintiffs to settle the Class Action for a payment of $13.8 million. The proposed settlement is subject to and will be effective only if and when, among other things, the parties execute final settlement documents and obtain approval from the United States Bankruptcy Court for the Northern District of California and the United States District Court for the Northern District of California. If the proposed settlement does not become effective, the Class Action will continue. The proposed settlement of the Class Action does not cover or settle the state derivative action.

        In the event the proposed settlement of the Class Action does not become effective, the possible resolution of this proceeding could include judgments against us or settlements that could require substantial payments by us, which could harm our financial condition, results of operations, and cash flows. The timing of the final resolution of this proceeding is uncertain.

        Restatement Derivative Litigation.    In addition, on or about October 29, 2002, a shareholder derivative action was filed in the California Superior Court for the County of San Mateo, naming Liberate as a nominal party and naming certain of our officers and directors as defendants (collectively, the "Derivative Defendants"). A second shareholder derivative action was filed on or about November 6, 2002. On February 26, 2003, these actions were consolidated into a single action (the "Derivative Action"). The Derivative Action is based on substantially the same facts and circumstances as the Class Action and generally alleges that the Derivative Defendants failed to adequately oversee our financial reporting, and thus are liable for breach of their fiduciary duties, abuse of control, gross mismanagement, and waste of corporate assets. The Derivative Action also alleges that the Derivative Defendants are liable for unjust enrichment and that certain current or former officers and directors are liable for violations of California Code Section 25402 and breach of fiduciary duty for insider selling and misappropriation of information. The Derivative Action seeks unspecified monetary damages and other relief.

        SEC Investigation.    When we announced that we would restate our financial statements, we contacted the SEC and provided them with additional information regarding our findings. In February 2003, we learned that the SEC had initiated a formal, non-public investigation into the events and circumstances that led to the restatement of our financial statements. We have been cooperating with the SEC and will continue to do so.

        The cost of participating and defending against these actions is substantial and will require the continued diversion of management's attention and corporate resources.

        We cannot predict or determine the outcome or resolution of the Class Action, the Derivative Action, the OpenTV litigation, or the SEC investigation, or estimate the amounts of, or potential range of, loss with respect to these proceedings. In addition, the timing of the final resolution of these proceedings is uncertain. The possible resolutions of these proceedings could include judgments against us or settlements that could require substantial payments by us, which could have a material adverse impact on our financial position, results of operations, and cash flows.

        On August 29, 2003, Liberate purchased a $100 million supplemental loss mitigation insurance policy from a AAA/A++ rated insurance carrier to cover damages that may arise from pending securities and derivative litigation related to Liberate's restatement. This policy is in addition to Liberate's existing policies that provide up to $15 million of coverage. Liberate paid a $17.9 million premium for the loss mitigation policy, with a rebate of up to $4.4 million if an eventual settlement or judgment is less than specified amounts. Liberate has certain deductibles under its insurance arrangements for which it is solely responsible.

        Litigation-Related Indemnification Obligations.    We have agreed to indemnify our directors and officers to the fullest extent permitted by Delaware law. As a consequence, we are advancing expenses (including reasonable attorneys' fees) incurred by directors and officers in connection with the Class Action, the Derivative Action, and the SEC investigation, although these payments are subject to reimbursement if such expenses are ultimately found to be non-indemnifiable. Additionally, we may ultimately be obligated to pay indemnifiable judgments, penalties, fines, and amounts paid in settlement in connection with these proceedings.

        We have notified our various insurance carriers of the Class Action, the Derivative Action, and the SEC investigation. Our primary carrier and one of our secondary carriers have disputed whether certain costs incurred in connection with the restatement-related litigation and the SEC investigation are covered under their respective policies. Our insurance may not cover all or portions of our defense costs, any settlement, any judgment rendered against us, or amounts we are required to pay to any indemnified person in connection with the Class Action, the Derivative Action, the SEC investigation, or any other matter.

        Voluntary Petition Under Chapter 11 of U.S. Bankruptcy Code.    On April 30, 2004, Liberate filed a voluntary petition for reorganization under chapter 11 of the United States Bankruptcy Code in the United Stated Bankruptcy Court for the District of Delaware, case number 04-11299. On May 12, 2004, this case was transferred to the United States Bankruptcy Court for the Northern District of California, San Francisco Division, case number 04-31394. Liberate has filed a proposed Plan of Reorganization providing for the payment of 100% of valid creditor claims. One of Liberate's significant creditors, the landlord of its former San Carlos headquarters, has filed a motion to dismiss the case. At a hearing on August 12, 2004, the Bankruptcy Court issued a tentative ruling indicating that it was inclined to abstain from exercising jurisdiction with respect to Liberate's bankruptcy case for some period of time, subject to the possibility of resuming the exercise of jurisdiction for the limited purpose of a potential sale of Liberate's assets. The Court has set the matter for final hearing on August 30, 2004. Although Liberate is opposing the motion to dismiss and the Court's tentative ruling, the motion may be granted or the Court may adopt the tentative ruling in which case (absent a stay or a reversal on appeal) Liberate would not be able to realize savings or the other benefits in a Chapter 11 proceeding. For example, Liberate's liability under the San Carlos lease would not be capped pursuant to Chapter 11 and Liberate would continue to be liable for its obligations under the lease in accordance with the terms thereof (which over the life of the lease could be up to approximately $45.3 million, including common area maintenance expenses). During the bankruptcy process, Liberate expects to operate its business in the normal course, including continued compliance with active customer and vendor contracts, and service and support of its cable customers and their subscribers. We cannot predict or determine the outcome or resolution of the bankruptcy case, and the timing of the final resolution of this proceeding is uncertain.

        As of July 30, 2004, excluding the litigation matters set forth above, claims totaling approximately $5.0 million had been asserted against Liberate in the bankruptcy proceeding. Approximately $4.4 million of these claims are not recorded as liabilities on Liberate's financial statements. We expect to resolve these claims in the course of the bankruptcy proceeding. We cannot predict the outcome or resolution of these claims or estimate the amounts of, or potential range of loss with respect to, these claims.

        On June 10, 2004, Liberate filed a complaint for breach of contract and related claims against Source Suite Acquisition LLC, Source Suite LLC, Source Media, Inc. and Insight Communications Company, Inc. in the United States Bankruptcy Court for the Northern District of California, San Francisco Division. In the complaint, Liberate seeks damages of approximately $2.0 million for unpaid fees owed to Liberate under certain contracts.

Note 12.    Common Stock

Stockholder Rights Plan

        In May 2003, the Board of Directors adopted a stockholder rights plan, which is designed to give the Board flexibility in responding to unsolicited acquisition proposals. Under the plan, rights were distributed as a dividend at the rate of one right for each share of our common stock held by stockholders of record as of the close of business on May 20, 2003. Each right will initially entitle stockholders to buy a fraction of a share of preferred stock. The rights will generally be exercisable only if a person or group acquires beneficial ownership of at least 15% of our common stock or starts a tender or exchange offer that would give them beneficial ownership of at least 15% of our common stock. The plan will expire on May 15, 2013.

Stock Repurchase

        In July 2002, we repurchased 3,963,780 shares of our common stock beneficially owned by Cisco Systems, Inc. for an aggregate purchase price of $10.0 million. The purchase price of $2.5117 per share was the average stock price, less a two percent discount, for the ten consecutive trading days ending on the last trading day prior to July 18, 2002. Following the repurchase, the shares were retired, and they are now authorized and unissued.

Warrant Agreements

        In fiscal 1999, we agreed to issue warrants to purchase up to 4,599,992 shares of our common stock to certain network operators who satisfied specific performance milestones within specific time frames. We estimated the fair market value of the warrants using the Black-Scholes pricing model as of the earlier of the date the warrants were earned or the date that it became likely that they would be earned, and we will revalue the warrants if appropriate.

        Warrant activity in fiscal 2002, 2003 and 2004 was as follows:

	Available	Earned	Repurchased	Expired	To Be Earned
Balance May 31, 2001	4,599,992	(2,336,660)	—	(50,000)	2,213,332
Fiscal 2002 activities	—	(60,000)	—	(170,000)	(230,000)

Balance May 31, 2002	4,599,992	(2,396,660)	—	(220,000)	1,983,332
Fiscal 2003 activities	—	—	(400,000)	(933,332)	(1,333,332)

Balance May 31, 2003	4,599,992	(2,396,660)	(400,000)	(1,153,332)	650,000
Fiscal 2004 activities	—	—	—	(650,000)	(650,000)

Balance May 31, 2004	4,599,992	(2,396,660)	(400,000)	(1,803,332)	—

        In August 2002, we paid $1.1 million to MediaOne of Colorado and MediaOne of Michigan, each a wholly owned subsidiary of AT&T Broadband, to buy back unearned warrants to purchase 400,000 shares.

        As of May 31, 2004, network operators had earned warrants to purchase 2,396,660 shares of our common stock. Of this amount, warrants to purchase 552,774 shares had previously been exercised, warrants to purchase 163,890 shares had been retired in connection with those exercises, and warrants to purchase 546,666 shares had expired unexercised. As of May 31, 2004, there were earned and outstanding warrants to purchase 1,133,330 shares with exercise prices of $4.80 and $6.90 per share and a weighted average exercise price of $6.71 per share. All earned and outstanding warrants will expire by May 31, 2005.

        In accordance with EITF 01-09, warrant amortization expense has been classified as an offset to associated revenues up to the amount of cumulative revenues recognized or to be recognized. Such amortization expense was classified as follows (in thousands):

	Years ended May 31,
	2004	2003	2002
Warrant amortization offset to license and royalty revenues	$4,066	$4,505	$3,826
Warrant amortization charged to operating expense	1,831	3,836	12,047

	$5,897	$8,341	$15,873

        We recorded an impairment charge of $44.8 million in fiscal 2002 and $5.0 million in fiscal 2004 to reduce the carrying value of certain warrants to a level equal to the expected future revenues from the holders of those warrants during the term of the underlying customer agreement.

Note 13.    Stock Plans

1996 Stock Option Plan

        In October 1996, our Board of Directors adopted, and our then-sole stockholder approved, the 1996 Stock Option Plan (the "1996 Plan"). This Plan, as amended, allowed for the purchase of up to 11,666,666 shares of our common stock. The 1996 Plan permitted grants of both incentive and non-qualified stock options to employees and non-qualified stock options to consultants and directors. The exercise price of incentive stock options could not be less than the fair market value of the common stock on the grant date, as determined by our Board of Directors. The exercise price of non-qualified options could not be less than 85% of the fair market value on the grant date. The term of the incentive and non-qualified stock options was generally ten years from the date of grant or a shorter term as provided in the option agreement. Options generally vested over three to four years. As of the date of our initial public offering, all remaining shares available for grant under the 1996 Plan were transferred to the 1999 Equity Incentive Plan (see discussion in the next paragraph), and no further grants were made from the 1996 Plan. As of May 31, 2004, options to purchase 499,485 shares of our common stock were outstanding under the 1996 Plan.

1999 Equity Incentive Plan

        In May 1999, our Board of Directors adopted, and in June 1999 our stockholders approved, our 1999 Equity Incentive Plan (the "1999 Plan"). The 1999 Plan authorizes grants of options to purchase shares of common stock, stock appreciation rights, restricted shares and stock units. Shares not yet issued under the 1996 Plan as of the date of our initial public offering (3,051,498 shares) became available for grant under the 1999 Plan. Each year on June 1, commencing on June 1, 2000, the number of shares available under the 1999 Plan is automatically increased by a number equal to the lesser of 6,000,000 shares or 5% of the outstanding common shares on such date, unless such increase is waived by the Board. The exercise price for all incentive stock options and nonstatutory stock options may not be less than 100% or 85%, respectively, of the fair market value of our common stock on the date of grant. Options generally vest over three to four years and have a term of ten years. As of May 31, 2004, 16,446,001 shares were available for future grants and options to purchase 3,178,698 shares of our common stock were outstanding under the 1999 Plan.

        Stock option activity under the 1996 Plan and the 1999 Plan is summarized below:

	Shares available for grant	Options outstanding	Weighted average exercise price
Balance at May 31, 2001	3,580,743	8,307,940	$12.98
Authorized	5,235,104	—	—
Granted	(9,861,562)	9,861,562	8.29
Exercised	—	(1,035,436)	3.69
Cancelled—1996 Plan	—	(249,017)	4.40
Cancelled—1999 Plan	1,948,098	(1,948,098)	20.50

Balance at May 31, 2002	902,383	14,936,951	9.74
Authorized	5,379,155	—	—
Granted	(6,200,000)	6,200,000	2.49
Exercised	—	(46,614)	1.59
Cancelled—1996 Plan	—	(1,680,623)	3.87
Cancelled—1999 Plan	9,663,598	(9,663,598)	7.88

Balance at May 31, 2003	9,745,136	9,746,116	8.02
Authorized	5,200,303	—	—
Granted—Options	(14,000)	14,000	3.45
Granted—Stock Awards	(103,000)	—	—
Granted—Stock Units	(2,910,028)	—	—
Exercised	—	(876,991)	2.38
Cancelled—1996 Plan	—	(735,477)	3.37
Cancelled—1999 Plan	4,527,590	(4,469,465)	7.71

Balance at May 31, 2004	16,446,001	3,678,183	10.65

Non-Plan Stock Option Grants

        In fiscal 2003, we granted nonstatutory options to purchase 5,900,000 shares of common stock to certain new employees, including options to purchase 5,600,000 shares granted to four current executive officers. These options were granted outside of the 1999 Plan and have a term of ten years. Options granted to executive officers vest monthly over four years and would become fully vested upon certain employment termination events in connection with a change of control of Liberate. As of May 31, 2004, all options granted outside of the 1999 Plan remained outstanding and had a weighted average exercise price of $1.95 per share.

Other Stock Options

        In connection with our acquisitions, we assumed stock options that were granted under various stock option plans previously administered by the acquired companies. We did not assume these stock option plans and did not grant any awards under these plans subsequent to the acquisitions. Under these plans, options to purchase 305,417 shares were exercised during fiscal 2004, and options to purchase 484,919 shares were cancelled during fiscal 2004. As of May 31, 2004, options to purchase 98,287 shares of our common stock were outstanding with a weighted average exercise price of $4.03 per share.

        A summary of all outstanding and exercisable options, including those assumed in connection with our acquisitions and the stock options issued outside of the stock plans, as of May 31, 2004 is as follows:

	Options outstanding
		Weighted average remaining contractual life (in years)		Options vested/exercisable
Range of exercise price	Number of options outstanding		Weighted average exercise price	Number of options exercisable	Weighted average exercise price
$ 0.03-$ 1.75	4,000,265	8.63	$1.73	1,233,318	$1.69
$ 1.95-$ 2.70	2,934,814	8.36	2.41	1,171,688	2.44
$ 2.85-$ 8.47	1,203,332	6.71	6.45	978,138	6.27
$ 8.76-$22.13	1,103,557	7.33	9.85	975,138	9.87
$23.06-$96.38	434,502	5.99	42.39	427,664	42.69

	9,676,470	8.04	5.28	4,785,946	8.14

        As of May 31, 2003, options to purchase 8,767,004 shares were vested with a weighted average exercise price of $7.22 per share.

Stock Units Award Program

        During fiscal 2004, we implemented a program to grant stock units to employees and non-employee directors under the 1999 Plan. Each stock unit entitles the holder to receive one share of our common stock when the stock unit vests. Stock units granted to employees generally vest over a period of four years, and those granted to non-employee directors generally vest over 12 months. Upon termination of employment unvested stock units will be forfeited. On the vesting dates, stock units are settled by the delivery of the corresponding number of shares of our common stock, and the fair value of the common stock delivered becomes compensation to the holder and is subject to tax withholdings. Such fair value is based on the closing price of our common stock on the last trading day prior to the vesting date. In fiscal 2004, we granted 2,910,028 stock units, 298,675 stock units became vested (of which 77,894 vested units were withheld to satisfy employee withholding taxes, resulting in a net issuance of 220,781 shares) and 58,125 were cancelled due to employee terminations. As of May 31, 2004, 2,553,228 stock units remained outstanding.

        In connection with the granting of stock units in fiscal 2004, we recorded $10.4 million of deferred stock-based compensation based on the fair value of the underlying shares of our common stock at the date of grant, and such value is amortized over the vesting period as compensation expenses. As of May 31, 2004, the unamortized balance of deferred stock-based compensation was $8.5 million. Amortization of deferred stock-based compensation by functions was as follows (in thousands):

Year ended May 31, 2004
Cost of revenues	$218
Research and development	1,385
Sales and marketing	160
General and administrative	159

$1,922

        We did not grant any stock units prior to fiscal 2004 and, accordingly, did not record any compensation expense related to stock units in fiscal 2002 and 2003.

Stock Award

        In September 2003, we entered into a management transition agreement and related stock award agreement with a former executive officer. Pursuant to the stock award agreement, we granted the former executive officer an award of 103,000 shares of our common stock with a value of $3.40 per share, and these shares were fully vested on the date of grant. We recorded the value of the shares as compensation expense in the second quarter of fiscal 2004.

Deferred Stock-based Compensation

        In connection with the grant of certain stock options to employees prior to our initial public offering, we recorded deferred stock-based compensation of $7.1 million in fiscal 1999 and $1.6 million in fiscal 2000, representing the difference between the estimated fair value of the common stock for accounting purposes and the option exercise price of such options at the date of grant. Such amounts are presented as a reduction of stockholders' equity. As of May 31, 2004, the deferred stock-based compensation discussed above was fully amortized. Amortization of deferred stock-based compensation for the periods reported consisted of amounts related to the following functions (in thousands):

	Years ended May 31,
	2004	2003	2002
Cost of revenues	$1	$132	$250
Research and development	4	469	760
Sales and marketing	3	257	401
General and administrative	2	441	258

	$10	$1,299	$1,669

1999 Employee Stock Purchase Plan

        In May 1999, the Board of Directors adopted our 1999 Employee Stock Purchase Plan ("1999 Purchase Plan") and the stockholders approved the 1999 Purchase Plan in June 1999. A total of 1,666,666 shares of common stock were reserved for issuance under the 1999 Purchase Plan. In addition, starting on June 1, 2000, the available pool automatically increased each year by the lesser of 1,666,666 shares or 2% of the outstanding common shares on the date of the increase unless such increase is waived by the Board. The 1999 Purchase Plan permits eligible employees to acquire shares of our common stock through periodic payroll deductions of up to 15% of base cash compensation. Each participant could purchase up to 1,500 shares in any offering period beginning before September 30, 2002, and up to 6,000 shares in any offering period beginning on or after October 1, 2002. The price at which the common stock could be purchased was 85% of the lower of the fair market value of our common stock on the date immediately before the first day of the applicable offering period or on the last day of the respective offering period. Each offering period has a maximum duration of six months. The first offering period commenced on the effective date of the initial public offering and ended on March 31, 2000. As of May 31, 2004, 4,999,998 shares of common stock were reserved under the 1999 Purchase Plan, of which 3,858,963 shares were available for issuance. Employees purchased 381,217 shares in fiscal 2002 and 204,068 shares in fiscal 2003. In

January 2003, the Board suspended the 1999 Purchase Plan, and accordingly, no shares were purchased in the second half of fiscal 2003 or in fiscal 2004.

Note 14.    Excess Facilities Charges and Related Asset Impairment

        Excess facilities charges represent remaining lease commitments on vacant facilities, net of expected sublease income. We periodically evaluate our existing needs, the current and estimated future value of our subleases, and other future commitments to determine whether we should record excess facilities charges or adjustments to such charges. Additionally, we periodically evaluate our leasehold improvements for impairment and, if necessary, we reduce the carrying value using estimates of future cash flows to a level equal to the expected future value at that time.

        Prior to our bankruptcy filing, we had commitments to lease office space at our former headquarters in San Carlos, California, in excess of our needs, and we did not anticipate that we would be able to sublease a substantial portion of our excess office space in the near future. In fiscal 2002, we recorded excess facilities charges and related asset impairment of $9.9 million, of which $9.3 million was related to excess facilities and $601,000 was related to the impairment of certain long-lived assets, including leasehold improvements. In fiscal 2003, we recorded excess facilities charges and related asset impairment of $25.1 million, of which $22.5 million was related to excess facilities and $2.6 million was related to certain long-lived assets, including leasehold improvements. During fiscal 2003, we vacated additional space in the San Carlos facility as a result of our restructuring and related reductions in workforce. In addition, we adjusted our estimated timeframes to sublease the excess office space and the estimated sublease rates to reflect the continuous downward trend in the commercial real estate market. If facilities rental rates continue to decrease in these markets or if it takes longer than expected to sublease these facilities, the actual loss could exceed this estimate. As of May 31, 2004, the maximum exposure on this lease if we are unable to sublease it is $41.2 million.

        In fiscal 2004, we recorded excess facilities charges of $4.0 million in total, which consisted of $593,000 of excess facilities charges and $2.0 million of write-off of the remaining leasehold improvements related to the San Carlos facility and $1.4 million of excess facilities charges related to our sales office the U.K. See Notes 1 and 11 for discussions of the San Carlos facility and the rejection of the lease in connection with our bankruptcy filing. We recorded excess facilities charges related to our sales office in the U.K. because we no longer occupy the facility. As of May 31, 2004, we had an accrual of $1.1 million for excess facilities charges related to this vacant facility. Of the $1.1 million, $505,000 was included in current liabilities, and $631,000 was classified as long-term excess facilities charges. We did not adjust this liability. The liability for excess facilities as of May 31, 2004 does not include additional charges for additional space vacated in fiscal 2004 or for the potential savings related to the rejection of this lease under the U.S. Bankruptcy Code. We may make future adjustments to excess facilities based on the outcome of the bankruptcy proceeding.

Note 15.    Restructuring Costs

        Restructuring costs include severance costs, facilities costs and other costs. Severance costs include expenses related to severance pay and related employee benefit obligations, including the acceleration of certain stock option grants in connection with terminated employees. Facilities costs include obligations under non-cancelable leases for facilities that we will no longer occupy, as well as the cost associated with unrecoverable leasehold improvements. Other costs related to restructuring include the write-down of intangible assets, disposal of fixed assets and amounts paid in connection with terminated contracts.

Fiscal 2002

        In February 2002, we announced the consolidation of our research and development activities into our development centers located in our former headquarters and in London, Ontario, Canada. As part of this consolidation, certain employees in the Horsham, Pennsylvania, and Murray City, Utah, offices were relocated to these development centers. The consolidation resulted in a headcount reduction of 67 employees and restructuring costs of $3.1 million.

Fiscal 2003

        As part of our ongoing efforts to control costs, we effected a reduction in force in July and August 2002, resulting in a headcount reduction of 106 employees. In connection with this reduction in force, we recorded $2.2 million of restructuring costs in the first quarter of fiscal 2003, and the restructuring costs were comprised primarily of salary and employee-related expenses.

        In January 2003, we announced a further reduction in force. We terminated the employment of 228 employees and recorded $5.1 million of restructuring costs related to salary and employee-related expenses.

        In April 2003, we announced another reduction in force. This action resulted in a headcount reduction of 75 employees, worldwide, with 32 on transition plans as of May 31, 2003. We initially estimated a total restructuring charge of approximately $2.3 million comprising salary and employee-related expenses. For the quarter ended May 31, 2003, we recorded $2.1 million of the initial $2.3 million estimate.

        During fiscal 2003, management revised its estimates underlying the restructuring accrual. Accordingly, we reversed $241,000 of restructuring costs previously recorded.

Fiscal 2004

        During fiscal 2004, we recorded additional restructuring costs of $345,000 in connection with the reductions in force announced in January and April 2003. We also recorded a reversal of $34,000 restructuring costs related to employees we decided to retain.

        During fiscal 2004, we terminated the employment of five employees in the first quarter and 15 employees in the second quarter. As a result, we recorded $1.1 million of restructuring costs related to severance payments.

        A summary of restructuring costs is as follows (in thousands):

	Severance	Facilities	Other	Total
Restructuring costs	$1,259	$1,054	$762	$3,075
Cash payments	(1,000)	(241)	(236)	(1,477)
Non-cash deductions	(194)	(625)	(512)	(1,331)

Accrued restructuring costs at May 31, 2002	65	188	14	267
Restructuring costs	8,827	—	—	8,827
Cash payments	(8,328)	(37)	(2)	(8,367)
Revision of estimates	(79)	(151)	(11)	(241)
Effect of foreign exchange	11	—	(1)	10

Accrued restructuring costs at May 31, 2003	496	—	—	496
Restructuring costs	1,440	—	—	1,440
Cash payments	(1,865)	—	—	(1,865)
Revision of estimates	(34)	—	—	(34)

Accrued restructuring costs at May 31, 2004	$37	$—	$—	$37

Note 16.    Income Taxes

        The components of the provision for income taxes for the periods reported are as follows (in thousands):

	Years ended May 31,
	2004	2003	2002
Federal	$—	$—	$—
State	(42)	220	231
Foreign	180	1,340	506

	$138	$1,560	$737

        For the periods reported, the provision for income taxes differs from the amounts that would result by applying the applicable statutory federal income tax rate to income before taxes as follows (in thousands):

	Years ended May 31,
	2004	2003	2002
Benefit at federal statutory rate	$(11,691)	$(135,156)	$(117,095)
State income tax benefit, net of federal benefit	(1,169)	(13,913)	(19,058)
Tax credits	(1,000)	(1,000)	(2,275)
Non-deductible goodwill amortization	108	85,329	89,842
Change in valuation allowance	14,056	66,092	48,530
Stock-based compensation	20	443	763
Non-deductible write-off of acquired in-process research and development	—	102	—
Other	(186)	(337)	30

	$138	$1,560	$737

        Components of deferred tax assets were as follows (in thousands):

	May 31,
	2004	2003
Net operating losses	$200,813	$182,128
Temporary differences	55,493	60,123
Tax credits	11,659	11,659

Total deferred tax assets	267,965	253,910
Valuation allowance	(267,965)	(253,910)

Net deferred tax assets	$—	$—

        We recorded a valuation allowance for the entire deferred tax asset due to uncertainties regarding the realization of the asset, our lack of profitability to date and our uncertainty regarding future operating profitability. As of May 31, 2004, $69.1 million of the valuation allowance relates to benefits of stock option deductions, which, if recognized, will be allocated to stockholders' equity.

        As of May 31, 2004, we had federal and state net operating loss carryforwards of 548.5 million and tax credits totaling $11.6 million. The federal and state net operating loss carryforwards expire at various dates between 2005 and 2024. The tax credits expire at various dates between 2011 and 2024. Under current tax law, net operating loss carry-forwards available to offset future operating income in any given year may be limited upon the occurrence of certain events, including significant changes in ownership interests. Based on preliminary analysis by our tax advisor and us, we believe that a "change of control" as defined in Section 382 of the Internal Revenue Code has previously occurred, and therefore we believe that the future use of net operating losses will be limited.

Note 17.    Segment Reporting and Geographic Information

        We have been operating in one segment—providing digital infrastructure software and services for cable networks. Our long-lived assets, including all non-current assets, are located primarily in the United States, however, as of May 31, 2004, 70% of our headcount was based at our development center in Canada.

        We classify our revenues by geographic region based on the country from which the sales order originates. Our revenues by geographic region, including those foreign countries accounted for more than 10% of revenues, were as follows (in thousands):

	Years ended May 31,
	2004	2003	2002
United States	$968	$5,780	$23,473
Canada(1)	(261)	4,616	6,918
Europe, Middle East and Africa:
United Kingdom	5,256	10,490	26,389
The Netherlands	1,468	1,435	5,460
Other	901	467	3,645
Asia Pacific	280	2,606	4,578

Total revenues	$8,612	$25,394	$70,463

(1)
Revenues from Canada in fiscal 2004 were offset by a warrant amortization expense of $462,000, resulting in negative revenues of $261,000. See discussion of warrant amortization expense in Note 12 "Common Stock."

Note 18.    Related Party Transactions

Transactions with Oracle

        In December 1995, we began operations as a division of Oracle. As of May 31, 2003, Oracle beneficially held 31% of our outstanding common stock in a voting trust. However, in June 2003, Delphi Asset Management (a wholly-owned subsidiary of Oracle) disclosed that it had disposed of all its shares of our common stock.

        In August 1997, we entered into a tax allocation and indemnity agreement with Oracle. This agreement provided for our consolidation into Oracle's tax group for income tax payment purposes. Under the agreement, our tax liability was computed as if we had filed a separate return for amounts due in certain state and local jurisdictions. As a member of Oracle's tax group, we were allocated a share of the aggregate tax liability of the group and granted indemnity for penalties or other damages attributed to the failure of Oracle to comply with tax regulations. This agreement terminated on the effective date of our public offering. In the fourth quarter of fiscal 2003, we wrote off $174,000, the amount Oracle owed us under this agreement.

        In August 1998, we entered into a Technical Support Services Agreement with Oracle. The Technical Support Services Agreement describes the terms under which technical support services for Oracle products may be provided when licensed by us or by our distributors, and technical support for our products may be provided when licensed by Oracle, or their distributors. The agreement provides for four one-year automatic renewals following the initial one-year term.

        We routinely enter into commercial transactions with Oracle relating to licenses of its financial application and database products and associated training, support, and services. In fiscal 2002, fiscal 2003 and fiscal 2004, we paid Oracle approximately $79,000, $437,000 and $58,000, respectively, in connection with these transactions.

Transactions with Cox Communications

        A former member of our Board, Chris Bowick, is an executive officer of Cox Communications. Cox is both a significant customer and a stockholder, currently owning less than five percent of our outstanding stock. In fiscal 2000, we entered into an agreement with Cox for the license of our software products and for the provision of services. The agreement also provides that Cox will have the right to test our software free of charge and without any commitment to deploy services using our technology. Under the agreement, Cox paid us $6.0 million in prepaid licenses and services, and Cox is entitled to receive the benefits of any more favorable terms and conditions that we may grant to any other North American network operator. Total revenues from Cox during fiscal fiscal 2002, fiscal 2003 and fiscal 2004, before taking into account warrant-related offsets, were $2.8 million, $1.6 million and $496,000, respectively. Net revenues from Cox, including the impact of the warrant-related offsets, were $1.6 million in fiscal 2002, $410,000 in fiscal 2003 and a negative $697,000 in fiscal 2004. In addition, under the commercial agreement, we were required to issue warrants to Cox. A total of 883,332 shares of our common stock are reserved for issuance to Cox under these warrants. The exercise price of these warrants is $6.90 per share. These warrants vested according to milestones established in the commercial agreement to motivate Cox to deploy our products and as of fiscal 2004, they were fully vested. In addition, Cox paid us $64,000 in fiscal 2002, $285,000 in fiscal 2003 and $396,000 in fiscal 2004 related primarily to services.

Employment Agreements and Transactions with Officers

        Fiscal 2001 Retention Agreements.    In January 2001, we entered into employee retention agreements with Coleman Sisson, Donald Fitzpatrick, and David Limp, who were then serving as executive officers. Each retention agreement was to provide $818,000 in periodic payments to each officer who achieved two years of continuous service through January 2003. In July 2002, Mr. Limp left Liberate as part of a reduction in force and realignment of management roles, which triggered a payment of the remaining $526,000 under his retention agreement. During fiscal 2003, we paid Mr. Fitzpatrick $219,000 under his retention agreement. In connection with the events leading to the restatement of our financial statements, we terminated Mr. Fitzpatrick's employment on December 27, 2002, before additional payments were due. During fiscal 2003, we paid Mr. Sisson the remaining $526,000 due under his retention agreement.

        Executive Loans.    In 2001, we extended loans in the principal amount of $500,000 to each of Mr. Limp, Mr. Fitzpatrick, and Mr. Sisson. Each loan carried an interest rate of 5.9% compounded annually and was due two years from issuance. In July 2002, Mr. Limp repaid the full principal and interest due under his promissory note. In November 2002, Mr. Fitzpatrick repaid $275,000 of the principal amount of his promissory note. According to the terms of Mr. Fitzpatrick's promissory note, his outstanding principal balance of $225,000 and all accrued interest was due 60 days from December 27, 2002, the date of the termination of his employment. As of May 31, 2004, Mr. Fitzpatrick had not repaid the balance of this loan and we have recorded a reserve to cover our potential loss. In January 2003, Mr. Sisson repaid the full principal and interest due under his promissory note.

        In March and April 2003, we entered into new employee retention agreements with David Lockwood, Patrick Nguyen, Gregory Wood and Philip Vachon. Under the terms of the retention agreements, in the event of a change of control of Liberate that is followed within one year by the officer's actual or constructive termination, the officer will receive a payment equal to twice his total taxable compensation for the prior fiscal year, with a minimum payment of $500,000 and a maximum payment of $750,000.

        Termination of Executive's Employment    In connection with Mr. Limp's departure in July 2002, we entered into a separation agreement and mutual release of claims with him. Under the terms of this agreement, we paid Mr. Limp an amount equal to his salary and on-target bonuses for fiscal 2002 in addition to the payment under his retention agreement described above.

        Senior Management Bonus Plan and Sales Commission Plan.    In July 2002, the compensation committee of the board of directors approved a senior management bonus plan under which Mr. Kertzman, Mr. Sisson, and Mr. Walker would have been eligible to receive bonuses if Liberate had achieved specified revenue and operating expense targets. No payments were made under this plan. In July 2002, the compensation committee also approved a sales commission plan under which Mr. Fitzpatrick would be eligible to receive commissions based on achievement of revenue and earnings targets. During fiscal 2003, we paid Mr. Fitzpatrick $31,000 under his sales commission plan.

        Consulting Agreements.    In September 2002, we entered into a consulting agreement with Mr. Limp in which we agreed to pay him not less than $10,000 per month for consulting services. We paid Mr. Limp approximately $123,000 under this consulting agreement, which terminated in March 2003. In November 2002, we entered into a letter agreement with Philip Vachon, in which we agreed to pay him $56,500 per month for advisory services through February 28, 2003. We subsequently extended that agreement through April 11, 2003, at which time Mr. Vachon became president—Liberate International.

        Option and Stock Unit Grants.    In the third quarter of fiscal 2003, the compensation committee of the board approved new options grants of 1.3 million shares to each of Mr. Lockwood, Mr. Wood, and Mr. Nguyen and 1.7 million shares to Mr. Vachon. The vesting of these options will accelerate upon certain termination events in connection with a change of control.

        In July 2002, in order to retain qualified independent directors, the board approved the grant of options to purchase 50,000 shares of our stock to each of the three independent board members. These options have an exercise price of $2.42 per share, which was the closing price of the stock on the date of grant, and vest monthly over four years.

        In October 2003, Liberate's four non-employee directors each received 5,882 stock units under the terms of the 1999 Equity Incentive Plan. The stock units vest over one year following grant, and vesting accelerates upon certain changes of control of Liberate.

        In April 2004, the compensation committee of the Board approved new stock unit grants representing 150,000 shares to each of Mr. Wood and Mr. Nguyen and 100,000 shares to Mr. Vachon. The stock units vest over four years following the date of grant, and vesting accelerates upon certain termination events in connection with a change of control.

        As part of our standard compensation package, certain employees and managers may be eligible to participate in a variety of discretionary and non-discretionary bonus plans or commission plans. We accrue bonus and commission expense ratably over the fiscal year, based on expected payouts against those plans.

Note 19.    Retirement Plan

        We have a retirement plan under Section 401(k) of the Internal Revenue Code. Under the retirement plan, participating employees may defer a portion of their pre-tax earnings up to the Internal Revenue Service annual contribution limit. We may contribute to the retirement plan at the discretion of the Board of Directors. To date, we have not made any such contributions.

Note 20.    Subsequent Events

Contractual Obligations

        On June 7, 2004, the U.S. Bankruptcy Court granted our motion to reject the lease for our former headquarters in San Carlos, California. However, the landlord has appealed that decision and has filed a motion to dismiss our Chapter 11 case. At a hearing on August 12, 2004, the Bankruptcy Court issued a tentative ruling indicating that it was inclined to abstain from exercising jurisdiction with respect to Liberate's bankruptcy case for some period of time, subject to the possibility of resuming the exercise of jurisdiction for the limited purpose of a potential sale of Liberate's assets. The Court has set the matter for final hearing on August 30, 2004. Although Liberate is opposing the motion to dismiss and the Court's tentative ruling, the motion may be granted or the Court may adopt the tentative ruling, in which case (absent a stay or a reversal on appeal) Liberate would not be able to realize savings or the other benefits of a Chapter 11 proceeding. For example, Liberate's liability under the San Carlos lease would not be capped pursuant to Chapter 11 and Liberate would continue to be liable for its obligations under that lease in accordance with the terms thereof (which over the life of the lease could be up to approximately $45.3 million, including common area maintenance expenses). We have accrued $25.4 million as excess facilities provision included in liabilities subject to compromise.

Short-term Bank Borrowings

        Under the lease agreement for our former headquarters in San Carlos, California, we have maintained an irrevocable letter of credit from our bank in the amount of $8.8 million as a security deposit. We vacated the San Carlos facility in March 2004 and ceased rent payment effective April 1, 2004. Our former landlord has drawn against the letter of credit for the unpaid rent, net of sublease income from the facility. As of May 31, 2004, we had a short-term borrowing of $608,000 from the bank for the amounts drawn by our former landlord against the letter of credit but not yet repaid by us to the bank. In June 2004, we incurred additional short-term borrowing of $610,000 from the bank for additional amounts drawn by the former landlord against the letter of credit. As of July 31, 2004, the total principal amount of this short-term borrowing was $1.2 million. The short-term borrowing bears interest at prime rate plus two percent. In June 2004, we entered into a stipulation for relief from the automatic stay, which allows the bank to use our corresponding restricted cash balance to settle the existing and future amounts drawn against the letter of credit. The stipulation was approved by the Bankruptcy Court in August 2004

Class-Action Litigation

        In August 2004, we entered into a memorandum of understanding with counsel for the securities class action plaintiffs to settle the securities class action for a payment of $13.8 million. This proposed settlement is subject to and will be effective only if and when, among other things, the parties execute final settlement documents and obtain approval from the United States Bankruptcy Court for the Northern District of California and the United States District Court for the Northern District of California. If the proposed settlement does not become effective, the securities class action will continue. The proposed settlement of the federal securities class action does not cover or settle the state derivative action. In the event the proposed settlement of the securities class action does not become effective, the possible resolution of this proceeding could include judgments against us or settlements that could require substantial payments by us, which could harm our financial condition, results of operations, and cash flows. The timing of the final resolution of this proceeding is uncertain.

SELECTED FINANCIAL DATA

        Please read the following selected consolidated financial data in conjunction with the Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations;" Item 8, "Financial Statements and Supplementary Data;" and with other financial data included elsewhere in this report. We have derived the Consolidated Statements of Operations data for the years ended May 31, 2002, 2003 and 2004 and the Consolidated Balance Sheet data as of May 31, 2003 and 2004 from the audited consolidated financial statements included in Item 8. We have derived the Consolidated Statements of Operations data for the years ended May 31, 2000 and 2001 and the Consolidated Balance Sheets data as of May 31, 2000, 2001 and 2002 from audited consolidated financial statements not included in this report. These historical results do not necessarily indicate the results to be expected in any future period.

	Years ended May 31,
	2004	2003	2002	2001	2000
	(In thousands, except per share data)
Consolidated Statements of Operations Data:
Revenues:
License and royalty	$(263)	$6,501	$32,251	$14,694	$2,970
Service	8,875	18,893	38,212	25,138	18,850

Total revenues	8,612	25,394	70,463	39,832	21,820

Cost of revenues:
License and royalty	597	1,315	2,091	1,836	2,006
Service	5,317	24,262	40,414	30,525	22,804

Total cost of revenues	5,914	25,577	42,505	32,361	24,810

Gross margin	2,698	(183)	27,958	7,471	(2,990)

Operating expenses:
Research and development	16,325	26,080	44,580	51,243	32,271
Sales and marketing	3,007	18,783	26,137	24,176	18,740
General and administrative	13,266	45,538	12,484	11,437	7,837
Amortization of deferred costs related to warrants	1,831	3,837	12,047	10,122	3,513
Restructuring costs	1,406	8,586	3,075	—	—
Amortization of goodwill and intangible assets	22	1,670	220,742	216,127	22,081
Impairment of warrants	4,969	—	44,840	—	—
Amortization of deferred stock-based compensation	10	1,299	1,669	1,884	2,053
Excess facilities charges and related asset impairment	4,022	25,094	9,904	—	—
Write-off of acquired in-process research and development	—	—	—	22,425	1,936

Total operating expenses	44,858	130,887	375,478	337,414	88,431

Loss from operations	(42,160)	(131,070)	(347,520)	(329,943)	(91,421)
Reorganization items, net	(304)	—	—	—	—
Interest income (expense), net	2,207	6,977	15,968	30,191	11,634
Other income (expense), net	530	(14,028)	(2,798)	(6,171)	(847)

Loss from continuing operations before income tax provision	(39,727)	(138,121)	(334,350)	(305,923)	(80,634)
Income tax provision	138	1,560	737	515	137

Loss from continuing operations	(39,865)	(139,681)	(335,087)	(306,438)	(80,771)
Loss from discontinued operations, net of tax	(3,075)	(50,110)	—	—	—
Gain (loss) on sale of discontinued operations, net of tax	9,538	(177)	—	—	—
Net loss before cumulative effect of a change in accounting principle	(33,402)	(189,968)	(335,087)	(306,438)	(80,771)
Cumulative effect of a change in accounting principle, net of tax	—	(209,289)	—	—	—

Net loss	$(33,402)	$(399,257)	$(335,087)	$(306,438)	$(80,771)

	Years ended May 31,
	2004	2003	2002	2001	2000
	(In thousands, except per share data)
Basic and diluted net loss per share:
Continuing operations	$(0.38)	$(1.34)	$(3.16)	$(2.99)	$(1.14)
Discontinued operations(1)	0.06	(0.48)	—	—	—
Cumulative effect of change in accounting principle	—	(2.00)	—	—	—

Basic and diluted net loss per share	$(0.32)	$(3.82)	$(3.16)	$(2.99)	$(1.14)

Shares used in computing basic and diluted net loss per share	104,805	104,500	106,144	102,464	70,988

(1)
For purposes of the per share calculation, the loss from discontinued operations is combined with the gain on sale of discontinued operations, resulting in a net loss of $(50.3) million for fiscal 2003 and a net gain of $6.5 million for fiscal 2004 related to discontinued operations. For fiscal 2004, the diluted income per share for discontinued operations is $0.06, which is computed based on diluted weighted average common shares of 109,372,000.

	As of May 31,
	2004	2003	2002	2001	2000
	(In thousands)
Consolidated Balance Sheets Data:
Cash and cash equivalents	$215,877	$261,689	$111,396	$126,989	$132,962
Working capital	209,802	216,118	190,551	221,275	232,579
Total assets	237,408	304,968	680,941	1,026,475	746,187
Deferred revenues	6,137	10,619	25,471	54,216	69,132
Total long-term liabilities	631	24,572	7,721	1,734	1,929
Accumulated deficit	(1,304,667)	(1,271,265)	(872,008)	(536,921)	(230,483)
Total stockholders' equity	188,936	221,510	626,019	949,682	658,167

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

        We are a provider of software for digital cable television systems. Based on industry standards, our software enables cable operators to run multiple services including interactive programming guides, high-definition television, video on demand and personal video recorders and games—on multiple platforms.

        We operate in an industry sector that has been significantly affected by the economic downturn, and we believe that our future results of operations will continue to be subject to quarterly variations based upon a wide variety of factors as set forth in Item 1, "Business—Risk Factors." Many of the companies operating in our industry have publicly reported decreased revenues and earnings, significant financial restructuring efforts and reduced capital expenditures, all of which affect their willingness to purchase our products and services.

        In fiscal 2004 our revenues declined significantly due to slower deployments of our software by existing customers, delays in purchasing decisions by prospective new customers, lower professional services revenue due to a strategic shift away from services, and lower recognition of deferred revenue compared to prior years. In addition, our cost of revenues, research and development expenses, sales and marketing and general and administrative expenses have declined due to a substantial restructuring of our business and resulting reductions in work force and other expenses.

Proceedings under Chapter 11 of the U.S. Bankruptcy Code

        During the period from January through April of 2004, Liberate's Board of Directors, management and professional advisors analyzed and considered the various options and alternatives for Liberate's business. In February 2004, Liberate retained Allen & Company LLC as investment bankers to advise our Board of Directors and management on potential strategic alternatives.

        In April 2004, Liberate's directors and officers concluded that our best course of action would be to reorganize through a Chapter 11 process that would provide for the payment in full to all valid creditor claims and preserve value for equity holders. We also believe that a Chapter 11 reorganization will facilitate a strategic transaction (in the event that the Board determines it is in the best interest of stockholders to undertake such a transaction) as, for example, Chapter 11 provides protections to potential strategic partners that are not available outside of Chapter 11.

        On April 30, 2004, we filed a voluntary petition for reorganization under Chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware. On May 12, 2004, the case was transferred to the United States Bankruptcy Court for the Northern District of California (the "Bankruptcy Court") under case number 04-31394. Pursuant to sections 1107 and 1108 of the Bankruptcy Code, Liberate continues to manage and operate its business as a debtor in possession but may not engage in transactions outside the ordinary course of business without the approval of the Bankruptcy Court. No subsidiary of Liberate has filed for bankruptcy.

        On May 17, 2004, we filed a Disclosure Statement accompanying the Plan of Reorganization in the United States Bankruptcy Court. The Disclosure Statement and Plan of Reorganization have not yet been approved by the Bankruptcy Court. The Plan of Reorganization provides for the payment in full of the allowed claims of all creditors and the retention by equity holders of their interests in Liberate.

        On June 7, 2004, the Bankruptcy Court granted Liberate's motion to reject the lease related to its former headquarters in San Carlos, California. However, the landlord has appealed that decision and has filed a motion with the Bankruptcy Court seeking dismissal of the bankruptcy case. Liberate is opposing this motion. At a hearing on August 12, 2004, the Bankruptcy Court issued a tentative ruling indicating that it was inclined to abstain from exercising jurisdiction with respect to Liberate's bankruptcy case for some period of time, subject to the possibility of resuming the exercise of jurisdiction for the limited purpose of a potential sale of Liberate's assets. The Court has set the matter for final hearing on August 30, 2004. However, if the landlord's motion to dismiss were granted or the Court adopts the tentative ruling, Liberate would not, absent a stay or a reversal on appeal, receive the protections of the Bankruptcy Code and may continue to be liable for obligations under the lease and other contracts.

        As mentioned above, we filed a motion seeking to reject the lease for our former headquarters in San Carlos, California because we did not require the use of the facility, which consists of two buildings with approximately 181,000 square feet of office space. The term of the lease was scheduled to run through April 2009 for one building and February 2010 for the other building. As a result of downsizing our operations, we occupied approximately 15% of the entire facility during the period from June 2003 to March 2004. On March 31, 2004, we vacated the facility and relocated to a new office space in San Mateo, California, which is approximately 15,000 square feet.

        Under the Bankruptcy Code, actions to collect pre-petition indebtedness are stayed, and certain other contractual obligations may not be enforced against us. Absent any further order of the Bankruptcy Court, no party may take any action to recover any pre-petition claims, enforce any lien against or obtain possession of any property. In addition, we may assume or reject executory contracts, including the lease obligations, subject to approval of the bankruptcy court. Parties affected by these rejections may file claims with the Bankruptcy Court in accordance with the reorganization process. We have mailed notices to all known creditors and shareholders that the deadline for filing proofs of claim with the Bankruptcy Court is August 19, 2004.

        The accompanying consolidated financial statements have been prepared on a going concern basis, which assumes continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business, and in accordance with Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90-7"). In accordance with SOP 90-7, liabilities incurred prior to the commencement of the Bankruptcy Case are segregated and classified as "Liabilities subject to compromise," which represents our current estimate of known or potential allowable claims to be resolved in connection with the Bankruptcy Case. Such claims are subject to future adjustments, which may result from negotiations, actions of the Bankruptcy Court, development with respect to disputed claims, additional rejection of executory contracts and unexpired leases, or other events. Furthermore, expenses, realized gains and losses, and provisions for losses directly resulting from the reorganization are reported separately as "Reorganization items."

Completion of Restatement of Liberate's Financial Statements

        In late 2002, our audit committee, which is composed of independent outside directors, retained independent counsel to review the revenue reported during our fiscal year ended May 31, 2002. On November 21, 2002, we announced that we had discovered facts that called into question the appropriateness and timing of revenue recognition for various transactions that accounted for a total of approximately $10 million in revenue during our 2002 fiscal year. While our audit committee's investigation was pending, we were not able to file our quarterly reports on Form 10-Q.

        Our audit committee completed its investigation in September 2003, and we restated our financial statements for the fiscal year ended May 31, 2002 and for the quarters ended November 30, 2001, February 28, 2002, and May 31, 2002. We also revised our financial statements for the quarter ended August 31, 2004, which had been previously announced in a press release. The financial statements and related information contained in this report include the effects of the restatement of those historical financial statements. For further information regarding the restatement, see our amended annual report on Form 10-K/A for our fiscal year ended May 31, 2002.

Discontinued Operations

        In August 2002, we acquired the outstanding capital stock of Sigma Systems Group (Canada). In accordance with Statement of Financial Accounting Standard ("SFAS") No. 142, "Goodwill and Other Intangible Assets", we determined that Sigma Systems had two reporting units, OSS and Bill-Care. Subsequently, in May 2003, we sold the business and assets related to Bill-Care to Sigma Software Solutions, Inc., a company owned by certain former shareholders of Sigma Systems, for consideration of $1.0 million in cash, which resulted in a loss on the sale of $177,000, which was recorded in the fourth quarter of fiscal 2003.

        In November 2003, we completed the sale of the OSS division and its assets to Sigma Software Solutions Inc. and affiliated entities. The price included approximately $3.6 million in cash and the assumption of approximately $7.4 million of lease obligations and other liabilities. In connection with the sale, we received approximately $7.1 million in cash representing the total proceeds from the OSS business sale and return of escrow funds. We recognized a gain on the sale of the OSS business of $9.3 million in the second quarter of fiscal 2004. An adjustment of $252,000 was recorded in the fourth quarter of fiscal 2004, bringing the gain on the sale of OSS to $9.5 million.

        Pursuant to the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", amounts in our financial statements for periods in fiscal 2003 and 2004 and the related notes have been reclassified to reflect the discontinued operations. Operating results for the discontinued operations are reported, net of tax, under "Loss from discontinued operations" on the consolidated statement of operations. We reclassified $1.2 million of revenue and $2.1 million of net loss as part of discontinued operations for fiscal 2003, relating to the sale of BillCare. Related to the sale of OSS, we reclassified $2.3 million of revenue and $48.0 million of net loss, which consisted primarily of $37.8 million of impairment of intangible assets, as part of discontinued operations for fiscal 2003. For fiscal 2004 we reclassified $2.6 million of revenue and $3.1 million of net loss as part of discontinued operations for OSS. With the recent dispositions of these operations, our continuing operations will most likely receive more focus and resources going forward.

Critical Accounting Policies and Estimates

        Our management's discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. In preparing these financial statements, we are required to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to doubtful accounts, investments, goodwill and intangible assets and excess facilities charges and related asset impairment, as well as contingencies and litigation. We base our estimates on historical experience and on various other assumptions that we believe are reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates using different assumptions or conditions. We believe the following critical accounting policies reflect the more significant judgments and estimates used in the preparation of our consolidated financial statements.

  Revenue Recognition

        Overview.    Our revenues are derived from fees for licenses of our software, royalties, consulting services, and product maintenance and support. Our revenue recognition policies are in accordance with Statement of Position ("SOP") No. 97-2, "Software Revenue Recognition", as amended by SOP No. 98-9, "Software Revenue Recognition, With Respect to Certain Transactions" and the Securities and Exchange Commission's Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" and Staff Accounting Bulletin No. 104, "Revenue Recognition".

        License and Royalty Revenue.    We license our software to customers located in North America and Europe. License and royalty revenues consist primarily of fees earned from the licensing of our software, as well as royalty fees earned upon the shipment or activation of products that incorporate our software. In general, license revenues are recognized when a non-cancelable license agreement has been signed and the customer acknowledges an unconditional obligation to pay, the software product has been delivered, there are no uncertainties surrounding product acceptance, the fees are fixed or determinable and collection is considered probable. Delivery is considered to have occurred when title has been transferred to the customer, which generally occurs when media containing the licensed programs is provided to a common carrier. In the case of electronic delivery, delivery occurs when the customer is given access to the licensed programs. If collectibility is not considered probable, revenue is recognized when the fee is collected.

        We recognize revenue using the residual method pursuant to the requirements of SOP 97-2, as amended by SOP 98-9. Revenues recognized from multiple-element software arrangements are allocated to each element of the arrangement based on the fair values of the elements, such as licenses for software products, maintenance or consulting services. The determination of fair value is based on objective evidence, which is specific to us. We limit our assessment of objective evidence for each element to either the price charged when the same element is sold separately or the price established by management having the relevant authority to do so, for an element not yet sold separately. If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized under the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue. However, if such undelivered elements consist of services that are essential to the functionality of the software, we recognize license and services revenues using contract accounting, pursuant to SOP No. 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts". If license arrangements include the rights to unspecified future products, revenue is recognized ratably over the contractual or estimated economic term of the arrangement. We recognize royalty revenues when a network operator reports that it has shipped or activated products or its rights to deploy such products expire.

        We record deferred revenue for software arrangements when cash has been received from the customer and the arrangement does not qualify for revenue recognition under our revenue recognition policy.

        We offset license and royalty revenues by certain expenses as a result of the application of EITF 01-09. EITF 01-09 generally requires that consideration, including warrants, issued to a customer should be classified in a vendor's financial statements not as an expense, but as an offset to revenues up to the amount of cumulative revenues recognized or likely to be recognized from that customer.

        Service Revenues.    Service revenues consist of consulting, maintenance, and other services. We generally recognize consulting and other service revenues, including non-recurring engineering and training, as services are performed. Where consulting services are performed under a fixed-price arrangement, we generally recognize revenues on a percentage-of-completion basis. Maintenance services include both updates and technical support. Maintenance revenues are recognized ratably over the term of the maintenance agreement, and generally range between 15% and 25% of the cumulative license fees and activation royalties incurred under the contract, depending upon the level of support being provided.

        Service revenues also include reimbursable expenses billed to customers in accordance with EITF No. 01-14, "Income Statement Characterization of Reimbursements Received for "Out-of-Pocket' Expenses Incurred," which generally requires that a company recognize travel expenses and other reimbursable expenses billed to customers as revenue. With the adoption of EITF 01-14, we recognize reimbursable expenses as service revenues when there is an agreement to bill the customer for the expenses, the expenses have been incurred and billed, and collection is probable.

  Deferred Costs Related to Warrants

        We value warrants based on their estimated fair value using the Black-Scholes pricing model as of the earlier of the date that the warrants are earned or the date that it becomes likely that they will be earned. Under the requirements of EITF 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services," we revalue warrants if appropriate. We record the value of warrants as deferred costs, a non-current asset on our Consolidated Balance Sheet and amortize deferred costs over the estimated economic life of the arrangements under which the warrants are issued.

        In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", we periodically review warrants for impairment whenever events or changes in circumstances indicate that the carrying amount of the warrants may not be recoverable. An assessment of warrants for impairment is subjective by nature, and significant management judgment is required to forecast future revenue streams and projected cash flows. If our estimates or related assumptions change in the future, these changes in conditions could require material write-downs of warrants. See Note 13 in the Notes to Consolidated Financial Statements.

  Restructuring Costs

        We record restructuring costs in accordance with EITF No. 94-03, "Liability Recognition of Certain Employee Termination Benefits and Other Costs Incurred in a Restructuring," and SAB No. 100, "Restructuring and Impairment Charges." Severance costs include those expenses related to severance pay, related employee benefit obligations, and the acceleration of certain stock option grants in connection with terminated employees. Our executive management approves the scope of any reductions in force. Facilities costs include obligations under non-cancelable leases for facilities we will no longer occupy, as well as the cost associated with unrecoverable leasehold improvements. Other costs related to restructuring include the write-down of intangible assets and amounts expected to be paid in connection with terminated contracts. As of January 1, 2003, we adopted SFAS No. 146, "Accounting for Exit or Disposal Activities," which addresses accounting for and reporting costs associated with exit or disposal activities and nullifies EITF 94-03.

        We have recorded significant restructuring costs in connection with reductions in force and the consolidation of our research and development activities. In some cases, these costs were based on management estimates. See Note 15 in the Notes to Consolidated Financial Statements.

  Marketable Securities

        All marketable securities are classified as available-for-sale securities. Available-for-sale securities are carried at fair value in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Short-term marketable securities are those with maturities greater than 90 days but less than one year. Long-term marketable securities have original maturities greater than one year. Unrealized gains and losses on marketable securities are reported net of related taxes as a separate component of stockholders' equity. Realized gains and losses on sales of all such investments are reported in earnings and computed using the specific identification cost method.

  Equity Investments

        Through the second quarter of fiscal 2003, we had invested $18.8 million in a number of private companies. We consider various factors in determining whether we should recognize an impairment charge related to our equity investments. These factors include an entity's cash available for operations, performance to budget, general business condition, ability to obtain additional working capital, and overall business plan. Deteriorating financial conditions of the companies in which we have invested coupled with the difficult equity financing market led to write-downs in our equity investments. As a result of our assessments, we recorded impairment charges for other-than-temporary declines in value of $1.4 million in fiscal 2002 and $12.1 million in fiscal 2003. As of May 31, 2003 and 2004, the carrying value of our equity investments were zero.

  Property and Equipment

        We record property and equipment at cost. We compute depreciation using the straight-line method over the estimated useful lives of the assets of two to five years. We amortize leasehold improvements over the shorter of the remaining lease term or the estimated useful lives of the improvements using the straight-line method.

  Goodwill and Intangible Assets

        We evaluate goodwill and intangible assets for impairment in accordance with Statement of Financial Accounting Standard ("SFAS") No. 142, "Goodwill and Other Intangible Assets" and SFAS No. 144, respectively. In assessing the recoverability of our goodwill and other intangible assets, we make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. The process is highly subjective by nature, and significant management judgment is required. If our estimates or related assumptions change in the future, theses changes in conditions could require material write-downs of net intangible assets, including impairment charges for goodwill.

        On June 1, 2002, we adopted SFAS 142, which requires that goodwill no longer be amortized and instead, be tested for impairment on a periodic basis. We performed a goodwill impairment analysis upon adoption. The analysis resulted in an impairment charge of $209.3 million, which we reported as cumulative effect of a change in accounting principle in the first quarter of fiscal 2003.

  Excess Facilities Charges and Related Asset Impairment

        SFAS No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of," was in effect through May 31, 2002. Under SFAS 121, we periodically evaluated our excess facilities and related long-lived assets for impairment, initiating a review whenever events or changes in circumstances indicated that the carrying amount of a long-lived asset might not be recoverable. Accordingly, under SFAS 121, we recorded excess facility charge and related asset impairment expenses.

        Effective June 1, 2002, we began evaluating our facilities and related long-lived assets for impairment in accordance with SFAS 144, which superseded the accounting and reporting provisions of SFAS 121. Significant management judgment is required in order to estimate the magnitude of the excess facilities charges and related asset impairment. These estimates are based on many factors, including current real estate market rates and conditions, anticipated occupancy rates, and forecasted future sublease income. As of January 1, 2003, we adopted SFAS No. 146, "Accounting for Exit or Disposal Activities," which addresses accounting for and reporting costs associated with exit or disposal activities, including excess facilities charges and related asset impairment associated with reductions in force, and nullifies EITF 94-03. See Note 14 in the Notes to Consolidated Financial Statements.

        As a result of our restructurings, we have facilities under long-term leases in excess of our needs, and we have accrued for the remaining lease commitments related to the excess facilities, net of estimated sublease income. We have also evaluated the related leasehold improvements for impairment and recorded the impairment charges accordingly. In assessing the excess facilities and related asset impairment charges, we consider many factors, including current market rates and conditions for commercial real estate in the local area and forecasted future sublease income. Significant management judgment is required in order to estimate the magnitude of these charges, and we periodically revise these estimates as necessary.

  Allowance for Doubtful Accounts

        Periodically we evaluate the adequacy of our allowance for doubtful accounts. We evaluate our accounts receivable at the end of each accounting period for amounts that we believe are subject to collection risk. We perform this evaluation by reviewing customer financial statements and available credit information, historical collection experience with each customer, and the age of each outstanding receivable. Significant management judgment is required in determining the adequacy of the allowance for doubtful accounts. Changes in market or customer conditions could affect this evaluation.

  Litigation

        Our management's estimated range of liability related to pending litigation is based on claims for which we can estimate the amount and range of loss with a reasonable degree of confidence. We are currently involved in various claims and legal proceedings. Periodically, we review the status of each significant matter and assess our potential financial exposure. If the potential loss from any claim or legal proceeding is considered probable and the amount can be reasonably estimated, we specifically accrue a liability for the estimated loss. Significant judgment is required in both the determination of probability and the determination as to whether an exposure is reasonably estimable. Because of uncertainties related to these matters, accruals are based only on the best information available at the time the accrual is recorded. As additional information becomes available, we reassess the potential liability related to our pending claims and litigation and may revise our estimates. Such revisions in the estimates of the potential liabilities could have a material impact on our results of operations and financial position. See Notes 2 and 11 in the Notes to Consolidated Financial Statements.

  Accounting for Income Taxes

        We account for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS 109, deferred tax liabilities and assets are determined based on the differences between the financial statements and tax bases of assets and liabilities, using enacted tax rates in effect for the period in which the differences are expected to be reversed. We are required to estimate our income tax liability in each of the jurisdictions in which we operate. This process requires us to estimate our actual current tax exposures and assess the temporary differences resulting from different treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities. We regularly assess whether we will likely be able to use these tax assets and if we determine that we are not likely to be able to use them, we will record a valuation allowance that offsets their full value. We concluded that a full valuation allowance was required for fiscal 2004, 2003 and 2002. See Note 2 in the Notes to Consolidated Financial Statements.

  Stock-Based Compensation

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure." SFAS 148 amends SFAS 123, "Accounting for Stock-Based Compensation," to provide alternate methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require more prominent disclosures in both annual and interim financial statements about the method used on reported results. The additional disclosures requirements of SFAS 148 are effective for fiscal years ending after December 15, 2002. We have elected to continue to follow the intrinsic value method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" to account for employee stock options. Under APB 25, no compensation expense is recognized unless the exercise price of our employee stock option is less than market price of the underlying stock at the date of grant. We have not recorded compensation expenses in the periods presented because stock options were granted at their fair market value on the date of grant. See Note 2 in the Notes to Consolidated Financial Statements.

Results of Operations

  Revenues

        For fiscal 2004, 2003 and 2002, we generated license and royalty revenues by licensing our client and server software products, applications, and tools, primarily to network operators that provide television services, and, in a small number of cases, to set-top box manufacturers. We generated service revenues from consulting, maintenance, and other services provided in connection with those licenses. The adoption of EITF 01-09, and EITF 01-14 in December 2001 has affected our presentation of all revenue components for the past and current periods reported in this report. See Notes 2 and 12 in the Notes to Consolidated Financial Statements.

        As previously noted, a portion of our revenues from fiscal 2002 through 2004 and of our deferred revenue balances during those periods arose from pre-payments we received in fiscal 1999 and 2000 from a limited number of North American network operators. In some cases, we recognized revenue upon termination of a customer's right to credit these fees for software deployment or future services. Our revenues from these pre-payments (excluding any impact of warrant-related revenue offsets) declined from $9.9 million in fiscal 2003 to $1.5 in fiscal 2004. At May 31, 2004, the deferred revenue balance from the pre-payments was $5.0 million. We do not expect that our revenues will equal or exceed historical levels until we receive significant new revenue commitments from existing or new customers.

        Total revenues for the periods reported were as follows (in thousands):

	Years ended May 31,
	2004	2003	2002
Total revenues	$8,612	$25,394	$70,463

Increase (decrease), year over year	$(16,782)	$(45,069)

Percentage increase (decrease), year over year	(66)%	(64)%

        Domestic and international revenues as a percentage of total revenues were as follows:

	Years ended May 31,
	2004	2003	2002
International revenues	89%	77%	67%
U.S.-based revenues	11%	23%	33%

Total revenues	100%	100%	100%

        License and Royalty.    License and royalty revenues for the periods reported were as follows (in thousands):

	Years ended May 31,
	2004	2003	2002
License and royalty revenues	$(263)	$6,501	$32,251

Percentage of total revenues	(3)%	26%	46%

Decrease, year over year	$(6,764)	$(25,750)

Percentage decrease, year over year	(104)%	(80)%

        License and royalty revenues decreased in absolute dollars from fiscal 2002 to fiscal 2003 due to a significant slowdown in unit deployments, especially from our European customers, as well as lower sales of new software licenses. In addition, this decrease is due to higher levels of expiration and recognition of unused prepaid license and royalty fees of approximately $11.6 million in fiscal 2002 compared to approximately $2.5 million in fiscal 2003. Warrant-related offsets to revenues resulting from the adoption of 01-09 did not change significantly and were $5.0 million for fiscal 2002 and $4.5 million for fiscal 2003.

        License and royalty revenues decreased in absolute dollars from fiscal 2003 to fiscal 2004 due to significantly lower sales of new software licenses. In addition, this decrease is due to higher levels of expiration and recognition of unused prepaid license and royalty fees of approximately $2.5 million in fiscal 2003 compared to approximately $617,000 in fiscal 2004. Warrant-related offsets to revenues decreased from $4.5 million in 2003 to $4.1 million in fiscal 2004. License and royalty revenues were slightly negative in fiscal 2004 because warrant-related offsets exceeded the amount of new license and royalty revenue recognized during the period. We expect that license and royalty revenue will be less than recent historical levels until we receive significant new revenue commitments from existing or new customers.

        Service.    Service revenues for the periods reported were as follows (in thousands):

	Years ended May 31,
	2004	2003	2002
Service revenues	$8,875	$18,893	$38,212

Percentage of total revenues	103%	74%	54%

Decrease, year over year	$(10,018)	$(19,319)

Percentage decrease, year over year	(53)%	(51)%

        Service revenues decreased in absolute dollars from fiscal 2002 to fiscal 2003 largely due to a slowdown in new software license sales and in software deployments by existing customers, which led to fewer professional service projects.

        Service revenues decreased in absolute dollars from fiscal 2003 to fiscal 2004 largely due to a reduction in licensing activity, which led to fewer professional service projects, as well as a strategic shift away from professional services work. We expect service revenues will be lower than recent historical levels until spending by network operators for digital infrastructure software increases.

        Service revenues increased as a percentage of total revenues reflecting the significant drop in licensing and royalty revenues. Due to many factors, including the significant headcount reduction in our professional services organization and general economic declines in our industry sector, we expect that service revenues will be less than historical levels unless the sector improves and we are able to obtain significant new customer commitments.

  Cost of Revenues

        Total cost of revenues for the periods reported was as follows (in thousands):

	Years ended May 31,
	2004	2003	2002
Cost of revenues	$5,914	$25,577	$42,505

Percentage of total revenues	69%	101%	60%

Decrease, year over year	$(19,663)	$(16,928)

Percentage decrease, year over year	(77)%	(40)%

        License and Royalty.    Cost of license and royalty revenues consists primarily of costs incurred for licenses and support of third-party technologies that are incorporated in our products. Cost of license and royalty revenues for the periods reported was as follows (in thousands):

	Years ended May 31,
	2004	2003	2002
Cost of license and royalty revenues	$597	$1,315	$2,091

Percentage of license and royalty revenues	(227)%	20%	6%

Decrease, year over year	$(718)	$(776)

Percentage decrease, year over year	(55)%	(37)%

        Cost of license and royalty revenues decreased in absolute dollars from fiscal 2002 to fiscal 2003 due to the decrease in license and royalty revenues and a significant decrease in the cost of third party support during fiscal 2003. Cost of license and royalty revenues increased as a percentage of license and royalty revenues from fiscal 2002 to fiscal 2003 primarily due to the decrease in license and royalty revenues in fiscal 2003.

        Cost of license and royalty revenues decreased in absolute dollars from fiscal 2003 to fiscal 2004 due to the decrease in license and royalty revenues during fiscal 2004. Because license and royalty revenues were negative for fiscal 2004, the cost of revenues as a percentage of licensing and royalty revenues was also negative. We anticipate that cost of license and royalty revenues will fluctuate in future periods to the extent that existing and new customers deploy our software and as we integrate third-party technologies in our products.

        Service.    Cost of service revenues consists primarily of salary and other related costs for employees and external contractors. Cost of service revenues for the periods reported was as follows (in thousands):

	Years ended May 31,
	2004	2003	2002
Cost of service revenues	$5,317	$24,262	$40,414

Percentage of service revenues	60%	128%	106%

Decrease, year over year	$(18,945)	$(16,152)

Percentage decrease, year over year	(78)%	(40)%

        Cost of service revenues decreased in absolute dollars from fiscal 2002 to fiscal 2003 primarily due to the restructuring of the professional services group, resulting in compensation and employee benefits reductions ($5.4 million), lower travel expenses ($3.2 million), and a substantial decrease in the use of external contractors ($4.6 million). The increase in cost of service revenues as a percentage of service revenues was primarily due to a 51% decrease in service revenues from fiscal 2002 to fiscal 2003.

        Cost of service revenues decreased in absolute dollars from fiscal 2003 to fiscal 2004 primarily due to continued restructuring of the professional services group, resulting in compensation and employee benefits reductions ($5.3 million), lower travel expenses ($1.6 million) and a substantial decrease in the use of external contractors ($6.7 million). In addition, other costs, which consisted primarily of non-recurring engineering expenses and other shared expenses decreased by $4.0 million.

  Operating Expenses

        Research and Development.    Research and development expenses consist primarily of salary, employee-related expenses, and costs for external contractors, as well as costs related to outsourced development projects necessary to support product development. Research and development expenses were as follows (in thousands):

	Years ended May 31,
	2004	2003	2002
Research and development	$16,325	$26,080	$44,580

Percentage of total revenues	190%	103%	63%

Decrease, year over year	$(9,755)	$(18,500)

Percentage decrease, year over year	(37)%	(42)%

        Research and development expenses decreased in absolute dollars from fiscal 2002 to fiscal 2003 due to the restructuring of our research and development operation, resulting in a 58% headcount reduction and lower employee-related spending of $11.8 million. External contractor costs also decreased by 72% or $2.6 million due to a transfer of costs from research and development to cost of services in connection with a large non-recurring engineering project during the period. In addition, other costs decreased by $3.3 million due to the reduction in headcount. See Note 15 in the Notes to Consolidated Financial Statements for a detailed explanation of restructuring costs.

        Research and development expenses decreased in absolute dollars from fiscal 2003 to fiscal 2004 due to continued restructuring of our research and development operation. Although there was a 29% increase in headcount, employee-related expenses decreased by $5.7 million. In addition, other costs decreased by 37% or $2.5 million, which consisted primarily of decreased facilities and other shared expenses of $4.2 million, offset by lower costs transferred to cost of services in fiscal 2004 of $1.7 million. Depreciation expense also decreased by $841,000. While research and development expenses may increase in absolute dollars in the future, if revenues increase, we expect research and development expenses to decline as a percentage of total revenues in the long term.

        We believe that research and development spending is critical to remain competitive in the marketplace. We will continue to focus on the timely development of new and enhanced products for our customers, and we plan to continue investing at levels that are adequate to develop our technologies and product offerings.

        Sales and Marketing.    Sales and marketing expenses consist primarily of salaries and other employee-related expenses for sales and marketing personnel, sales commissions, travel, public relations, marketing materials, tradeshows, and regional sales offices. Sales and marketing expenses were as follows (in thousands):

	Years ended May 31,
	2004	2003	2002
Sales and marketing	$3,007	$18,783	$26,137

Percentage of total revenues	35%	74%	37%

Decrease, year over year	$(15,776)	$(7,354)

Percentage decrease, year over year	(84)%	(28)%

        Sales and marketing expenses decreased in absolute dollars from fiscal 2002 to fiscal 2003 primarily due to a 73% reduction in headcount, which resulted in reduced salaries of $1.5 million, a $3.2 million decrease in sales commissions and bonuses due to lower sales and a reduction in other employee related expenses of $743,000. There were also decreases in external contractor expense of $390,000, bad debt expense of $323,000 and marketing communications expenses of $1.1 million.

        Sales and marketing expenses decreased in absolute dollars from fiscal 2003 to fiscal 2004 primarily due to an 80% reduction in headcount, resulting in reduced salaries of $5.0 million for fiscal 2004, a $1.2 million decrease in sales commission and bonuses, a reduction in other employee related expenses of $2.4 million, a decrease of $1.6 million in marketing communications expenses and a reduction in depreciation expense of $719,000. In fiscal 2004 we also recorded a reversal of bad debt expense of $554,000 that had been reserved in previous quarters and was no longer necessary. In addition, other costs, including facilities, decreased by $2.9 million. While sales and marketing expenses may increase in absolute dollars in the future, if revenues increase, we expect sales and marketing expenses to decline as a percentage of total revenues in the long term.

        General and Administrative.    General and administrative expenses consist primarily of salaries and other employee-related expenses for corporate development, finance, human resources, and legal employees; outside legal and other professional fees; and non-income-based taxes. General and administrative expenses for the periods reported were as follows (in thousands):

	Years ended May 31,
	2004	2003	2002
General and administrative	$13,266	$45,538	$12,484

Percentage of total revenues	154%	179%	18%

Increase (decrease), year over year	$(32,272)	$33,054

Percentage increase, year over year	(71)%	265%

        General and administrative expenses increased in absolute dollars from fiscal 2002 to fiscal 2003, primarily due to a charge of $25.0 million in fiscal 2003 for an estimated liability associated with our shareholder litigation. In addition, in fiscal 2003, we incurred $7.5 million in legal and accounting fees in connection with our audit committee investigation, resulting financial restatement, and related litigation. Legal expenses incurred in connection with the OpenTV patent litigation were $1.5 million in fiscal 2003.

        As mentioned above, general and administrative expenses for fiscal 2003 included a $25.0 million estimated liability associated with our shareholder litigation; there was no such expense in fiscal 2004. In addition, general and administrative expenses decreased from fiscal 2003 to fiscal 2004, in part due to the restructuring of our business, resulting in decreases in employee related expenses, depreciation and other costs. We incurred significant legal expenses in fiscal 2003 and 2004 in connection with the OpenTV patent litigation, the accounting restatement and resulting shareholder litigation and SEC investigation and other matters. In addition, for fiscal 2004 we incurred legal expenses in connection with the Chapter 11 bankruptcy proceedings. In the near term, we believe that general and administrative expenses will continue to be higher than usual until the conclusion of the bankruptcy and litigation matters described in this report.

        Amortization of Deferred Costs Related to Warrants.    We amortize deferred costs related to warrants over their estimated useful lives, which are generally five years. Amortization expense consists of the portion of periodic expense for warrants that is not an offset to revenues. See Note 12 in the Notes to Consolidated Financial Statements. Amortization included in operating expenses was as follows (in thousands):

	Years ended May 31,
	2004	2003	2002
Amortization of deferred costs related to warrants	$1,831	$3,837	$12,047

Percentage of total revenues	21%	15%	17%

Decrease, year over year	$(2,006)	$(8,211)

Percentage decrease, year over year	(52)%	(68)%

        Amortization expense of deferred costs related to warrants decreased in absolute dollars from fiscal 2002 to fiscal 2003 as a direct result of a $44.8 million reduction in the carrying value due to impairment in the second quarter of fiscal 2002. This action reduced the amount of amortization we record each quarter by $3.6 million.

        Amortization expense of deferred costs related to warrants decreased in absolute dollars from fiscal 2003 to fiscal 2004 as a result of further impairment of the carrying value of deferred costs related to warrants of $5.0 million in the second quarter of fiscal 2004. We recorded this impairment expense related to warrants granted to non-U.S. customers based on our strategy to focus on the U.S. cable market. Amortization expense of deferred costs related to warrants may increase if additional warrants are accelerated or modified and to the extent that amortization expense related to these warrants is classified as an expense rather than as an offset to revenues.

        Restructuring Costs.    Restructuring costs include severance costs and other costs. Severance costs include those expenses related to severance pay and related employee benefit obligations, including the acceleration of certain stock option grants in connection with terminated employees. Other costs related to restructuring include the write-down of intangible assets, disposal of fixed assets, and amounts paid in connection with terminated contracts. See Note 15 in the Notes to Consolidated Financial Statements.

        We recorded $3.1 million of restructuring costs for fiscal 2002, which consisted of the components set forth in the table below. We recorded $8.6 million of restructuring costs for fiscal 2003, which consisted of employee severance and related expenses. We recorded $1.4 million of restructuring costs for fiscal 2004, which also consisted of employee and related expenses.

        The following table show the components of restructuring costs for fiscal 2004, 2003 and 2002 (in thousands):

	Years ended May 31
	2004	2003	2002
Salaries and employee-related expenses	$1,406	$8,586	$978
Disposal of fixed assets	—	—	616
Write-down of intangible assets	—	—	500
Lease commitments	—	—	438
Acceleration of certain stock option grants	—	—	281
Other	—	—	262

Restructuring costs	$1,406	$8,586	$3,075

        Amortization of Goodwill and Intangible Assets.    Goodwill and intangible assets represent the purchase price of companies that we have acquired in excess of identified tangible assets. Intangible assets are amortized over three years. See Note 5 in the Notes to Consolidated Financial Statements. From our inception through May 31, 2004, we have recorded goodwill and intangible assets related to four acquisitions:

  •
  In August 1997, we acquired Navio and recorded $18.3 million of goodwill that was fully amortized by the end of the first quarter of fiscal 2001.

  •
  In March 2000, we acquired the Virtual Modem assets of SourceSuite and recorded $185.5 million of goodwill and $6.5 million of intangible assets.

  •
  In June 2000, we acquired MoreCom and recorded $468.0 million of goodwill and $2.9 million of intangible assets.

  •
  In August 2002, we acquired the outstanding capital stock of Sigma Systems and recorded $34.6 million of goodwill and $9.8 million of intangible assets. As of May 31, 2004 these amounts have been reclassed as discontinued operations, and therefore are not reflected in the table below.

        The components of amortization of goodwill and intangible assets for the periods reported were as follows (in thousands):

	Years ended May 31,
	2004	2003	2002
Goodwill amortization expense	$—	$—	$217,718
Intangible assets amortization expense	22	1,604	3,024

Amortization of goodwill and intangible assets	$22	$1,604	$220,742

Percentage of total revenues	0%	7%	313%

Decrease, year over year	$(1,582)	$(219,138)

Percentage decrease, year over year	(99)%	(99)%

        We adopted SFAS 142 on June 1, 2002. In accordance with the provisions of SFAS 142, goodwill is no longer subject to amortization, therefore eliminating amortization expense of $202.6 million for fiscal 2003. In fiscal 2004, we amortized the remaining value of the intangibles related to MoreCom, bringing the book value to zero at the end of fiscal 2004. See Note 3 in the Notes to Consolidated Financial Statements.

        Impairment of Warrants.    In fiscal 2002, we recorded warrant-related asset impairment expense of $44.8 million. This impairment charge reduced the carrying value of certain warrant-related assets to a level equal to the expected associated future revenues. There was no warrant-related asset impairment expense for fiscal 2003. In fiscal 2004, we recorded an impairment expense of $5.0 million related to warrants granted to non-U.S. customers based on our strategy to focus on the U.S. cable market. Accordingly, the carrying value of the warrants granted to our non-U.S. customers was written off because there were no future revenues anticipated from these customers.

        Amortization of Deferred Stock-based Compensation.    Deferred stock-based compensation represents the difference between the estimated fair value of our common stock for accounting purposes and the option exercise price of such options at the grant date, which were granted prior to our initial public offering. We amortize stock-based compensation for stock options granted to employees and others on a straight-line basis over the vesting period of such options. Amortization of deferred stock-based compensation expense for the periods reported was as follows (in thousands):

	Years ended May 31,
	2004	2003	2002
Amortization of deferred stock-based compensation	$10	$1,299	$1,669

Percentage of total revenues	0%	5%	2%

Decrease, year over year	$(1,289)	$(370)

Percentage decrease, year over year	(99)%	(22)%

        The decrease in amortization for deferred stock-based compensation for each of the fiscal years was attributable to employee terminations and, to a lesser extent, to the completion of vesting of certain employee options.

        Excess Facilities Charges and Related Asset Impairment.    We have existing commitments to lease office space at our former headquarters in San Carlos, California and our U.K. sales office significantly in excess of our needs for the foreseeable future and do not anticipate that we will be able to sublease a substantial portion of our excess office space in the near future. For fiscal 2002, we recorded excess facilities charges and related asset impairment of $9.9 million. Of that amount, $9.3 million related to a change in estimated future income from excess facilities and represented the remaining lease commitment on the excess facilities, net of expected sublease income. Additionally, $600,000 of that amount related to the impairment of certain long-lived assets, including leasehold improvements related to the excess facilities. For fiscal 2003, we recorded excess facility charges and related asset impairment of $25.1 million. This charge was primarily driven by the fact that we vacated additional space in our former headquarters facility in fiscal 2003 as a result of our restructuring and related reductions in workforce. In addition, with continued unfavorable trends in the commercial real estate markets, we adjusted our estimated timeframes to sublease our excess space and adjusted our anticipated sublease rates downward. In fiscal 2004, we recorded additional excess facilities charges of $4.0 million, which included the write-off of the remaining leasehold improvements related to the San Carlos, California facility, vacating excess office space in the U.K. and adjustments to our previous estimates of sublease income. We did not adjust this liability as of May 31, 2004 for additional space vacated in Q4 FY04 or for the potential savings related to the rejection of this lease under the U.S. Bankruptcy Code. We may make future adjustments to excess facilities based on the outcome of the bankruptcy proceeding.

  Interest Income (Expense), Net

        Interest income (expense), net consists of interest earned on our cash, cash equivalents and short-term and long-term investments, and is netted against interest expense related to capital leases. Interest income (expense), net for the periods reported was as follows (in thousands):

	Years ended May 31,
	2004	2003	2002
Interest income (expense), net	$2,207	$6,977	$15,968

Percentage of total revenues	26%	27%	23%

Decrease, year over year	$(4,770)	$(8,991)

Percentage decrease, year over year	(68)%	(56)%

        Interest income (expense), net decreased from fiscal 2002 to fiscal 2003 and from fiscal 2003 to fiscal 2004, primarily due to lower cash balances, declining interest rates, and the reinvestment of some of our longer-term investments previously invested at higher yields.

  Other Income (Expense), Net

        Other income (expense), net consists of write-downs of equity investments that have been permanently impaired, losses on disposals of fixed assets, foreign currency exchange gains and losses, and other non-operating income and expenses. The components of other expense, net for the periods reported was as follows (in thousands):

	Years ended May 31,
	2004	2003	2002
Other income (expense)	$48	$231	$54
Loss on equity investments	—	(12,128)	(1,400)
Gain (loss) on fixed assets	(85)	(481)	(1,144)
Foreign exchange gain (loss)	567	(1,650)	(308)

Other income (expense), net	$530	$(14,028)	$(2,798)

Percentage of total revenues	6%	(55)%	(4)%

Increase (decrease), year over year	$14,558	$(11,230)

Percentage increase (decrease), year over year	104%	(401)%

        Other expense of $2.8 million in fiscal 2002 was primarily due to a write-down of equity investments of $1.4 million and a loss on disposal of fixed assets of $1.1 million.

        Other expense of $14.0 million in fiscal 2003 was primarily due to a write-down of equity investments of $12.1 million and foreign exchange losses of $1.7 million. Deteriorating financial conditions of the companies in which we have invested coupled with the difficult equity financing market led to the write-downs in fiscal 2003. See Note 2 in the Notes to Consolidated Financial Statements.

        Other income of $530,000 in fiscal 2004 was primarily due to foreign currency exchange gains of $567,000 from British pounds and Canadian dollars.

  Income Tax Provision

        Income tax provision consists of foreign withholding tax expense and foreign and state income taxes. Income tax provision for the periods reported was as follows (in thousands):

	Years ended May 31,
	2004	2003	2002
Income tax provision	$138	$1,560	$737

        The income tax provision increased in absolute dollars from fiscal 2002 to 2003 primarily due to increased foreign revenues and operating activities, resulting in increased foreign withholding and state income taxes. The income tax provision decreased from fiscal 2003 to 2004 primarily due to lower foreign and state incomes taxes resulting from the restructuring of our business and the receipt of tax credits related to foreign research and development. See Note 16 in the Notes to Consolidated Financial Statements.

  Discontinued Operations

        In May 2003, we sold Bill-Care, a business unit of Sigma Systems we acquired in August 2002. In November 2003, we sold the OSS business and related assets, which we had also acquired in August 2002. Pursuant to SFAS 144, amounts in the financial statements and related notes have been reclassified to reflect the discontinued operations. Operating results for the discontinued operations are reported, net of tax, under "Loss from discontinued operations" on the consolidated statement of operations beginning in our fourth quarter of fiscal 2003. For fiscal 2004 and fiscal 2003, the loss from discontinued operations was $3.1 million and $50.1 million, respectively. Related assets and liabilities are classified as "Assets of discontinued operations" and "Liabilities of discontinued operations," respectively, in the Consolidated Balance Sheets. See Note 4 in the Notes to Consolidated Financial Statements.

  Change in Accounting Principle

        On June 1, 2002, we adopted SFAS 142, "Goodwill and Other Intangible Assets." Upon adoption, we tested goodwill and other intangible assets for impairment with the assistance of an outside valuation firm. At that time, we operated within one reporting unit, as defined by SFAS 142, and therefore, goodwill was considered enterprise goodwill. As required under SFAS 142, we first compared the book value of the enterprise to the fair value. We determined that our market capitalization was a good indicator of fair value, and to verify this, we analyzed the enterprise value-to-revenue multiples of several public companies and we also performed a discounted cash flow analysis. We failed the SFAS 142 Step 1 test. We then proceeded to Step 2, starting with the value obtained in Step 1. The net result was an implied negative goodwill value as of June 1, 2002. Based on the results of this analysis, we recorded a charge of $209.3 million in fiscal 2003, which is reflected as "Cumulative effect of change in accounting principle" in our statement of operations.

Liquidity and Capital Resources

  Cash Flows

        Our principal source of liquidity as of May 31, 2004 was cash, cash equivalents and liquid investments of $215.9 million. In addition, we had $10.9 million of cash that primarily secures obligations under two office leases. Through the end of fiscal 2004, we raised cash to fund our operations through a series of public and private offerings of our securities.

        Cash Flows From Operating Activities.    For fiscal 2002, net cash used in operating activities of $60.9 million included a net loss of $335.1 million, which included $295.7 million of non-cash adjustments to reconcile net loss to net cash used in operating activities. Other uses of cash included a $28.7 million decrease in deferred revenues and a $2.0 million increase in accounts receivable and other current assets. These uses were offset by a $6.4 million increase in other long-term liabilities (related to our excess facilities), a $2.0 million decrease in prepaid expenses, and an increase of $942,000 in accounts payable.

        For fiscal 2003, net cash used in operations was $80.7 million. The net loss of $399.3 million included a cumulative effect of change in accounting principle of $209.3 million, non-cash charges of $37.9 million from discontinued operations, and $56.2 million of other non-cash charges to reconcile net loss to net cash used in operations. Other uses of cash included a $14.9 million reduction in deferred revenues, a $3.5 million decrease in accrued payroll and related expenses and a $2.1 million decrease in other long-term liabilities. These uses were offset by a $9.6 million decrease in accounts receivable due to lower revenue, $3.9 million decrease in prepaid expenses and other current assets, and a $22.2 million increase in accrued liabilities (related to our excess facilities).

        For fiscal 2004, net cash used in operating activities of $53.1 million included a net loss of $33.4 million, which included $9.0 million of non-cash adjustments to reconcile net loss to net cash used in operating activities. Other uses of cash included a $23.0 million decrease in accrued liabilities (including $17.9 million payment of premium on a loss mitigation insurance policy related to shareholder litigation), a $4.5 million decrease in deferred revenues, a $3.0 million decrease in other long term liabilities and $877,000 decrease in accrued payroll and related expenses. These uses were offset by a $1.5 million increase in accounts payable and other current assets and a $706,000 increase in accounts receivable.

        Cash Flows From Investing Activities.    For fiscal 2002, net cash provided by investing activities of $36.7 million included $415.9 million of proceeds received from the maturation of investments, offset by $371.2 million used to purchase investments, $5.7 million used to purchase property and equipment, and $1.9 million used to purchase equity investments.

        For fiscal 2003, net cash provided by investing activities of $239.7 million included $279.3 million of proceeds received from the maturation of investments and $1.4 million of proceeds from notes receivable, net, offset by $38.1 million (net of cash received) used to acquire Sigma Systems, $1.8 million used to purchase equity investments, and $1.1 million used to purchase property and equipment.

        For fiscal 2004, net cash provided by investing activities of $6.2 million included $8.1 million proceeds from the sale of our BillCare and OSS businesses, offset by a $1.6 million increase in restricted cash and $1.0 million used to purchase property and equipment.

        Cash Flows From Financing Activities.    For fiscal 2002, net cash provided by financing activities of $8.7 million included $9.4 million of proceeds from the issuance of common stock to employees, directors, and external consultants through our stock option plans and our employee stock purchase plan. This amount was offset by payments made for capital lease obligations.

        For fiscal 2003, net cash used in financing activities of $9.8 million was primarily for the repurchase of our common stock from Cisco.

        For fiscal 2004, net cash provided by financing activities of $2.3 million was primarily from the issuance of common stock upon exercise of employee stock options.

Cash Requirements

        Since our incorporation, we raised a significant amount of capital by selling small equity positions to a number of investors, by issuing shares of our stock to the public, by conducting a secondary public offering, and through private offerings of our stock. In addition to funding normal operating expenses, we anticipate that we will use this cash to finance our operations, pay outstanding commitments, and acquire products and technologies to complement our existing business. We believe that the net proceeds from our various offerings, together with cash and cash equivalents generated from operations, if any, will be sufficient to meet our working capital requirements for the next twelve months. In fiscal 2005, we expect to continue to use net cash to fund our operating activities.

Contractual Obligations

        A summary of our future contractual obligations as of May 31, 2004, some of which are discussed in more detail below, are as follows (in thousands):

		Payments due by period
	Total	Less than one year	1-3 years	4-5 years	After 5 years
Operating leases(1)	$52,349	$10,397	$21,269	$20,683	$—

Total contractual obligations	$52,349	$10,397	$21,269	$20,683	$—

(1)
We previously leased approximately 181,000 square feet of office space for our former headquarters and development center in San Carlos, California. On June 7, 2004, the U.S. Bankruptcy Court granted our motion to reject this lease. However, the landlord has appealed that decision and has filed a motion to dismiss our Chapter 11 case. At a hearing on August 12, 2004, the Bankruptcy Court issued a tentative ruling indicating that it was inclined to abstain from exercising jurisdiction with respect to Liberate's bankruptcy case for some period of time, subject to the possibility of resuming the exercise of jurisdiction for the limited purpose of a potential sale of Liberate's assets. The Court has set the matter for final hearing on August 30, 2004. Although Liberate is opposing the motion to dismiss and the Court's tentative ruling, the motion may be granted or the Court may adopt the tentative ruling, in which case (absent a stay or a reversal on appeal) Liberate would not be able to realize savings or the other benefits of a Chapter 11 proceeding. For example, Liberate's liability under the San Carlos lease would not be capped pursuant to Chapter 11 and Liberate would continue to be liable for its obligations under that lease in accordance with the terms thereof (which over the life of the lease could be up to approximately $45.3 million, including common area maintenance expenses). We have accrued $25.4 million as excess facilities provision included in liabilities subject to compromise.

Off Balance Sheet Arrangements

        We have no material off balance sheet arrangements other than operating leases with third parties.

Subsequent Developments

  Contractual Obligations

        On June 7, 2004, the U.S. Bankruptcy Court granted our motion to reject the lease for our former headquarters in San Carlos, California. However, the landlord has appealed that decision and has filed a motion to dismiss our Chapter 11 case. At a hearing on August 12, 2004, the Bankruptcy Court issued a tentative ruling indicating that it was inclined to abstain from exercising jurisdiction with respect to Liberate's bankruptcy case for some period of time, subject to the possibility of resuming the exercise of jurisdiction for the limited purpose of a potential sale of Liberate's assets. The Court has set the matter for final hearing on August 30, 2004. Although Liberate is opposing this motion and the Court's tentative ruling, the motion may be granted or the Court may adopt the tentative ruling, in which case (absent a stay or a reversal on appeal) Liberate would not be able to realize savings or the other benefits of a Chapter 11 proceeding. For example, Liberate's liability under the San Carlos lease would not be capped pursuant to Chapter 11 and Liberate would continue to be liable for its obligations under that lease in accordance with the terms thereof (which over the life of the lease could be up to approximately $45.3 million, including common area maintenance expenses). We have accrued $25.4 million as excess facilities provision included in liabilities subject to compromise.

  Short-term Bank Borrowings

        Under the lease agreement for our former headquarters in San Carlos, California, we have maintained an irrevocable letter of credit from our bank in the amount of $8.8 million as a security deposit. We vacated the San Carlos facility in March 2004 and ceased rent payment effective April 1, 2004. Our former landlord has drawn against the letter of credit for the unpaid rent, net of sublease income from the facility. As of May 31, 2004, we had a short-term borrowing of $608,000 from the bank for the amounts drawn by our former landlord against the letter of credit but not yet repaid by us to the bank. In June 2004, we incurred additional short-term borrowing of $610,000 from the bank for additional amounts drawn by the former landlord against the letter of credit. As of July 31, 2004, the total principal amount of this short-term borrowing was $1.2 million. The short-term borrowing bears interest at prime rate plus two percent. In June 2004, we entered into a stipulation for relief from the automatic stay, which allows the bank to use our corresponding restricted cash balance to settle the existing and future amounts drawn against the letter of credit. The stipulation was approved by the Bankruptcy Court in August 2004.

  Class-Action Litigation

        In August 2004, we entered into a memorandum of understanding with counsel for the securities class action plaintiffs to settle the securities class action for a payment of $13.8 million. This proposed settlement is subject to and will be effective only if and when, among other things, the parties execute final settlement documents and obtain approval from the United States Bankruptcy Court for the Northern District of California and the United States District Court for the Northern District of California. If the proposed settlement does not become effective, the securities class action will continue. The proposed settlement of the federal securities class action does not cover or settle the state derivative action.

        In the event the proposed settlement of the securities class action does not become effective, the possible resolutions of these proceedings could include judgments against us or settlements that could require substantial payments by us, which could harm our financial condition, results of operations, and cash flows. The timing of the final resolution of these proceedings is uncertain.

Quarterly Results of Operations (Unaudited)

        The following table incorporates the unaudited consolidated quarterly financial data from the periods indicated. We derived this table from our consolidated financial statements, and, in our opinion, it includes all adjustments, which consist of only normal recurring adjustments, necessary to present fairly the financial results for the periods.

Consolidated Statements of Operations
(In thousands)
Unaudited

	Quarters Ended
	May 31, 2004	Feb. 29, 2004	Nov. 30, 2003	Aug. 31, 2003	May 31, 2003	Feb. 28, 2003	Nov. 30, 2002		Aug. 31, 2002
Revenues:
License and royalty	$1,412	$(54)	$(697)	$(924)	$868	$2,077	$2,549		$1,007
Service	2,765	1,756	1,885	2,469	4,201	3,250	3,448		7,994

Total revenues	4,177 (1)	1,702	1,188	1,545	5,069	5,327	5,997		9,001

Cost of revenues:
License and royalty	32	206	208	151	214	257	412		432
Service	957	1,549	1,368	1,443	2,798	4,240	6,164		11,060

Total cost of revenues	989	1,755	1,576	1,594	3,012	4,497	6,576		11,492

Gross margin	3,188	(53)	(388)	(49)	2,057 (2)	830	(579)		(2,491)

Operating expenses:
Research and development	3,989	5,022	3,647	3,667	4,214	5,485	8,258	(3)	8,122
Sales and marketing	(129)	703	1,004	1,429	2,696	4,258	6,132	(3)	5,697
General and administrative	939	3,667	4,479	4,181	30,634 (8)	5,858	5,371	(4)	3,676
Amortization of deferred costs related to warrants	—	—	1,027	804	1,048	841	1,006		941
Restructuring costs	(41)	86	881	480	2,116	4,412	22		2,036
Amortization of goodwill and intangible assets	—	—	—	22	137	479	478		576 (5)
Impairment of warrants	—	—	4,969	—	—	—	—		—
Amortization of deferred stock-based compensation	—	—	—	10	282	254	352		411
Excess facilities charges and related asset impairment	3,429	—	593	—	8,718	(127)	(587)		17,090

Total operating expenses	8,187	9,478	16,600	10,593	49,845	21,460	21,032		38,549

Loss from operations	(4,999)	(9,531)	(16,988)	(10,642)	(47,788)	(20,630)	(21,611)		(41,040)
Reorganization items, net	(304)	—	—	—	—	—	—		—
Interest income (expense), net	513	504	573	617	1,058	1,441	1,976		2,502
Other income (expense), net	(106)	1,184	(173)	(375)	(4,804)	(2,657)	(7,110	)(6)	542

Loss from continuing operations before income tax provision	(4,896)	(7,843)	(16,588)	(10,400)	(51,534)	(21,846)	(26,745)		(37,996)
Income tax provision	157	(122)	—	103	517	238	407		398

Loss from continuing operations	(5,053)	(7,721)	(16,588)	(10,503)	(52,051)	(22,084)	(27,152)		(38,394)
Loss from discontinued operations, net of tax	—	—	(992)	(2,083)	(40,022)	(3,999)	(4,460)		(1,629)
Gain (loss) on sale of discontinued operations, net of tax	252	249	9,037	—	(177)	—	—		—
Net loss before cumulative effect of a change in accounting principle	(4,801)	(7,472)	(8,543)	(12,586)	(92,250)	(26,083)	(31,612)		(40,023)

Cumulative effect of a change in accounting principle, net of tax	—	—	—	—	—	—	—		(209,289)

Net loss	$(4,801)	$(7,472)	$(8,543)	$(12,586)	$(92,250)	$(26,083)	$(31,612)		$(249,312)

Basic and diluted net loss per share	$(0.05)	$(0.07)	$(0.08)	$(0.12)	$(0.89)	$(0.25)	$(0.30)		$(2.35)

Shares used in computing basic and diluted net loss per share	105,495	105,204	104,515	104,006	104,006	104,006	103,922		106,051

(1)
Revenues increased in Q4 FY04 due to recognition of approximately $2.3 million of revenues that had been deferred pending customer acceptance of services work and resolution of customer claims and uncertainties.

(2)
Gross margin increased in Q4 FY03 due to lower cost of services revenues because of headcount reductions in Q3 FY03 and Q4 FY03.

(3)
Research and development and sales and marketing expenses increased in Q2 FY03 because of higher headcount resulting from the acquisition of Sigma Systems in Q1 FY03.

(4)
General and administrative expenses increased in Q2 FY03 due to higher legal and accounting costs associated with the audit committee's investigation and resulting restatement of our financial results.

(5)
Amortization of goodwill and intangible assets decreased in Q1 FY03 based on the adoption of SFAS 142, whereby goodwill and similar intangible assets are no longer amortized.

(6)
Other income (expense), net was lower in Q2 FY03 due to the write-down of equity investments.

(7)
In June 2002, we adopted SFAS 142 and recorded a charge for impairment of goodwill related to our MoreCom and SourceSuite acquisitions.

(8)
Q4 FY03 included a charge of $25.0 million for an estimated liability associated with shareholder litigation.

Recent Accounting Pronouncements

        In August 2001, the Financial Accounting Standards Board ("FASB") issued FAS No. 143, "Accounting for Asset Retirement Obligations." FAS 143 establishes financial accounting and reporting obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. FAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The liability is accreted to its present value each period while the cost is depreciated over its useful life. We adopted FAS 143 for our quarter ended November 30, 2003, and adoption did not materially affect our financial position, results of operations, or cash flows.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Exit or Disposal Activities." SFAS No. 146 addresses significant issues regarding the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for under EITF No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The scope of SFAS No. 146 also includes costs related to terminating a contract that is not a capital lease and termination benefits that involuntarily terminated employees receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred compensation contract. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The Company adopted SFAS No. 146 on January 1, 2003. SFAS No. 146 prospectively changes the timing of when restructuring charges are recorded from the commitment date to the date that liability is incurred. The adoption of SFAS No. 146 did not have a material effect on the Company's financial position or results of operations.

        In November 2002, the FASB issued FASB Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires that a liability be recorded in the guarantor's balance sheet upon issuance of a guarantee. In addition, FIN 45 requires disclosures about the guarantees that an entity has issued, including a reconciliation of changes in the entity's product warranty liabilities. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements of FIN 45 are effective for financial statements of annual periods ending after December 15, 2002, but had no impact on the Company. The adoption of FIN No. 45 did not have a material effect on the Company's financial position or results of operations.

        In November 2002, the Emerging Issues Task Force ("EITF") reached a consensus on EITF No. 00-21, "Revenue Arrangements with Multiple Deliverables." EITF 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services, and/or rights to use assets. We adopted EITF No. 00-21 for our quarter ended November 30, 2003, and adoption did not have a significant impact on our financial statements.

        In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities," and in December 2003 the FASB issued FIN 46-R, a revised interpretation of FIN 46. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46-R must be applied in the year ending December 31, 2004. The adoption of this standard did not have an impact on the Company's financial position or results of operations since the Company has not invested in any variable interest entities.

        In May 2003, the FASB issued FAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." FAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). FAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003 for public companies. The adoption of FAS 150 did not have a material effect on our financial position, results of operations, or cash flows.

        In December 2003, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 104 ("SAB 104"), "Revenue Recognition." SAB 104 supersedes Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements ("SAB 101"). SAB 104's primary purpose is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, superseded as a result of the issuance of EITF 00-21. Additionally, SAB 104 rescinds the SEC's Revenue Recognition in Financial Statements Frequently Asked Questions and Answers ("the FAQ") issued with SAB 101 that had been codified in SEC Topic 13, Revenue Recognition. Selected portions of the FAQ have been incorporated into SAB 104. While the wording of SAB 104 has changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104. As a result, the adoption of this pronouncement did not have any impact on the Company's consolidated financial statements.

        In April 2004, the EITF issued Statement No. 03-06 "Participating Securities and the Two-Class Method Under FASB Statement No. 128, Earnings Per Share" ("EITF 03-06"). EITF 03-06 addresses a number of questions regarding the computation of earnings per share by companies that have issued securities other than common stock that contractually entitle the holder to participate in dividends and our earnings when, and if, it declares dividends on its common stock. The issue also provides further guidance in applying the two-class method of calculating earnings per share, clarifying what constitutes a participating security and how to apply the two-class method of computing earnings per share once it is determined that a security is participating, including how to allocate undistributed earnings to such a security. EITF 03-06 is effective for fiscal periods beginning after March 31, 2004. The adoption of this standard did not have any impact on the resulting earnings per share of the periods presented.

Cumulative Effect of Change in Accounting Principle

        On June 1, 2002, we adopted SFAS No. 141, "Business Combinations" and SFAS No. 142. SFAS 141 requires us to account for all business combinations initiated after June 30, 2001 using the purchase method of accounting. Under SFAS 142, we no longer amortize the remaining balances of goodwill. Rather, we tested goodwill for impairment immediately upon the date of adoption and will continue to test goodwill for impairment at least once a year. Under SFAS 141 and SFAS 142, the value of an assembled workforce is no longer considered an identifiable intangible asset with a definite useful life, and accordingly, we reclassified the net balance of $526,000 to goodwill as of June 1, 2002.

        Based on the criteria of SFAS 142, we determined that we had one reporting segment at the time we adopted SFAS 142. Our testing and analysis process included obtaining an independent appraisal of the fair value of Liberate based on two valuation approaches. The first valuation approach determined our market capitalization based on our fair value on the date of adoption using our average stock price over a range of days in May and June 2002. This average stock price was increased by a control premium based on premiums paid for control of comparable companies. The second valuation used a discounted cash flows approach.

        This analysis resulted in an allocation of fair values to identifiable tangible and intangible assets and an implied valuation of goodwill of zero as of June 1, 2002. Comparing this goodwill fair value to the carrying value resulted in a goodwill impairment of $209.3 million, with no income tax effect, at June 1, 2002. We recorded the impairment as the cumulative effect of a change in accounting principle on our condensed consolidated statement of operations for Q1 FY03. We will record any future impairment as operating expense.

        As required by SFAS 142, a reconciliation of previously reported net loss and net loss per share to the amounts adjusted for the exclusion of goodwill and assembled workforce is as follows (in thousands, except per share data):

	Years ended May 31,
	2004	2003	2002
Net loss, as reported	$(33,402)	$(399,257)	$(335,087)
Add back:
Amortization of goodwill and assembled workforce, net of tax	—	—	217,718
Cumulative effect of change in accounting principle	—	209,289	—

Loss before cumulative effect of change in accounting principle, as adjusted	$(33,402)	$(189,968)	$(117,369)

Basic and diluted net loss per share, as reported	$(0.32)	$(3.82)	$(3.16)
Add back:
Amortization of goodwill and assembled workforce, net of tax	—	—	2.05
Cumulative effect of change in accounting principle	—	2.00	—

Loss per share before cumulative effect of change in accounting principle, as adjusted	$(0.32)	$(1.82)	$(1.11)

Shares used in computing per share amounts	104,805	104,500	106,144

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

        None.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

        As of May 31, 2004, our investment portfolio consisted primarily of U.S. government obligations, included under cash equivalents which may increase or decrease in value if interest rates change prior to maturity. We do not maintain any derivative financial instruments in our investment portfolio. We are averse to principal loss and seek to preserve our invested funds by limiting the default risk, market risk, and reinvestment risk. We currently maintain sufficient cash and cash equivalent balances to hold our investments to maturity. An immediate 10% change in interest rates would be immaterial to our financial condition and results of operations.

Foreign Currency Risk

        We transact business in various foreign currencies and, accordingly, are subject to adverse movements in foreign currency exchange rates. The effect of changes in foreign currency exchange rates on revenues has not been material as we generally conduct our revenue transactions in U.S. dollars. Our foreign subsidiaries are fully integrated entities reporting, whose functional currency is the local currency, we translate assets and liabilities to U.S. dollars using the period-end exchange rates and translate revenues and expenses to U.S. dollars using average exchange rates during the period. We report exchange gains and losses arising from translation of foreign subsidiary financial statements as a separate component of our Consolidated Statements of Stockholders' Equity. We do not currently use financial instruments to hedge these operating expenses.

Equity Price Risk

        The estimated fair value of our equity investments was zero as of May 31, 2003 and 2004, which reflects write-downs of $5.3 million in fiscal 2001, $1.4 million in fiscal 2002, and $12.1 million in fiscal 2003 relating to the impairment of the estimated fair value of our equity investments. Therefore we are not subject to material risk of equity price fluctuation. We currently do not expect to make any new equity investments.

ANNEX G

SUMMARY HISTORICAL FINANCIAL DATA

LIBERATE TECHNOLOGIES

        The summary historical financial data as of February 28, 2005 and for the three and nine months ended February 28, 2005 and February 29, 2004 have been derived from the unaudited consolidated financial statements of Liberate Technologies, which have been prepared on a basis consistent with the audited consolidated financial statements as of and for the fiscal year ended May 31, 2004. In the opinion of management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period. These statements should be read in conjunction with the audited condensed consolidated financial statements and notes included in our annual report on Form 10-K for the fiscal year ended May 31, 2004.

        On April 7, 2005, Liberate completed the sale of substantially all of the assets of its North America business to Double C Technologies, LLC, a joint venture majority owned and controlled by Comcast Corporation with a minority investment by Cox Communications, Inc. Under the terms of the agreement, the joint venture received substantially all of the assets, including patents and other intellectual property, and assumed certain limited liabilities related to Liberate's North America business. Liberate received cash consideration of approximately $82 million.

        On April 8, 2005, after the completion of the sale of Liberate's North America business, Liberate paid a one-time special dividend of $2.10 per common share. The special dividend was payable to the holders of record on April 4, 2005. After payment of the special dividend, Liberate had approximately $60 million in cash and cash equivalents on hand, including approximately $10.7 million of restricted cash. Liberate intends to make equitable adjustments to outstanding equity based incentive awards or otherwise make modifications to benefit plans in order to account for the special dividend. Liberate disclosed this event in a current report on Form 8-K filed with the SEC on March 25, 2005.

        On April 15, 2005, Liberate entered into an asset purchase agreement to sell substantially all of the assets of its Non-North America business (including certain customer contracts, patents and intellectual property) to SeaChange International, Inc. Liberate will receive cash consideration of approximately $25.5 million in cash, as adjusted pursuant to the agreement. The agreement is subject to Liberate stockholder approval and other customary closing conditions.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

LIBERATE TECHNOLOGIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

Unaudited

	February 28, 2005	May 31, 2004
Assets
Current assets:
Cash and cash equivalents	$194,404	$215,877
Accounts receivable, net	1,950	3,143
Prepaid expenses and other current assets	1,183	1,642
Other receivables	4,487	175

Total current assets	202,024	220,837
Property and equipment, net	1,613	1,851
Deferred costs related to warrants	896	3,583
Restricted cash	10,747	10,869
Other assets	—	268

Total assets	$215,280	$237,408

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,528	$3,102
Accrued liabilities	15,748	16,384
Accrued payroll and related expenses	719	685
Short-term borrowing from bank	—	608
Deferred revenues	4,369	6,137

Total current liabilities	23,364	26,916
Long-term excess facilities charges	18,214	19,140
Long-term deferred revenues	9,156	—
Other long-term liabilities	2,416	2,416

Total liabilities	53,150	48,472

Commitments and contingencies (Note 5) Stockholders' equity:
Common stock	1,061	1,055
Contributed and paid-in-capital	1,502,811	1,503,113
Deferred stock-based compensation	(6,780)	(8,453)
Accumulated other comprehensive loss	(1,970)	(2,112)
Accumulated deficit	(1,332,992)	(1,304,667)

Total stockholders' equity	162,130	188,936

Total liabilities and stockholders' equity	$215,280	$237,408

The accompanying notes are an integral part of these condensed consolidated financial statements.

LIBERATE TECHNOLOGIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except per share data)

Unaudited

	Three months ended		Nine months ended
	February 28, 2005	February 29, 2004	February 28, 2005	February 29, 2004
Revenues:
License and royalty	$(612)	$(54)	$(883)	$(1,675)
Service	732	1,756	2,783	6,110

Total revenues	120	1,702	1,900	4,435

Cost of revenues:
License and royalty	15	206	49	565
Service	444	1,549	2,716	4,360

Total cost of revenues	459	1,755	2,765	4,925

Gross loss	(339)	(53)	(865)	(490)

Operating expenses:
Research and development	4,508	5,022	12,107	12,336
Sales and marketing	388	703	1,692	3,136
General and administrative	3,113	3,667	9,921	12,327
Amortization of deferred costs related to warrants	—	—	—	1,831
Restructuring costs	—	86	—	1,447
Amortization and impairment of goodwill and intangible assets	—	—	—	22
Impairment of deferred costs related to warrants	—	—	—	4,969
Amortization of deferred stock-based compensation	—	—	—	10
Excess facilities charges and related asset impairment	486	—	6,108	593

Total operating expenses	8,495	9,478	29,828	36,671

Loss from operations	(8,834)	(9,531)	(30,693)	(37,161)
Interest income, net	1,025	504	2,196	1,694
Other income (expense), net	(37)	1,184	245	636

Loss from continuing operations before income tax provision	(7,846)	(7,843)	(28,252)	(34,831)
Income tax provision (benefit)	18	(122)	153	(19)

Loss from continuing operations	(7,864)	(7,721)	(28,405)	(34,812)
Loss from discontinued operations	—	—	—	(3,075)
Gain on sale of discontinued operations	—	249	80	9,286

Net loss	$(7,864)	$(7,472)	$(28,325)	$(28,601)

Basic and diluted income (loss) per share:
Continuing operation, basic and diluted	$(0.07)	$(0.07)	$(0.27)	$(0.33)

Discontinued operations, basic	$—	$0.00	$0.00	$0.06

Discontinued operations, diluted	$—	$0.00	$0.00	$0.06

Basic and diluted net loss per share	$(0.07)	$(0.07)	$(0.27)	$(0.27)

Shares used in computing basic and diluted net loss per share	105,911	105,204	105,751	104,573

Shares used in computing diluted net gain per share from discontinued operations	—	110,476	109,015	109,117

Comprehensive loss:
Net loss	$(7,864)	$(7,472)	$(28,325)	$(28,601)
Foreign currency translation adjustment	—	(1,183)	153	(3,786)
Unrealized losses on short term investments, net	(10)	—	(11)	—

Comprehensive loss	$(7,874)	$(8,655)	$(28,183)	$(32,387)

The accompanying notes are an integral part of these condensed consolidated financial statements.

LIBERATE TECHNOLOGIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

Unaudited

	Nine months ended
	February 28, 2005	February 29, 2004
Cash flows from operating activities:
Net loss	$(28,325)	$(28,601)
Adjustments to reconcile net loss to net cash used in operating activities:
Impairment of deferred costs related to warrants	—	4,969
Amortization of deferred costs related to warrants	2,687	5,001
Discontinued operations	—	(8,186)
Depreciation and amortization	904	2,238
Non-cash stock based compensation expense	1,758	1,428
Amortization and impairment of intangible assets	—	22
Stock units surrendered in consideration of taxes payable	(536)	—
Amortization of investment discount	—	(616)
Loss on disposal of property and equipment	31	16
Provision for (recovery of) doubtful accounts	(28)	16
Asset impairment charges	—	41
Changes in operating assets and liabilities:
Accounts receivable	1,221	(541)
Prepaid expenses and other current assets	459	(72)
Other receivables	(4,312)	868
Other assets	268	(186)
Accounts payable	(574)	(40)
Accrued liabilities	(636)	(19,922)
Accrued payroll and related expenses	34	(182)
Deferred revenues	7,388	(204)
Long-term excess facilities liabilities	(926)	(2,568)

Net cash used in operating activities	(20,587)	(46,519)

Cash flows from investing activities:
Purchase of investments	—	(266,384)
Proceeds from maturity of investments	—	267,000
Proceeds from sale of discontinued operations	—	7,075
(Increase) decrease in restricted cash	122	(1,627)
Purchases of property and equipment	(705)	(385)
Proceeds from sale of property and equipment	8	74

Net cash provided by (used in) investing activities	(575)	5,753

Cash flows from financing activities:
Principal payments on capital lease obligations	—	(6)
Short-term borrowing from bank	(608)	—
Proceeds from issuance of common stock	149	2,526

Net cash provided by (used in) financing activities	(459)	2,520

Effect of exchange rate changes on cash	148	(1,144)

Net decrease in cash and cash equivalents	(21,473)	(39,390)
Cash and cash equivalents, beginning of period	215,877	261,689

Cash and cash equivalents, end of period	$194,404	$222,299

The accompanying notes are an integral part of these condensed consolidated financial statements.

LIBERATE TECHNOLOGIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited

Note 1. Description of Business

        Liberate Technologies ("Liberate," "we," "us," or "our"), together with its wholly-owned subsidiaries, is a provider of software and services for digital cable television systems. Based on industry standards, our software enables cable operators to run multiple applications and services—including interactive programming guides, high definition television, video on demand, personal video recorders and games—on multiple platforms.

        Liberate began operations in late 1995 as a division of Oracle. In April 1996, the company separately incorporated in Delaware as Network Computer, Inc., and on May 11, 1999, it changed its name to Liberate Technologies.

        Our headquarters are located in San Mateo, California. As of February 28, 2005, we have a research and development center in Canada and sales and customer support offices in the U.K.

Agreement for Sale of North America Business

        On January 10, 2005, Liberate announced that it had reached agreement to sell substantially all of the assets of its North America business to Double C Technologies, LLC, a joint venture majority owned and controlled by Comcast Corporation with a minority investment by Cox Communications, Inc. Under the terms of the agreement, the joint venture will receive substantially all of the assets, including patents and other intellectual property, and will assume certain limited liabilities related to Liberate's North America business. Liberate will receive cash consideration of approximately $82 million. The parties will cross-license technology and intellectual property to one another following the closing for purposes of the continued conduct of their respective businesses. As part of the transaction, the joint venture has made employment offers to approximately 130 employees, primarily located in London, Ontario, Canada. Liberate will retain its Non-North America business and will continue to service its Non-North America customers. In addition, concurrently with the effectiveness of the acquisition agreement, David Lockwood, the Chairman and CEO of Liberate, entered into a voting agreement with the joint venture, under which he agreed to vote all shares of Liberate stock beneficially owned by him, comprising approximately 12% of the total outstanding shares of Liberate, in favor of the transaction. The acquisition agreement became effective on January 14, 2005, upon the dismissal of Liberate's bankruptcy appeal. The acquisition agreement is also subject to Liberate stockholder approval and other customary closing conditions. Liberate's board of directors has called a special meeting of stockholders for April 5, 2005 to consider and vote upon the asset sale. The asset sale is expected to close in the quarter ending May 31, 2005. As of February 28, 2005, Liberate has incurred transaction related expenses of $886,000. Additionally, there is a contingent success fee of approximately $1.4 million payable to Allen & Company (advisors to the transaction) upon consumation of the sale. This fee will be recorded as a liability of the Company once shareholder approval ratifies the sale of the North America business.

Note 2. Significant Accounting Policies

Basis of Presentation

        These interim financial statements are unaudited and reflect all adjustments of a normal recurring nature that we believe are necessary to provide a fair statement of the financial position and the results of operations for the interim periods in accordance with the rules of the Securities and Exchange

Commission ("SEC"). These statements should be read in conjunction with the audited condensed consolidated financial statements and notes included in our annual report on Form 10-K for the fiscal year ended May 31, 2004. The results of operations for the interim periods reported do not necessarily indicate the results expected for the full fiscal year or for any future period.

        In this report, we sometimes use the words "fiscal" or "FY" followed by a year to refer to our fiscal years, which end on May 31 of the specified year. We also sometimes use "Q1," "Q2," "Q3," and "Q4" to refer to our fiscal quarters, which end on August 31, November 30, the last day of February, and May 31 of each fiscal year.

Principles of Consolidation

        Our unaudited condensed consolidated financial statements include the accounts of Liberate and our subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

        The preparation of unaudited condensed consolidated financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions. These estimates affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Foreign Currency Translation and Re-measurement

        The functional currency of Liberate's subsidiaries is the U.S. dollar. Accordingly, the monetary assets and liabilities of these operations are re-measured into U.S. dollars at the exchange rate in effect at the balance sheet date and non-monetary assets and liabilities are re-measured at historical rates. Revenues, expenses, gains or losses are re-measured at the average exchange rate for the period, other than depreciation and amortization, which are re-measured at the respective historical rates as their related assets. The resulting re-measurement gains and losses of these operations as well as gains and losses from foreign currency transactions are included in the condensed consolidated statements of operations.

        Translation gains or losses relating to prior periods have been recorded in "Accumulated Other Comprehensive Income (Loss)," a component of Stockholders' Equity. As of February 28, 2005 and May 31, 2004, the cumulative translation losses in accumulated other comprehensive income was $1.9 million and $2.1 million, respectively.

Fair Value of Financial Instruments

        Due to their short maturities, the carrying value of our financial instruments, including cash and cash equivalents, accounts receivable, restricted cash, accounts payable and accrued liabilities, approximates their fair value.

Concentration of Credit Risk

        Financial instruments that potentially subject us to concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. Substantially all of our cash and cash equivalents are invested in high-quality money market instruments and securities of the U.S. government. While our customers are geographically dispersed, a substantial amount of our revenues has been generated from a small number of customers, whose receivables are generally unsecured. We mitigate our credit risk associated with accounts receivable by performing ongoing credit evaluations of our customers' financial conditions, and we maintain an allowance for potential credit losses. Historically, we have not experienced significant losses related to the non-payment of accounts receivable.

        The table below sets forth information relating to each customer that accounted for 10% or more of our total revenues during the periods ended February 28, 2005 and February 29, 2004:

	Three months ended		Nine months ended
	February 28, 2005	February 29, 2004	February 28, 2005	February 29, 2004
Customer A	338%	32%	77%	32%
Customer B	262%	29%	46%	23%
Customer C	*	*	31%	*
Customer D	*	18%	29%	36%
Customer E	149%	*	24%	*
Customer F	58%	*	12%	*
Customer G	21%	*	*	*
Customer H	*	64%	*	76%

*
Less than 10%

        The above presentation includes the effects of the warrant amortization expense classified as a reduction of revenues. As a result, certain customers generated negative revenues, and the totals of the percentages for certain periods presented exceeds 100%.

        As of February 28, 2005 and May 31, 2004, three and four customers, respectively, accounted for 10% or more of our gross accounts receivable balance. Their respective receivable balances as a percentage of our gross accounts receivable balance were as follows:

	February 28, 2005	May 31, 2004
Customer A	21%	18%
Customer D	*	15%
Customer B	22%	11%
Customer H	51%	49%

*
Less than 10%

Property and Equipment

        We record property and equipment at the lower of cost, net of accumulated depreciation, or net realizable value. We compute depreciation using the straight-line method over the estimated useful lives of the assets ranging from two to five years. We amortize leasehold improvements over the shorter of the remaining lease term or the estimated useful lives of the improvements using the straight-line method.

Deferred Costs Related to Warrants

        In fiscal 1999, we issued warrants to several of our customers. We valued these warrants based on their estimated fair value using the Black-Scholes pricing model as of the earlier of the date that the warrants were earned or the date that it became likely that they would be earned. Under the requirements of Emerging Issues Task Force ("EITF") 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services," we continue to revalue warrants if appropriate. We record the value of warrants as deferred costs, a non-current asset on our condensed consolidated balance sheet. We amortize those deferred costs over the estimated economic life of the arrangements under which the warrants are issued. Under EITF 01-09, "Accounting for Consideration Given by a Vendor to a Customer," such amortization expense may be classified as an offset to associated revenues up to the amount of cumulative revenues recognized or to be recognized.

        We periodically review warrants for impairment whenever events or changes in circumstances indicate that the carrying amount of the warrants may not be recoverable. Significant management judgment is required in assessing the useful life of our warrant assets and the need for a measurement of impairment. In fiscal 2002, we recorded an impairment charge of $44.8 million in connection with a review for impairment of the carrying value of deferred costs. In fiscal 2004, we recorded an impairment charge of $5.0 million as a result of our realignment of strategy to focus on the U.S. cable market and the resulting impairment of warrants issued to non-U.S. customers. These impairment charges reduced the carrying value of deferred costs to a level equal to the expected future revenues from the holders of those warrants during the amortization period of those warrants. For the three and nine months ended February 28, 2005, we amortized $896,000 and $2.7 million, respectively, as a reduction of associated revenues up to the amount of cumulative revenues recognized or to be recognized.

Stock-Based Compensation

        Statement of Financial Accounting Standards ("SFAS") No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure" amended SFAS 123, "Accounting for Stock-Based Compensation," which provided alternate methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require more prominent disclosures in both annual and interim financial statements about the method used on reported results. We have elected to continue to follow the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), to account for employee stock options. Under APB 25, no compensation expense is recognized upon the grant of an employee stock option unless the exercise price of the option is less than market price of the underlying stock at the date of grant.

        Under the provisions of APB 25, we record deferred stock-based compensation in connection with stock units based on the intrinsic value of the underlying shares at the date of grant. This value is then amortized over the vesting period of the stock unit as a compensation expense by functional classification of the award recipient. See Note 6.

        The following information regarding net loss and loss per share prepared in accordance with SFAS 123 has been determined as if we had accounted for our employee stock options, stock units and shares issued under our 1999 Equity Incentive Plan using the fair value method prescribed by SFAS 123. The resulting effect on net loss and loss per share pursuant to SFAS 123 is not likely to be representative of the effects on net loss and loss per share pursuant to SFAS 123 in future periods, because future periods will include additional grants and periods of vesting.

        The following table illustrates the effect on reported net loss and loss per share had we applied the fair value recognition provisions of SFAS 123 (in thousands, except per share data):

	Three months ended		Nine months ended
	February 28, 2005	February 29, 2004	February 28, 2005	February 29, 2004
Net loss, as reported	$(7,864)	$(7,472)	$(28,325)	$(28,601)
Adjustments:
Stock-based employee compensation expense included in reported loss, net of related tax effects	—	—	—	10
Stock unit compensation expense included in reported net loss, net of related tax effects	547	1,296	1,758	1,310
Total stock-based employee compensation expense determined under fair value method for all awards granted since July 1, 1995, net of related tax effects	(1,291)	(2,664)	(3,953)	(3,588)

Pro forma net loss	$(8,608)	$(8,840)	$(30,520)	$(30,869)

Basic and diluted net loss per share, as reported	$(0.07)	$(0.07)	$(0.27)	$(0.27)

Basic and diluted net loss per share, pro forma	$(0.08)	$(0.08)	$(0.29)	$(0.30)

        The following table shows the expense related to stock units, by functional classification (in thousands):

	Three months ended		Nine months ended
	February 28, 2005	February 29, 2004	February 28, 2005	February 29, 2004
Cost of revenues	$25	$155	$113	$155
Research and development	360	979	1,110	979
Sales and marketing	53	80	202	94
General and administrative	109	82	333	82

Total	$547	$1,296	$1,758	$1,310

        For the three and nine months ended February 28, 2005, we granted 35,000 and 160,768 stock units to employees and non-employee directors, respectively, and we issued no stock options. For the three and nine months ended February 29, 2004 we granted 2,289,500 and 2,513,028 stock units to employees and non-employee directors, and we issued 14,000 stock options. For purposes of SFAS 123 the fair value of the stock based compensation issued under the 1999 Equity Incentive Plan for the quarter ended February 28, 2005 was estimated at the date of grant utilizing a Black-Scholes valuation model with the following weighted-average assumptions:

	Three months ended		Nine months ended
	February 28, 2005	February 29, 2004	February 28, 2005	February 29, 2004
Risk-free interest rate	3.39%	2.43%	2.94%	2.41%
Dividend yield	0%	0%	0%	0%
Volatility of common stock	70%	47%	68%	47%
Average expected life (in years)	3.00	3.00	2.63	2.98
Weighted average fair value	$2.45	$3.72	$2.44	$3.70

Revenue Recognition

        License and Royalty Revenues.    Liberate licenses its software through its direct sales force located in North America and Europe. License and royalty revenues consist primarily of fees earned from the licensing of its software, as well as royalty fees earned upon the shipment or activation of products that incorporate its software. In general, license revenues are recognized when a non-cancelable license agreement has been signed and the customer has acknowledged an unconditional obligation to pay, the software product has been delivered, there are no uncertainties surrounding product acceptance, the fees are fixed or determinable and collection is considered probable. Delivery is considered to have occurred when title and risk of loss have been transferred to the customer, which generally occurs when media containing the licensed programs are provided to a common carrier. In the case of electronic delivery, delivery occurs when the customer is given access to the licensed programs. If collectibility is not considered probable, revenue is recognized when the fee is collected.

        Liberate recognizes revenue from software licensing arrangements using the residual method pursuant to the requirements of Statement of Position (SOP) No. 97-2, "Software Revenue

Recognition", as amended by SOP No. 98-9, "Software Revenue Recognition, With Respect to Certain Transactions" and the Securities and Exchange Commission's Staff Accounting Bulletin No. 104, "Revenue Recognition." Revenues recognized from multiple-element software arrangements are allocated to each element of the arrangement based on the fair values of the elements, such as licenses for software products, maintenance or consulting services. The determination of fair value is based on objective evidence, which is specific to Liberate. We limit our assessment of objective evidence for each element to either the price charged when the same element is sold separately or the price established by management having the relevant authority to do so, for an element not yet sold separately. If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized under the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue.

        However, if such undelivered elements consist of services that are essential to the functionality of the software, we recognize license and services revenues using contract accounting, pursuant to SOP No. 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts." If license arrangements include the rights to unspecified future products, revenue is recognized ratably over the contractual or estimated economic term of the arrangement. We recognize royalty revenues when a network operator reports that it has shipped or activated products or its rights to deploy such products expire.

        Deferred revenue is primarily comprised of collections from and billings to customers for software arrangements, including subscription arrangements, which does not qualify for revenue recognition under our revenue recognition policy.

        We reduce license and royalty revenues by certain expenses as a result of the application of EITF No. 01-09, which generally requires that consideration, including warrants, issued to a customer should be classified in a vendor's financial statements not as an expense, but as a reduction to revenues up to the amount of cumulative revenues recognized or likely to be recognized from that customer.

        Service Revenues.    Service revenues consist of consulting, maintenance, and other services. We generally recognize consulting and other service revenues, including non-recurring engineering and training, as services are performed. Where consulting services are performed under a fixed-price arrangement, we generally recognize revenues on a percentage-of-completion basis. Maintenance services include both updates and technical support. Maintenance revenues are recognized ratably over the term of the maintenance agreement. The fees for maintenance arrangements range between 15% and 25% of the cumulative license fees and activation royalties incurred under the contract, depending upon the level of support being provided.

        Service revenues also include reimbursable expenses billed to customers in accordance with EITF No. 01-14, "Income Statement Characterization of Reimbursements Received for 'Out-of-Pocket' Expenses Incurred," which generally requires that a company recognize travel expenses and other reimbursable expenses billed to customers as revenue. With the adoption of EITF No. 01-14, we recognize reimbursable expenses as service revenues when there is an agreement to bill the customer for the expenses, the expenses have been incurred and billed, and collection is probable.

Restructuring Costs

        For restructuring activities initiated after December 31, 2002, we report for such activities in accordance with SFAS No.146, "Accounting for Exit or Disposal Activities," which addresses accounting for and reporting costs associated with exit or disposal activities and nullifies EITF No. 94-03. For restructuring activities initiated prior to December 31, 2002, we continue to record restructuring costs in accordance with EITF No. 94-03, "Liability Recognition of Certain Employee Termination Benefits and Other Costs Incurred in a Restructuring," and SAB No. 100, "Restructuring and Impairment Charges." Severance costs include severance pay and employee benefit obligations to terminated employees. Our executive management approves the scope of any reductions in force. Other costs related to restructuring include the write-down of intangible assets and amounts expected to be paid in connection with terminated contracts.

Computation of Basic and Diluted Net Loss Per Share

        Basic net loss per share is computed using the weighted average number of shares of common stock outstanding during the periods presented. Calculation of fully diluted shares is required when reporting net income per share and includes the weighted average number of shares of common stock, stock options, stock units and warrants outstanding. As we have recorded a net loss for all periods presented, the net loss per share on a diluted basis is equivalent to basic net loss per share because the effect of including all outstanding stock options, stock units and warrants in the earnings per share calculation would be anti-dilutive. Accordingly, we excluded from the calculation of net loss per share total potential dilutive common shares of 11,357,274 and 13,410,414, related to stock options, stock units and warrants, for the periods ended February 28, 2005 and February 29, 2004, respectively.

Recent Accounting Pronouncements

        In December 2004, the FASB issued SFAS 123(R), "Share-Based Payment." SFAS 123 (R) addresses the accounting for share-based payment transactions with employees and requires companies to expense the value of employee stock options and similar awards. SFAS 123(R) requires stock based compensation of the share-based payment to be measured at fair value on the date that the company grants the awards to employees. The expense should be recognized over the vesting period for each option and adjusted for actual forfeitures that occur before vesting. Although we do not expect to grant any future options, the company is currently assessing the impact SFAS 123(R) will have on our financial statements.

Note 3. Discontinued Operations

        In August 2002, we acquired the outstanding capital stock of Sigma Systems Group (Canada) ("Sigma Systems"). In accordance with SFAS No. 142, "Goodwill and Other Intangibles," we determined that Sigma Systems had two reporting units, OSS and Bill-Care. Subsequently, in May 2003, we sold Bill-Care to a company owned by certain former shareholders of Sigma Systems, for the consideration of $1.0 million in cash, resulting in a loss of $177,000, which was recorded in the fourth quarter of fiscal 2003. In November 2003, we completed the sale of the OSS division and its assets to Sigma Software Solutions Inc. and affiliated entities. The price included $3.6 million in cash and the assumption of $7.4 million of lease obligations and other liabilities. In connection with the sale of the

OSS division, we received a total of $7.1 million in cash, which consisted of the cash proceeds of $3.6 million and the return of escrow funds of $3.5 million, and we recorded a gain on the sale of discontinued operations of $9.3 million in the nine months ended February 29, 2004.

        Computation of the gain on sale of the OSS division is as follows (in thousands):

Nine months ended February 29, 2004
Proceeds	$7,075
Expenses of sale	(715)
Net liabilities sold	2,926

Gain on sale of discontinued operations	$9,286

        Pursuant to the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," amounts in the financial statements and related notes have been reclassified to reflect the discounted operations of both Bill-Care and OSS. Operating results for the discontinued operations are reported, net of tax, under "Loss from discontinued operations" on the condensed consolidated statement of operations. There was no impact of discontinued operations on the balance sheets as of February 28, 2005 and May 31, 2004. For the three month period ended February 28, 2005, there was no gain or loss recorded related to discontinued operations. For the nine month period ended February 28, 2005, there was a gain recorded of $80,000 due to an unanticipated cash receipt related to the discontinued operations.

        The following table reflects the impact of discontinued operations on certain statement of operations data for the nine months ended February 29, 2004 (in thousands except per share information).

Nine months ended February 29, 2004
Total revenues	$2,552
Cost of revenues	1,275

Gross margin	1,277
Operating expenses	4,357
Amortization of purchased intangibles	287
Amortization of deferred stock compensation	46
Restructuring costs	23

Operating loss from discontinued operations	(3,436)
Interest and other income (expense)	361

Loss from discontinued operations	$(3,075)

Basic and diluted loss per share from discontinued operations	$(0.03)

Shares used in computing basic and diluted loss per share from discontinued operations	104,248

Note 4. Excess Facilities Charges and Related Asset Impairment

        Our excess facilities charges consist primarily of costs associated with permanently vacating certain facilities and the related asset impairments. In determining the charges for excess facilities, we were required to estimate future sublease income, future net operating expenses of the facilities, and other expenses. The most significant of these estimates relates to the timing and extent of future sublease income which reduces our reported lease obligations. We based our estimates of sublease income on current market conditions and rental rates provided by an independent real estate consultant, an assessment of the time period over which reasonable estimates could be made, the status of negotiations with potential subtenants, and the location of the facility, among other factors. Adjustments to the facilities accrual will be required if actual lease exit costs or sublease income differ from amounts currently expected. We review the status of activities on a quarterly basis and, if appropriate, record changes to our excess facilities obligations in current operations based on management's most current estimates.

        The liability for excess facilities as of May 31, 2004 did not include charges for additional space vacated in Q4 FY04 or potential savings related to the anticipated rejection of this lease under the U.S. Bankruptcy Code due to the uncertainty of the outcome of the bankruptcy proceeding. On September 8, 2004, the Bankruptcy Court issued a ruling dismissing our bankruptcy case. Pursuant to the dismissal of the bankruptcy case, which removed the uncertainty that existed at May 31, 2004, we recorded $4.4 million of excess facilities charges in Q1 FY05 based on revised estimates related to future sublease income and the additional space vacated in Q4 FY04. The $4.4 million excess facility charge consists of a $5.1 million charge related to additional space vacated in Q4 FY04, which was accounted for in accordance with SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities," partially offset by an increase in estimates of sublease income of $640,000. In Q2 FY05 we recorded $1.2 million of excess facilities charges primarily related to lease payments made during the quarter, after the dismissal of the bankruptcy case, and an amendment of sublease income estimates. In Q3 FY05 we recorded $486,000 of excess facilities charges primarily relating to the revision of the estimated future cash flows discounted at the original effective interest rate and from estimates for sublease income not realized during the current quarter. As of February 28, 2005 the total liability for excess facilities included in the condensed consolidated balance sheet was $26.3 million, which consisted of a long-term liability of $18.2 million and a short term liability of $8.1 million. There was no charge for excess facilities and related asset impairment for Q3 FY04. We recorded $593,000 in excess facilities charges and related asset impairment expense for the nine months ended February 29, 2004.

Note 5. Commitments and Contingencies

Operating Leases

        We currently have various operating leases for our facilities, including our former offices in San Carlos, and certain office equipment that expire at various dates through fiscal 2009 and thereafter.

Future minimum lease payments under these operating leases, including our former facilities in San Carlos, as of February 28, 2005 are as follows (in thousands):

Years ending May 31,
2005	$4,896
2006	10,189
2007	10,030
2008	9,084
2009 and thereafter	10,138

$44,337

Letters of Credit

        We maintain various irrevocable letters of credit and bank guarantees as security deposits for our current headquarters in San Mateo, California, our former headquarters in San Carlos, California and our former U.K. offices. As of February 28, 2005, the aggregate outstanding balance of all letters of credit and bank guarantees was $10.1 million, of which $8.8 million was related to the letter of credit for our former headquarters in San Carlos, California. We vacated the San Carlos facility in March 2004 and ceased rent payment effective April 1, 2004. The landlord has since drawn against the letter of credit for the unpaid rent, net of sublease income from the facility, in the amount of $5.1 million, through February 28, 2005. The landlord may draw up to the entire amount of the letter of credit in the event that Liberate does not make the payments required under the lease.

Employment Agreements

        In March and April 2003, we entered into employee retention agreements with David Lockwood, Patrick Nguyen, Gregory Wood and Philip Vachon. Under the terms of the retention agreements, in the event of a change of control of Liberate that is followed within one year by the officer's actual or constructive termination, the officer will receive a payment equal to twice his total taxable compensation for the prior fiscal year, with a minimum payment of $500,000 and a maximum payment of $750,000. We have other retention agreements with a small number of non-executive employees.

        As part of our standard compensation package, certain employees and managers are eligible to participate in a variety of discretionary and non-discretionary bonus plans or commission plans. We accrue bonus and commission expenses over the fiscal year, based on estimates of the probability of payments against those plans.

Indemnification Obligations

        FIN 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee or indemnification. FIN 45 also requires additional disclosure by a guarantor in its interim and annual financial statements about its obligations under certain guarantees and indemnifications. The initial recognition and measurement provisions of FIN 45 are applicable for guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. We adopted the recognition and measurement provisions of FIN 45 prospectively to guarantees issued or modified after December 31, 2002. The adoption of this standard did not have a material impact on our consolidated results of operations or financial position.

        Our software license agreements typically provide for indemnification of customers for intellectual property infringement claims. To date, no material indemnification claims have been filed against us. We also warrant to customers that software products operate substantially in accordance with specifications. Historically, minimal costs have been incurred related to product warranties, and accordingly, we have not accrued warranty costs. In addition, we are obligated to indemnify our officers and directors under the terms of indemnity agreements entered into with them, as well as pursuant to our certificate of incorporation, bylaws, and applicable Delaware law. We are unable to quantify the charge that could result from officer and director indemnification.

Legal Matters

        Restatement Class-Action Litigation.    On October 20, 2004, a Stipulation and Agreement of Settlement (the "Settlement") was filed with the United States District Court for the Northern District of California (the "Court") in connection with the matter "In re Liberate Technologies Securities Litigation" (the "Class Action"). The Class Action is based on the restatement of our financial statements for certain periods of fiscal 2002 and the revision of our preliminary financial results announced for the first quarter of fiscal 2003 (the "Restatement"). The parties to the Settlement are: (i) the lead plaintiff in the Class Action, on behalf of himself and each of the class members; and (ii) defendants Liberate Technologies, Mitchell E. Kertzman, Nancy J. Hilker and Coleman Sisson. Under the terms of the Settlement, Liberate agreed to pay or cause to be paid $13.8 million in settlement of the claims specified in the Class Action, and the lead plaintiff and each class member agreed to release Liberate and the other defendants from those claims. The Settlement shall in no way be construed or deemed to be evidence of or an admission or concession on the part of Liberate or the other specified defendants with respect to any claim or any fault or liability or wrongdoing or damage whatsoever, or any infirmity in the defenses that the defendants have asserted.

        Following a settlement hearing on February 15, 2005, the Court granted final approval of the Settlement and, pursuant to the Settlement, entered judgment dismissing the Class Action with prejudice.

        During Q3 FY05, Liberate paid out the settlement amount of $13.8 million and recovered $5.0 million from its insurance carrier. The company expects to recover another $4.4 million as a rebate of part of the premiums paid for the loss mitigation policy that the company obtained for the Class Action and Derivative Action, which is included in other receivables at February 28, 2005.

        Restatement Derivative Litigation.    On November 3, 2004, a Notice of Settlement in Principle (the "Notice") was filed with the California Superior Court for the County of San Mateo in connection with the matter "In re Liberate Technologies Derivative Litigation" (the "Derivative Action"). The Notice disclosed that Liberate has reached an agreement in principle to settle the Derivative Action on terms that, among other things, will provide for the dismissal with prejudice of all claims asserted by plaintiffs. The agreement in principle to settle the Derivative Action is subject to the execution of a definitive stipulation of settlement and approval of such settlement stipulation by the California Superior Court for the County of San Mateo. The Derivative Action is based on the Restatement and names Liberate as a nominal party and certain of our former officers and current or former directors as defendants (collectively, the "Derivative Defendants"). The Derivative Action generally alleges that the Derivative Defendants failed to adequately oversee our financial reporting, and thus are liable for breach of their fiduciary duties, abuse of control, gross mismanagement, and waste of corporate assets. The Derivative Action also alleges that the Derivative Defendants are liable for unjust enrichment and that certain named officers and directors are liable for violations of California Code Section 25402 and breach of fiduciary duty for insider selling and misappropriation of information. The Derivative Action seeks unspecified monetary damages and other relief.

        Dismissal of Bankruptcy Case.    On April 30, 2004, Liberate filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code. The landlord of Liberate's former headquarters in San Carlos, California filed a motion to dismiss the case, and on September 8, 2004, the bankruptcy court issued a ruling dismissing Liberate's bankruptcy case. The bankruptcy court ruled that Liberate had cash well in excess of its liabilities and did not need bankruptcy protection to avoid wasteful liquidation of its assets. Liberate appealed this ruling in the United States District Court for the Northern District of California, but later stipulated to a voluntary dismissal of the appeal. The Court granted the stipulation of dismissal and dismissed the appeal with prejudice on January 14, 2005. Accordingly, Liberate will not be able to realize savings or the other benefits of a Chapter 11 proceeding.

        Lease-Related Litigation.    On September 29, 2004, Circle Star Center Associates, L.P., the landlord of Liberate's former offices in San Carlos, California, filed a complaint in the California Superior Court for the County of San Mateo alleging that Liberate had breached the office lease by, among other things, failing to pay rent for certain months of 2004 and applicable late fees, failing to replenish the letter of credit and failing to reimburse the landlord for its attorneys' fees in connection with Liberate's bankruptcy proceeding. The complaint also includes allegations of conversion and defamation. The complaint seeks damages of approximately $3.9 million for the alleged breach and conversion and unspecified damages for the alleged defamation. In November 2004, Liberate filed motions challenging the legal basis for the landlord's cause of action for defamation and claim for attorneys' fees in connection with Liberate's bankruptcy. On March 24, 2005, the Superior Court granted Liberate's motions and dismissed the landlord's claims for defamation and attorneys' fees. A trial date in this action is currently scheduled for September 26, 2005.

        In addition, on December 16, 2004, the landlord filed a further complaint for breach of lease against Liberate. The complaint seeks damages in the amount of not less than approximately $1.2 million, plus prejudgment interest, costs of suit and attorneys' fees, alleging that Liberate breached the lease by failing to pay rent in November and December 2004. On February 22, 2005, the landlord filed a motion for summary judgment on the breach of contract claim. A hearing on the summary judgment motion is currently scheduled for May 13, 2005.

        While Liberate intends to defend these lawsuits vigorously, because litigation is by its nature uncertain, we are unable to predict the outcome or estimate the potential liability, if any, of this litigation.

        Underwriting Litigation.    Beginning on May 16, 2001, a number of class-action lawsuits seeking monetary damages were filed in the United States District Court for the Southern District of New York against several of the firms that underwrote our initial public offering, naming Liberate and certain of our former officers and current or former directors as co-defendants. The suits allege that the underwriters received excessive and improper commissions that were not disclosed in our prospectus and that the underwriters artificially increased the price of our stock. The plaintiffs subsequently added allegations regarding our secondary offering, and named additional officers and directors as co-defendants. The suits were consolidated into one action that was coordinated for pretrial purposes with hundreds of virtually identical suits under a case captioned "In re Initial Public Offering Securities Litigation", Civil Action No. 21-MC-92. On February 19, 2003, the court denied in part and granted in part a motion to dismiss filed on behalf of the defendants, including Liberate. The court's order did not dismiss any claims against Liberate. As a result, discovery may proceed. The individual defendants have been dismissed without prejudice in this litigation.

        While we deny allegations of wrongdoing, we have agreed to enter into a global issuer settlement of plaintiffs' claims. In June 2004, a stipulation of settlement and release of claims against the issuer defendants, including Liberate, was submitted to the court for approval. The terms of the settlement, if approved, would dismiss and release all claims against the participating defendants (including Liberate). In exchange for this dismissal, D&O insurance carriers would agree to guarantee a recovery by the plaintiffs from the underwriter defendants of at least $1 billion, and the issuer defendants would agree to an assignment or surrender to the plaintiffs of certain claims the issuer defendants may have against the underwriters The settlement is subject to a number of conditions, including court approval.

        We cannot predict the timing or ultimate outcome of this proposed settlement or estimate the amounts of, or potential range of loss with respect to, this litigation if a settlement is not approved.

        OpenTV Patent Litigation.    On February 7, 2002, OpenTV filed a lawsuit against Liberate in the United States District Court for the Northern District of California, alleging that Liberate is infringing two of OpenTV's patents and seeking monetary damages and injunctive relief. We have filed an answer denying OpenTV's allegations. Our counter-claim alleges that OpenTV infringes one of our patents for information retrieval systems. We are seeking to have OpenTV's patents invalidated, requesting a finding that our technology does not infringe OpenTV's patents, and seeking monetary damages and injunctive relief against OpenTV. The court has issued a claim construction ruling, but a trial date is not currently set. Pursuant to the asset purchase agreement with Double C Technologies LLC, it will assume the defense and liabilities associated with this lawsuit upon the closing of such transaction. However, if the closing of such sale transaction does not occur, we will continue to be responsible for such lawsuit. While we would continue to vigorously defend this lawsuit and are confident in our technology and intellectual property, because litigation is by its nature uncertain, we are unable to predict the outcome of this litigation and whether we may face any material exposure for damages or the need to alter our software arising from this case.

        Insurance Coverage Litigation.    On December 29, 2004, Federal Insurance Company, one of Liberate's excess insurance carriers, filed a complaint for declaratory judgment, alleging that Liberate and other defendants are not entitled to coverage for defense costs and losses incurred in connection with the Class Action, Derivative Action, SEC investigation or other matters. The complaint, filed in the U.S. District Court for the Northern District of California, named as defendants Liberate and certain former officers and current and former directors. On March 18, 2005, Federal Insurance Company voluntarily dismissed its complaint without prejudice.

        On March 1, 2005, Liberate filed a complaint against the London Underwriters, New Hampshire Insurance Company Per: AIG Europe (UK) Limited and Federal Insurance Company (together, the "Carriers") for breach of contract, breach of the implied covenant of good faith and fair dealing and declaratory relief. The complaint, filed in the California Superior Court for the County of San Mateo, alleges that the Carriers failed to perform any of their obligations under their respective policies and applicable law on behalf of Liberate or its directors and officers in connection with the Class Action, the Derivative Action and the SEC Investigation. Liberate seeks monetary damages, exemplary or punitive damages, attorneys' fees and declaratory relief. We expect that the Carriers may assert defenses and claims contending that Liberate and other defendants are not entitled to coverage under the Carriers' respective policies.

        Liberate intends to prosecute its rights under its insurance policies vigorously. However, litigation is by its nature uncertain and there can be no assurance that Liberate will be successful in securing coverage under the policies.

        Stock Option Litigation.    On March 3, 2005, Mitchell Kertzman, Liberate's former Chairman of the Board and Chief Executive Officer, filed a complaint in the California Superior Court for the County of San Mateo alleging that Liberate breached its Stock Option Agreement with Mr. Kertzman by, among other things, failing to allow him to exercise his stock options after the termination of his employment with Liberate. Liberate believes that it has complied at all times with the terms of the Stock Option Agreement. The complaint alleges claims for breach of contract, breach of the implied covenant of good faith and fair dealing and interference with contract and prospective economic advantage. The complaint seeks monetary damages of at least $3.0 million, interest and punitive damages in an unspecified amount. Mr. Kertzman has applied for a writ of attachment. On March 25, 2005, Liberate filed an opposition to Mr. Kertzman's application for a writ of attachment and a hearing on the application is scheduled for April 6, 2005.

        While Liberate intends to defend these lawsuits vigorously because legal actions are inherently uncertain, we cannot predict or determine the outcome or resolution of these actions or estimate the amounts of, or potential range of, loss with respect to these proceedings. In addition, the timing of the final resolution of these proceedings is uncertain. The possible resolutions of these proceedings could include judgments against us or settlements that could require substantial payments by us, which could have a material adverse impact on our business, financial position, results of operations and cash flows. The cost of participating and defending against these actions is substantial and will require the continued diversion of management's attention and corporate resources.

        We have notified our various insurance carriers of the Class Action, Derivative Action and other pending legal matters. Our primary carrier and one of our secondary carriers under our existing policies have disputed whether certain costs incurred in connection with the restatement-related litigation and the SEC investigation are covered under their respective policies. Our insurance may not cover all or portions of our defense costs, any settlement, any judgment rendered against us, or amounts we are required to pay to any indemnified person in connection with the Class Action or Derivative Action or any expenses incurred in connection with the SEC investigation or any other matter.

Legal Contingencies

        Of the $15.7 million of accrued liabilities on our condensed consolidated balance sheet approximately $2.3 million has been accrued for resolution of shareholder litigation. We have not accrued any amounts in connection with the Lease-Related Litigation, the OpenTV Litigation, the Stock Option Litigation or the Underwriting Litigation (in the event that the proposed settlement is not approved). Management believes we have meritorious defenses to these claims and intends to defend these actions vigorously. However, we are unable to predict the outcome or resolution of these actions or estimate the amounts of, or potential range of, loss with respect to these actions.

Note 6. Offerings of Common Stock

Common Stock

        In Q3 FY05 we issued 114,732 shares of common stock upon the exercise of stock options, and 316,531 stock units became vested (of which 105,877 vested units were withheld to satisfy employee withholding taxes, resulting in a net issuance of 210,654 shares to employees and non-employee directors). In the nine months ended February 28, 2005, we issued 122,064 shares of common stock to employees upon the exercise of stock options and 654,410 stock units became vested (of which 213,935 vested units were withheld to satisfy employee withholding taxes, resulting in a net issuance of 440,475 shares to employees and non-employee directors).

        In Q3 FY04 we issued 301,304 shares of common stock upon the exercise of stock options, and 270,245 stock units became vested (of which 73,168 vested units were withheld to satisfy employee withholding taxes, resulting in a net issuance of 197,077 shares to employees and non-employee directors). In the nine months ended February 29, 2004, we issued 1,061,474 shares of common stock to employees upon the exercise of stock options, 103,000 shares of common stock to an executive officer and 274,411 stock units became vested (of which 73,168 vested units were withheld to satisfy employee withholding taxes, resulting in a net issuance of 201,243 shares to employees and non-employee directors).

Warrant Agreements

        In fiscal 1999, we agreed to issue warrants to purchase up to 4,599,992 shares of our stock to certain network operators who satisfied specific milestones within specific time frames. We estimated the fair market value of the warrants using the Black-Scholes pricing model as of the earlier of the date the warrants were earned or the date that it became likely that they would be earned. Pursuant to the requirements of EITF No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than

Employees for Acquiring, or in Conjunction with Selling, Goods or Services," we will revalue the warrants if appropriate.

        As of February 28, 2005, network operators had earned warrants to purchase 2,396,660 shares. Of this amount, warrants to purchase 552,774 shares had previously been exercised, warrants to purchase 163,890 shares were retired in connection with those exercises and warrants to purchase 879,998 shares expired unexercised. As of February 28, 2005, there were earned and outstanding warrants to purchase 799,998 shares with exercise prices of $4.80 and $6.90 per share and a weighted average exercise price of $6.64 per share. All outstanding warrants will expire by May 31, 2005.

        We record amortization expense for deferred costs related to warrants in accordance with EITF No. 01-09. Under EITF No. 01-09, warrant amortization expense may be classified as a reduction to associated revenues up to the amount of cumulative revenues recognized or to be recognized. Such amortization expense was classified as follows (in thousands):

	Three months ended		Nine months ended
	February 28, 2005	February 29, 2004	February 28, 2005	February 29, 2004
Warrant amortization reduction to license and royalty revenues	$896	$896	$2,687	$3,170
Warrant amortization charged to operating expenses	—	—	—	1,831

	$896	$896	$2,687	$5,001

Stock-based Compensation—Stock Units

        During fiscal 2004, we implemented a program to grant restricted stock units ("RSUs") to certain employees and non-employee directors as part of our overall stock-based compensation. Each RSU entitles the holder to receive one share of Liberate common stock on the vesting date of the RSU. The RSUs granted to employees generally vest over a period of four years while those granted to non-employee directors generally vest over 12 months. Stock-based compensation representing the intrinsic value (fair market value) of the underlying shares at the date of grant of the RSUs is recognized evenly over the vesting period. On the vesting dates, the RSUs are settled by the delivery of shares of common stock to the participants. During the three months ended February 28, 2005, we granted 35,000 RSUs to employees. During the quarter 52,128 RSUs were cancelled due to employee terminations. As of February 28, 2005 there was a balance of $6.8 million in deferred stock-based compensation related to RSUs in stockholder's equity and there were 1,753,142 RSUs outstanding and unvested. See Note 2 for the total expenses by functional classification incurred for the three and nine months ended February 28, 2005 pertaining to the amortization of RSUs.

Note 7. Restructuring Costs

        Restructuring costs include severance pay and employee benefit obligations in connection with terminated employees as well as other costs such as the write-down of intangible assets, disposal of fixed assets and amounts paid in connection with terminated contracts.

        For the three and nine months ended February 28, 2005, there was no restructuring activity. For the three and nine months ended February 29, 2004, we recorded $86,000 and $1.4 million, respectively, of restructuring costs related to severance payments for the termination of employees.

Note 8. Segment Reporting and Geographic Information

        We operate in one segment—providing digital infrastructure software and services for cable networks. We derive revenues for this one segment from licenses, royalties, and services, and our long-term assets are located primarily in the United States.

        We classify our revenues by geographic region based on the country in which the sales order originates. Our North American region includes sales attributable to the United States and Canada. Our EMEA region includes sales attributable to Europe, the Middle East, and Africa. Our Asia Pacific region includes sales attributable to Asia (other than the Middle East) and Australia. The following table details the revenues from significant countries and regions (in thousands):

	Three months ended				Six months ended
	February 28, 2005		February 29, 2004		February 28, 2005		February 29, 2004
United States	$(451	)(1)	$(231	)(1)	$(234	)(1)	$(533	)(1)
Canada	—		—		—		(337	)(1)
United Kingdom	185		1,429		1,026		3,975
Rest of EMEA	316		489		874		1,160
Asia Pacific	70		15		234		170

Total revenues	$120		$1,702		$1,900		$4,435

(1)
For all periods shown, warrant-related reductions of revenue are included in certain regions. The reductions exceeded the revenues, which resulted in negative revenues for those regions. The warrant-related reductions for the United States were $896,000 and $2.7 million, respectively for the three and nine months ended February 28, 2005. For the three and nine months ended February 29, 2004, the warrant-related reductions for the United States were $896,000 and $2.7 million. For the nine months ended February 29, 2004 the warrant-related reductions for Canada were $462,000.

        International revenues consist of sales to customers outside of the United States and domestic revenues consist of sales to customers within the United States. International and domestic revenues as a percentage of our total revenues were as follows:

	Three months ended		Nine months ended
	February 28, 2005	February 29, 2004	February 28, 2005	February 29, 2004
International revenues	475%	114%	112%	112%
Domestic revenues(1)	(375)%	(14)%	(12)%	(12)%

Total revenues	100%	100%	100%	100%

(1)
For all periods shown, warrant-related reductions of revenue are included. For each of the three months ended February 28, 2005 and February 29, 2004 the warrant-related reduction to domestic revenues was $896,000, which exceeded the revenues. For each of the nine months ended February 28, 2005 and February 29, 2004 the warrant-related reduction to domestic revenues was $2.7 million, which exceeded the revenues.

Note 9. Subsequent Events

Insurance Coverage Litigation.

        On December 29, 2004, Federal Insurance Company, one of Liberate's excess insurance carriers, filed a complaint for declaratory judgment, alleging that Liberate and other defendants are not entitled to coverage for defense costs and losses incurred in connection with the Class Action, Derivative Action, SEC investigation or other matters. The complaint, filed in the U.S. District Court for the Northern District of California, named as defendants Liberate and certain former officers and current and former directors. On March 18, 2005, Federal Insurance Company voluntarily dismissed its complaint without prejudice.

        On March 1, 2005, Liberate filed a complaint against the London Underwriters, New Hampshire Insurance Company Per: AIG Europe (UK) Limited and Federal Insurance Company (together, the "Carriers") for breach of contract, breach of the implied covenant of good faith and fair dealing and declaratory relief. The complaint, filed in the California Superior Court for the County of San Mateo, alleges that the Carriers failed to perform any of their obligations under their respective policies and applicable law on behalf of Liberate or its directors and officers in connection with the Class Action, the Derivative Action and the SEC Investigation. Liberate seeks monetary damages, exemplary or punitive damages, attorneys' fees and declaratory relief. We expect that the Carriers may assert defenses and claims contending that Liberate and other defendants are not entitled to coverage under the Carriers' respective policies.

        Liberate intends to prosecute its rights under its insurance policies vigorously. However, litigation is by its nature uncertain and there can be no assurance that Liberate will be successful in securing coverage under the policies.

Stock Option Litigation.

        On March 3, 2005, Mitchell Kertzman, Liberate's former Chairman of the Board and Chief Executive Officer, filed a complaint in the California Superior Court for the County of San Mateo alleging that Liberate breached its Stock Option Agreement with Mr. Kertzman by, among other things, failing to allow him to exercise his stock options after the termination of his employment with Liberate. Liberate believes that it has complied at all times with the terms of the Stock Option Agreement. The complaint alleges claims for breach of contract, breach of the implied covenant of good faith and fair dealing and interference with contract and prospective economic advantage. The complaint seeks monetary damages of at least $3.0 million, interest and punitive damages in an unspecified amount. Mr. Kertzman has applied for a writ of attachment. On March 25, 2005, Liberate filed an opposition to Mr. Kertzman's application for a writ of attachment and a hearing on the application is scheduled for April 6, 2005.

Declaration of Special Dividend.

        On March 25, 2005, the board of directors of Liberate declared a one-time special dividend of $2.10 per common share. The special dividend is payable to the holders of record on April 4, 2005 upon the closing of the sale of Liberate's North America business to Double C Technologies, LLC pursuant to the Asset Purchase Agreement with Double C dated January 14, 2005. The Double C transaction is currently anticipated to close the week of April 4, 2005. After payment of the special dividend, Liberate expects to have approximately $60 million in cash and cash equivalents on hand, including approximately $10.7 million of restricted cash. Liberate intends to make equitable adjustments to outstanding equity based incentive awards or otherwise make modifications to benefit plans in order to account for the special dividend. Liberate disclosed this event in a current report on Form 8-K filed with the SEC on March 25, 2005.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Overview

        Liberate Technologies is a provider of software for digital cable television systems. Based on industry standards, our software enables cable operators to run multiple services—including interactive programming guides, high-definition television, video on demand, personal video recorders and games—on multiple platforms.

        We operate in an industry sector that has experienced a significant downturn, and we believe that our future results of operations will continue to be subject to quarterly variations based upon a wide variety of factors as set forth in the "Risk Factors" below. Many of the companies operating in our industry have publicly reported decreased revenues and earnings, significant financial restructuring efforts and reduced capital expenditures, all of which affect their willingness to purchase our products and services.

        The following discussion of the financial condition and results of operations of Liberate should be read in conjunction with the discussion contained in Liberate's annual report on Form 10-K for the fiscal year ended May 31, 2004. The discussion in this report on Form 10-Q contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements in this report, other than statements that are purely historical, are forward-looking statements. Words such as "anticipates," "expects," "believes," intends," "plans," "estimates" and similar expressions also identify forward-looking statements. These forward-looking statements are not guarantees of future performance, and are subject to risks and uncertainties that could cause our actual results to differ materially from the results contemplated in the forward-looking statements. Forward-looking statements in this report include, without limitation, those relating to future revenues, costs, expenses and other financial results, as well as future customer agreements or deployments, disposition of assets, management strategies or the outcome of legal proceedings.

        Risks and uncertainties that could cause actual results to differ materially include risks associated with the sale of our North America business, the emerging nature of our market, unknown revenue potential, a limited number of potential customers and the risks associated with legal proceedings, in addition to other risks identified below in "Risk Factors." Other factors and assumptions not identified above were also involved in the derivation of these forward-looking statements, and the failure of such other assumptions to be realized as well as other factors may also cause actual results to differ materially. Most of these factors are difficult to predict accurately and are generally beyond our control.We assume no obligation to update any forward-looking statements, and we encourage you not to place undue reliance on forward-looking statements, which speak only as of the date of this report. You are also encouraged to consider forward-looking statements in light of our condensed consolidated financial statements, related notes, and the cautionary statements and risk factors listed from time to time in our reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission ("SEC").

Agreement for Sale of North America Business

        On January 10, 2005, Liberate announced that it had reached agreement to sell substantially all of the assets of its North America business to Double C Technologies, LLC, a joint venture majority owned and controlled by Comcast Corporation with a minority investment by Cox Communications, Inc. Under the terms of the agreement, the joint venture will receive substantially all of the assets, including patents and other intellectual property, and will assume certain limited liabilities related to Liberate's North America business. Liberate will receive cash consideration of approximately $82 million. The parties will cross-license technology and intellectual property to one another following the closing for purposes of the continued conduct of their respective businesses. As part of the transaction, the joint venture has made employment offers to approximately 130 employees, primarily located in London, Ontario, Canada. Liberate will retain its Non-North America business and will continue to service its Non-North America customers. In addition, concurrently with the effectiveness of the acquisition agreement, David Lockwood, the Chairman and CEO of Liberate, entered into a voting agreement with the joint venture, under which he agreed to vote all shares of Liberate stock beneficially owned by him, comprising approximately 12% of the total outstanding shares of Liberate, in favor of the transaction. The acquisition agreement became effective on January 14, 2005, upon the dismissal of Liberate's bankruptcy appeal. The acquisition agreement is also subject to Liberate stockholder approval and other customary closing conditions. Liberate's board of directors has called a special meeting of stockholders for April 5, 2005 to consider and vote upon the asset sale. The asset sale is expected to close in the quarter ending May 31, 2005. As of February 28, 2005, Liberate has incurred transaction related expenses of $886,000. Additionally, there is a contingent success fee of approximately $1.4 million payable to Allen & Company (advisors to the transaction) upon consumation of the sale. This fee will be recorded as a liability of the Company once shareholder approval ratifies the sale of the North America business.

Subscription-based License Agreements

        Beginning in fiscal 2004, we entered into agreements with several cable operators. These agreements provide for monthly subscription fees based on deployments of our software with cable customers. In some cases, we receive up-front fees at the inception of the license agreement. In addition, the agreements completed to date have provided for minimum periodic license fees for minimum subscriber levels. Pursuant to these agreements, we have invoiced our customers and amounts due have been paid and are non-refundable.

        To date, we have not recognized revenues under the agreements and all invoiced amounts of $9.2 million are included in deferred revenue on our balance sheet. We have concluded, based on current contract provisions, that because the agreements provide for future delivery of products and specified annual updates of the product during the term of the agreements we are unable to recognize revenue under our revenue recognition policy. While future annual product updates are contemplated and identified at the inception of the agreement, the details of the product releases will be discussed and agreed between us and the customers at future dates. During the quarter ended February 28, 2005, we collected $2.5 million non-refundable up-front fees and non-refundable monthly subscription fees from customers under these subscription license arrangements.

Dismissal of Bankruptcy Case

        On April 30, 2004, Liberate filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code. The landlord of Liberate's former headquarters in San Carlos, California filed a motion to dismiss the case, and on September 8, 2004, the bankruptcy court issued a ruling dismissing Liberate's bankruptcy case. The bankruptcy court ruled that Liberate had cash well in excess of its liabilities and did not need bankruptcy protection to avoid wasteful liquidation of its assets. Liberate appealed this ruling in the United States District Court for the Northern District of California, but later stipulated to a voluntary dismissal of the appeal. The Court granted the stipulation of dismissal and dismissed the appeal with prejudice on January 14, 2005. Accordingly, Liberate will not be able to realize the savings or other benefits of a Chapter 11 proceeding.

Settlement of Class-Action Litigation

        On October 20, 2004, a Stipulation and Agreement of Settlement (the "Settlement") was filed with the United States District Court for the Northern District of California in connection with the matter "In re Liberate Technologies Securities Litigation" (the "Class Action"). The Class Action is based on the restatement of our financial statements for certain periods of fiscal 2002 and the revision of our preliminary financial results announced for the first quarter of fiscal 2003 (the "Restatement"). The parties to the Settlement are: (i) the lead plaintiff in the Class Action, on behalf of himself and each of the class members; and (ii) defendants Liberate Technologies, Mitchell E. Kertzman, Nancy J. Hilker and Coleman Sisson. Under the terms of the Settlement, Liberate agreed to pay or cause to be paid $13.8 million in settlement of the claims specified in the Class Action, and the lead plaintiff and each class member agreed to release Liberate and the other defendants from those claims. The Settlement shall in no way be construed or deemed to be evidence of or an admission or concession on the part of Liberate or the other specified defendants with respect to any claim or any fault or liability or wrongdoing or damage whatsoever, or any infirmity in the defenses that the defendants have asserted.

        Following a settlement hearing on February 15, 2005, the Court granted final approval of the Settlement and, pursuant to the Settlement, entered judgment dismissing the Class Action with prejudice.

        During Q3 FY05, Liberate paid out the settlement amount of $13.8 million and recovered $5.0 million from one of its insurance carrier. The company expects to recover another $4.4 million as a rebate of part of the premiums paid for the loss mitigation policy that the company obtained for the Class Action and the Derivative Action which is included in other receivables at February 28, 2005.

Critical Accounting Policies Update

        There have been no material changes to our critical accounting policies as disclosed on our annual report on Form 10-K for the fiscal year ended May 31, 2004.

Results of Operations

Revenues

        We generate license and royalty revenues by licensing our client and server software products, applications, and tools primarily to network operators that provide television services, and, in a small number of cases, to set-top box manufacturers. We generate service revenues from consulting, maintenance, and other services provided in connection with those licenses.

        For the periods shown, our revenues were primarily derived from royalties and support, offset by warrant-related revenue reductions. We do not expect that our total revenues will equal or exceed prior levels unless we receive significant new revenue commitments from existing or new customers.

        Total revenues for the periods reported were as follows (in thousands):

	Three months ended		Nine months ended
	February 28, 2005	February 29, 2004	February 28, 2005	February 29, 2004
Total revenues	$120	$1,702	$1,900	$4,435

Decrease, year over year	$(1,582)		$(2,535)

Percentage decrease, year over year	(93)%		(57)%

        International and domestic revenues as a percentage of our total revenues were as follows:

	Three months ended		Nine months ended
	February 28, 2005	February 29, 2004	February 28, 2005	February 29, 2004
International revenues	475%	114%	112%	112%
Domestic revenues(1)	(375)%	(14)%	(12)%	(12)%

Total revenues	100%	100%	100%	100%

(1)
For all periods shown, warrant-related reductions of revenue are included. For each of the three months ended February 28, 2005 and February 29, 2004 the warrant-related reduction to domestic revenues was $896,000, which exceeded the revenues. For each of the nine months ended February 28, 2005 and February 29, 2004 the warrant-related reduction to domestic revenues was $2.7 million, which exceeded the revenues.

        For the three months ended February 28, 2005 there was a shift in revenues from domestic to international. This was due to the warrant-related reductions to the domestic revenues and the recognition of deferred revenue based on final cash collection for a major international contract that was completed in Q1 FY05. We anticipate international revenues will continue to represent a significant portion of total revenues.

        License and Royalty Revenues.    License and royalty revenues were as follows (in thousands):

	Three months ended		Nine months ended
	February 28, 2005	February 29, 2004	February 28, 2005	February 29, 2004
License and royalty revenues	$(612)	$(54)	$(883)	$(1,675)

Percentage of total revenues	(510)%	(3)%	(46)%	(38)%

(Decrease) increase, year over year	$(558)		$792

Percentage (decrease) increase, year over year	(1,033)%		47%

        License and royalty revenues decreased significantly from the three months ended February 29, 2004 to the three months ended February 28, 2005 primarily due to lower subscriptions from our existing customers. In addition, two customers transitioned from the up-front license revenue model to the monthly subscription revenues model (for which we have not taken any subscription revenues). These amounts are currently included in the deferred revenues on our condensed consolidated balance sheet. License and royalty revenues increased from the nine months ended February 29, 2004 to the nine months ended February 28, 2005. This difference was primarily due to a revenue reserve of $1.2 million established in Q2 FY04 for a potential overpayment of royalties by a customer. Excluding the effects of this reserve, revenues declined by $877,000 in the nine months ended February 28, 2005. The decrease in revenues was primarily due to two customers that transitioned from the up-front license revenue model to the monthly subscription revenues model. In addition, the warrant-related reduction of revenue was higher in the nine months ended February 29, 2004 by $483,000. We expect license and royalty revenues will be less than recent historical levels unless we receive significant new revenue commitments from existing or new customers.

        Service Revenues.    Service revenues were as follows (in thousands):

	Three months ended		Nine months ended
	February 28, 2005	February 29, 2004	February 28, 2005	February 29, 2004
Service revenues	$732	$1,756	$2,783	$6,110

Percentage of total revenues	610%	103%	146%	138%

Decrease, year over year	$(1,024)		$(3,327)

Percentage decrease, year over year	(58)%		(54)%

        Service revenues decreased significantly due to a decline in support revenue, which decreased by $1.0 million from the three months ended February 29, 2004 to the three months ended February 28, 2005 and decreased by $3.3 million from the nine months ended February 29, 2004 to the nine months ended February 28, 2005. Support revenues decreased because two large customers transitioned to the new license agreements, which do not include separate support obligations. The decrease in support revenues from the nine months ended February 29, 2004 to the nine months ended February 28, 2005, of $3.3 million was partially offset by an increase in revenues from other services, which consist of training and consulting, of $412,000 This increase was primarily due to the completion of a services contract during Q2 FY05 and recognition of the revenue thereunder. We expect that service revenues will be less than historical levels unless we are able to obtain significant new customer commitments.

Cost of Revenues

        Total cost of revenues was as follows (in thousands):

	Three months ended		Nine months ended
	February 28, 2005	February 29, 2004	February 28, 2005	February 29, 2004
Total cost of revenues	$459	$1,755	$2,765	$4,925

Percentage of total revenues	383%	103%	146%	111%

Decrease, year over year	$(1,296)		$(2,160)

Percentage decrease, year over year	(74)%		(44)%

        Cost of License and Royalty Revenues.    Cost of license and royalty revenues consists primarily of costs incurred for licenses and support of third-party technologies that are incorporated in our products. Cost of license and royalty revenues was as follows (in thousands):

	Three months ended		Nine months ended
	February 28, 2005	February 29, 2004	February 28, 2005	February 29, 2004
Cost of license and royalty revenues	$15	$206	$49	$565

Percentage of license and royalty revenues	(2)%	(381)%	(6)%	(34)%

Decrease, year over year	$(191)		$(516)

Percentage decrease, year over year	(93)%		(91)%

        Cost of license and royalty revenues decreased from Q3 FY04 to Q3 FY05 and from the nine months ended February 29, 2004 to the nine months ended February 28, 2005 primarily due to significantly lower support, royalty and license fees paid for third-party technology. We anticipate that cost of license and royalty revenues will fluctuate in future periods to the extent that customers deploy our software and as we integrate third-party technologies in our products.

        Cost of Service Revenues.    Cost of service revenues consists primarily of salaries of our professional services employees and other related costs for employees and external contractors. Cost of service revenues was as follows (in thousands):

	Three months ended		Nine months ended
	February 28, 2005	February 29, 2004	February 28, 2005	February 29, 2004
Cost of service revenues	$444	$1,549	$2,716	$4,360

Percentage of service revenues	61%	88%	98%	71%

Decrease, year over year	$(1,105)		$(1,644)

Percentage decrease, year over year	(71)%		(38)%

        Cost of service revenues decreased from Q3 FY04 to Q3 FY05 and from the nine months ended February 29, 2004 to the nine months ended February 28, 2005. The decrease from Q3 FY04 to Q3 FY05 was primarily due to decreases in employee-related costs of $434,000, facilities and other shared expenses of $545,000 and depreciation expense and external contractor costs of $121,000. The decrease from the nine months ended February 29, 2004 to February 28, 2005 was due to decreases in employee-related costs of $864,000, depreciation of $226,000, external contractors of $291,000 and facilities and other shared expenses of $251,000. Our headcount decreased and personnel were transferred from the cost of revenues to the research and development department during Q2 FY05. In the near term, due to the sale of the North America business we expect cost of service revenues to decrease.

Operating Expenses

        Research and Development.    Research and development expenses consist primarily of salary, employee-related expenses, and costs for external contractors, as well as costs related to outsourced development projects necessary to support product development. Research and development expenses were as follows (in thousands):

	Three months ended		Nine months ended
	February 28, 2005	February 29, 2004	February 28, 2005	February 29, 2004
Research and development	$4,508	$5,022	$12,107	$12,336

Percentage of total revenues	3,758%	295%	637%	278%

Decrease, year over year	$(514)		$(229)

Percentage decrease, year over year	(10)%		(2)%

        Research and development expenses decreased from Q3 FY04 to Q3 FY05 and from the nine months ended February 29, 2004 to the nine months ended February 28, 2005. The decrease from Q3 FY04 to Q3 FY05 was primarily due to decreases in employee-related expenses of $313,000, depreciation of $92,000 and facilities and other shared expenses of $246,000, offset by increases of $138,000 in computer supplies, external contractors and professional fees. Employee related expenses increased by $1.0 million from the nine months ended February 29, 2004 to the nine months ended February 28, 2005 increased by $1.0 million. This increase was due to an increase in headcount in Canada, where the majority of our research and development occurs, and a transfer of personnel to research and development from the cost of revenues department during Q2 FY05. Other expenses that increased from the nine months ended February 29, 2004 to the nine months ended February 28, 2005, included computer supplies of $131,000 and professional fees of $47,000. These increases were offset by decreases in depreciation of $421,000, external contractors of $97,000 and facilities and other shared expenses of $891,000. In the near term, due to the sale of the North America business we expect research and development expenses to decrease.

        Sales and Marketing.    Sales and marketing expenses consist primarily of salaries and other employee-related expenses for sales and marketing personnel, sales commissions, travel, marketing communications and regional sales offices. Sales and marketing expenses were as follows (in thousands):

	Three months ended		Nine months ended
	February 28, 2005	February 29, 2004	February 28, 2005	February 29, 2004
Sales and marketing	$388	$703	$1,692	$3,136

Percentage of total revenues	323%	41%	89%	71%

Decrease, year over year	$(315)		$(1,444)

Percentage decrease, year over year	(45)%		(46)%

        The decrease in sales and marketing expense from Q3 FY04 to Q3 FY05 was primarily due to decreases in external contractor costs of $19,000, bad debt expense of $50,000, facilities and related expenses of $139,000, communications expense of $45,000 and depreciation expense of $61,000. The decrease from the nine months ended February 29, 2004 to the nine months ended February 28, 2005 was primarily due to decreases in employee-related expenses of $355,000, external contractor costs of $148,000, depreciation expense of $227,000, facilities and related expenses of $546,000, and communications expense and bad debt expense of $132,000. In the near term, sales and marketing expenses will decrease due to the sale of the North America business.

        General and Administrative.    General and administrative expenses consist primarily of salaries and other employee-related expenses for corporate development, finance, human resources, and legal employees; outside legal and other professional fees; and non-income-based taxes. General and administrative expenses were as follows (in thousands):

	Three months ended		Nine months ended
	February 28, 2005	February 29, 2004	February 28, 2005	February 29, 2004
General and administrative	$3,113	$3,667	$9,921	$12,327

Percentage of total revenues	2,594%	215%	522%	278%

Decrease, year over year	$(554)		$(2,406)

Percentage decrease, year over year	(15)%		(20)%

        The decrease in general and administrative expenses from Q3 FY04 to Q3 FY05 was primarily due to decreases in employee-related expenses of $103,000, communications expense of $182,000, depreciation expense of $156,000 and a decrease in professional fees of $390,000. These decreases were partially offset by a net increase in facilities expenses of $108,000, an increase in external contractors of $130,000 and an increase in other expenses of $39,000. The decrease from the nine months ended February 29, 2004 to the nine months ended February 28, 2005 was primarily due to decreases in employee-related expenses of $1.6 million, legal fees of $286,000, depreciation expense of $485,000 and communications expense of $593,000. These decreases were partially offset by a net increase in facilities expense of $576,000. In the near term, we believe that general and administrative expenses will remain relatively flat.

        Amortization of Deferred Costs Related to Warrants.    We amortize deferred costs related to warrants over their estimated useful lives, which are generally five years. The amortization expense is a part of operating expenses or under EITF No. 01-19 may be classified as a reduction of associated revenues up to the amount of cumulative revenue recognized or to be recognized.

        For the three and nine months ended February 28, 2005 there was no amortization expense for deferred costs related to warrants included in operating expenses. For the three months ended February 29, 2004 there was no amortization expense for deferred costs related warrants included in operating expenses. However, for the nine months ended February 29, 2004, we recorded amortization of deferred costs related to warrants of $1.8 million.

        The balance of the deferred costs related to warrants declined significantly during Q2 FY04 due to an impairment charge that reduced the carrying value of warrant-related assets by $5.0 million. As of February 28, 2005, the balance in deferred costs related to warrants is $896,000, which will be fully amortized by May 31, 2005.

        Restructuring Costs.    Restructuring costs are comprised of severance costs and other costs related to restructuring. Severance costs include expenses related to severance pay and employee benefit obligations in connection with terminated employees. Other costs related to restructuring include the write-down of intangible assets, disposal of fixed assets, and amounts paid in connection with terminated contracts. Excess facilities charges are disclosed separately.

        In the three and nine months ended February 28, 2005, there were no restructuring charges recorded. For the three and six months ended February 29, 2004, we recorded restructuring costs of $86,000 and $1.4 million, respectively, which were for severance and related expenses for reductions in work force.

        Impairment of Deferred Costs Related to Warrants.    In fiscal 1999, we entered into agreements in which we agreed to issue warrants to certain network operators who satisfy certain milestones within specific time frames. The value of these warrants was estimated using the Black-Scholes pricing model as of the earlier of the grant date or the date that it is likely that the warrants will be earned. The value of the warrants was recorded primarily as a non-current asset and is being amortized over the estimated economic life of the arrangements with the network operators.

        Management judgment is required in assessing the useful life of our warrant assets and the need for impairment. To make this assessment, management must evaluate historical revenue and deferred revenue remaining and must forecast future revenue streams over the remaining warrant amortization period from those network operators who have earned warrants. These forecasts are used to determine whether the warrant balances should be impaired. To the extent that our projections of revenue streams from those network operators should change, we may be required to further impair those warrants.

        For the nine months ended February 29, 2004, we recorded warrant-related asset impairment expense of $5.0 million as a result of our realignment of strategy to focus on the U.S. cable market. This impairment charge reduced the carrying value of certain warrant-related assets to a level equal to the expected future revenues from the holders of those warrants based outside the U.S. We did not record a warrant-related asset impairment in the three or nine months ended February 28, 2005.

        Excess Facilities Charges and Related Asset Impairment.    Our excess facilities charges consist primarily of costs associated with permanently vacating our facilities and the related asset impairments. In determining the charges for excess facilities, we were required to estimate future sublease income, future net operating expenses of the facilities, and other expenses. The most significant of these estimates relates to the timing and extent of future sublease income which reduces our reported lease obligations. We based our estimates of sublease income on current market conditions and rental rates provided by an independent real estate consultant, an assessment of the time period over which reasonable estimates could be made, the status of negotiations with potential subtenants, and the location of the facility, among other factors. Adjustments to the facilities accrual will be required if actual lease exit costs or sublease income differ from amounts currently expected. We review the status of activities on a quarterly basis and, if appropriate, record changes to our excess facilities obligations in current operations based on management's most current estimates. If current market conditions for the commercial real estate market remain the same or worsen, or we conclude that we are not likely to use additional space, we may be required to record additional charges in future periods.

        The liability for excess facilities as of May 31, 2004 did not include charges for additional space vacated in Q4 FY04 or potential savings related to the anticipated rejection of this lease under the U.S. Bankruptcy Code due to the uncertainty of the outcome of the bankruptcy proceeding. On September 8, 2004, the Bankruptcy Court issued a ruling dismissing our bankruptcy case. In connection with the dismissal of the bankruptcy case, which removed the uncertainty that had existed at May 31, 2004, we recorded $4.4 million of excess facilities charges in Q1 FY05 based on revised estimates related to future sublease income and the additional space vacated in Q4 FY04. The $4.4 million excess facility charge consists of a $5.1 million charge related to additional space vacated in Q4 FY04 partially offset by an increase in estimates of sublease income of $640,000. In Q3 FY05 we recorded $486,000 of excess facilities charges primarily relating to the revision of the estimated future cash flows discounted at the original effective interest rate and from estimates for sublease income not realized during the current quarter. As of February 28, 2005 the total liability for excess facilities included in the consolidated balance sheet was $26.3 million which consisted of a long-term liability of $18.2 million and a short term liability of $8.1 million. We recorded $593,000 in excess facilities charges and related asset impairment expense for the three and nine months ended February 29, 2004.

Interest Income, Net

        Interest income, net consists of interest earned on our cash and cash equivalents and short-term investments, and is netted against interest expense primarily related to an operating lease. Interest income, net was as follows (in thousands):

	Three months ended		Nine months ended
	February 28, 2005	February 29, 2004	February 28, 2005	February 29, 2004
Interest income, net	$1,025	$504	$2,196	$1,694

Percentage of total revenues	854%	30%	116%	38%

Increase, year over year	$521		$502

Percentage increase, year over year	103%		30%

        Interest income, net increased from Q3 FY04 to Q3 FY05 primarily due to higher interest rates. Interest income, net increased from the nine months ended February 29, 2004 to the nine months ended February 28, 2005 due to the effect of higher interest rates offset by interest expense. Interest income could decline in future periods because of lower cash balances and lower interest rates.

Other Income (Expense), Net

        Other income (expense), net consists of re-measurement gains and losses from the operations of our foreign subsidiaries and foreign currency exchange gains and losses and other non-operating income and expenses. For the three months ended February 28, 2005 and February 29, 2004, other income (expense), net was $(37,000) and $1.2 million, respectively. For the nine months ended

February 28, 2005 and February 29, 2004, other income (expense), net was $245,000 and $636,000, respectively. The decreases were primarily due to re-measurement losses from foreign currency.

Income Tax Provision (Benefit)

        The income tax provision consists of foreign withholding tax expense and foreign and state income taxes. For the three months ended February 28, 2005 and February 29, 2004, the income tax provision (benefit) was $18,000 and $(122,000), respectively. For the nine months ended February 28, 2005 and February 29, 2004, the income tax provision (benefit) was $153,000 and $19,000, respectively.

Gain on Sale of Discontinued Operations

        For the three months ended February 29, 2004 and the nine months ended February 28, 2005, we recorded a gain on the sale of discontinued operations of $249,000 and $80,000, respectively, from unanticipated cash receipts from a third party relating to the sale of discontinued operations.

        For the three and nine months ended February 29, 2004 we recorded a gain on the sale of discontinued operations of $9.3 million, net of $715,000 of expenses associated with the sale of our OSS business, this represents the difference between the proceeds from the sale of the OSS business on the date of disposition and its book value. Revenues from discontinued operations for the nine months ended February 29, 2004 were $2.6 million and the loss from discontinued operations for the nine months ended February 29, 2004 was $3.1 million.

Liquidity and Capital Resources

  Cash Flows

        Our principal source of liquidity at February 28, 2005 was cash and cash equivalents and liquid investments of $194.0 million. In addition, we had $10.7 million of restricted cash that primarily secures obligations under three office leases.

        Cash Flows from Operating Activities.    For the nine months ended February 28, 2005, net cash used in operating activities was $20.6 million. This amount consisted primarily of a net loss of $28.3 million, adjusted for $4.8 million of non-cash adjustments to reconcile net loss to net cash used in operating activities and a $2.9 million net increase in operating assets and liabilities. The non-cash adjustments consisted primarily of $2.7 million of amortization of deferred costs related to warrants and $1.8 million of non-cash compensation expense related to the stock units. The net increase in operating assets and liabilities was primarily due to an increase in deferred revenues of $7.4 million (related to subscription-based revenue and associated deferred royalties), a decrease in accounts receivable of $1.2 million and a decrease in prepaid expenses and other assets of $727,000. These increases in operating assets and liabilities were partially offset by an increase in other receivables of $4.3 million (primarily related to an insurance claim relating to the settlement of the Class Action litigation), a decrease in other long-term liabilities of $926,000 and a decrease in accounts payable and accrued liabilities of $1.2 million.

        For the nine months ended February 29, 2004, net cash used in operating activities was $46.5 million. This amount consisted primarily of a net loss of $28.6 million, adjusted for $4.9 million of non-cash adjustments to reconcile net loss to net cash used in operating activities and a $22.8 million net decrease in operating assets and liabilities. The non-cash adjustments consisted primarily of $8.2 million related to discontinued operations offset by $5.0 million impairment of deferred costs related to warrants, $5.0 million amortization of deferred costs related to warrants, $2.2 million in depreciation and amortization and $1.4 million of non-cash compensation expense for restricted stock grants. The net decrease in operating assets and liabilities was primarily due to a decrease in accrued liabilities of $19.9 million due to the payment of the $17.9 million premium for our loss mitigation insurance policy in Q1 FY04, payment of $854,000 in accounting and audit fees and $1.6 million in legal fees offset by a decrease in prepaid expenses of $796,000 due to amortization of prepaid third party licenses and insurance.

        Cash Flows from Investing Activities.    For the nine months ended February 28, 2005, net cash used in investing activities of $575,000 consisted primarily of the net purchases of property and equipment of $697,000 offset by a decrease in restricted cash of $122,000.

        For the nine months ended February 29, 2004, net cash used in investing activities of $5.8 million consisted of $7.1 million proceeds from the sale of discontinued operations offset by an increase in restricted cash of $1.6 million and purchases of property and equipment of $385,000.

        Cash Flows from Financing Activities.    For the nine months ended February 28, 2005, net cash used in financing activities of $459,000 was related to repayment of short-term borrowings of $608,000 offset by proceeds of $149,000 from the issuance of common stock upon the exercise of options.

        For the nine months ended February 29, 2004, net cash provided from financing activities of $2.5 million was primarily attributed to proceeds from the issuance of common stock upon the exercise of options.

  Cash Requirements

        On March 25, 2005, the board of directors of Liberate declared a one-time special dividend of $2.10 per common share. The special dividend is payable to the holders of record on April 4, 2005 upon the closing of the sale of Liberate's North America business to Double C Technologies, LLC pursuant to the Asset Purchase Agreement with Double C dated January 14, 2005. The Double C transaction is currently anticipated to close the week of April 4, 2005. After receipt of the $82 million from the sale of the North America business and payment of the special dividend, of approximately $225 million, Liberate expects to have approximately $60 million in cash and cash equivalents on hand, including approximately $10.7 million of restricted cash. Liberate disclosed this event in a current report on Form 8-K filed with the SEC on March 25, 2005.

        In addition to funding normal operating expenses, we anticipate requiring cash to pay outstanding commitments. Following the payment of the special dividend, we expect to fund our short-term working capital and operating resource expenditure requirements, for at least the next twelve months, from our existing cash and cash equivalents resources and our anticipated cash flows from operations. However, we could experience unforeseen circumstances, such as a worsening economic downturn, lease obligations and litigation settlements and smaller than anticipated cash inflows from operations that may increase our use of available cash or our need to obtain additional financing. Also, we may find it necessary to obtain additional equity or debt financing in order to support a more rapid expansion, develop new or enhanced products or services, respond to competitive pressures, acquire complementary businesses or technologies or respond to unanticipated requirements.

Contractual Obligations

        Our contractual obligations, including the lease on our former offices in San Carlos, as of February 28, 2005, are as follows (in thousands):

	Payments due by period
	Total	Less than one year	1-3 years	4-5 years	After 5 years
Operating leases and expenses	$44,337	$12,515	$20,230	$11,592	$—

        As a result of the dismissal of the bankruptcy case, Liberate continues to be liable for the lease payments on its former offices in San Carlos, California in accordance with the terms of the lease, which over the life of the lease could be up to approximately $41.0 million, including common area maintenance expenses. See Note 4 in the Notes to Condensed Consolidated Financial Statements for a discussion of excess facilities charges related to the San Carlos lease.

Off Balance Sheet Arrangements

        As of February 28, 2005, we did not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

Subsequent Developments

Insurance Coverage Litigation.

        On December 29, 2004, Federal Insurance Company, one of Liberate's excess insurance carriers, filed a complaint for declaratory judgment, alleging that Liberate and other defendants are not entitled to coverage for defense costs and losses incurred in connection with the Class Action, Derivative Action, SEC investigation or other matters. The complaint, filed in the U.S. District Court for the Northern District of California, named as defendants Liberate and certain former officers and current and former directors. On March 18, 2005, Federal Insurance Company voluntarily dismissed its complaint without prejudice.

        On March 1, 2005, Liberate filed a complaint against the London Underwriters, New Hampshire Insurance Company Per: AIG Europe (UK) Limited and Federal Insurance Company (together, the "Carriers") for breach of contract, breach of the implied covenant of good faith and fair dealing and declaratory relief. The complaint, filed in the California Superior Court for the County of San Mateo, alleges that the Carriers failed to perform any of their obligations under their respective policies and applicable law on behalf of Liberate or its directors and officers in connection with the Class Action, the Derivative Action and the SEC Investigation. Liberate seeks monetary damages, exemplary or punitive damages, attorneys' fees and declaratory relief. We expect that the Carriers may assert defenses and claims contending that Liberate and other defendants are not entitled to coverage under the Carriers' respective policies.

        Liberate intends to prosecute its rights under its insurance policies vigorously. However, litigation is by its nature uncertain and there can be no assurance that Liberate will be successful in securing coverage under the policies.

Stock Option Litigation.

        On March 3, 2005, Mitchell Kertzman, Liberate's former Chairman of the Board and Chief Executive Officer, filed a complaint in the California Superior Court for the County of San Mateo alleging that Liberate breached its Stock Option Agreement with Mr. Kertzman by, among other things, failing to allow him to exercise his stock options after the termination of his employment with Liberate. Liberate believes that it has complied at all times with the terms of the Stock Option Agreement. The complaint alleges claims for breach of contract, breach of the implied covenant of good faith and fair dealing and interference with contract and prospective economic advantage. The complaint seeks monetary damages of at least $3.0 million, interest and punitive damages in an unspecified amount. Mr. Kertzman has applied for a writ of attachment. On March 25, 2005, Liberate filed an opposition to Mr. Kertzman's application for a writ of attachment and a hearing on the application is scheduled for April 6, 2005.

Declaration of Special Dividend.

        On March 25, 2005, the board of directors of Liberate declared a one-time special dividend of $2.10 per common share. The special dividend is payable to the holders of record on April 4, 2005 upon the closing of the sale of Liberate's North America business to Double C Technologies, LLC pursuant to the Asset Purchase Agreement with Double C dated January 14, 2005. The Double C transaction is currently anticipated to close the week of April 4, 2005. After payment of the special dividend, Liberate expects to have approximately $60 million in cash and cash equivalents on hand, including approximately $10.7 million of restricted cash. Liberate intends to make equitable adjustments to outstanding equity based incentive awards or otherwise make modifications to benefit plans in order to account for the special dividend. Liberate disclosed this event in a current report on Form 8-K filed with the SEC on March 25, 2005.

Risk Factors

        In evaluating Liberate and our business, you should consider the following factors in addition to the other information in this quarterly report on Form 10-Q. Forward-looking statements in this report are subject to risks and uncertainties that could cause our actual results to differ materially from the results contemplated. Any of the following risks could seriously harm our business, financial condition, and results of operations, causing the price of our stock to decline. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

Our business following the asset sale will be entirely dependent on the success of our Non-North America business.

        In the quarter ending May 31, 2005, we expect to complete the sale of substantially all of the assets relating to our North America business to Double C Technologies, LLC, a limited liability company majority owned by Comcast Corporation with a minority investment by Cox Communications, Inc. The sold business represented approximately 40% of our average annual revenues in the past three fiscal years. Our business following the asset sale will be less diversified, leaving us with fewer customers and entirely dependent on the performance of our Non-North America business which will be our main operating unit going forward. If we fail to effectively market, sell and implement our TV Navigator platform outside of North America, our business will be materially adversely affected.

We will be unable to compete with the North America business for five years from the date of the closing.

        We have agreed that we and our affiliates will not develop, market, license, grant forebearances not to sue or grant any rights to or authorize the use of any Non-North America intellectual property for commercial use or deployment in the United States, Canada and Mexico for a period of five years from the date of the closing of the asset sale to Double C. We have agreed that this covenant not to compete will be binding on any purchaser of our Non-North America business or other successor to that business and its affiliates. We have further agreed that we will require any such purchaser to agree to be bound by this covenant for the remainder of the five year period and that the covenant not to compete may be enforced by Double C.

Our business may be harmed if the asset sale disrupts the operations of our business and prevents us from realizing intended benefits.

        The asset sale may disrupt our business and prevent us from realizing intended benefits as a result of a number of obstacles, such as:

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  loss of key employees or customers;

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  failure to adjust or implement our business model;

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  additional expenditures required to facilitate this divestiture; and

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  the diversion of management's attention from our day-to-day business.

The failure to complete the asset sale may result in a decrease in the market value of our common stock.

        The asset sale is subject to a number of contingencies, including approval by our stockholders and other customary closing conditions. We cannot predict whether we will succeed in obtaining the approval of our stockholders and we cannot insure that the asset sale will be completed. If our stockholders fail to approve the proposal at the special meeting of stockholders on April 5, 2005 or if the asset sale is not completed for any other reason, the market price of our common stock may decline and the special dividend will not be paid to our stockholders.

If our stockholders do not approve and adopt the asset sale and asset purchase agreement, there may not be any other offers from potential acquirors.

        If our stockholders do not approve the asset sale, we may seek another strategic transaction, including the sale of all or part of our business. Although we have had such discussions with various parties in the past, none of these parties may now have an interest in a strategic transaction with Liberate or be willing to offer a reasonable purchase price.

If our stockholders do not approve the asset sale and asset purchase agreement or if we do not complete the asset sale, we will continue to face challenges and uncertainties in our ability to achieve business success.

        We have faced challenges and uncertainties surrounding our ability to successfully execute our business plan, such as our history of operating losses, the failure of our software platform to achieve wide commercial adoption and deployment by U.S. cable customers, the uncertainty of successfully licensing our software platform to additional cable customers and the uncertainty of securing license agreements providing for significant license fees and on-going royalties. We have faced other uncertainties such as a lack of prospects for potential licensing transactions in the near future; the technology risks of commercial deployment of our new version of TV Navigator software for the North America market; the untested nature of our new subscription royalty model; the potential adoption of technologies by our competitors, such as Microsoft Corporation, OpenTV or an internal development group controlled by one of the large cable companies; the ongoing need to successfully defend against patent infringement actions against us; and the risk of meeting market expectations regarding the pace of signing new licensing agreements for our software platforms.

        If our stockholders do not approve and adopt the asset purchase agreement or if the asset sale is not completed, we will continue to face these challenges and uncertainties.

Our success depends on a limited number of network operators introducing and promoting products and services incorporating our technology.

        Our success depends on large network operators adopting and deploying products and services based on or using our technology. There are, however, only a limited number of these large network operators worldwide, some of whom have elected not to adopt our products. Mergers or other business combinations among these network operators could reduce the number of potential customers, disrupt our existing business relationships, and cause demand for our products and services to decline.

        Our customers are not contractually obligated to deploy our technology, or to achieve any specific deployment schedules. Because our agreements are not exclusive, network operators may choose to license technology from one or more of our competitors or develop technology internally, which could cause our revenues to decline.

        Because the large-scale deployment of products and services incorporating our technology is complex, time-consuming, and expensive, network operators are cautious about proceeding with these deployments. The commercialization process for new customers typically requires a lengthy and significant commitment of resources by our customers and us, and it is difficult for us to predict the timing of obtaining new customers or deployment of our technology by our customers.

Since the market for interactive television and related services is emerging and may not achieve broad acceptance, our revenue potential is unknown.

        Because the market for advanced cable services (including interactive television, high definition television, video on demand, and personal video recorders) is emerging, the potential size of the market opportunity and the timing of its development are uncertain. As a result, our revenue potential is unknown.

        Sales of our technology and services depend upon the commercialization and broad acceptance by consumers and cable operators of advanced digital cable services. This will depend in turn on many factors, including the development of compatible devices, content, and applications of interest to significant numbers of consumers, the willingness of cable operators to make the investment required to deploy these new services, and competition between digital cable and satellite or other content delivery technologies. Because demand for these types of products and services has fluctuated, and our revenues have recently declined markedly, our revenue growth is uncertain. If this market does not develop, develops slowly, or develops in a different direction than we project, our revenues will not grow, and may decline.

Changes in our relationships with major customers could harm our revenues and cash flows.

        We currently derive, and expect to continue to derive, a significant portion of our revenues and cash flows from a limited number of customers. The specific customers may vary from period to period. As a result, if we do not sell our products and services to one or more customers in any particular period, or a large customer purchases fewer of our products or services, defers or cancels orders, fails to meet its payment obligations, or terminates or fails to renew its relationship with us, our revenues and cash flows could decline significantly.

Litigation related to the restatement of our financial statements could continue to generate substantial costs and harm our financial condition.

        Liberate and certain of its former officers and directors were the subject of securities class actions in federal court related to our announcement in 2002 that we would restate our financial results for fiscal 2002 and that we were investigating other periods. In October 2004, we entered into a stipulation and agreement of settlement with the securities class action plaintiffs to settle the securities class action. Following a settlement hearing on February 15, 2005, the court granted final approval of the settlement and, pursuant to the settlement, entered judgment dismissing the securities class actions with prejudice.

        Certain of Liberate's former officers and current or former directors are also the subject of a consolidated shareholder derivative lawsuit in state court relating to the restatement of our financial results. In November 2004, we reached an agreement in principle to settle the derivative litigation. However, the proposed settlement is subject to certain conditions and will be effective only if and when, among other things, the parties obtain final approval from the court. If the proposed settlement does not become effective, the litigation will continue. The cost of participating and defending against this action is substantial and would continue to require management's attention and corporate resources.

        In addition, while the SEC staff has terminated its investigation into the events and circumstances that led to the restatement and has recommended no enforcement action against Liberate at this time, the SEC is not precluded from any future action.

        We have agreed to indemnify our directors and officers to the fullest extent allowed by Delaware law. As a consequence, we are advancing expenses (including reasonable attorneys' fees) incurred by directors and officers in connection with the securities class action, the shareholder derivative action, and the SEC investigation, although these payments are subject to reimbursement if such expenses are ultimately found to be non-indemnifiable. Additionally, we may ultimately be obligated to pay indemnifiable judgments, penalties, fines, and amounts paid in settlement in connection with these proceedings.

        We have notified our various insurance carriers of the litigation and the SEC investigation. Our primary carrier and one of our excess carriers have disputed whether certain costs incurred in connection with the restatement-related litigation and the SEC investigation are covered under their respective policies. On March 1, 2005, Liberate filed a complaint against the primary carrier and one of the excess carriers alleging that the carriers failed to perform any of their obligations under their respective policies and applicable law on behalf of Liberate or its directors and officers in connection with the securities class action, the shareholder derivative action, and the SEC investigation. Liberate intends to prosecute its rights under its insurance policies vigorously. However, litigation is by its nature uncertain and there can be no assurance that Liberate will be successful in securing coverage under the policies. Our insurance may not cover all or portions of our defense costs, any settlement, any judgment rendered against us, or amounts we are required to pay to any indemnified person in connection with the litigation, the SEC investigation, or any other matter. These costs and liabilities, if not covered by insurance, could harm our financial condition, results of operations, and cash flows.

Litigation related to the lease of our former offices could generate substantial costs, divert management attention and resources and harm our financial condition.

        In September and December 2004, Circle Star Center Associates, L.P., the landlord of our former offices in San Carlos, California, filed complaints in California state court alleging, among other things, that Liberate had breached the office lease. The cost of participating and defending against these actions could be substantial and will require management's attention and corporate resources. The possible resolution of this proceeding could include a judgment against Liberate or settlement that could require substantial payments, which could harm our financial condition, results of operations, or cash flows.

If we are unable to terminate leases on excess facilities or sublease excess office space, our net loss could increase and our financial condition could be harmed.

        Liberate is a party to real property leases in San Carlos, California and London, England that include space significantly in excess of our needs for the foreseeable future. We have vacated these premises and have sought to sublease the excess space or, alternatively, to terminate these leases upon acceptable terms. If we are unable to terminate or settle these leases on favorable terms, we may remain liable for the full amounts due under the leases. In the past, we have recorded significant excess facilities charges in our statements of operations, and we anticipate that we may record additional charges in the future if actual lease exit costs or sublease income differ from amounts currently expected. Our inability to sublease significant portions of our excess office space or to terminate or otherwise settle these leases upon favorable terms could cause our net losses to increase and could harm our financial condition or results of operations.

Our workforce restructurings may harm morale and performance of our personnel and may harm our financial condition and operating results.

        In order to reduce costs, we significantly restructured our organization in fiscal years 2002, 2003, and 2004, in part through substantial reductions in our workforce. There have been and may continue to be substantial costs associated with the workforce reductions, including severance and other employee-related costs. Our restructuring plan may result in negative consequences, such as poor employee morale, attrition beyond our planned reduction, or a significant loss of customers and revenue. As a result of these reductions, we may not be able to take advantage of new business opportunities.

        Some of the employees who were terminated may possess specific knowledge or skills that may prove to have been important to our operations. In that case, the absence of these employees may create significant difficulties for our operations. We may need to further reduce our expenses in the future, which could seriously disrupt our business operations and harm morale and performance of our personnel.

        Because of the large number of employees whose positions were eliminated, we may be subject to unanticipated claims or litigation related to employment, employee benefits, or termination. The types of claims could divert the attention and resources of management, which could harm our financial condition.

Our executive officers, key employees and highly skilled technical and managerial personnel are critical to our business, and they may not remain with us in the future.

        Our performance substantially depends on the performance of our executive officers and key employees. We also rely on our ability to retain and motivate qualified personnel, especially our management and highly skilled development teams. The loss of the services of any of our executive officers or key employees could cause us to incur increased operating expenses and divert senior management resources in searching for replacements. The loss of their services also could harm our reputation if our customers were to become concerned about our future operations. We do not carry "key person" life insurance policies on any of our employees. Our future success also depends on our continuing ability to identify, hire, train and retain other highly qualified technical and managerial personnel.

If we do not meet our financial goals or if our operating results do not improve, our stock price could decline.

        Since our inception, we have not had a profitable reporting period, and may never achieve or sustain profitability. We may continue to incur significant losses and negative cash flows in the future. Our revenues have declined significantly and we have withdrawn our guidance regarding future revenues and earnings, including our previous projections for profitability. We expect our future revenues to continue to depend significantly on a small number of relatively large orders from network operators and we may need to identify new sources of revenue. We have found it difficult to forecast the timing and amount of specific sales because our sales process is complex and our sales cycle is long.

        In some cases, we recognize revenues from services based on the percentage of completion of a services project. Our ability to recognize these revenues may be delayed if we are unable to meet service milestones on a timely basis. Delays in network operators' deployment schedules or delays in our receipt of royalty reports could reduce our revenues for any given quarter. As a result, our revenues are likely to vary from period to period and may be difficult to forecast. Because our expenses are relatively fixed in the near term, any shortfall in anticipated revenues could result in greater short-term losses, which could cause our stock price to decline.

        Some of our revenues consist of one-time revenues derived from the termination of certain customers' unused rights to use prepayments for our products and services. We have been, and may continue to be, unable to replicate these revenues after customers have exhausted their pre-paid balances. If we cannot substantially increase our sources of sustainable revenues, our financial condition and results of operations will suffer and our stock price is likely to decline.

Our future license and royalty revenues and margins may continue to decline if our customers do not adopt our software licensing model.

        We recently announced our plans to shift to a new software-licensing model under which we intend to charge fees from network operators based on the number of subscribers who have access to our software or the number of set-top boxes deployed. Because this is a new payment model, its revenue potential is unknown, and we may not be able to secure customer commitments to adopt this model. If we are unable to obtain commitments from new customers or renewals with existing customers under this model, our revenues may decline.

Competition in our market could result in price reductions, reduced gross margins, and loss of market share.

        We face intense competition in licensing our interactive television platform software for networks and set-top boxes. Our principal competitors in this market include Gemstar-TV Guide, Microsoft, NDS, and OpenTV (including Liberty Broadband Interactive Technologies, its controlling shareholder). We also face competition from set-top box manufacturers that have their own platform offerings. Additionally, certain network operators may elect to develop their own software platforms that compete with our products.

        We expect additional competition from other established and emerging companies in the television, computing, software, and telecommunications sectors and from stronger competitors created by the current consolidation among vendors to the telecommunications industry. Increased competition may result in further price reductions, and may also lead to fewer customer orders, reduced gross margins, longer sales cycles, reduced revenues, and loss of market share.

        Several of our competitors have one or more of the following advantages: longer operating histories, larger customer bases, greater name recognition, more patents relating to important technologies, and significantly greater financial, technical, sales and marketing, and other resources. This may place us at a competitive disadvantage in responding to their pricing strategies, technological advances, advertising campaigns, strategic partnerships, and other initiatives. In addition, many of our competitors have well-established relationships with our current and potential customers. Some of our competitors, particularly Microsoft, have made and may continue to make large strategic investments in our current and potential customers. Such investments may allow our competitors to strengthen existing relationships or quickly establish new relationships with our current or potential customers.

International revenues account for a significant portion of our revenues and are subject to operational risks and currency fluctuations.

        International revenues consist of sales to customers outside of the United States and are assigned to specific countries based on the location of the customer. We derive, and may continue to derive a significant portion of our revenues from sources outside the United States. In the event that the asset sale is completed, we will derive substantially all of our revenues from sources outside North America. Accordingly, our success will depend, in part, upon international economic, political, legal, and regulatory conditions; our ability to manage international sales and marketing operations; and our ability to collect international accounts receivable.

        To date, the majority of our revenues and costs have been denominated in U.S. dollars. The effect of changes in foreign currency exchange rates on revenues and operating expenses are reflected in our financial statements. We have recorded, and may in the future record, losses in a quarter as a result of the revaluation of historical activities between Liberate and its foreign subsidiaries at current exchange rates. Changes in international operations may result in increased foreign currency receivables and payables. Although we may, from time to time, undertake foreign exchange hedging transactions to cover a portion of our foreign currency transaction exposure, we do not currently do so. Accordingly, fluctuations in the value of foreign currency could significantly reduce our international revenues, increase our international expenses, and increase our net loss.

Acquisitions or dispositions of businesses or product lines could be difficult to implement or integrate and could disrupt our business and dilute stockholder value.

        We have acquired and disposed of businesses and assets in an effort to compete effectively in our market and increase stockholder value, and we may do so in the future. With any acquisitions or dispositions, it may be difficult to integrate or separate product lines, technologies, personnel, customers and widely dispersed operations. These efforts have in some cases proven more difficult than anticipated and may not succeed or may distract our management from operating our business. Our failure to successfully manage acquisitions or dispositions could seriously harm our operating results. In addition, our stockholders would be diluted if we were to finance acquisitions by incurring convertible debt or issuing equity securities, and our liquidity may be adversely affected if we were to use our cash to make acquisitions.

        We have entered into an asset purchase agreement with Double C Tehnologies LLC to sell our North America business. A divestiture may distract customers and employees for our remaining Non-North America business, and could harm our remaining Non-North America business.

We have been sued for patent infringement by one of our competitors and may be subject to other third-party intellectual property infringement claims that could be costly and time-consuming to defend. We do not have insurance to protect against these claims.

        On February 7, 2002, OpenTV filed a lawsuit against Liberate alleging that Liberate is infringing two of OpenTV's patents and seeking monetary damages and injunctive relief. We have filed an answer denying OpenTV's allegations and have counter-claimed that OpenTV infringes one of our patents for information retrieval systems. We are seeking to have OpenTV's two patents invalidated, requesting a finding that our technology does not infringe OpenTV's patents, and seeking monetary damages and injunctive relief against OpenTV. The court has issued a claim construction ruling, and the trial date is not currently set. Pursuant to the asset purchase agreement with Double C Technologies LLC, it will assume the defense and liabilities associated with this lawsuit upon the closing of such transaction. However, if the closing of such sale transaction does not occur, we will continue to be responsible for such lawsuit. While we would continue to vigorously defend this lawsuit and are confident in our technology and intellectual property, because litigation is by its nature uncertain, we are unable to predict the outcome of this litigation and whether we may face any material exposure for damages or the need to alter our software arising from this case.

        We expect that, like other software product developers, we will increasingly be subject to infringement claims as the number of products and competitors developing digital television software grows, software and business-method patents become more common, and the functionality of products in different industry segments overlaps.

        We currently do not have liability insurance to protect against the risk that our own technology or licensed third-party technology infringes the intellectual property of others. Claims relating to our technology, regardless of their merit, may seriously harm our ability to develop and market our products and manage our day-to-day operations because they are time-consuming and costly to defend, and may divert management's attention and resources, cause product shipment delays, require us to redesign our products, or require us to enter into royalty or licensing agreements.

We may incur net losses or increased net losses if we amortize or impair deferred costs related to the issuance of warrants.

        In fiscal 1999, we entered into agreements to issue warrants to several network operators to allow them to purchase up to approximately 4.6 million shares of our common stock. Those warrants were earned as network operators satisfied specific milestones. The value of the warrants is subject to classification as a reduction of revenues up to the amount of cumulative revenues recognized or to be recognized, in accordance with EITF No. 01-09, "Accounting for Consideration Given by a Vendor to a Customer or Reseller of the Vendor's Products." Total license and royalty revenues was negative in three quarters of fiscal 2004 in part because these warrant related revenue reductions exceeded the amount of new license and royalty revenue recognized during those periods. We may record negative license and royalty revenue in future periods if these reductions exceed our new license and royalty revenues during a quarter.

Our products may contain errors or be unable to support and manage a large number of users.

        Software development is an inherently complex and subjective process, which frequently results in products that contain errors, as well as defective or non-competitive features or functions. Moreover, our technology is integrated into the products and services of our network operator customers. Accordingly, a defect, error, or performance problem with our technology could cause our customers' cable television or other telecommunications systems to fail for a period of time. Any such failure could cause severe customer service and public relations problems for our customers and could result in delayed or lost revenues or increased expenses due to adverse customer reaction, negative publicity, and damage claims.

        Despite frequent testing of our software's scalability in a laboratory environment and in customer deployments, the ability of our products to support and manage a potentially large number of subscribers is uncertain. If our software does not efficiently scale while maintaining a high level of performance, demand for our products and services and our ability to sell additional products to our existing customers will decline.

We have been named in securities class-action litigation involving the underwriters to our public offerings, which may result in substantial costs and occupy management attention and resources.

        Beginning on May 16, 2001, a number of class-action lawsuits seeking monetary damages were filed in federal court in New York against several of the firms that underwrote our initial public offering, naming Liberate and certain of our former officers and current or former directors as co-defendants. The plaintiffs subsequently added allegations regarding our secondary offering. While we deny allegations of wrongdoing, we have agreed to enter into a global issuer settlement of plaintiffs' claims, which involves our insurers providing a guaranteed recovery to the plaintiffs. The settlement is subject to a number of conditions, including court approval, and failure to resolve this litigation on favorable terms could result in substantial costs or otherwise harm our business. See Legal Proceedings.

Our limited ability to protect our intellectual property and proprietary rights may harm our competitiveness.

        Our ability to compete and continue to provide technological innovation depends substantially upon internally developed technology. We rely primarily on a combination of patents, trademark laws, copyright laws, trade secrets, confidentiality procedures, and contractual provisions to protect our proprietary technology. While we have a number of patent applications pending, patents may not be issued from these or any future applications. In addition, our existing and future patents may not survive a legal challenge to their validity or provide significant protection for us.

        The steps we have taken to protect our proprietary rights may not be adequate to prevent misappropriation of our proprietary information. Further, we may not be able to detect unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Our competitors may also independently develop similar technology. In addition, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States. If we fail to protect our intellectual property, our competitors could offer products that incorporate our most technologically advanced features, reducing demand for our products and services.

A small group of stockholders owns a majority of our outstanding shares and can exercise significant control over Liberate.

        As of February 28, 2005, to our knowledge, six stockholders, who are not affiliated with one another, beneficially owned a total of approximately 61% of our outstanding common stock. As a result, these stockholders will be able to exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. The concentration of ownership may have the effect of delaying or preventing a change in control of Liberate.

Expenses related to equity awards for our employees increase our net loss.

        As a result of our introduction, in fiscal year 2004 of restricted stock units as a form of equity compensation for employees and non-employee directors, we recorded an expense of approximately $547,000 in the quarter ended February 28, 2005, and we expect to record significant expenses in future periods related to stock units. The continuation of granting of restricted stock units or other similar equity awards will increase our loss.

        In addition, current legislation in Congress and the issuance of SFAS 123(R), if adopted may require us to record the value of stock options or other equity awards granted to all or certain of our employees using a higher fair value. If we begin recording these amounts, our net loss would increase over the vesting period.

New or changed government regulations could significantly reduce demand for our products and services.

        We are subject not only to regulations applicable to businesses generally, but also to laws and regulations directly applicable to the internet, cable television networks, and other telecommunications content and services. State, federal, and foreign governments may adopt laws and regulations that adversely affect us or our markets in any of the following areas: user privacy, copyrights, consumer protection, taxation of e-commerce, the distribution and modification of programming and content, transmission of advanced television services, the collection and exchange of personally identifiable information, and the characteristics and quality of online products and services.

        In particular, the market for cable television is extensively regulated by a large number of national, state, and local government agencies. New or altered laws or regulations regarding cable television that change its competitive landscape, limit its market, or affect its pricing could seriously harm our business prospects.

Our compliance with the new regulatory requirements of Sarbanes-Oxley is untested and will likely be costly and time-consuming.

        In future periods, we will be required under the provisions of the Sarbanes-Oxley Act of 2002 to review and assess the effectiveness of our internal control over financial reporting and to provide a related attestation report from our independent auditors. We are still reviewing our internal controls, and there can be no assurance that we will not identify significant control deficiencies, or that our auditors will be able to attest to the adequacy of our internal controls. In addition, the implementation of new internal controls, if required, may be costly and time-consuming for management and our employees.

If we require additional capital and cannot raise it, we may not be able to fund our continued operations.

        We believe that our existing cash balances will be sufficient to meet our working capital and capital expenditure needs for at least the next twelve months. However if in the future, we require additional capital we cannot be certain that we will be able to obtain additional financing on favorable terms, or at all. If we need additional capital and cannot raise it on acceptable terms, we may not be able to develop our products and services, acquire complementary technologies or businesses, hire and retain employees, or respond to competitive pressures or new business requirements. Our inability to obtain additional financing on favorable terms could have a material adverse effect on our company.

Provisions of our corporate documents and Delaware law could deter takeovers and prevent stockholders from receiving a premium for their shares.

        Certain provisions of our certificate of incorporation and bylaws may discourage, delay, or prevent a change in control of our company that a stockholder may consider favorable. These include provisions that:

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  Authorize the issuance of "blank check" preferred stock to increase the number of outstanding shares and thwart a takeover attempt;

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  Require super-majority voting to make certain amendments to our certificate of incorporation;

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  Limit who may call special meetings of stockholders;

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  Prohibit stockholder action by written consent, which means that all stockholder action must be taken at a meeting of the stockholders; and

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  Establish advance notice requirements for nominations of candidates for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

        In addition, Section 203 of the Delaware General Corporation Law and provisions in our stock incentive plans may discourage, delay, or prevent a change in control of our company.

        Our board of directors has adopted a stockholder rights plan, which is designed to give the board flexibility in responding to unsolicited acquisition proposals and discourage coercive takeover offers. In general, the stockholder rights plan would provide our existing stockholders (other than an existing stockholder who becomes an acquiring person) with rights to acquire additional shares of our common stock at 50% of its trading price if a person or entity acquires 15% or more of the outstanding shares of our common stock, unless our board of directors elects to redeem these rights.

Controls and Procedures

Disclosure Controls and Procedures

        We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in reports we file or submit under the Securities Exchange Act of 1934, as amended (the "Exchange Act") is recorded, processed, summarized, and reported within the time periods specified in the SEC's rules and forms. Disclosure controls and procedures are also designed to reasonably ensure that this information is accumulated and communicated to our management, including our chief executive officer ("CEO") and chief financial officer ("CFO"), to allow timely decisions regarding required disclosure. We also maintain internal controls over financial reporting that are designed to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of our financial statements in accordance with generally accepted accounting principles in the U.S.

        As of February 28, 2005, our Chief Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended) were effective to ensure that the information disclosed by us in this quarterly report on Form 10-Q was recorded, processed, summarized and reported within the time periods specified in the SEC's rules and instructions for Form 10-Q.

        There were no changes in our internal controls over financial reporting during the quarter ended February 28, 2005 that have materially affected, or are reasonably likely to materially affect our internal controls over financial reporting.

        Our management, including our Chief Executive Officer and Chief Financial Officer, does not expect that our disclosure controls and procedures or our internal controls will prevent all error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected.

        Attached as exhibits to this quarterly report on Form 10-Q are certifications of the CEO and CFO that are required by Rule 13a-14 of the Exchange Act.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

        As of February 28, 2005, our investment portfolio consisted primarily of U.S. government obligations, with original maturities at time of purchase of one year or less, included under cash equivalents and short-term investments which may increase or decrease in value if interest rates change prior to maturity. We do not maintain any derivative financial instruments in our investment portfolio. We are averse to principal loss and seek to preserve our invested funds by limiting the default risk, market risk, and reinvestment risk. We currently maintain sufficient cash and cash equivalent balances to hold our investments to maturity. An immediate 10% change in interest rates would be immaterial to our financial condition or results of operations.

Foreign Currency Risk

        We transact business in various foreign currencies and, accordingly, are subject to adverse movements in foreign currency exchange rates. The effect of changes in foreign currency exchange rates on revenues has not been material as we generally conduct our revenue transactions in U.S. dollars.

Our foreign subsidiaries are fully integrated entities, whose functional currency is the U.S. dollar. Monetary items are re-measured at rates prevailing at the balance sheet date and non-monetary items are re-measured at historical rates. The revenue and expenses are re-measured at average exchange rates throughout the period, other than depreciation and amortization, which are re-measured at the respective historical rates as their related assets. We report the unrealized foreign currency re-measurement gains and losses as well as the gains and losses from foreign currency transactions in the condensed consolidated statement of operations under "Other income (expense), net". Translation gains or losses for prior periods have been recorded in "Accumulated other comprehensive loss," a separate component of stockholder's equity. See Note 2 in the Notes to Condensed Consolidated Financial Statements. We do not currently use financial instruments to hedge these operating expenses.

Equity Price Risk

        The estimated fair value of our equity investments was zero as of May 31, 2003 and 2004 and remained zero as of February 28, 2005. Therefore we are not subject to material risk of equity price flutuation. We currently do not expect to make any new equity investments.

DETACH HERE

PROXY	PROXY

LIBERATE TECHNOLOGIES
2655 Campus Drive, Suite 250, San Mateo, CA 94403

This Proxy is Solicited on Behalf of the Board of Directors of Liberate Technologies
for the Special Meeting of Stockholders to be held on July 6, 2005

        The undersigned holder of common stock, par value $.01, of Liberate Technologies ("Liberate") hereby appoints Patrick Nguyen and Gregory S. Wood, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this Proxy all common stock of Liberate that the undersigned stockholder would be entitled to vote if personally present at the Special Meeting of Stockholders (the "Special Meeting") to be held on Wednesday, July 6, 2005, at 9:00 a.m. local time, at the Hotel Sofitel San Francisco Bay, located at 223 Twin Dolphin Drive, Redwood City, California, and at any adjournment or postponement of the Special Meeting. We first mailed this form of proxy and the accompanying Notice of Special Meeting and proxy statement to our stockholders on or about June 14, 2005.

        This proxy, when properly executed, will be voted in the manner directed. If no direction is made, this proxy will be voted FOR approval and adoption of the sale of substantially all of the assets of our Non-North America business pursuant to the terms of the Asset Purchase Agreement by and among Liberate, Liberate Technologies B.V. and SeaChange International, Inc. and at the discretion of the proxies as to any other matters that may properly come before the Special Meeting. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Secretary of Liberate either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Special Meeting and voting in person.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL AND ADOPTION OF THE SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF OUR NON-NORTH AMERICA BUSINESS TO SEACHANGE INTERNATIONAL, INC. PURSUANT TO THE ASSET PURCHASE AGREEMENT.

PLEASE PROMPTLY MARK, SIGN, DATE, AND RETURN THIS CARD USING THE ENCLOSED RETURN ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

LIBERATE TECHNOLOGIES
C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

DETACH HERE

☒ Please mark votes as in this example.	#LBA

LIBERATE TECHNOLOGIES

1.	To approve and adopt the sale of substantially all of the assets of Liberate Technologies' Non-North America business pursuant to the terms of the Asset Purchase Agreement, dated as of April 15, 2005, by and among Liberate, Liberate Technologies B.V. and SeaChange International, Inc.	FOR ☐	AGAINST ☐	ABSTAIN ☐

The asset purchase agreement and the sale of substantially all assets of the Non-North America business were proposed by Liberate. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournment thereof.
MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐	MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the Proxy applies. When shares are held as joint tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name, by President or other authorized officer. When signing as a partnership, please sign in partnership name, by an authorized person.

Signature:	Date:	Signature:	Date:

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NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD JULY 6, 2005
TABLE OF CONTENTS
SUMMARY TERM SHEET
QUESTIONS AND ANSWERS ABOUT THE ASSET SALE, THE ASSET PURCHASE AGREEMENT AND THE SPECIAL MEETING
THE SPECIAL MEETING OF LIBERATE STOCKHOLDERS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
ASSET SALE RISK FACTORS
THE ASSET SALE
THE ASSET PURCHASE AGREEMENT
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
BUSINESS, PROPERTIES AND LEGAL PROCEEDINGS
STOCKHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION
OTHER MATTERS
INDEX TO UNAUDITED COMBINED FINANCIAL STATEMENTS
NON-NORTH AMERICA BUSINESS Unaudited Combined Balance Sheets (In thousands)
NON-NORTH AMERICA BUSINESS Unaudited Combined Statements of Operations (In thousands)
NON-NORTH AMERICA BUSINESS Unaudited Combined Statement of Changes in Owner's Net Investment in Non-North America Business (In thousands)
NON-NORTH AMERICA BUSINESS Unaudited Combined Statements of Cash Flow (In thousands)
NON-NORTH AMERICA BUSINESS NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS
  ANNEX A
ASSET PURCHASE AGREEMENT
ASSET PURCHASE AGREEMENT
ARTICLE I DEFINITIONS
ARTICLE II CLOSING AND PURCHASE PRICE
ARTICLE III CERTAIN ACTIONS
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER AND THE NETHERLANDS SUBSIDIARY
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER
ARTICLE VI ADDITIONAL COVENANTS AND AGREEMENTS
ARTICLE VII LABOR AND EMPLOYEE BENEFIT MATTERS
ARTICLE VIII CONDITIONS PRECEDENT
ARTICLE IX TERMINATION
ARTICLE X GENERAL PROVISIONS
  ANNEX B
STOCKHOLDER VOTING AGREEMENT
SPOUSAL CONSENT
Schedule I
  ANNEX C
  ANNEX D
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Unaudited Pro Forma Condensed Consolidated Balance Sheet As of February 28, 2005 (In thousands)
Unaudited Pro Forma Condensed Consolidated Statement of Operations For the Nine Months Ended February 28, 2005 (In thousands, except per share data)
Unaudited Pro Forma Condensed Consolidated Statement of Operations For the Year Ended May 31, 2004 (In thousands, except per share data)
Unaudited Pro Forma Condensed Consolidated Statement of Operations For the Year Ended May 31, 2003 (In thousands, except per share data)
Unaudited Pro Forma Condensed Consolidated Statement of Operations For the Year Ended May 31, 2002 (In thousands, except per share data)
NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
  ANNEX E
SUMMARY HISTORICAL FINANCIAL DATA LIBERATE TECHNOLOGIES
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
LIBERATE TECHNOLOGIES (DEBTOR-IN-POSSESSION) CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share data)
LIBERATE TECHNOLOGIES (DEBTOR-IN-POSSESSION) CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data)
LIBERATE TECHNOLOGIES (DEBTOR-IN-POSSESSION) CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (In thousands, except share data)
LIBERATE TECHNOLOGIES (DEBTOR-IN-POSSESSION) CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)
LIBERATE TECHNOLOGIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
LIBERATE TECHNOLOGIES (DEBTOR-IN-POSSESSION) CONDENSED BALANCE SHEET AS OF MAY 31, 2004 (In thousands) Unaudited
LIBERATE TECHNOLOGIES (DEBTOR-IN-POSSESSION) CONDENSED STATEMENT OF OPERATIONS(3) FOR THE MONTH ENDED MAY 31, 2004 (In thousands) Unaudited
LIBERATE TECHNOLOGIES (DEBTOR-IN-POSSESSION) CONDENSED STATEMENT OF CASH FLOWS FOR THE MONTH ENDED MAY 31, 2004 (In thousands) Unaudited
  SELECTED FINANCIAL DATA
  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Consolidated Statements of Operations (In thousands) Unaudited
  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
  ANNEX G
SUMMARY HISTORICAL FINANCIAL DATA LIBERATE TECHNOLOGIES
  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
LIBERATE TECHNOLOGIES CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) Unaudited
LIBERATE TECHNOLOGIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (In thousands, except per share data) Unaudited
LIBERATE TECHNOLOGIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) Unaudited
LIBERATE TECHNOLOGIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS Unaudited